PROSPECTUS SUPPLEMENT

                         FIRST FEDERAL BANKSHARES, INC.

                               FIRST FEDERAL BANK
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST

         First Federal Bankshares, Inc. is providing this prospectus supplement to members in First Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the "401(k) plan"). As a member of the 401(k) plan, you may direct the trustee of the plan to purchase common stock of First Federal Bankshares, Inc. in its offering with amounts allocated to your account under the plan. First Federal Savings Bank of Siouxland has formed First Federal Bankshares as part of the conversion of First Federal Savings Bank of Siouxland mutual holding company to stock form.

         This prospectus supplement relates to your initial election to direct that all or a portion of your account be invested in a fund made up of First Federal Bankshares common stock. The trustee will reinvest your account in the other funds available under the 401(k) plan if the offering is oversubscribed and the trustee cannot use the total amount of your funds to purchase First Federal Bankshares common stock. If you cannot acquire all the common stock you want in the offering you may direct the investment of your account in the First Federal Bankshares fund after the offering is completed.

         The prospectus of First Federal Bankshares dated February 12, 1999 attached to this prospectus supplement includes detailed information with respect to the offering, and the financial condition, results of operations and business of First Federal Savings Bank of Siouxland. You should read this prospectus supplement, which provides information with respect to the 401(k) plan, only in conjunction with the prospectus.

                              --------------------

         FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS.

         The interests in the 401(k) plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

         The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         The 401(k) plan's investment in common stock is subject to loss.

         The date of this prospectus supplement is February 12, 1999.

                                TABLE OF CONTENTS

THE
OFFERING.....................................................................................................1
         Securities Offered..................................................................................1
         Election to Purchase Common Stock in the Offering; Priorities.......................................1
         Value of 401(k) Plan Assets.........................................................................2
         Method of Directing Transfer........................................................................2
         Time for Directing Transfer.........................................................................2
         Irrevocability of Transfer Direction................................................................3
         Direction to Purchase Common Stock After the Offering...............................................3
         Purchase Price of Common Stock......................................................................3
         Nature of a Member's Interest in the Common Stock...................................................3
         Voting Rights of Common Stock.......................................................................3

DESCRIPTION OF THE 401(k) PLAN...............................................................................4
         Introduction........................................................................................4
         Eligibility and Membership..........................................................................4
         Contributions Under the 401(k) Plan.................................................................6
         Limitations on 401(k) Plan Contributions............................................................6
         Investment of Contributions and Account Balances....................................................8
         Benefits Under the 401(k) Plan.....................................................................12
         Withdrawals and Distributions From the 401(k) Plan.................................................12
         Trustee  ..........................................................................................13
         Plan Administrator.................................................................................14
         Reports to 401(k) Plan Members.....................................................................14
         Amendment and Termination..........................................................................14
         Merger, Consolidation or Transfer..................................................................14
         Federal Income Tax Consequences....................................................................15
         Additional Employee Retirement Income and Security Act Considerations..............................20
         Securities and Exchange Commission Reporting and Short-Swing Profit Liability......................20
         Financial Information Regarding 401(k) Plan Assets.................................................21

LEGAL OPINION...............................................................................................21


                                  THE OFFERING

SECURITIES OFFERED

         First Federal Bankshares is offering participation interests in the First Federal Bank Employees Profit Sharing Plan and Trust (the "401(k) plan") plan. The participation interests represent indirect ownership of First Federal Bankshare's common stock through the 401(k) plan. The 401(k) plan may acquire up to 46,000 shares of common stock to be held by the trustee in a fund of First Federal Bankshares common stock. First Federal Bankshares is the issuer of the common stock. Only employees of First Federal Savings Bank of Siouxland may become members in the plan. First Federal Bankshares will not offer these interests unless First Federal Savings Bank of Siouxland's mutual holding company converts to stock form. Your investment in the First Federal Bankshares stock fund is subject to priorities listed below. Information with regard to the 401(k) plan is contained in this prospectus supplement and information with regard to the conversion and the financial condition, results of operation and business of First Federal Savings Bank of Siouxland is contained in the attached prospectus. The address of the principal executive office of First Federal Savings Bank of Siouxland is 329 Pierce Street, Sioux City, Iowa 51101. First Federal Savings Bank of Siouxland's telephone number is (712) 277-0200.

ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING; PRIORITIES

         In connection with the conversion of First Federal Savings Bank of Siouxland's mutual holding company, First Federal Savings Bank of Siouxland has withdrawn from the Financial Institutions Thrift Plan and adopted the to permit you to direct that all or part of your account balances under the 401(k) plan be transferred to the First Federal Bankshares stock fund, and be used to purchase common stock issued in connection with the offering. The trustee of the First Federal Bankshares stock fund will purchase common stock in accordance with your directions. You will be provided the opportunity to elect alternative investments from among the nine other funds offered. In the event the offering is oversubscribed and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock will be reinvested in the other investment funds of the 401(k) plan in accordance with your current investment election. If you fail to direct the investment of your account balances, your account balances will remain in the other investment funds of the 401(k) plan as previously directed by you. If you have never made an investment election, your account balance will be invested in the Money Market Fund.

         The shares of common stock to be sold in the offering are being offered in the following priorities:

         (1) depositors of First Federal with aggregate account balances of $50 or more as of September 30, 1997;

         (2) First Federal's tax-qualified employee benefit plans, including the employee stock ownership plan;

         (3) depositors of First Federal with aggregate account balances of $50 or more as of December 31, 1998;

         (4) depositors of First Federal Savings Bank of Siouxland as of February 2, 1999 and borrowers as of February 11, 1992 whose loans continue to be outstanding on February 2, 1999; and

         (5) members of the general public with preference given first to persons who hold shares of common stock of First Federal Savings Bank of Siouxland and then to individuals residing in the "community", consisting of the State of Iowa, the Nebraska counties of Dakota, Dixon, Thurston, Cedar and Wayne, and the South Dakota counties of Union, Clay, Yankton, Lincoln and Turner.

         To the extent you fall into one of these categories, you may use funds in your plan account to subscribe or pay for the common stock being acquired. Common stock so purchased will be placed in the First Federal Bankshares stock fund and allocated to your 401(k) plan account.

VALUE OF 401(k) PLAN ASSETS

         As of September 30, 1998, the market value of the assets of the Financial Institutions Thrift Plan (the predecessor plan) equaled approximately $408,343. The plan administrator informed each member of the value of his or her account balance under the predecessor plan as of September 30, 1998.

METHOD OF DIRECTING TRANSFER

         You will receive a form on which you can elect to direct that all or a portion of your account balance in the 401(k) plan be transferred to the First Federal Bankshares stock fund or to the other investment options established under the 401(k) plan. If you wish to use all or part of your account balance in the 401(k) plan to purchase common stock issued in the offering, you should indicate that decision on the investment allocation form.

TIME FOR DIRECTING TRANSFER

         If you wish to purchase common stock with your 401(k) account balances, you must return your election form to Peggy Smith, Vice President, First Federal Savings Bank of Siouxland, 329 Pierce Street, Sioux City, Iowa 51101 no later than 12:00 noon on March 10, 1999.

IRREVOCABILITY OF TRANSFER DIRECTION

         You may not revoke your election to transfer amounts credited to your account in the 401(k) plan to the First Federal Bankshares stock fund. After the offering, however, you will be able to change the investment of your accounts under the plan as explained below.

DIRECTION TO PURCHASE COMMON STOCK AFTER THE OFFERING

         Whether you choose to purchase stock in the offering, or attempt to purchase stock in the offering but are unable to do so because the offering is oversubscribed, you will also be able to purchase stock after the offering. You may direct that a certain percentage of your account balance in the 401(k) plan be transferred to the First Federal Bankshares stock fund and invested in common stock, or to the other investment funds available under the 401(k) plan. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the First Federal Bankshares stock fund by those members who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of First Federal Bankshares.

PURCHASE PRICE OF COMMON STOCK

         The trustee will use the funds transferred to the First Federal Bankshares stock fund for the purchase of common stock in the offering, except in the event of an oversubscription, as discussed above. The trustee will pay $10.00 per share, which will be the same price paid by all other persons in the offering.

         After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trustee will pay transaction fees associated with the purchase, sale or transfer of the common stock after the offering.

NATURE OF A MEMBER'S INTEREST IN THE COMMON STOCK

         The trustee holds the common stock, in trust, for the members of the 401(k) plan. Shares of common stock acquired by the trustee at your direction will be allocated to your account. Therefore, investment decision of other members should not affect the earnings allocated to your account.

VOTING RIGHTS OF COMMON STOCK

         The trustee generally will exercise voting rights attributable to all common stock held by the First Federal Bankshares stock fund as directed by members with accounts invested in the fund. When stockholders have a right to vote on a matter, you will be allocated voting instruction rights reflecting your proportionate interest in the fund. The trustee will vote the common stock affirmatively and negatively on each matter, in proportion to the voting instructions the trustee receives from the members.


DESCRIPTION OF THE 401(k) PLAN

INTRODUCTION

         First Federal Savings Bank of Siouxland adopted the Financial Institutions Thrift Plan, a multiple-employer defined contribution plan, effective September 1, 1996. First Federal Savings Bank of Siouxland withdrew from that plan and adopted the 401(k) plan, a single-employer plan effective December 1, 1998, in order to permit the investment of plan assets in common stock of First Federal Bankshares. First Federal Savings Bank of Siouxland gave all members of the Financial Institutions Thrift Plan, other than members who had terminated employment, the opportunity to transfer their accounts to the 401(k) plan. The 401(k) plan is a tax-qualified plan that permits members to defer current compensation to their account balances.

         First Federal Savings Bank of Siouxland intends that the 401(k) plan, in operation, will comply with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. First Federal Savings Bank of Siouxland may amend the 401(k) plan from time to time in the future, as it sees fit or to maintain compliance with federal law. Since the 401(k) plan is governed by the Employee Retirement Income Securities Act, federal law provides you with various rights and protections as a member of the 401(k) plan. Although the 401(k) plan is subject to many of the provisions of the Employee Retirement Income Security Act, your benefits under the 401(k) plan are not governed by the Pension Benefit Guaranty Corporation.

         REFERENCE TO FULL TEXT OF PLAN. The following statements are summaries of certain provisions of the 401(k) plan. They are not complete and are qualified in their entirety by the full text of the 401(k) plan. You may obtain a copy of the 401(k) plan by filing a request with First Federal Savings Bank of Siouxland, c/o First Federal Savings Bank of Siouxland, Attention: Barry E. Backhaus, President, 329 Pierce Street, Sioux City, Iowa 51101. We urge each employee to read carefully the full text of the 401(k) plan.

ELIGIBILITY AND MEMBERSHIP

         Any employee of First Federal Savings Bank of Siouxland is eligible to become a member in the 401(k) plan on the first day of the month following completion of one "year of service" during which an employee completes at least 1000 hours of service with First Federal Savings Bank of Siouxland. The 401(k) plan year is January 1 to December 31.

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         As of September 30, 1998, there were approximately 158 employees eligible to participate in the 401(k) plan, and 129 employees participating by making elective deferral contributions.

CONTRIBUTIONS UNDER THE 401(k) PLAN

         401(k) PLAN CONTRIBUTIONS. As a member of the 401(k) plan, you are permitted to defer on a pre-tax basis, up to 15% of your annual salary, and to have that amount contributed to the 401(k) plan on your behalf. For purposes of the 401(k) plan, "salary" means your total compensation reported on Internal Revenue Service Form W-2, exclusive of any compensation deferred from a prior year, plus pre-tax contributions made to this 401(k) plan or a section 125 cafeteria plan. In 1998, the maximum amount of your annual salary that could be taken into account under the 401(k) plan was limited to $160,000. Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost of living adjustment. You may elect to modify the amount contributed to the 401(k) plan by filing a new elective deferral agreement with the 401(k) plan administrator which will be effective the first day of any contribution reporting period.

         EMPLOYER CONTRIBUTIONS. If you make elective deferral contributions, First Federal Savings Bank of Siouxland will make matching contributions to the 401(k) plan equal to 25% of your elective deferral contributions, up to a maximum of 4% of your salary. The matching contributions are subject to revision by First Federal Savings Bank of Siouxland at any time. The matching contributions vest according to the vesting schedule set forth below.

LIMITATIONS ON 401(k) PLAN CONTRIBUTIONS

         LIMITATION ON EMPLOYEE SALARY DEFERRALS. The amount of your elective deferral contributions may not currently exceed $10,000 per calendar year. The Internal Revenue Service will periodically increase this annual limitation. If you defer salary in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by the member in the tax year in which the distribution is made.

         LIMITATIONS ON ANNUAL ADDITIONS AND BENEFITS. The contributions and forfeitures you receive under the 401(k) plan and employee stock ownership plan, in the aggregate, cannot exceed the lesser of $30,000 or 25% of your compensation, as defined in the 401(k) plan. To the extent contributions and forfeitures exceed these limitations, the plan administrator will:

         (1) return any elective deferral contributions, including earnings, to reduce the excess amount in your accounts; and

         (2) reduce employer contributions which match your returned elective deferral contributions.

         If, you are also covered under First Federal Savings Bank of Siouxland's employee stock ownership plan and annual additions exceed the maximum permissible amount after the above reductions are taken, the plan administrator will reduce your employee stock ownership plan contributions so the total annual additions do not exceed the maximum permissible amount.

         LIMITATION ON PLAN CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES. The Internal Revenue Code limits the amount of elective deferral contributions and matching contributions that may be made to the 401(k) plan in any plan year on behalf of highly compensated employees in relation to the amount of elective deferral contributions made by or on behalf of all other employees eligible to participate in the 401(k) plan. Specifically, the actual deferral percentage, i.e., the average of the actual deferral ratios, expressed as a percentage, of each eligible employee's elective deferral contribution if any, for the plan year over the employee's salary, must meet either of the following tests:

         (1) the average deferral percentage of the eligible highly compensated employees is not more than 125% of the average deferral percentage of all other eligible employees; or

         (2) the average deferral percentage of the eligible highly compensated employees is not more than 200% of the average deferral percentage of all other eligible employees, and the excess of the average deferral percentage for the eligible highly compensated employees over the average deferral percentage of all other eligible employees is not more than two percentage points.

         Similarly, the actual contribution percentage, i.e., the average of the actual contribution ratios, expressed as a percentage, of each eligible employee's matching contributions, if any, for the plan year over the employee's salary, must meet either of the following tests:

         (1) the actual contribution percentage of the eligible highly compensated employees is not more than 125% of the actual contribution percentage of all other eligible employees; or

         (2) the actual contribution percentage of the eligible highly compensated employees is not more than 200% of the actual contribution percentage of all other eligible employees, and the excess of the actual contribution percentage for the eligible highly compensated employees over the actual contribution percentage of all other employees is not more than two percentage points.

Example: If the average deferral percentage of non-highly compensated employees is 4%, the average deferral percentage of highly compensated employees cannot exceed 6%. Alternatively, if the average deferral percentage of non-highly compensated employees is 10%, the maximum deferral percentage of highly compensated employees cannot exceed 12.5%.

         Effective January 1, 1997, the average deferral percentage and actual contribution percentage tests are performed by using the actual deferral percentage and the actual contribution percentage of non-highly compensated employees for the plan year preceding the 401(k) plan year that is being tested.

         In general, for plan years beginning in 1998, a highly compensated employee includes:

         (1) an employee who, during the plan year or the preceding plan year, was at any time a 5% owner of the stock of First Federal Savings Bank of Siouxland, or stock possessing more than 5% of the total combined voting power of all stock of First Federal Savings Bank of Siouxland; or

         (2) an employee who, for the preceding plan year, received salary from First Federal Savings Bank of Siouxland in excess of $80,000, and, if First Federal Savings Bank of Siouxland elects for a plan year, was in the group consisting of the top 20% of employees when ranked on the basis of salary paid during the plan year. The dollar amounts set forth above are adjusted annually to reflect increases in the cost of living.

         The trustee will distribute amounts contributed by highly compensated employees that exceed the average deferral percentage limitation in any plan year, together with any income allocable. These contributions must be distributed before the close of the following plan year first to highly compensated employees with the greatest dollar amount of deferrals, until the plan satisfies the average deferral percentage test. Moreover, First Federal Savings Bank of Siouxland will be subject to a 10% excise tax on these contributions unless, together with any income allocable thereto, they either are re-characterized or are distributed before the close of the first 2-1/2 months following the plan year to which the contributions relate. In addition, the trustee will distribute, any contributions by highly compensated employees that exceed the average contribution percentage limitation in any plan year, together with any income allocable thereto, must also be distributed before the close of the following plan year. A 10% excise tax will also be imposed on First Federal Savings Bank of Siouxland with respect to these contributions, unless such contributions, plus any income allocable thereto, are distributed within 2-1/2 months following the close of the plan year in which they arose.

INVESTMENT OF CONTRIBUTIONS AND ACCOUNT BALANCES

         All amounts credited to your accounts under the 401(k) plan are held in the plan trust which is administered by the trustee appointed by First Federal Savings Bank of Siouxland's board of directors.

         Prior to the effective date of the offering, you and the other members provided the opportunity to direct the investment of your accounts into one of the following funds:

A.       S&P 500 Stock Fund
B.       Stable Value Fund
C.       S&P MidCap Stock Fund
D.       Money Market Fund
E.       Government Bond Fund
F.       Income Plus Fund
G.       Growth & Income Fund
H.       Growth Fund
I.       International Stock Fund

         The 401(k) plan now provides that in addition to the funds specified above, you may direct the trustee to invest all or a portion of your account in the First Federal Bankshares stock fund.

         You may elect to have both past contributions and earnings, as well as future contributions to your account invested either in the First Federal Bankshares stock fund or among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. If you make an election to direct investment of assets into the First Federal Bankshares stock fund, you may change your investment at a future date. This may be done by filing a change of investment allocation form with the 401(k) plan's third-party administrator, the Pentegra Group, or by using Pentegra Group's voice response unit by calling (800)433-4422, in accordance with established procedures to dispose of a 401(k) plan investment and reinvest the net proceeds in an alternative investment under the 401(k) plan. The proceeds of the sale, net of expenses, will be allocated to your account and reinvested in accordance with the 401(k) plan. Until an initial effective direction is made by a member, the member's account will be invested in the Money Market Fund.

A.       PREVIOUS FUNDS.

         Prior to the effective date of the offering, the trustee invested contributions under the 401(k) plan in the nine funds specified above. The trustee added the Income Plus, Growth & Income, Growth and International Stock Funds on July 2, 1997. The following table provides performance data with respect to the investment funds available under the 401(k) plan, based on information provided to First Federal Bankshares by the Pentegra Group:

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      NET INVESTMENT PERFORMANCE - FUND RETURNS THROUGH SEPTEMBER 30, 1998


                                                             5 Calendar   10 Calendar
                                   Year-to-      Last 12        Years         Years
                                     Date        Months      Annualized    Annualized
                                   --------      -------     ----------   ------------

A. S&P 500 Stock Fund                5.6%          8.5%         19.7%         17.4%
B. Stable Value Fund                 4.4           6.0           6.8           7.9
C. S&P MidCap Stock Fund            -7.4          -6.8          17.2          18.8
D. Money Market Fund                 4.2           5.5           5.0           6.2
E. Government Bond Fund             15.1          23.2           9.8          10.7
F. Income Plus Fund                  4.6           6.1           8.5           N/A
G. Growth & Income Fund              3.0           3.8          12.1           N/A
H. Growth Fund                       2.7           3.1          16.3           N/A
I. International Stock Fund         -0.6          -8.1          13.0           9.3


         The following is a description of each of the 401(k) plan's nine investment funds:

         S&P 500 STOCK FUND A fund designed to simulate the performance of the Standard & Poor's Composite Index of 500 stocks. Preservation of the value of the principal investment is not guaranteed.

         STABLE VALUE FUND An income portfolio with the objective of maximizing income at minimum risk of capital with contributions invested in fixed income instruments, including, but not limited to: (1) group annuity contracts including fixed and variable rate contracts with insurance companies or other financial institutions, (2) bank time deposits or deposit agreements, (3) short term investment funds, (4) U.S. Treasury Bills and (5) third party agreements providing book value liquidity for investments in U. S. Government or Agency securities or collateralized mortgage obligations backed by U.S. Government of Agency collateral.

         S&P MIDCAP STOCK FUND A diversified equity portfolio with the objective of simulation the performance of the Standard & Poor's MidCap Index of 400 stocks. Preservation of the value of the principal investment is not guaranteed.

         MONEY MARKET FUND A government instrument fund with the objective of maximizing income at minimum risk of capital with underlying investments in obligations issued or guaranteed by the United States government or agencies or instrumentalities thereof.

         GOVERNMENT BOND FUND A fund designed to maximize income at minimum risk with underlying investments in U.S. Treasury bonds with a maturity of 20 years or more.

         INCOME PLUS FUND A fund designed to invest in stable value securities to reduce short-term risk and to offer some potential for growth. Preservation of the value of the principal investment is not guaranteed.

         GROWTH & INCOME FUND A fund that invests in U.S. and international stocks, U. S. bonds and other stable value investments to pursue long-term appreciation and short-term stability and has a small flexible component to take advantage of market opportunities. Preservation of the value of the principal investment is not guaranteed.

         GROWTH FUND A fund that invests in a broad range of domestic and international stocks with a large flexible component to take advantage of market opportunities. Preservation of the value of the principal investment is not guaranteed.

         INTERNATIONAL FUND A fund that invests in over 1,000 foreign stocks in 21 countries and is designed to approximate the performance of the Morgan Stanley Capital International Europe, Australia, Far East Index, with a 25% investment limit in Japanese stocks. Preservation of the value of the principal investment is not guaranteed.

B.       THE EMPLOYER STOCK FUND.

         The First Federal Bankshares stock fund will consist of investments in common stock made on and after the effective date of the offering. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the First Federal Bankshares stock fund, including cash dividends paid on common stock held in the First Federal Bankshares stock fund, to purchase shares of common stock of First Federal Bankshares. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in common stock, assets held in the First Federal Bankshares stock fund will be placed in a short-term interest fund. Any earnings that result therefrom will remain in the First Federal Bankshares stock fund in the event of an oversubscription and will not be reinvested among the other nine funds.

         As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the common stock. Accordingly, there is no record of the historical performance of the First Federal Bankshares stock fund. Performance will be dependent upon a number of factors, including the financial condition and profitability of First Federal Bankshares and First Federal and market conditions for the common stock generally.

         FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THE PROSPECTUS.

BENEFITS UNDER THE 401(k) PLAN

         VESTING. At all times, you have a fully vested, nonforfeitable interest in your elective contributions and earnings under the 401(k) plan. You are vested in any employer contributions, matching and supplemental, in accordance with the following schedule:


            Years of Service               Vesting Percentage
            ----------------               ------------------
              Less than 1                         0%
                  1                              25%
                  2                              50%
                  3                              75%
               4 or more                        100%

         You are also 100% vested in employer contributions made to your account, regardless of your years of employment, upon attainment of normal retirement age under the 401(k) plan, death or approved disability. Any non-vested employer contributions which are forfeited shall be used at the option of First Federal to:

         (1) reduce administrative expenses;

         (2) offset any contribution to be made for the plan year; or

         (3) be allocated to all eligible members at the end of the plan year in the same ratio as each member's salary bears to the total of the salary of all members.

WITHDRAWALS AND DISTRIBUTIONS FROM THE 401(k) PLAN

         FEDERAL LAW REQUIRES THE 401(k) PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON YOUR RIGHT TO WITHDRAW AMOUNTS HELD FOR YOUR BENEFIT UNDER THE 401(k) PLAN PRIOR TO YOUR TERMINATION OF EMPLOYMENT WITH FIRST FEDERAL SAVINGS BANK OF SIOUXLAND. A FEDERAL TAX PENALTY EQUAL TO 10% OF THE WITHDRAWAL, OVER AND ABOVE THE NORMAL FEDERAL AND STATE INCOME TAX, MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO YOUR ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER THE WITHDRAWALS OCCUR DURING YOUR EMPLOYMENT WITH FIRST FEDERAL SAVINGS BANK OF SIOUXLAND OR AFTER TERMINATION OF EMPLOYMENT.

         WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT OR AGE 59-1/2. You may withdraw your employee contributions in your 401(k) account prior to termination of employment or age 59-1/2 only in the event of financial hardship, subject to the hardship distribution rules under the plan. These requirements insure that you have a true financial need before you make a withdrawal. You may withdraw employer matching contributions credited to your regular account if you have completed 60 months of participation in the 401(k) plan, the employer contributions have been in the 401(k) plan for at least 24 months, or you have attained age 59-1/2. You may make a withdrawal from your regular account and rollover account once per calendar year.

         You are entitled to borrow between $1,000 and $50,000 from the 401(k) plan, but not in excess of 50% of the combined vested balance of your regular account, 401(k) account and rollover account, but excluding any amounts to the extent invested in the First Federal Bankshares stock fund.

         DISTRIBUTION UPON TERMINATION OF EMPLOYMENT OR DISABILITY. Payment of your benefits upon your retirement, disability, or other termination of employment shall be made in a lump sum payment or in installments, over a period of 2, 10, 15 or 20 years, which period can not exceed your life expectancy. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account. Benefit payments may be deferred until April 1 following the calendar year in which you attain age 70-1/2 or, alternatively, you may make one withdrawal per account each calendar year.

         DISTRIBUTION UPON DEATH. If you die prior to the benefit commencement date for retirement, disability or termination of employment, your benefit will be paid to your surviving spouse or beneficiary in a lump sum, unless the payment would exceed $500 and you elected prior to death that the payment be made in annual installments over a period not to exceed 5 years, or 10 years if your spouse is your beneficiary. If no election is in effect at the time of your death, your beneficiary may elect to receive the benefit in the form of annual installments over a period not to exceed 5 years, or 10 years if your spouse is the beneficiary, or make withdrawals as often as once per year, except that any balance remaining must be withdrawn by the fifth anniversary of your death, or tenth anniversary if your spouse is the beneficiary. If you die after distribution of your interest has begun, the remaining portion of such interests will continue to be distributed as rapidly as under the method of distribution being used prior to your death.

         NONALIENATION OF BENEFITS. Except for federal income tax withholding or a qualified domestic relations order, your benefits payable under the 401(k) plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

TRUSTEE

         The trustee with respect to the 401(k) plan is the named fiduciary of the 401(k) plan. The trustee is appointed by the board of directors of First Federal Savings Bank of Siouxland to serve at its pleasure. The Bank of New York has been appointed as trustee of the 401(k) plan. Until the offering is concluded, Barry E. Backhaus, President and Chief Executive Officer of First Federal Savings Bank of Siouxland, will serve as trustee of the First Federal Bankshares stock fund. The trustees are referred to collectively herein as the trustee.

         The trustee receives, holds and invests the contributions to the 401(k) plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the 401(k) plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

PLAN ADMINISTRATOR

         The 401(k) plan is administered by the plan administrator. First Federal Savings Bank of Siouxland is the 401(k) plan administrator and has designated the Compensation and Benefits Committee of the board of directors to supervise its responsibilities as the plan administrator. The address of the 401(k) plan administrator is 329 Pierce Street, Sioux City, Iowa 51101, telephone number (712) 277-0200. The 401(k) plan administrator is responsible for the administration of the 401(k) plan, interpretation of the provisions of the 401(k) plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) plan, maintenance of 401(k) plan records, books of account and all other data necessary for the proper administration of the 401(k) plan, and preparation and filing of all returns and reports relating to the 401(k) plan which are required to be filed, and for all disclosures required to be made to members, beneficiaries, and others.

REPORTS TO 401(k) PLAN MEMBERS

         The plan administrator will furnish you with a quarterly statement showing:

         (1) the number of units in each of the funds;

         (2) the unit value of each fund as of the end of the quarter; and

         (3) the amount of contributions allocated to your account for that period.

AMENDMENT AND TERMINATION

         It is the intention of First Federal to continue the 401(k) plan indefinitely. Nevertheless, First Federal may terminate the 401(k) plan at any time. If the 401(k) plan is terminated in whole or in part, then regardless of other provisions in the 401(k) plan, you will have a fully vested interest in your accounts. First Federal reserves the right to make, from time to time, any amendment or amendments to the 401(k) plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of members or their beneficiaries; provided, however, that First Federal may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act.

MERGER, CONSOLIDATION OR TRANSFER

         In the event of the merger or consolidation of the 401(k) plan with another 401(k) plan, or the transfer of the trust assets to another plan, the 401(k) plan requires that you would, if either the 401(k) plan or the other plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the plan had then terminated.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material federal income tax aspects of the 401(k) plan. However, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under state and local income tax laws may not be the same as under the federal income tax laws. You are urged to consult your tax advisors with respect to any distribution from the 401(k) plan and transactions involving the 401(k) plan.

         The 401(k) plan is tax-qualified and the related trust is exempt from tax under the Internal Revenue Code. As a result, the 401(k) plan is afforded special tax treatment which include the following:

         (1) First Federal is allowed an immediate tax deduction for the amount contributed to the 401(k) plan each year;

         (2) participants pay no current income tax on amounts contributed by First Federal on your behalf; and

         (3) earnings of the 401(k) plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments.

         The 401(k) plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the effective date of any change in the law. First Federal expects to timely adopt any amendments to the 401(k) plan that may be necessary to maintain the qualified status of the 401(k) plan under the Internal Revenue Code.

         Assuming that the 401(k) plan is administered in accordance with the requirements of the Internal Revenue Code, membership in the 401(k) plan under existing federal income tax laws will have the following effects:

         (1) The contributions to your account and the investment earnings on the account are not includable in your federal taxable income until the contributions or earnings are actually distributed or withdrawn from the 401(k) plan. Special tax treatment may apply to the taxable portion of any distribution that includes common stock or qualifies as a lump sum distribution, as described below; and

         (2) Income earned on assets held by the trust will not be taxable to the trust.

         LUMP SUM DISTRIBUTION. A distribution from the 401(k) plan to you or your beneficiary will qualify as a lump sum distribution if it is made:

         (1) within one calendar year;

         (2) on account of your death, disability or separation from service, or after you attain age 59-1/2; and

         (3) consists of your balance under this 401(k) plan and all other profit sharing plans, if any, maintained by First Federal Savings Bank of Siouxland. The portion of any lump sum distribution that is required to be included in your taxable income for federal income tax purposes, consists of the entire amount of the lump sum distribution less the amount of after-tax contributions, if any, made by you to this or any other profit sharing plan maintained by First Federal Savings Bank of Siouxland which is included as part of the lump sum distribution.

         AVERAGING RULES. The portion of the total taxable amount of a lump sum distribution that is attributable to participation after 1973 in the 401(k) plan or in any other profit-sharing plan maintained by First Federal Savings Bank of Siouxland, referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes. However, if you have completed at least five years of membership in the 401(k) plan, including membership in the Financial Institutions Thrift Plan, before the year in which the distribution is made you may elect to have the ordinary income portion of the lump sum distribution taxed according to a special five-year averaging rule. In general, five-year income averaging allows you to pay a separate tax on the lump-sum distribution that approximates the tax that would have been due if the distribution hd been received in five equal annual installments. The election of the special averaging rules will apply only to one lump sum distribution received by you provided such amount is received on or after you turn age 59-1/2 and you elect to have any other lump sum distribution from a qualified plan received in the same year taxed under the special averaging rule. If your beneficiary receives a lump sum distribution as the result of your death, your beneficiary may elect five-year averaging without regard to whether you were a member in the plan for five years prior to your death.

         Example: Brown, age 60 and married filing a joint return, receives a lump-sum distribution of $150,000 from his corporation's qualified plan and elects 5-year averaging. The tax is computed as follows:


                  Amount of total distribution subject to tax                   $150,000.00
                  Tax at single rates on $30,000 (1/5 of $150,000)              $  5,988.50
                  Multiplied by 5                                               $ 29,942.50


          Under a special grandfather rule, if you turned 50 by 1985, you may elect to have your lump sum distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule; you also may elect to have that portion of the lump sum distribution attributable to your pre-1974 participation in the 401(k) plan taxed at a flat 20% rate as gain from the sale of a capital asset.

         For years beginning after December 31, 1999, five year income averaging is repealed. The special grandfather rule is modified so that, if you qualify, you can elect 10-year but not five year averaging.

         COMMON STOCK INCLUDED IN LUMP SUM DISTRIBUTION. If a lump sum distribution includes common stock, the distribution generally will be taxed in the manner described above under lump sum distributions, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the net unrealized appreciation is the excess of the value of such common stock at the time of the distribution over the cost or other basis to the trust.

         Example: Assume the 401(k) plan purchases 100 shares of common stock in the offering at $10 per share. Ten dollars would be the cost basis of the stock to the 401(k) plan. If the 401(k) plan distributes the common stock to you in a lump sum distribution when the stock is trading at $18 per share, you will be taxed in the year of distribution on the $10 cost basis of the stock to the 401(k) plan. The additional $8 per share, or the net unrealized appreciation, will not be taxed until you sale the stock.

         The tax basis of such common stock for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation.

         Example: Assuming the same facts as above, your cost basis in the stock is $10, which is the $18 value of the stock at the time of distribution MINUS the $8 of net unrealized appreciation.

         Any gain on a sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered short-term, mid-term or long-term capital gain depending upon the length of the holding period of the common stock.

         Example: Assume you sale 50 shares of the stock in January, seven months after you receive the distribution for $20 per share. You will be taxed as follows: You will not be taxed again on the $10 cost basis you recognized as income at the time of distribution. The $8 in net unrealized appreciation will be taxed at long term capital gains rates. However, the $2 appreciation in the value of the stock that occurred since the distribution will be taxed at short term capital gains rates since you have only held the stock for seven months following its distribution to you.

         As a recipient of a distribution you may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the Internal Revenue Service.

         CONTRIBUTION TO ANOTHER QUALIFIED PLAN OR TO AN INDIVIDUAL RETIREMENT ACCOUNT. You may defer federal income taxation of all or any portion of the total taxable amount of a lump sum distribution, including the proceeds from the sale of any common stock included in the lump sum distribution, to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by you, to another qualified plan or to an individual retirement account. If less than the total taxable amount of a lump sum distribution is contributed to another qualified plan or to an individual retirement account within the applicable 60-day period, the amount not so contributed must be included in your income for federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment.

         Example: You receive a distribution of 500 shares of stock and $3,000 cash from the 401(k) plan on June 30. If you intend to roll your distribution over to another tax qualified plan or individual retirement account, you must do so no later than August 29, which is 60 days after you received the distribution. If you roll over all the stock but none of the cash, you must include the $3,000 cash in your income for the calendar year in which the distribution is made to you.

         You generally may defer the federal income taxation of any portion of any other distribution made on account of your disability or separation from service, if the amount is distributed within one taxable year, and is contributed, within 60 days after the date of its receipt by you, to an individual retirement account.

         Effective January 1, 1993, you have the right to elect to have the trustee transfer all or any portion of an "eligible rollover distribution" directly to another qualified plan or to an individual retirement account. If you do not elect to have an eligible rollover distribution transferred directly to another qualified plan or to an individual retirement account, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An eligible rollover distribution means any amount distributed from the 401(k) plan except:

         (1) a distribution that is (a) one of a series of substantially equal periodic payments made, not less frequently than annually, over your life or the joint lives of you and your designated beneficiary, or (b) for a specified period of ten years or more;

         (2) any amount that is required to be distributed under the minimum distribution rules; and

         (3) any other distributions excepted under applicable federal law.

         If your beneficiary is your surviving spouse, he or she also may defer federal income taxation of all or any portion of a distribution from the 401(k) plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by your surviving spouse, to an individual retirement account. If all or any portion of the total taxable amount of a lump sum distribution is contributed by your surviving spouse to an individual retirement account within the applicable 60-day period, any subsequent distribution from the individual retirement account will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by your surviving spouse that is not contributed to another qualified plan or to an individual retirement account within the applicable 60-day period, and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for federal tax purposes in the year in which it is received.

         ADDITIONAL TAX ON EARLY DISTRIBUTIONS. If you receive a distribution from the 401(k) plan prior to attaining age 59-1/2 it will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is:

         (1) made to a beneficiary, or to your estate, on or after your death;

         (2) attributable to your disability;

         (3) part of a series of substantially equal periodic payments not less frequently than annually made for your life or life expectancy or the joint lives or joint life expectancies of you and your beneficiary;

         (4) made to you after separation from service on account of early retirement under the 401(k) plan after attainment of age 55;

         (5) made to pay medical expenses to the extent deductible for federal income tax purposes;

         (6) made to an alternate payee pursuant to a qualified domestic relations order; or

         (7) made to effect the distribution of excess contributions or excess deferrals.

ADDITIONAL EMPLOYEE RETIREMENT INCOME AND SECURITY ACT CONSIDERATIONS

         As noted above, the plan is subject to certain provisions of the Employee Retirement Income Security Act, including special provisions relating to control over the plan's assets by participant's and beneficiaries. The 401(k) plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of the Employee Retirement Income Security Act of 1974 relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a 'fiduciary' because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as your employer, the plan administrator, or the plan's trustee is liable under the fiduciary responsibility provision of the Employee Retirement Income Security Act for any loss which results from your exercise of control over the assets in your plan account.

         Because you will be entitled to invest all or a portion of your account balance in the 401(k) plan in First Federal Bankshares common stock, the regulations under section 404(c) of the Employee Retirement Income Security Act require that the 401(k) plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by the Employee Retirement Income Security Act. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights. Accordingly, the plan committee designates Peggy Smith, Vice President of First Federal Savings Bank of Siouxland, as the person to whom your investment instructions should be returned. Ms. Smith will transfer your investment instructions directly to Pentegra Group, the plan's third-party administrator. In the case of an event that involves a potential for undue employer influence such as a tender offer, you will be instructed to return your instructions directly to Pentegra Group.

SECURITIES AND EXCHANGE COMMISSION REPORTING AND SHORT-SWING PROFIT LIABILITY

         Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as First Federal Bankshares. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of First Federal Bankshares, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of First Federal Bankshares' fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the First Federal Bankshares stock fund of the 401(k) plan by officers, directors and persons beneficially owning more than 10% of the common stock of First Federal

Bankshares generally must be reported to the Securities and Exchange Commission by such individuals.

         In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by First Federal Bankshares of profits realized by an officer, director or any person beneficially owning more than 10% of First Federal Bankshares' common stock resulting from non-exempt purchases and sales of First Federal Bankshares' common stock within any six-month period.

         The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

         Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the 401(k) plan for six months following such distribution and are prohibited from directing additional purchases of units within the First Federal Bankshares stock fund for six months after receiving such a distribution.

FINANCIAL INFORMATION REGARDING 401(k) PLAN ASSETS

         Unaudited financial statements representing the net assets available for 401(k) plan benefits at September 30, 1998, are attached to this prospectus supplement.

                                  LEGAL OPINION

         The validity of the issuance of the common stock will be passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to First Federal Bankshares in connection with First Federal Savings Bank of Siouxland's conversion from a mutual holding company structure to a stock holding company structure.

                       FINANCIAL INSTITUTIONS THRIFT PLAN
                                  AS ADOPTED BY
                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND

               Statement of Net Assets Available for Plan Benefits
                              with Fund Information

                               September 30, 1998



                      S&P        Stable        S&P      Money    Government    Income   Growth &              International
                      500         Value       MidCap    Market      Bond        Plus    Income     Growth         Stock
                  Stock Fund      Fund     Stock Fund    Fund       Fund        Fund      Fund      Fund          Fund
                  ----------      ----     ----------    ----       ----        ----      ----      ----          ----
ASSETS

Investments      $251,996.09   42,617.02    93,286.67  26,711.97  39,888.16   1,418.01  2,306.22  10,797.97    10,241.34



Total Value of Accounts                       $479,263.27

Outstanding Loans Receivable                  $  2,800.00
                                              -----------

Total Assets                                  $482,063.27

LIABILITIES                                   $         0
                                              -----------

Net Assets Available for Plan Benefits        $482,063.27
                                              -----------
                                              -----------



PROSPECTUS
                         FIRST FEDERAL BANKSHARES, INC.

         First Federal Bankshares, Inc. is offering common stock. The shares being offered represent the 53.6% ownership interest in First Federal Savings Bank of Siouxland now owned by First Federal Bankshares, M.H.C., the mutual holding company of First Federal. The remaining 46.4% interest in First Federal is owned by the public, and will be exchanged for new shares in First Federal Bankshares, Inc.

         We have agreed to acquire Mid-Iowa Financial Corp. and its wholly-owned subsidiary, Mid-Iowa Savings Bank, FSB. The primary purpose of the offering is to fund this acquisition. This acquisition and the conversion and stock offering are inter-dependent transactions; neither transaction will occur unless both of them do.

--------------------------------------------------------------------------------

IF YOU ARE A CURRENT OR FORMER DEPOSITOR OR BORROWER CUSTOMER OF FIRST FEDERAL--
- You may have priority rights to purchase shares at $10.00 per share.
- You may purchase up to 85,000 shares but may purchase no fewer than 25 shares.
- You will not need to pay a commission to buy any shares.
- Our offering will end at 4:00 p.m., Central Time on March 22, 1999. You may call (712) 277-0307 for additional information on our offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

IF YOU ARE CURRENTLY A SHAREHOLDER OF FIRST FEDERAL--

- Your shares will be exchanged automatically for new shares of First Federal Bankshares.
- After the exchange of shares, your percentage ownership interest in First Federal Bankshares will be equivalent to your current percentage ownership interest in First Federal.
- You may also purchase additional shares at $10.00 per share if shares are left after the sale to the current and former depositors and borrowers of First Federal, provided any new shares you buy, when added to the shares you will get in the exchange, do not exceed 85,000 shares.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

IF YOU ARE A PARTICIPANT IN FIRST FEDERAL'S EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST--
- You may direct that all or part of your current account balances in this plan be invested in common stock at $10.00 per share.
- You will be receiving separately a supplement to this prospectus that describes your rights under the plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

IF YOU FIT NONE OF THE ABOVE CATEGORIES, BUT ARE INTERESTED IN PURCHASING SHARES OF OUR COMMON STOCK--
- You may purchase shares at $10.00 per share after priority orders are filled.
- You may purchase up to 85,000 shares but may purchase no fewer than 25 shares.
- You will not need to pay a commission to buy any shares.

--------------------------------------------------------------------------------

                                OFFERING SUMMARY


                                          MINIMUM                     MAXIMUM
                                          -------                     -------

Number of Shares                          2,635,000                   3,565,000
Gross offering proceeds:                $26,350,000                 $35,650,000
Estimated offering expenses:            $ 1,326,000                 $ 1,423,000
Estimated net proceeds:                 $25,024,000                 $34,227,000
Estimated net proceeds per share:       $  9.50                     $  9.60


         We may increase the maximum of the offering by up to 15%. We will terminate the conversion, the offering of new stock, and the exchange of existing shares if we do not sell the minimum number of shares.

         We will hold all funds received from subscribers in an interest-bearing savings account at First Federal until the completion or termination of the conversion. We have applied to the Nasdaq Stock Market for approval to list our common stock on the National Market under the symbol FFSX.

         FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE 13.

         THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SANDLER O'NEILL & PARTNERS, L.P.                 INVESTMENT BANK SERVICES, INC.
                The date of this prospectus is February 12, 1999

           [INSERT MAP SHOWING FIRST FEDERAL'S MARKET AREA IN IOWA AND
                     PORTIONS OF NEBRASKA AND SOUTH DAKOTA]

                                TABLE OF CONTENTS



                                                                                                      PAGE
                                                                                                      ----

Summary..............................................................................................    4
Risk Factors.........................................................................................   13
Selected Consolidated Financial and Other Data of First Federal and Subsidiaries.....................   17
Selected Consolidated Financial and Other Data of Mid-Iowa Financial.................................   20
Recent Developments..................................................................................   22
Management's Discussion and Analysis of Recent Developments..........................................   24
Selected Unaudited Pro Forma Consolidated Financial Data of First Federal Bankshares, Inc............   27
First Federal Bankshares.............................................................................   28
First Federal........................................................................................   29
Historical and Pro Forma Capital Compliance..........................................................   30
Use of Proceeds......................................................................................   32
Dividend Policy......................................................................................   34
Market for the Common Stock..........................................................................   35
Capitalization.......................................................................................   36
Pro Forma Data.......................................................................................   38
First Federal Savings Bank of Siouxland and Subsidiaries Consolidated Statements of Operation........   48
Management's Discussion and Analysis of Financial Condition and Results of Operations................   49
Business of First Federal............................................................................   64
Regulation...........................................................................................   87
Taxation.............................................................................................   94
Management of First Federal Bankshares...............................................................   95
Management of First Federal..........................................................................   96
Beneficial Ownership of Common Stock.................................................................  110
Subscriptions by Executive Officers and Directors....................................................  111
The Conversion.......................................................................................  112
Comparison of Stockholders' Rights...................................................................  137
Acquisition of Mid-Iowa Financial....................................................................  143
Restrictions on Acquisition of First Federal Bankshares..............................................  155
Description of Capital Stock of First Federal Bankshares.............................................  157
Description of Capital Stock of First Federal........................................................  158
Transfer Agent and Registrar.........................................................................  159
Experts..............................................................................................  159
Legal Opinions.......................................................................................  159
Additional Information...............................................................................  159
First Federal Savings Bank of Siouxland and Subsidiaries
   Index to Consolidated Financial Statements........................................................  F-1
Mid-Iowa Financial Corp. And Subsidiaries
   Index to Consolidated Financial Statements and Other Information..................................  G-1


                                     SUMMARY

         THE FOLLOWING SUMMARY EXPLAINS THE SIGNIFICANT ASPECTS OF THE CONVERSION AND THE EXCHANGE OFFERING. FOR ADDITIONAL INFORMATION, REFER TO THE MORE DETAILED INFORMATION IN THIS PROSPECTUS.

THE COMPANIES

                         FIRST FEDERAL BANKSHARES, INC.

         First Federal formed First Federal Bankshares to own all of its capital stock following the conversion. First Federal Bankshares has applied to the Office of Thrift Supervision for approval to become a savings and loan holding company.

                        FIRST FEDERAL BANKSHARES, M.H.C.

         First Federal Bankshares, M.H.C. is currently the mutual holding company of First Federal. As of September 30, 1998, First Federal Bankshares, M.H.C.'s sole business activity is holding 1,524,600 shares of First Federal's common stock, which represents 53.6% of its outstanding shares, as well as $310,000 in cash or cash equivalents and other assets of $1.5 million. Since a mutual holding company can have no stockholders, we are forming First Federal Bankshares as First Federal's new stock holding company.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND

         First Federal is a federally-chartered savings bank headquartered in Sioux City, Iowa. At September 30, 1998, it had total assets of $569.6 million, total deposits of $392.7 million, and total stockholders' equity of $43.2 million.

         First Federal is a community-oriented financial institution offering traditional financial services to its local community. It conducts operations through its main office in Sioux City, Iowa, and its 12 branch offices. A full description of its products and services begins on page 64 of this prospectus. First Federal's primary lending area includes northwest Iowa, contiguous portions of Nebraska and South Dakota and central Iowa.

         The principal executive offices of First Federal Bankshares and First Federal are located at 329 Pierce Street, Sioux City, Iowa 51101. Our telephone number at that address is (712) 277-0200.

THE CONVERSION

         THE OFFERING

         We are selling in this offering the 53.6% interest in First Federal now owned by First Federal Bankshares, M.H.C. Current and former depositors and borrower customers of First Federal and First Federal's employee stock ownership plan have priority rights to subscribe for shares in First Federal Bankshares representing this interest. The priorities are as follows:

         (1) Depositors with $50 or more on deposit as of September 30, 1997 get first priority.

         (2) First Federal's employee stock benefit plans, including the employee stock ownership plan, get second priority. The employee stock ownership plan expects to purchase from 184,450 to 249,550 shares of common stock.

         (3) Depositors with $50 or more on deposit as of December 31, 1998 get third priority.

         (4) Depositors as of February 2, 1999, and borrowers as of February 11, 1992 whose loans continue to be outstanding on February 2, 1999, get fourth priority.

         We are selling between 2,635,000 and 3,565,000 shares of common stock, all at a price of $10.00 per share. The number of shares to be sold may be increased to 4,099,750. The actual amount of shares we sell will depend on an independent appraisal of First Federal Bankshares, M.H.C. and First Federal performed by RP Financial, L.C., an independent appraisal firm. The factors that went into the appraisal are discussed below under "$10.00 Per Share Stock Pricing, Exchange Ratio and Number of Shares to Be Issued in the Conversion."

         The priority offering expires at 4:00 p.m., Central Time, on March 22, 1999, unless extended by First Federal. You cannot transfer your subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions.

         During the priority offering, we will also offer shares of common stock to the general public. In this part of the offering, current stockholders of First Federal will have first preference and people who reside in our community will have second preference. This part of the offering will end on March 22, 1999, unless extended with the approval of the Office of Thrift Supervision, if necessary.

         You will not need to pay a commission to buy any shares in the conversion.

         Sandler O'Neill & Partners, L.P. and Investment Bank Services, Inc. are managing the offering. They are registered broker dealers and members of the National Association of Securities Dealers, Inc. They are not obligated to purchase any shares of common stock in our offering.

         Shares not sold in the offering may be offered for sale in a syndicated offering, which would be an offering to the general public on a best efforts basis by a selling group of broker-dealers managed by Sandler O'Neill.

         We have described the offering in greater detail beginning at page 122 of this prospectus.

                   THE EXCHANGE OF FIRST FEDERAL COMMON STOCK

         If you are now a stockholder of First Federal, your shares will be cancelled and exchanged for new shares in First Federal Bankshares. The number of shares you will get will be based on an exchange ratio. The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of First Federal and First Federal Bankshares, M.H.C. The following table shows how the exchange ratio will adjust based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of First Federal common stock would receive in the exchange, adjusted for the number of shares sold in the offering.



                    Shares to be sold    Shares to be exchanged for                                      100 shares of
                    in this offering     First Federal Common Stock     Total shares of                  First Federal
                    -----------------    --------------------------    common stock to be    Exchange      would be
                    Amount    Percent       Amount        Percent         outstanding         ratio      exchanged for
                    ------    -------       ------        -------      ------------------    --------    -------------

Minimum           2,635,000    53.6%       2,178,665       46.4%           4,813,665          1.6499       165 shares
Midpoint          3,100,000    53.6        2,563,135       46.4            5,663,135          1.9411       194 shares
Maximum           3,565,000    53.6        2,947,605       46.4            6,512,605          2.2323       223 shares
15% above         4,099,750    53.6        3,389,746       46.4            7,489,496          2.5671       257 shares
Maximum


         If you own your shares of First Federal in "street name," the exchange will occur automatically and you need take no action. If you hold certificated shares, you will receive a transmittal form with instructions to surrender your stock certificates. You will receive new certificates of First Federal Bankshares' common stock within five business days after we receive properly executed transmittal forms. We will pay cash instead of issuing fractional shares of common stock in the exchange.

         Under federal regulations, current stockholders of First Federal do not have dissenters' rights or appraisal rights.

         REASONS FOR THE CONVERSION

         We are pursuing the conversion for the following reasons:

         - First Federal Bankshares, M.H.C. and First Federal have agreed to acquire Mid-Iowa Financial Corp. and its wholly owned subsidiary, Mid-Iowa Savings Bank, FSB. The acquisition is described immediately below. The net cash proceeds raised in the conversion are necessary to finance the acquisition.

         - After the conversion, we expect our common stock will qualify for listing on the Nasdaq National Market because of the larger number of shares that will be outstanding. We believe this listing and the larger number of outstanding shares will make it easier for you to buy and sell our common stock.

         - After the conversion, we will have the flexibility to repurchase shares of our common stock without adverse tax consequences. Repurchasing common stock is commonly used by financial institutions to deploy excess capital.

         - After the conversion, we will have greater flexibility under current law and regulations to acquire other financial institutions and to diversify operations.

         CONDITIONS TO COMPLETION OF CONVERSION

         We cannot complete our conversion and our offering unless:

         (1) It is approved by at least a majority of votes eligible to be cast by members of First Federal Bankshares, M.H.C.

         (2) It is approved by at least two-thirds of the outstanding shares of First Federal common stock.

         (3) It is approved by at least a majority of the outstanding shares of First Federal common stock, not including those shares held by First Federal Bankshares, M.H.C.

         First Federal Bankshares, M.H.C. intends to vote its 53.6% ownership interest in favor of the conversion. In addition, as of September 30, 1998, directors and executive officers of First Federal and their associates beneficially own 134,788 shares of First Federal, or 4.7% of the outstanding shares. They intend to vote those shares in favor of the conversion.

ACQUISITION OF MID-IOWA FINANCIAL CORP.

         On August 17, 1998, First Federal Bankshares, M.H.C. and First Federal agreed to acquire Mid-Iowa Financial Corp. and its wholly-owned subsidiary, Mid-Iowa Savings Bank, FSB, in a cash acquisition. The primary purpose of the conversion and the stock offering is to finance this acquisition. We will be unable to finance this acquisition without a successful offering. Therefore, the acquisition and the conversion are interdependent transactions. Neither transaction will occur unless both of them do.

         In the merger, each share of Mid-Iowa Financial common stock will be converted into the right to receive $15.00 in cash, with adjustments, and each outstanding stock option will be converted into the right to receive the amount by which the $15.00 purchase price exceeds the exercise price of the option. If the merger is not completed by April 15, 1999, the aggregate merger consideration will increase by $3,700 per day until the merger is completed. If the merger is completed prior to April 15, 1999, First Federal estimates that the merger consideration will be approximately $27.8 million, or $29.0 million assuming full exercise of stock options prior to the closing of the merger.

         The merger must be approved by stockholders of Mid-Iowa Financial Corp. and by the Office of Thrift Supervision. The merger is expected to occur simultaneously with, or immediately after the conversion. The merger will not proceed unless the conversion is approved by the requisite votes of stockholders of First Federal and members of First Federal Bankshares, M.H.C., since the cash proceeds of the conversion will be necessary to finance the merger. Since neither the conversion nor the merger will occur unless both of them do, subscription funds for the shares to be sold in this offering, with interest, will be returned to subscribers if the merger does not occur.

         The merger will expand the bank's presence in communities located in the Des Moines area and will increase its deposit base, loan portfolio and number of full-service offices.

         For further information about Mid-Iowa Financial Corp. and Mid-Iowa Savings Bank, FSB, see "Excerpts from Mid-Iowa Financial's Annual Report on Form 10-KSB for the year ended September 30, 1998" attached to this prospectus at page G-1.

$10.00 PER SHARE STOCK PRICING, EXCHANGE RATIO AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION

         We are offering each share of stock at $10.00 per share. The amount of common stock we are offering in the conversion is based on an independent appraisal of the estimated market value of First Federal Bankshares, M.H.C. and First Federal assuming First Federal Bankshares, M.H.C. has already completed the conversion. RP Financial, LC., the independent appraiser, has estimated that, in its opinion, as of November 27, 1998, this market value was between $48.1 million and $65.1 million, with a midpoint of $56.6 million. The appraisal was based in part on First Federal's financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. Based on this valuation and the approximate 53.6% ownership interest being sold in this offering, the Board of Directors of First Federal Bankshares and First Federal established an offering range between 2,635,000 to 3,565,000 shares. This offering range means the $10.00 per share purchase price for our shares will range from 71.5% to 86.2% of our estimated post-conversion stockholders' equity per share, using September 30, 1998 financial data, compared to an average of 123.1% for a peer group of similar thrift institutions used by the independent appraiser. The $10.00 per share purchase price for our shares will range from 105.0% to 120.4% of our estimated post-conversion tangible stockholders' equity per share using September 30, 1998 financial data, compared to an average of 138.5% for a peer group of similar institutions. See "The Conversion--Stock Pricing and Number of Shares to be Issued" on page 119.

         The independent appraisal will be updated prior to the completion of the conversion. If the market value changes to either below $48.1 million or above $74.9 million, subscribers will be notified and provided with the opportunity to modify or cancel their orders. See "The Conversion--Stock Pricing and Number of Shares to be Issued" for additional details.

PURCHASE LIMITATIONS

         The minimum number of shares that may be purchased is 25.

         IF YOU ARE NOT NOW A FIRST FEDERAL STOCKHOLDER -

         You may not purchase more than 85,000 shares, either alone or together with associates or persons acting in concert with you.

         IF YOU ARE NOW A FIRST FEDERAL STOCKHOLDER -

         You may not either alone or together with associates or persons acting in concert purchase shares in an amount that, when combined with shares you receive in the exchange, exceeds 85,000 shares. For example, if you receive 50,000 shares in the exchange, you may only purchase up to an additional 35,000 shares in the offering.

         For further discussion of the purchase limits and definitions of "associate" and "acting in concert," see "The Conversion--Limitations on Common Stock Purchases" on page 130.

PROCEDURE FOR PURCHASING COMMON STOCK

         To subscribe for shares of common stock in the offering, send or deliver an original, signed stock order form together with full payment to us in the postage-paid envelope provided so that we receive the stock order form before the end of the offering. The certification that is part of the stock order form also must be signed. Payment for shares may be made in cash if made in person, or by check or money order. First Federal will pay interest at the rate of 3.0% from the date funds are received until completion or termination of the conversion. Subscribers who have deposit accounts with First Federal may include instructions on the stock order form requesting withdrawal from those deposit account(s) to purchase shares. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with First Federal will earn interest at the applicable account rate, but a hold will be placed on those funds making them unavailable until the completion of the conversion. After we receive an order, the order cannot be withdrawn or changed, except with our consent.

         IMPORTANT: To ensure the proper identification of subscription rights, list all qualifying deposit accounts and loans, as of the respective qualifying dates, on the stock order form. Persons who do not list all qualifying deposit accounts and loans may be subject to reduction or rejection of their subscription.

         Except for those with priority rights to purchase shares, we have the discretion to accept or reject orders received in the offering. If an order is rejected in part, there is no right to cancel the remainder of the order.

         Owners of self-directed individual retirement accounts who are eligible to purchase common stock may use the assets of their individual retirement accounts to purchase shares of common stock in the conversion, provided that their accounts are not maintained on deposit with First Federal. If you want to use funds in a self-directed individual retirement account maintained by First Federal to purchase shares of common stock, you must transfer your account to an unaffiliated institution or broker. If you are interested in doing so, you should contact the stock information center at least one week before the expiration date.

         For further information on how to purchase stock, see "The Conversion--Procedure for Purchasing Shares."

USE OF PROCEEDS

         We will use the proceeds of this offering as follows:

         1. First Federal Bankshares will retain $5 million of the net proceeds, which may include a loan to the employee stock ownership plan to fund its purchase of common stock. The balance of the funds retained by First Federal Bankshares will be used for general corporate purposes. These purposes may include paying dividends or buying back shares of common stock. In addition, these funds may be used for future diversification or acquisition activities, although we do not have plans to do so now.

         2. The remaining net proceeds, estimated to be between $20.0 million and $29.2 million, will be contributed to First Federal and used to fund the merger consideration. Any additional funding required for the merger consideration will be obtained from cash on hand at First Federal, including interest bearing deposits with the Federal Home Loan Bank, or Federal Home Loan Bank advances.

         For further discussion, see "Use of Proceeds."

PURCHASES BY OFFICERS AND DIRECTORS

         We expect our directors and executive officers, together with their families, to subscribe for 76,500 shares, which equals approximately 2.5% of the shares sold at the midpoint of the offering range. The purchase price paid by them will be the same $10.00 per share price as that paid by all other persons who purchase shares in the conversion. See "Subscriptions by Executive Officers and Directors."

BENEFITS OF THE CONVERSION TO MANAGEMENT

         First Federal's employee stock ownership plan expects to purchase 7% of the shares we sell in this offering, or 249,550 shares assuming we sell the maximum of the shares proposed to be sold. If we sell more shares than the maximum of the offering range, this plan will have first priority to purchase shares over this maximum, up to the total of 7%. This plan is a tax-qualified retirement plan for all eligible employees. Assuming the plan purchases 249,550 shares, First Federal Bankshares will recognize additional compensation expense of $2,495,500 over a period of 15 years from the consummation of the conversion, assuming the shares have a fair market value of $10.00 per share. If, in the future, the shares have a fair market value greater than $10.00, the compensation expenses will increase.

         We also intend to implement two stock-based incentive plans, though neither plan will be implemented earlier than six months after the conversion. One plan, the 1999 recognition plan, would reserve 3% of the shares sold in the offering, or 106,950 shares at the maximum of the offering range, for award to key employees and directors, at no cost to the recipients. The second plan, the 1999 option plan, will reserve 10% of the shares sold in this offering, or 356,500 shares at the maximum of the offering range, to be issued when options to be granted to key employees and directors are exercised. Awards made under these plans would be subject to a vesting schedule.

         We also will convert options previously awarded in First Federal's 1992 stock option plans into options to purchase our common stock, with the number to be based on the exchange ratio.

         In connection with the conversion, First Federal plans to enter into employment agreements with Barry E. Backhaus, President and Chief Executive Officer; Jon G. Cleghorn, Executive Vice President and Chief Operating Officer; and Sandra Sabel, Senior Vice President. In addition, First Federal intends to replace its current agreement with Steven L. Opsal, Executive Vice President, with a new employment agreement. The employment agreements will provide cash payments to the executives if their employment is terminated following a change in control of First Federal Bankshares or First Federal. Each executive will be entitled to a package of cash and/or benefits with a maximum value equal to up to three times his or her average annual compensation during the three-year period preceding the change in control. If a change in control had occurred as of September 30, 1998, the aggregate value of the severance benefits payable to the executives under the proposed employment agreements would have been approximately $1,520,000.

         The following table summarizes these plans. The value of shares shown in the table assumes a value of $10.00 per share, the price at which shares in the offering will be sold. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. As a result, value can be received under an option only if the market price of common stock increases after the option grant.


                                      NUMBER OF SHARES TO BE GRANTED      VALUE OF GRANT OR AGREEMENTS         PERCENTAGE OF
                                      ------------------------------      ----------------------------          COMMON STOCK
                                      AT MINIMUM       AT MAXIMUM          AT MINIMUM       AT MAXIMUM           TO BE SOLD
                                      OF OFFERING      OF OFFERING         OF OFFERING      OF OFFERING        IN THE OFFERING
                                         RANGE            RANGE               RANGE            RANGE
                                      -----------      ------------        -----------      -----------        ---------------

EMPLOYEE STOCK ....................      184,450         249,550          $1,844,500         $2,495,500                7%
OWNERSHIP PLAN

1999 RECOGNITION PLAN
                                          79,050         106,950             790,500          1,069,500                3%
1999 OPTION PLAN
                                         263,500         356,500                --                 --                 10%

AGGREGATE VALUE OF ................         --              --             1,520,000          1,520,000               --
SEVERANCE BENEFITS
UNDER EMPLOYMENT
AGREEMENTS
                                      -----------      ------------       ----------         ----------              ----

TOTAL .............................      527,000         713,000          $4,155,000         $5,085,050               20%


         As of the date of this prospectus, management of First Federal owned, or had the right to acquire, 152,930 shares of First Federal. After the exchange and assuming the grant of the additional shares shown in the above table, management and the employee stock ownership plan would own 779,319 and 1,054,386 shares of First Federal Bankshares at the minimum and maximum, respectively, of the offering range. That would amount to 16.2% and 14.1%, respectively, of the shares of our common stock outstanding after the offering at the minimum and maximum of the offering range.

MARKET FOR COMMON STOCK

         We have applied to the Nasdaq Stock Market to list the common stock on the Nasdaq National Market under the symbol FFSX. The common stock of First Federal is currently listed on the Nasdaq SmallCap Market under the symbol FFSX. While it is expected that First Federal Bankshares' common stock will be more easily tradeable because there will be significantly more outstanding shares than First Federal's common stock, there can be no assurance of this.

         Sandler O'Neill has advised us that it intends to be a market maker in the common stock and will assist us in obtaining additional market makers.

DIVIDEND POLICY

         First Federal now pays a cash dividend of $0.12 per share per quarter, or $0.48 per share per year. After the conversion, First Federal Bankshares expects to maintain this dividend rate. This means that First Federal's stockholders will initially continue to receive the same dollar amount of dividends after the conversion. After adjustment for the exchange ratio, First Federal Bankshares would pay $0.2909, $0.2473, $0.2150 and $0.1870 per share per year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Assuming the offering is completed by mid-April 1999, the first dividend is expected to be declared for the quarter ending June 30, 1999.

COMPARISON OF STOCKHOLDERS' RIGHTS

         After the conversion, the stockholders of First Federal will become stockholders of First Federal Bankshares and their rights as stockholders will be governed by First Federal Bankshares' certificate of incorporation and bylaws and Delaware law, rather than First Federal's federal stock charter and bylaws and federal law and regulations. For a discussion of material differences in the rights of stockholders of First Federal Bankshares and First Federal and an explanation of possible antitakeover effects of provisions in First Federal Bankshares' certificate of incorporation and bylaws, see "Comparison of Stockholders' Rights" on page 137.

                                  RISK FACTORS

         BEFORE INVESTING IN THE COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED BELOW. THE COMMON STOCK IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

INCREASING INTEREST RATES MAY DECREASE OUR PROFITS AND THE VALUE OF OUR INVESTMENT PORTFOLIO.

         To be profitable, we must earn more money in interest and fees than we pay to our depositors in interest. More than 60% of our interest earning assets, such as our loans, are long-term investments with fixed-interest rates. In contrast, the interest we owe to our depositors generally is for short-term deposits and may be changed more frequently. When interest rates rise, we must pay more in interest but, because of our long-term, fixed-rate assets, we may not be paid as much interest income. This causes profits to decrease.

         In addition, we have a portfolio of investment securities. Generally, the value of this portfolio decreases when interest rates rise.

         Finally, lower interest rates may cause borrowers to refinance their loans to reduce their borrowing costs. After these refinancings, we may be unable to reinvest these prepayments at rates that are comparable to the rates on the prepaid loans.

         For further discussion of how changes in interest rates affect us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management--Market Risk Analysis."

OUR RETURN ON EQUITY MAY BE LOWER THAN OUR PEERS FOLLOWING THE CONVERSION, AND OUR COMPENSATION EXPENSES WILL INCREASE. THIS COULD DECREASE THE TRADING PRICE OF OUR COMMON STOCK.

         Many investors consider return on equity to be a useful benchmark for valuing financial institutions. For the three months ended September 30, 1998, First Federal's return on equity ratio was 9.57%. However, the net proceeds from the conversion may cause our return on equity ratio to decrease to 6.01%, assuming we sell the maximum number of shares in the offering range. In addition, our expenses will increase because of the costs associated with the employee stock ownership plan, increased expenses of our new stock holding company, the integration of Grinnell Federal Savings Bank which we acquired in March 1998, and the integration of Mid-Iowa Financial. Also, the stock-based benefit plans we expect to implement after our conversion will increase expenses.

         The increases in both equity and expenses outlined above will decrease our return on equity as compared to prior years as well as compared to our peer institutions, and could negatively affect our stock price. We will attempt to invest our new capital that is not used in the acquisition in higher interest earning assets as quickly as possible, thereby increasing our return on equity ratio. But there can be no assurance that we will succeed at this.

YOU SHOULD NOT EXPECT THE VALUE OF YOUR INVESTMENT TO INCREASE DRAMATICALLY IN THE DAYS IMMEDIATELY FOLLOWING THE CONVERSION.

         In recent years, investors in mutual-to-stock conversions of financial institutions have sometimes experienced dramatic short-term gains in the days immediately following those conversions. You should not expect dramatic increases in our stock price immediately following our conversion. Instead, you should have a longer-term investment horizon in evaluating an investment in our common stock, because the $10.00 per share offering price as a percentage of our projected post-conversion tangible book value per share is higher than that same ratio for typical mutual-to-stock conversions of financial institutions. The pricing for common stock of typical converting financial institutions often results in immediate post-conversion price appreciation, but our pricing is not as likely to do so.

SOME LOANS WE MAKE HAVE HIGHER DEFAULT RISKS THAN RESIDENTIAL MORTGAGE LOANS. HIGHER DEFAULTED LOANS WILL REDUCE OUR PROFITS.

         We, like most savings banks, primarily originate residential mortgage loans. This type of loan typically has the lowest default rate of loans made by savings banks. Like many savings banks, however, we also originate other loans including consumer loans, multi-family loans and commercial real estate loans. These loans typically carry higher default rates, but also can be more profitable.

         At September 30, 1998, our consumer and other non-mortgage loan portfolio, which included a small number of commercial business loans, amounted to $50.4 million, or 12.4% of total net loans. We intend to expand our consumer lending activities within our primary market area. Collateral such as automobiles, boats and other personal property depreciate rapidly and are often an inadequate repayment source if a borrower defaults. In addition, consumer loan repayments depend on the borrower's continuing financial stability and are more likely to be adversely affected by job loss, divorce, illness, personal bankruptcy and other financial hardship.

         At September 30, 1998, our multi-family and commercial real estate loan portfolio amounted to $60.7 million, or 14.9% of total loans. Because payments on loans secured by multi-family and commercial properties often depend upon the successful operation and management of the properties, repayment of these loans may be affected by adverse conditions in the real estate market or the economy, among other things.

IMPLEMENTING OUR STOCK-BASED BENEFIT PLANS AND OUR EMPLOYEE STOCK OWNERSHIP PLAN WILL REDUCE OUR PROFITS BY INCREASING FUTURE COMPENSATION EXPENSE BY $3.6 MILLION OVER THE LIFE OF THESE PLANS AT THE MAXIMUM OF THE OFFERING RANGE, ASSUMING A TRADING PRICE OF $10.00 PER SHARE, AND MAY DILUTE THE VOTING INTERESTS OF OUR STOCKHOLDERS.

         Our 1999 recognition plan and our 1999 stock option plan have available for award 3% and 10%, respectively, of the shares of common stock to be sold in the conversion. The cost of these shares, at $10.00 per share, would be $1.1 million and $3.6 million, respectively, at the maximum of the offering range. If, on the other hand, First Federal Bankshares issues new common stock for these plans, the voting interests of existing stockholders will be diluted.

         As of September 30, 1998, there were 37,574 options outstanding on First Federal common stock. These options will be converted into options to purchase First Federal Bankshares common stock, based upon the exchange ratio. The exercise of these options will also dilute the voting interests of existing stockholders.

         We are required to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from our employee stock ownership plan. Therefore, future increases in fair value of the common stock committed to be released will increase compensation expense. The annual pre-tax compensation expense of the plan will be $166,367 at the maximum of the offering range, assuming the fair value of the common stock is $10.00 per share and assuming a 15-year amortization period. To the extent that the fair value of the plan shares differs from the cost of such shares, the differential will be charged or credited to equity.

IF THE NUMBER OF SHARES OF COMMON STOCK TO BE SOLD IN THIS OFFERING IS INCREASED, THE FUTURE NET INCOME ATTRIBUTABLE TO EACH SHARE WILL BE DECREASED.

         An increase in the number of shares sold will mean that each share will own a smaller part of whatever earnings and equity we may have in the future. For further information regarding pro forma information, see "Pro Forma Data."

OUR AGREEMENT IN VARIOUS EMPLOYEE CONTRACTS AND PLANS TO MAKE PAYMENTS AFTER A CHANGE IN CONTROL WOULD INCREASE THE COST OF ACQUIRING US BY APPROXIMATELY $1,520,000 AND SO MAY DISCOURAGE TAKEOVER PROPOSALS THAT MAY OFFER A PREMIUM ABOVE THE TRADING PRICE OF OUR COMMON STOCK.


         The proposed stock-based benefit plans may contain provisions calling for the acceleration of benefits or payments in the event of a change in control. We also intend to enter into employment and change in control agreements with some of our employees. These agreements and plans are expected to provide benefits and cash payments to employees if there is a change in control and a subsequent termination of their employment. These benefits that would come into effect upon a change in control would increase the cost of acquiring us by approximately $1,520,000. This additional cost could discourage future attempts to take us over that you might like to see happen.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BYLAWS AND VOTING CONTROL OF MANAGEMENT MAY DISCOURAGE TAKEOVER PROPOSALS THAT MAY OFFER A PREMIUM ABOVE THE TRADING PRICE OF OUR COMMON STOCK.

         PROVISIONS IN FIRST FEDERAL'S AND FIRST FEDERAL BANKSHARES' CHARTERS AND BYLAWS. Provisions in our charters and bylaws may discourage potential proxy contests and other potential takeover attempts, particularly those that have not been negotiated with our Board of Directors. As a result, these provisions generally may serve to perpetuate existing management. Examples of these provisions include a limitation on the voting of shares held by a single beneficial owner in excess of 10% of our outstanding shares and the election of directors for three-year terms so that only approximately one-third of our directors are elected annually. For a more detailed discussion of these provisions, see "Comparison of Stockholders' Rights" and "Restrictions on Acquisitions of First Federal Bankshares."

         VOTING CONTROL OF OFFICERS AND DIRECTORS. Our employees and directors over time may obtain a large number of shares through their purchases in the conversion, their interests in the employee stock ownership plan, and the proposed stock-based benefit plans. This share ownership will give our employees and directors a significant vote on matters important to you. Further, this possible ownership level could discourage takeover attempts that you might like to see happen. In addition, the total ownership or voting level by employees and directors from these sources could reach in excess of 20% of our outstanding stock. That level would enable our employees and directors as a group to defeat any stockholder matter that required an 80% vote.

IF OUR COMPUTER SYSTEMS OR THOSE OF OUR VENDORS AND CUSTOMERS DO NOT WORK PROPERLY IN THE YEAR 2000, OUR OPERATIONS WILL BE SIGNIFICANTLY DISRUPTED.

         In the year 2000, there is a risk that the programming code in existing computer systems will recognize a date using "00" as the year 1900 rather than the year 2000. This could cause miscalculations or system failures in these systems. If our computer systems and the computer systems operated by our third-party vendors are not able to handle problems created by the Year 2000, we could experience significant disruption to our business and, as a result, a significant adverse impact on our financial condition and results of operations. In addition, if borrowers of First Federal or large employers in our market area have Year 2000 problems, some of our loans could become delinquent and cause losses. We have taken significant steps to address Year 2000 problems within our control, but we cannot assure that our efforts will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

IF WE ARE NOT ABLE TO EFFECTIVELY INTEGRATE THE OPERATIONS OF MID-IOWA FINANCIAL, OUR EXPENSES MAY INCREASE AND WE MAY LOSE VALUABLE CUSTOMER RELATIONSHIPS.

         The future growth of the bank and First Federal Bankshares will depend, in part, on the success of the merger which will, in turn, depend, on a number of factors, including the bank's ability to integrate the Mid-Iowa Savings branches into the current operations of the bank; the bank's ability to limit the outflow of deposits held by customers in the Mid-Iowa Savings branches; the bank's ability to control the non-interest expense from the merger in a manner that enables the bank to improve its overall operating efficiencies; and the bank's ability to retain and integrate the appropriate personnel of Mid-Iowa Savings into the operations of the bank. No assurance can be given that the bank will be able to integrate Mid-Iowa Savings successfully, that the bank will be able to achieve results in the future similar to those achieved by the bank in the past, or that the bank will be able to manage its growth resulting from the merger effectively.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                        OF FIRST FEDERAL AND SUBSIDIARIES

         The following tables set forth selected consolidated historical financial and other data of First Federal and its subsidiaries for the periods and at the dates indicated. The information is derived in part from, and should be read together with, the Consolidated Financial Statements and Notes thereto of First Federal contained elsewhere in this prospectus. The selected consolidated financial condition and operating data at, and for the three month periods ended, September 30, 1998 and 1997 are derived from unaudited consolidated financial statements and, in the opinion of management of First Federal, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the unaudited periods have been made. The results of operations data presented below for the three months ended September 30, 1998, are not necessarily indicative of the results of First Federal that may be expected for the entire year.




                                                          AT                                AT JUNE 30,
                                                     SEPTEMBER 30,   --------------------------------------------------------
                                                         1998        1998(8)      1997         1996         1995         1994
                                                    --------------   -------      ----         ----         ----         ----
                                                                                   (IN THOUSANDS)

SELECTED FINANCIAL CONDITION DATA:
Total assets....................................     $  569,612   $  551,450   $ 468,568   $  443,516   $  434,122    $  391,166
Loans receivable, net...........................        407,455      404,800     341,254      320,408      311,775       264,616
Securities available for sale...................         87,457       65,195      64,098       74,498         --            --
Securities held to maturity.....................         32,108       32,023      29,758       22,459       96,802       101,322
Federal Home Loan Bank stock,
  at cost.......................................          6,270        5,671       5,000        4,769        4,675         4,675
Office property and equipment, net                       11,071      10,845        9,638        8,697        7,559         7,549
Excess of cost over fair value of
  assets acquired...............................          8,080        8,158         318          355          190           204
Deposits........................................        392,677      392,425     326,734      335,223      339,426       343,588
Federal Home Loan Bank advances.................        124,885      107,901      96,500       66,000       54,500        10,000
Stockholders' equity............................         43,167       42,020      38,865       36,857       34,864        33,029


------------------------
(footnotes on next succeeding page)


                                                           THREE MONTHS ENDED
                                                             SEPTEMBER 30,                    YEAR ENDED JUNE 30,
                                                           ------------------    ---------------------------------------------------
                                                             1998       1997     1998(8)      1997       1996       1995       1994
                                                             ----       ----     -------      ----       ----       ----       ----
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:

Total interest income .................................    $10,056    $ 8,510    $35,364    $33,691    $31,686    $29,007    $27,460
Total interest expense ................................      6,283      5,172     21,377     20,328     19,645     17,707     15,642
                                                           -------    -------    -------    -------    -------    -------    -------
   Net interest income ................................      3,773      3,338     13,987     13,363     12,041     11,300     11,818
Provision for loan losses .............................         75         70        345        258        233        142        100
                                                           -------    -------    -------    -------    -------    -------    -------
   Net interest income after provision
         for loan losses ..............................      3,698      3,268     13,642     13,105     11,808     11,158     11,718
                                                           -------    -------    -------    -------    -------    -------    -------
Noninterest income:
   Fees and service charges ...........................        449        287      1,392      1,143      1,092        771        800
   Gain on sale of real estate owned ..................       --         --         --         --         --            3        870
   Gain on sale of loans held for sale ................         87         49        242        207        290        160        261
   Other income .......................................        366        339      1,544      1,201      1,124        689        862
                                                           -------    -------    -------    -------    -------    -------    -------
   Total noninterest income ...........................        902        675      3,178      2,551      2,506      1,623      2,793
                                                           -------    -------    -------    -------    -------    -------    -------
Noninterest expense:
   Compensation and benefits ..........................      1,452      1,466      6,702      5,655      5,150      4,615      4,225
   Office property and equipment ......................        447        334      1,500      1,293      1,159      1,064      1,063
   Special deposit insurance assessment ...............       --         --         --        2,233       --         --         --
   Other noninterest expense ..........................      1,063        839      3,326      3,512      3,410      3,327      3,590
                                                           -------    -------    -------    -------    -------    -------    -------
   Total noninterest expense ..........................      2,962      2,639     11,528     12,693      9,719      9,006      8,878
                                                           -------    -------    -------    -------    -------    -------    -------
   Earnings before income taxes and
   cumulative effect of accounting change .............      1,638      1,304      5,292      2,963      4,595      3,775      5,633
Income taxes ..........................................        620        463      1,874      1,024      1,543      1,259      1,556
                                                           -------    -------    -------    -------    -------    -------    -------
Net earnings before cumulative effect of
   accounting change ..................................      1,018        841      3,418      1,939      3,052      2,516      4,077
Cumulative effect of accounting change ................       --         --         --         --         --         --          732
                                                           -------    -------    -------    -------    -------    -------    -------
Net earnings ..........................................    $ 1,018    $   841    $ 3,418    $ 1,939    $ 3,052    $ 2,516    $ 4,809
                                                           -------    -------    -------    -------    -------    -------    -------
                                                           -------    -------    -------    -------    -------    -------    -------
Earnings per share(*)
   Net earnings before cumulative effect of
   accounting change ..................................    $   .36    $   .30    $  1.21    $   .69    $  1.08    $   .90    $  1.46
   Cumulative effect of accounting change .............    $  --      $  --         --         --         --         --          .26
                                                           -------    -------    -------    -------    -------    -------    -------
   Basic earnings per share ...........................    $   .36    $   .30    $  1.21    $   .69    $  1.08    $   .90    $  1.72
                                                           -------    -------    -------    -------    -------    -------    -------
                                                           -------    -------    -------    -------    -------    -------    -------
   Diluted earnings per share .........................    $   .35    $   .29    $  1.19    $   .67    $  1.06    $   .88    $  1.70
                                                           -------    -------    -------    -------    -------    -------    -------
                                                           -------    -------    -------    -------    -------    -------    -------
Cash dividends declared per common share ..............    $   .12    $   .12    $   .48    $   .47    $   .44    $   .36    $   .34
                                                           -------    -------    -------    -------    -------    -------    -------
                                                           -------    -------    -------    -------    -------    -------    -------


------------------------
(*)Adjusted for stock distributions.
(additional footnotes on next page)

                                                              AT OR FOR THE
                                                           THREE MONTHS ENDED
                                                            SEPTEMBER 30,(9)           AT OR FOR THE YEAR ENDED JUNE 30,
                                                           ------------------   ---------------------------------------------------
                                                             1998       1997    1998(8)    1997      1996       1995      1994
                                                             ----       ----    -------    ----      ----       ----      ----

SELECTED OPERATING RATIOS AND OTHER DATA(2):

PERFORMANCE RATIOS:
Return on assets (net income divided
     by average total assets)(1)(2) ..............          .73%         .73%      .71%      .43%      .70%      .60%     1.22%
Return on equity (net income divided by
     average equity)(1)(2) .......................         9.57         8.51      8.39      5.20      8.44      7.42     15.49
Average net interest rate spread(3) ..............         2.58         2.67      2.74      2.71      2.52      2.49      2.88
Net yield on average interest-earning assets(4) ..         2.87         3.05      3.07      3.07      2.88      2.82      3.13
Net interest income after provision for loan
  losses to total other expenses(1) ..............       124.85       123.83    118.34    103.25    121.50    123.90    132.00

ASSET QUALITY RATIOS:
Nonperforming loans to total loans ...............          .30          .28       .33       .15       .22       .22       .35
Nonperforming loans to total assets ..............          .21          .21       .24       .11       .16       .16       .24
Nonperforming assets as a percentage
     of total assets(5) ..........................          .34          .22       .34       .11       .17       .17       .26
Nonperforming loans and real estate owned
     to total loans and real estate owned ........          .47          .29       .47       .15       .24       .23       .38
Average interest-earning assets to average
     interest-bearing liabilities ................       106.07       108.04    107.14    107.69    107.74    107.27    105.98

CAPITAL, EQUITY AND DIVIDEND RATIOS:
Tangible capital(6) ..............................         6.17         8.62      6.20      8.24      8.37      7.99      8.39
Core capital(6) ..................................         6.17         8.62      6.20      8.24      8.37      7.99      8.77
Risk-based capital(6) ............................        12.33        17.10     12.51     17.00     18.45     18.02     21.02
Average equity to average assets ratio ...........         7.59         8.61      8.46      8.20      8.32      8.14      7.86
Dividend payout ratio ............................        33.33        40.00     39.67     68.12     40.74     40.00     19.77

PER SHARE DATA:
Book value per share(7) ..........................    $   15.17     $  14.08  $  14.80  $  13.74  $  13.08  $  12.42  $  11.81
Earnings per share (basic) .......................          .36          .30      1.21       .69      1.08       .90      1.72

OTHER DATA:
Full-service offices .............................        15(10)       13        15        13        13        12        12


------------------------
(1) Excluding the special Savings Association Insurance Fund assessment, First Federal's return on assets, return on equity, and net interest income after provision for loan losses to total other expenses would have been .73%, 8.95%, and 125.29%, respectively, for the year ended June 30, 1997.

(2) Includes the cumulative effect of change in the method of accounting for income taxes of $732,000 for the year ended June 30, 1994, representing .19% return on assets and 2.36% return on equity.
(3) Represents the difference between the average yield on interest-earning assets and the average cost of interest- bearing liabilities.
(4) Represents net interest income as a percentage of average interest-earning assets.
(5) Nonperforming assets include nonaccruing loans, accruing loans delinquent 90 days or more, and foreclosed assets but do not include restructured loans.
(6)  End of period ratio.
(7)  Adjusted for stock distributions.
(8) Data includes the effect of First Federal's acquisition of GFS Bancorp, Inc.for periods subsequent to March 31, 1998.
(9)  Annualized where appropriate.
(10) Subsequent to September 30, 1998, First Federal closed three of its branch offices. As of the date of this prospectus, First Federal operates 12 full service offices.

      SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF MID-IOWA FINANCIAL

         The following table sets forth selected consolidated historical financial and other data of Mid-Iowa Financial and its subsidiaries for the periods and at the dates indicated. The information is derived in part from and should be read together with the Consolidated Financial Statements and Notes thereto of Mid-Iowa Financial contained elsewhere in this prospectus.


                                                                                              AT SEPTEMBER 30,
                                                                          ----------------------------------------------------------
                                                                          1998         1997         1996         1995         1994
                                                                          ----         ----         ----         ----         ----
                                                                                           (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets ......................................................     $147,517     $128,017     $115,804     $108,221     $100,562
Loans receivable, net .............................................       71,436       66,418       62,123       57,847       54,269
Securities available for sale .....................................        4,994        4,983        4,974          837          851
Mortgage-backed and related securities held for investment ........       25,862       26,180       23,974       28,139       29,497
Investment securities .............................................       23,932       21,587       20,258       16,787       11,310
Deposits ..........................................................       96,353       89,378       82,872       78,671       78,883
Total borrowings ..................................................       36,000       25,000       20,500       18,000       10,750
Stockholders' equity - partially restricted .......................       13,760       12,061       10,601       10,261        9,770



                                                                                        YEAR ENDED SEPTEMBER 30,
                                                                          ---------------------------------------------------
                                                                          1998        1997        1996        1995        1994
                                                                          ----        ----        ----        ----        ----
                                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SELECTED OPERATING DATA:

Total interest income ............................................      $9,806       $8,963       $8,227       $7,330       $6,211
Total interest expense ...........................................       6,081        5,345        4,939        4,492        3,347
                                                                        ------       ------       ------       ------       ------
   Net interest income ...........................................       3,725        3,618        3,288        2,838        2,864
Provision for losses on loans ....................................          60           81           36           33           46
                                                                        ------       ------       ------       ------       ------
   Net interest income after provision for losses on loans .......       3,665        3,537        3,252        2,805        2,818
Fees and service charges .........................................         395          365          325          314          428
Gains on loans, mortgage-backed and investment securities ........          25           24           33           14           25
Other noninterest income .........................................         928        1,073          741          650          449
Total noninterest expense ........................................       3,081        2,658        3,115        2,394        2,247
                                                                        ------       ------       ------       ------       ------
Income before taxes on income and cumulative effect of
   accounting changes ............................................       1,932        2,341        1,236        1,389        1,473
Taxes on income ..................................................         600          791          411          462          470
Cumulative effect of accounting changes ..........................        --           --           --           --             64
                                                                        ------       ------       ------       ------       ------
Net income .......................................................      $1,332       $1,550       $  825       $  927       $1,067
                                                                        ------       ------       ------       ------       ------
                                                                        ------       ------       ------       ------       ------
Earnings per common share diluted(1) .............................      $  .73       $  .89       $  .47       $  .52       $  .58
Cash dividends per common share(1) ...............................      $  .08       $  .08       $  .08       $  .08       $  .07


                                                                                          YEAR ENDED SEPTEMBER 30,
                                                                               --------------------------------------------
                                                                               1998      1997      1996      1995      1994
                                                                               ----      ----      ----      ----      ----

OTHER DATA:

Average interest rate spread .............................................     2.38%     2.63%     2.54%     2.32%     2.72%
Net interest margin(2) ...................................................     2.77      3.04      2.97      2.74      3.07
Ratio of operating expense to average total assets(3) ....................     1.62      1.57      2.16      1.79      1.97

Average interest-earning assets to average interest-bearing liabilities ..   108.51    108.95    109.55    109.61    109.81

Non-performing assets to total assets at end of period ...................      .15       .01       .13       .13       .03

Stockholders' equity to total assets at end of period ....................     9.33      9.42      9.15      9.48      9.72
Return on assets (net income to average total assets) ....................      .96      1.27       .73       .88      1.14
Return on stockholders' equity (net income to average
   stockholders' equity) .................................................    10.26     13.70      7.79      9.25     11.38
Stockholders' equity-to-assets ratio (average
   stockholders' equity to average total assets) .........................     9.37      9.27      9.36      9.61      9.98

Number of full-service offices ...........................................     7         7         6         6         6


------------------------
(1) As adjusted for Mid-Iowa Financial's 100% stock dividends paid on February 24, 1995 and January 25, 1996. (2) Net interest income divided by average interest-earning assets. (3) Excludes the expenses of the subsidiaries of Mid-Iowa Savings. Including these expenses, these ratios would be 2.22%, 2.18%, 2.76%, 2.30% and 2.39% for the years ended September 30, 1998, 1997,
    1996, 1995 and 1994, respectively.

                              RECENT DEVELOPMENTS

         The following tables set forth selected consolidated historical financial and other data of First Federal and its subsidiaries for the periods and at the dates indicated. The selected consolidated financial condition and operating data at December 31, 1998, and for the three and six month periods ended December 31, 1998 and 1997 are unaudited, but, in the opinion of management of First Federal, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the unaudited periods have been made. The results of operations data presented below for the three and six months ended December 31, 1998, are not necessarily indicative of the results of First Federal that may be expected for the entire year.


                                       AT DECEMBER 31,     AT JUNE 30,
                                           1998               1998
                                       ---------------     -----------
                                                 (IN THOUSANDS)

SELECTED FINANCIAL CONDITION DATA:

Total assets ........................     $547,863          $551,450
Loans receivable, net ...............      400,258           404,800
Securities held to maturity .........       30,735            32,023
Securities, available for sale ......       68,876            65,195
Federal Home Loan Bank stock, at cost        6,294             5,671
Office property and equipment, net ..       11,526            10,845
Excess of cost over fair value of
  assets acquired ...................        7,994             8,158
Deposits ............................      383,271           392,425
Federal Home Loan Bank advances .....      113,619           107,901
Stockholders' equity ................       44,058            42,020




                                                        THREE MONTHS ENDED   SIX MONTHS ENDED
                                                           DECEMBER 31,         DECEMBER 31,
                                                        ------------------   ----------------
                                                           1998      1997      1998      1997
                                                           ----      ----      ----      ----
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

SELECTED OPERATING DATA:

Total interest income ................................   $10,073   $ 8,402   $20,130   $16,912
Total interest expense ...............................     6,112     5,089    12,395    10,261
                                                         -------   -------   -------   -------
   Net interest income ...............................     3,961     3,313     7,735     6,651
Provision for loan losses ............................        75        75       150       145
                                                         -------   -------   -------   -------
   Net interest income after provision for loan losses     3,886     3,238     7,585     6,506
                                                         -------   -------   -------   -------
Noninterest income:
   Fees and service charges ..........................       511       298       959       585
   Gain on sale of branch deposits ...................     1,088      --       1,088      --
   Gain on sale of loans held for sale ...............        87        40       174        90
   Other income ......................................       437       334       804       672
                                                         -------   -------   -------   -------
   Total noninterest income ..........................     2,123       672     3,025     1,347
                                                         -------   -------   -------   -------
Noninterest expense:
   Compensation and benefits .........................     2,208     1,507     3,660     2,973
   Office property and equipment .....................       431       357       879       691
   Other noninterest expense .........................     1,119       762     2,182     1,601
                                                         -------   -------   -------   -------
   Total noninterest expense .........................     3,758     2,626     6,721     5,265
                                                         -------   -------   -------   -------
   Earnings before income taxes ......................     2,251     1,284     3,889     2,588

Income taxes .........................................       799       467     1,419       930
                                                         -------   -------   -------   -------
   Net earnings ......................................   $ 1,452   $   817   $ 2,470   $ 1,658
                                                         -------   -------   -------   -------
                                                         -------   -------   -------   -------


Earnings per share:

   Basic earnings per share ..........................   $  0.51   $  0.29   $  0.87   $  0.59
                                                         -------   -------   -------   -------
                                                         -------   -------   -------   -------
   Diluted earnings per share ........................   $  0.51   $  0.28   $  0.86   $  0.58
                                                         -------   -------   -------   -------
                                                         -------   -------   -------   -------
Cash dividends declared per common share .............   $  0.12   $  0.12   $  0.24   $  0.24
                                                         -------   -------   -------   -------
                                                         -------   -------   -------   -------



                                                                    AT OR FOR THE         AT OR FOR THE
                                                                  THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                    DECEMBER 31,(6)       DECEMBER 31,(6)
                                                                  ------------------     ----------------
                                                                   1998(5)      1997     1998(5)      1997
                                                                   -------      ----     -------      ----

SELECTED OPERATING RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (net income divided by average total assets)         1.04%      0.72%      0.88%      0.73%
Return on equity (net income divided by average equity) .....        13.13       8.08      11.38       8.30
Average net interest rate spread(1) .........................         2.75       2.68       2.66       2.68
Net yield on average interest-earning assets(2) .............         3.03       3.07       2.95       3.06
Net interest income after provision for loan
  losses to total other expenses ............................       103.41     123.31     112.86     123.57

ASSET QUALITY RATIOS:
Nonperforming loans to total loans(4) .......................         0.45       0.25       0.45       0.25
Nonperforming loans to total assets(4) ......................         0.33       0.19       0.33       0.19
Nonperforming assets as a percentage
   of total assets(3)(4) ....................................         0.38       0.19       0.38       0.19
Nonperforming loans and real estate owned
   to total loans and real estate owned(4) ..................         0.52       0.25       0.52       0.25
Average interest-earning assets to average
   interest-bearing liabilities .............................       106.15     108.27     106.11     108.15

CAPITAL, EQUITY AND DIVIDEND RATIOS:
Tangible capital(4) .........................................         6.67       8.73       6.67       8.73
Core capital(4) .............................................         6.67       8.73       6.67       8.73
Risk-based capital(4) .......................................        13.23      17.24      13.23      17.24
Average equity to average assets ratio ......................         7.94       8.91       7.76       8.76
Dividend payout ratio .......................................        23.53      41.38      27.59      40.68

PER SHARE DATA:
Book value per share(4) .....................................     $  15.48   $  14.34   $  15.48   $  14.34
Earnings per share (basic) ..................................         0.51       0.29       0.87       0.59

OTHER DATA:
Full-service offices ........................................        12         13         12         13


------------------------
(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest- bearing liabilities.
(2) Represents net interest income as a percentage of average interest-earning assets.
(3) Nonperforming assets include nonaccruing loans, accruing loans delinquent 90 days or more, and foreclosed assets but do not include restructured loans.
(4) End of period ratio.
(5) Data includes the effect of First Federal's acquisition of GFS Bancorp, Inc. for periods subsequent to March 31, 1998.
(6) Annualized where appropriate.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1998 AND JUNE 30, 1998

         Total assets decreased by $3.6 million, or 0.7%, to $547.9 million at December 31, 1998 from $551.5 million at June 30, 1998. Cash and interest-bearing deposits decreased by $1.7 million, or 9.9%, and securities held to maturity decreased by $1.3 million, or 4.0%, from June 30, 1998 to December 31, 1998. Additionally, loans receivable decreased by $4.5 million, or 1.1%, to $400.3 million at December 31, 1998 from $404.8 million at June 30, 1998 due to amortization and prepayments. Securities available for sale increased by $3.7 million, or 5.7%, to $68.9 million at December 31, 1998 from $65.2 million at June 30, 1998. Deposits decreased by $9.2 million, or 2.3%, to $383.3 million at December 31, 1998 from $392.4 million at June 30, 1998, primarily due to the sale of $19.4 million of deposits in three branch offices to local financial institutions in November and December 1998. Federal Home Loan Bank advances increased by $5.7 million, or 5.3%, to $113.6 million at December 31, 1998 from $107.9 million at June 30, 1998. The increase in Federal Home Loan Bank advances and receipts from prepayment and amortization of loans partially funded the deposit sales. Total stockholders' equity increased by $2.0 million, or 4.9%, to $44.0 million at December 31, 1998 from $42.0 million at June 30, 1998, primarily due to earnings totaling $2.5 million for the first half of the fiscal year, less dividends declared totaling $316,000.

NONPERFORMING ASSETS AND DELINQUENCIES

         Loans accounted for on a non-accrual basis increased by $556,000 from $1.1 million at June 30, 1998 to $1.7 million at December 31, 1998. Five commercial real estate loans totaling $453,000 and several loans secured by single-family, owner-occupied properties make up the increase. The balance of real estate owned decreased by $209,000, or 42.7%, to $280,000 at December 31, 1998 from $489,000 at June 30, 1998, primarily due to the sale of three multi-family properties in Madison, Wisconsin, with a carrying value totaling $457,000. No losses were realized on this sale. A foreclosure on a commercial real estate property located in Grinnell, Iowa with a carrying value totaling $205,000 partially offset the decrease in real estate owned due to the real estate owned sale. In January 1999, settlement payments totaling $75,000 were received and applied to lower the balance of the Grinnell commercial property to $132,000. First Federal's non-performing assets are primarily secured by real estate. At December 31, 1998, non-performing assets totaling approximately $700,000 had been referred for foreclosure.

COMPARISON OF THE RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997

         GENERAL. Net earnings increased by $811,000, or 48.9%, to $2.5 million for the six months ended December 31, 1998 from $1.7 million for the six months ended December 31, 1997. Diluted earnings per share totaled $.86 and $.58, respectively, for the six months ended December 31, 1998 and 1997. The acquisition of GFS Bancorp, effective March 31, 1998, was accounted for using the purchase method of accounting. Therefore, the results of operations for the six months ended December 31, 1997 are not restated to include GFS Bancorp activity.

         INTEREST INCOME. Interest income increased by $3.2 million, or 19.0%, to $20.1 million for the six months ended December 31, 1998 from $16.9 million for the six months ended December 31, 1997, largely due to an increase in the average balance of interest-earning assets. The average balance of interest-earning assets increased by $89.9 million, or 20.7%, to $524.6 million for the six months ended December 31, 1998 from $434.7 million for the six months ended December 31, 1997, primarily due to growth related to the GFS Bancorp acquisition. The average yield on interest-earning assets decreased to 7.67% for the six months ended December 31, 1998 from 7.78% for the six months ended December 31, 1997, primarily due to the generally lower interest-rate environment in the current year period. This decrease in yield partially offset the increases in interest income related to larger average balances. Interest income on loans increased by $2.4 million, or 17.3%, to $16.2 million for the six months ended December 31, 1998 from $13.8 million for the six months ended December 31, 1997, primarily due to an increase in the average balance of loans. The average balance of loans receivable increased by $61.8 million, or 17.9%, to $406.5 million for the six months ended December 31, 1998 from $344.7 million for the six months ended December 31, 1997, primarily due to growth related to the GFS Bancorp acquisition. The yield on loans receivable was 7.98% and 8.03%, respectively, for the six months ended December 31, 1998 and 1997. Interest income on investment and mortgage-backed securities increased by $779,000, or 25.4%, to $3.8 million for the six months ended December 31, 1998 from $3.1 million for the six months ended December 31, 1997. The average balance of investment and mortgage-backed securities increased by $26.1 million, or 29.1%, to $115.9 million for the six months ended December 31, 1998 from $89.8 million for the six months ended December 31, 1997, as First Federal leveraged investment purchases with Federal Home Loan Bank advances. The average yield on investment and mortgage-backed securities decreased to 6.63% for the six months ended December 31, 1998 from 6.84% for the six months ended December 31, 1997 in the generally lower interest-rate environment.

         INTEREST EXPENSE. Interest expense increased by $2.1 million, or 20.8%, to $12.4 million for the six months ended December 31, 1998 from $10.3 million for the six months ended December 31, 1997. The increase in interest expense was primarily due to an increase of $92.4 million, or 23.0%, in the average balance of interest-bearing liabilities to $494.4 million for the six months ended December 31, 1998 from $402.0 million for the six months ended December 31, 1997. Interest on deposits increased by $1.4 million, or 17.5%, to $9.0 million for the six months ended December 31, 1998 from $7.6 million for the six months ended December 31, 1997, primarily due to an increase in the average balance of deposits. The average balance of deposits increased by $63.7 million, or 20.1%, to $380.3 million for the six months ended December 31, 1998 from $316.6 million for the six months ended December 31, 1997, primarily due to the acquisition of GFS Bancorp deposit accounts. The average cost of deposits decreased to 4.72% for the six months ended December 31, 1998 from 4.82% for the six months ended December 31, 1997, as rates paid on deposit accounts were lowered in response to generally lower market rates. The average balance of Federal Home Loan Bank advances increased by $28.8 million, or 33.7%, to $114.1 million for the six months ended December 31, 1998 from $85.3 million for the six months ended December 31, 1997, as Federal Home Loan Bank advances were used to fund investment securities purchases. The average interest rate paid on Federal Home Loan Bank advances decreased to 6.01% for the six months ended December 31, 1998 from 6.16% for the six months ended December 31, 1997, as Federal Home Loan Bank advances with generally lower rates were added in the current six-month period.

         NET INTEREST INCOME. Net interest income increased by $1.l million, or 16.3%, to $7.7 million for the six months ended December 31, 1998 from $6.6 million for the six months ended December 31, 1997.

         PROVISION FOR LOAN LOSSES. First Federal provided $150,000 and $145,000, respectively, for loan losses for the six months ended December 31, 1998 and 1997. GFS Bancorp's general loan loss allowance totaling $801,000 was combined with First Federal's loan loss allowance on the effective date of the GFS Bancorp acquisition. In addition, problem assets acquired from GFS Bancorp were recorded at fair value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results--Provision for Loan Losses."

         NONINTEREST INCOME. Noninterest income increased by $1.7 million to $3.0 million for the six months ended December 31, 1998 from $1.3 million for the six months ended December 31, 1997. The increase in noninterest income was primarily due to recognition of a $1.1 million gain on the sale of the deposits of three branch offices of First Federal in November and December 1998. Deposits totaling $19.4 million were sold to local financial institutions. Over 80% of the deposits sold were fixed-rate, fixed-maturity certificates of deposits with average interest rates higher than First Federal's average weighted interest rate paid on total deposits. Income from service charges and other fees and gain on sale of loans held for sale increased by $374,000, or 64.0%, and $85,000, or 94.4%, respectively, for the six months ended December 31, 1998 when compared to the six months ended December 31, 1997. Service charge income increased due to an increase in transaction account balances in 1998 and also due to the addition of a new checking product. Gain on sale of loans held for sale increased due to increased mortgage activity as borrowers took advantage of generally low fixed-rate financing opportunities for both refinancing and purchases.

         NONINTEREST EXPENSE. Noninterest expense increased by $1.4 million, or 27.6%, to $6.7 million for the six months ended December 31, 1998 from $5.3 million for the six months ended December 31, 1997. Compensation and benefit expense increased by $687,000, or 23.1%, to $3.7 million for the six months ended December 31, 1998 from $3.0 million for the six months ended December 31, 1997. This increase was largely due to the addition of GFS Bancorp staff and staff for a new full-service office opened in May 1998.

         During the six months ended December 31, 1998, compensation and benefit expense was reduced by $82,000 due to adjustments related to stock appreciation rights issued in March 1998 in connection with the acquisition of GFS Bancorp. At September 30, 1998, the liability for cash payments to holders of stock appreciation rights decreased to $478,000 from $946,000 at June 30, 1998 due to a decrease in the fair market value of First Federal stock to $24.00 at September 30, 1998 from $34.50 at June 30, 1998. This adjustment of the liability for stock appreciation rights reduced compensation and benefit expense by $468,000 for the three months ended September 30, 1998. In December 1998, First Federal offered holders of stock appreciation rights a window of opportunity to elect to receive a cash payment in excess of the computed value of the stock appreciation rights. The computed value of the right was the amount by which the current fair market value of First Federal stock exceeded the exercise price of the right. During the three months ended December 31, 1998 a charge to compensation and benefit expense totaling $386,000 adjusted the liability for stock appreciation rights to $864,000 due to receipt of an election from all holders of stock appreciation rights to exercise the right at a premium price offered during the window of opportunity. First Federal offered this option to holders of stock appreciation rights in order to encourage the retirement of the stock appreciation rights and eliminate future earnings volatility due to changes in the market value of First Federal stock.

         The increase in noninterest expense was also due to an increase of $188,000, or 27.2%, in office property and equipment expense and to an increase of $120,000, or 72.1%, in advertising expense, partially due to the promotion of a new checking product. Other administrative expenses increased by $242,000 over the prior year period. In addition, amortization of intangibles increased to $172,000 for the six months ended December 31, 1998 from $13,000 for the six months ended December 31, 1997, due to amortization of the goodwill recorded in conjunction with the GFS Bancorp acquisition.

         NET EARNINGS AND INCOME TAX EXPENSE. Net earnings before income taxes increased by $1.3 million, or 50.2%, to $3.9 million for the six months ended December 31, 1998 from $2.6 million for the six months ended December 31, 1997. Income tax expense increased by $489,000, or 52.5%, to $1.4 million for the six months ended December 31, 1998 from $930,000 for the six months ended December 31, 1997. The combined federal and state tax rate on earnings was 36.5% and 35.9%, respectively, for the six months ended December 31, 1998 and 1997.

LIQUIDITY AND CAPITAL RESOURCES

         First Federal's average liquidity position at December 31, 1998 was $108.9 million, or 26.1%, of its liquidity base for the preceding quarter, which exceeded the minimum regulatory requirement of 4%. At December 31, 1998, First Federal had tangible, core and risk-based capital ratios of 6.67%, 6.67% and 13.24%, respectively, which exceeded the Office of Thrift Supervision's minimum requirements of 1.50%, 3.00% and 8.00%, respectively.

                    SELECTED UNAUDITED PRO FORMA CONSOLIDATED
                FINANCIAL DATA OF FIRST FEDERAL BANKSHARES, INC.

         The following tables present selected unaudited pro forma consolidated financial data with respect to First Federal Bankshares and its subsidiaries. For each period presented below, the "Pro Forma for Acquisition" information reflects the acquisition of Mid-Iowa Financial, but not the conversion. The "Pro Forma for Acquisition and Conversion" information reflects the consummation of both the conversion and the acquisition, including the sale of subscription shares in the offering and includes interest income on the investment of the net investable proceeds of the sale of subscription shares and the anticipated expenses associated with the Employee Stock Ownership Plan and 1999 Recognition Plan. This financial data assumes that these transactions occurred on each of the dates and at the beginning of each of the periods presented, that subscription shares are sold in the offering at the $10.00 subscription price per share, resulting in gross proceeds of $35.7 million, the maximum of the offering range. For information on net income, net income per share, stockholders' equity and stockholders' equity per share at the minimum, midpoint and 15% above the maximum of the valuation range, see "Pro Forma Data--Pro Forma Conversion Data." For additional assumptions used in calculating the pro forma data, see "Pro Forma Data--Unaudited Pro Forma Condensed Consolidated Financial Information."

         In accordance with generally accepted accounting principles, the acquisition of Mid-Iowa Financial will be accounted for using the purchase method. Under the purchase method of accounting, the recorded assets and liabilities of Mid-Iowa Financial will be adjusted to fair value and the excess of the purchase price over the fair value of net identifiable assets will be recorded as goodwill; the results of operations will include Mid-Iowa Financial from the date of the acquisition.

         The following selected unaudited pro forma financial data should be read in conjunction with the consolidated financial statements and related notes presented elsewhere in this prospectus.


                                              AT SEPTEMBER 30, 1998(1)                AT JUNE 30, 1998(1)
                                        ---------------------------------    --------------------------------
                                                            PRO FORMA                          PRO FORMA
                                           PRO FORMA      FOR ACQUISITION       PRO FORMA     FOR ACQUISITION
                                        FOR ACQUISITION    AND CONVERSION    FOR ACQUISITION  AND CONVERSION
                                        ---------------   ---------------    ---------------  ---------------
                                                                  (DOLLARS IN THOUSANDS)


FINANCIAL CONDITION
Total assets ...........................   $704,318           $736,800          $685,813          $718,203
Loans receivable, net ..................    480,428            480,428           477,773           477,773
Securities available for sale ..........     92,451             93,283            70,189            71,012
Securities held to maturity ............     82,488             82,488            82,403            82,403
Intangible assets ......................     21,451             21,451            21,529            21,529
Deposits ...............................    489,126            489,126           488,874           488,874
Borrowed funds .........................    160,355            160,355           143,371           143,371
Total stockholders' equity .............     43,167             75,565            42,020            74,330
Non-performing loans ...................      1,334              1,334             1,442             1,442
Non-performing assets ..................      2,144              2,144             2,022             2,022

ASSET QUALITY RATIOS (PERIOD END)
Allowance for loan losses to total loans       0.62%              0.62%             0.61%             0.61%
Non-performing assets as a percent
   of total assets .....................       0.30%              0.29%             0.29%             0.28%
Allowance for loan losses
   to non-performing loans .............     223.69%            223.69%           202.08%           202.08%




                                    THREE MONTHS ENDED SEPTEMBER 30,(1)        YEAR ENDED JUNE 30,(1)
                                    ----------------------------------  -----------------------------------
                                                   1998                                1998
                                    ----------------------------------  -----------------------------------
                                                         PRO FORMA                             PRO FORMA
                                       PRO FORMA      FOR ACQUISITION      PRO FORMA        FOR ACQUISITION
                                    FOR ACQUISITION   AND CONVERSION    FOR ACQUISITION      AND CONVERSION
                                    ---------------   ----------------  ---------------     ---------------

                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

RESULTS OF OPERATIONS(2)
Net interest income ...............   $  4,267          $  4,678          $ 16,035               $ 17,678
Provision for loan losses .........        (90)              (90)             (405)                  (405)
                                      --------          --------          --------               --------
Net interest income after provision
  for loan losses .................   $  4,177          $  4,588          $ 15,630               $ 17,273


Non-interest income ...............   $  1,245          $  1,245          $  4,525               $  4,525
Non-interest expense ..............     (3,936)           (4,032)          (15,300)               (15,680)
                                      --------          --------          --------               --------


Income before income taxes ........   $  1,486          $  1,801          $  4,855               $  6,118
Income taxes ......................       (586)             (702)           (1,782)                (2,250)
                                      --------          --------          --------               --------


Net income ........................   $    900          $  1,099          $  3,073               $  3,868
                                      --------          --------          --------               --------
                                      --------          --------          --------               --------


Diluted earnings per share(5) .....   $   0.31          $   0.18          $   1.07               $   0.62
                                      --------          --------          --------               --------
                                      --------          --------          --------               --------


SELECTED RATIOS:
Performance ratios:
  Return on average assets(3)(4) ..       0.52%             0.62%             0.48%                 0.58%
  Return on average equity(3)(4) ..       8.16%             6.01%             7.46%                 5.58%

------------------------
(1) Mid-Iowa Financial data included is at September 30, 1998 and for the three months ended and the fiscal year ended September 30, 1998.

(2) Does not reflect any cost savings or other benefits of the acquisition of Mid-Iowa Financial.

(3) These ratios are based on average daily balances.

(4) Annualized.

(5) Diluted earnings per share have been computed as follows: for "Pro Forma for Acquisition" purposes, historical shares for diluted earnings per share of 2,873,593 and 2,883,764 were used for the three-month period ended
    September 30, 1998 and the year ended June 30, 1998, respectively; for "Pro Forma for Acquisition and Conversion" purposes, post conversion shares, including 69,742 and 109,512 incremental shares related to outstanding stock options for the three month period ended September
    30, 1998 and the year ended June 30, 1998, respectively, were used and Employee Stock Ownership Plan shares were assumed to have been issued, but are not treated as outstanding until committed to be released.

                            FIRST FEDERAL BANKSHARES

         First Federal Bankshares was organized under Delaware law in December 1998 for the purpose of acquiring all of the outstanding shares of capital stock of First Federal. First Federal Bankshares has applied to the Office of Thrift Supervision to become a savings and loan holding company and will be regulated by that agency. After completion of the conversion, First Federal Bankshares will conduct business initially as a unitary savings and loan holding company. Upon consummation of the conversion, First Federal Bankshares' assets will consist primarily of the shares of First Federal's capital stock acquired in the conversion and that portion of the net proceeds of the conversion permitted by the Office of Thrift Supervision to be retained by First Federal Bankshares and the loan to the Employee Stock Ownership Plan. First Federal Bankshares expects to retain $5.0 million of the net proceeds of the offering. First Federal Bankshares initially will have no significant liabilities. Initially, First Federal Bankshares will neither own nor lease any property, but instead will use the premises, equipment and furniture of First Federal. At the present time, First Federal Bankshares does not intend to employ any persons other than officers but will use the support staff of First Federal from time to time. Additional employees will be hired as appropriate to the extent First Federal Bankshares expands its business. The management of First Federal Bankshares is set forth under "Management of First Federal Bankshares."

         The conversion will provide First Federal with additional capital to support future growth, including the acquisition of Mid-Iowa Financial. Management believes that the holding company structure will provide First Federal Bankshares with additional flexibility to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies or for other business or investment purposes, including the possible repurchase of common stock as permitted by the Office of Thrift Supervision. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, except for the acquisition of Mid-Iowa Financial, First Federal Bankshares will be in a position after the conversion to take advantage of any such acquisition and expansion opportunities that may arise, as restricted by regulatory limitations and First Federal Bankshares' financial position. The initial activities of First Federal Bankshares are anticipated to be funded primarily by the conversion proceeds retained by First Federal Bankshares and earnings thereon or, alternatively, through dividends received from First Federal.

         First Federal Bankshares' executive office is located at 329 Pierce Street, Sioux City, Iowa, and its telephone number is (712) 277-0200.

                                  FIRST FEDERAL

         First Federal is a federally-chartered stock savings bank headquartered in Sioux City, Iowa. Founded in 1923, First Federal's deposits have been federally insured since 1935 by the Savings Association Insurance Fund and its predecessor, the Federal Savings and Loan Insurance Corporation. First Federal has been a member of the Federal Home Loan Bank of Des Moines since 1935. On July 13, 1992, First Federal's mutual predecessor reorganized from a federally-chartered mutual savings bank into the Mutual Holding Company and concurrently formed First Federal, which succeeded to the name and operations of First Federal's mutual predecessor. At the time of the 1992 mutual holding company reorganization, First Federal conducted a stock offering in which it sold a minority of its common stock to the public and raised approximately $5.6 million of net proceeds. At September 30, 1998, First Federal had total assets of $569.6 million, total deposits of $392.7 million, and stockholders' equity of $43.2 million.

         First Federal is a community-oriented financial institution offering traditional financial services to its local community. First Federal's primary lending area includes northwest Iowa, contiguous portions of Nebraska and South Dakota and central Iowa. First Federal's primary lending activity involves the origination of fixed rate and adjustable rate mortgage loans secured by one- to four- family residential real estate. Fixed rate mortgage loans with terms greater than fifteen years are originated primarily for sale in the secondary market on a servicing released basis, while adjustable rate mortgage loans are retained in First Federal's portfolio. To a lesser extent, First Federal makes second mortgage loans secured by the borrower's principal residence and other types of consumer loans such as auto loans and home improvement loans. In addition, First Federal makes commercial and multi-family loans and First Federal anticipates an increase in its commercial and multi-family loan portfolios in the future. In addition, First Federal invests in mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or the Government National Mortgage Association and in securities issued by the United States Government and agencies thereof.

         First Federal currently conducts operations through its main office in Sioux City, Iowa, and its 11 full service branch offices and one drive-up facility in northwest and central Iowa and northeast Nebraska.

         On March 31, 1998, First Federal consummated the acquisition of GFS Bancorp, Inc. and its subsidiary, Grinnell Federal Savings Bank. As of March 31, 1998, GFS Bancorp had total assets of $96.1 million and total deposits of $64.1 million. The acquisition was accounted for under the purchase method of accounting. In November and December 1998, First Federal closed its branch offices located in Hartley, Sanborn and Hawarden, Iowa, and sold the deposits relating to those branches.

         First Federal's principal executive office is located at 329 Pierce Street, Sioux City, Iowa 51101, and its telephone number at that address is
(712) 277-0200.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         At September 30, 1998, First Federal and Mid-Iowa Savings each exceeded all of the applicable regulatory capital requirements. The table on the following pages sets forth the historical regulatory capital of First Federal and Mid-Iowa Savings at September 30, 1998 and the pro forma regulatory capital of First Federal after giving effect to the conversion and the acquisition of Mid-Iowa Financial, based upon the sale at $10.00 per share of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by First Federal of all of the net conversion proceeds, less the $5.0 million of proceeds which will be retained by First Federal Bankshares and funding of the Employee Stock Ownership Plan and the 1999 Recognition Plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by First Federal in assets which have a risk-weight of 20% under applicable regulations, as if the net proceeds had been received and so applied at September 30, 1998. See "Pro Forma Data" for the assumptions used to determine the net proceeds of the offering. For purposes of the table below, the amount expected to be borrowed by the Employee Stock Ownership Plan and the cost of the shares expected to be acquired by the 1999 Recognition Plan are deducted from pro forma regulatory capital.




                             FIRST FEDERAL           MID-IOWA SAVINGS         PRO FORMA CONSOLIDATED
                             HISTORICAL AT            HISTORICAL AT              HISTORICAL AT
                           SEPTEMBER 30, 1998       SEPTEMBER 30, 1998         SEPTEMBER 30, 1998(5)
                         ----------------------     -----------------------   -----------------------
                                      PERCENT                     PERCENT                   PERCENT
                                        OF                          OF                        OF
                         AMOUNT       ASSETS(2)      AMOUNT       ASSETS(2)    AMOUNT       ASSETS(2)
                         ------       ---------      ------       ---------    ------       ---------
                                                    (DOLLARS IN THOUSANDS)

GAAP capital ......     $ 43,167         7.58%      $ 13,760         9.33%    $ 44,903         6.36%


Tangible capital:
   Capital level ..     $ 34,649         6.17%      $ 11,158         7.67%    $ 23,014         3.31%
   Requirement ....        8,418         1.50          2,181         1.50       10,426         1.50%
                        --------        -----       --------        -----     --------         ----
       Excess .....     $ 26,231         4.67%      $  8,977         6.17%    $ 12,588         1.81%
                        --------        -----       --------        -----     --------         ----
                        --------        -----       --------        -----     --------         ----


Core capital:
   Capital level ..     $ 34,649         6.17%      $ 11,158         7.67%    $ 23,014         3.31%
   Requirement(3) .       16,837         3.00          4,361         3.00       20,852         3.00%
                        --------        -----       --------        -----     --------         ----
       Excess .....     $ 17,812         3.17%      $  6,797         4.67%    $  2,162         0.31%
                        --------        -----       --------        -----     --------         ----
                        --------        -----       --------        -----     --------         ----


Risk-based capital:
   Capital level(4)     $ 37,326        12.33%    $ 11,483        19.21%    $ 25,998         7.41%
   Requirement ....       24,221         8.00        4,782         8.00       28,054         8.00%
                        --------        -----       --------        -----     --------         ----
       Excess .....     $ 13,105         4.33%    $  6,701        11.21%    $ (2,056)       (0.59)%
                        --------        -----       --------        -----     --------         ----
                        --------        -----       --------        -----     --------         ----




                                                 PRO FORMA AT SEPTEMBER 30, 1998, BASED UPON THE SALE OF
                          -------------------------------------------------------------------------------------------------------
                              2,635,000 SHARES          3,100,000 SHARES           3,565,000 SHARES         4,099,750 SHARES(1)
                          ----------------------      ----------------------    ----------------------     ----------------------
                                       PERCENT                     PERCENT                   PERCENT                    PERCENT
                                         OF                          OF                        OF                         OF
                          AMOUNT       ASSETS(2)      AMOUNT       ASSETS(2)    AMOUNT       ASSETS(2)     AMOUNT       ASSETS(2)
                          ------       ---------      ------       ---------    ------       ---------     ------       ---------
                                                    (DOLLARS IN THOUSANDS)

GAAP capital .......     $ 62,292       8.61%       $ 66,428        9.13%      $ 70,565       9.64%       $ 75,322       10.23%

Tangible capital:
   Capital level ...     $ 40,403       5.65%       $ 44,539        6.19%      $ 48,676       6.72%       $ 53,433        7.32%
   Requirement .....       10,726       1.50%         10,795        1.50%        10,864       1.50%         10,944        1.50%
                        --------       ----         ---------      -----      ---------      -----        --------       -----
      Excess .......     $ 29,677       4.15%       $ 33,744        4.69%      $ 37,812       5.22%       $ 42,489        5.82%
                        --------       ----         ---------      -----      ---------      -----        --------       -----
                        --------       ----         ---------      -----      ---------      -----        --------       -----

Core capital:
Capital level ......    $ 40,403       5.65%        $  44,539       6.19%     $  48,676       6.72%       $ 53,433        7.32%
   Requirement(3)...      21,453       3.00%           21,591       3.00%        21,729       3.00%         21,887        3.00%
                        --------       ----         ---------      -----      ---------      -----        --------       -----
      Excess .......    $ 18,950       2.65%        $  22,948       3.19%     $  26,947       3.72%       $ 31,546        4.32%
                        --------       ----         ---------      -----      ---------      -----        --------       -----

Risk-based capital:
   Capital level(4)     $ 43,387      12.23%        $  47,523      13.36%     $  51,660      14.49%       $ 56,417       15.78%
   Requirement .....      28,375       8.00%           28,448       8.00%        28,522       8.00%         28,607        8.00%
                        --------       ----         ---------      -----      ---------      -----        --------       -----
      Excess .......    $ 15,012       4.23%        $  19,075       5.36%     $  23,138       6.49%       $ 27,810        7.78%
                        --------       ----         ---------      -----      ---------      -----        --------       -----
                        --------       ----         ---------      -----      ---------      -----        --------       -----


------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market or general financial conditions following the commencement of the offering.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets. Pro forma total adjusted and risk-weighted assets used for the capital calculations include the proceeds of the Employee
    Stock Ownership Plan's purchase of 7% of the First Federal Bankshares common stock in the offering. Pro forma total adjusted assets were $715.1 million, $719.7 million, $724.3 million and $729.6 million, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. Pro forma risk-weighted assets were $354.7 million, $355.6 million, $356.5 million and $357.6 million, respectively, at the minimum, midpoint, maximum, and maximum, as adjusted, of the offering range.
(3) The current Office of Thrift Supervision core capital requirement for savings banks is 3% of total adjusted assets. The Office of Thrift Supervision has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for savings banks that receive the highest supervisory rating for safety and soundness, and a 4% to 5% core capital ratio requirement for all other savings banks. See "Regulation--Federal Regulation of Savings
    Institutions--Capital Requirements."
(4) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.
(5) Includes capital of the Mutual Holding Company of $1.7 million.

                                 USE OF PROCEEDS

         Although the actual net proceeds from the sale of the common stock in the offering cannot be determined until the offering is completed, it is presently anticipated that the net proceeds will be between $25.0 million and $34.2 million, or $39.5 million if the offering range is increased by 15%. See "Pro Forma Data" and "The Conversion--Share Exchange Ratio" and "--Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at these amounts. First Federal Bankshares will be unable to use any of the net proceeds of the offering until the consummation of the conversion.

         First Federal Bankshares estimates that it will use between $20.0 million and $29.2 million, or $34.5 million if the offering range is increased by 15%, to purchase all of the capital stock of First Federal to be issued upon conversion. First Federal Bankshares will retain net proceeds in the amount of $5.0 million, a portion of which is expected to be used to fund the loan to the Employee Stock Ownership Plan. The balance of funds retained by First Federal Bankshares will be used for general corporate purposes. These purposes may include investment in federal funds, short-term investment grade marketable securities and mortgage-backed securities.

         The loan to the Employee Stock Ownership Plan will enable it to purchase 7% of the shares of First Federal Bankshares common stock issued in the offering. First Federal Bankshares and First Federal may also elect to fund the Employee Stock Ownership Plan's stock purchases through a loan by a third party financial institution. See "Management of First Federal--Benefits." The net proceeds retained by First Federal Bankshares may also be used to support the future expansion of operations through branch acquisitions, the establishment of new branch offices, and the acquisition of other financial institutions or diversification into other banking related businesses. First Federal Bankshares and First Federal intend to actively explore additional acquisitions, although with the exception of the Mid-Iowa Financial acquisition neither First Federal Bankshares nor First Federal has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition.

         A tabular presentation of First Federal Bankshares expected use of proceeds is set forth below:


                                                      MINIUM              MAXIMUM
                                                 2,635,000 SHARES     3,565,000 SHARES
                                                 ----------------     ----------------

 Net proceeds ................................     $25,024,000          $34,227,000
                                                   -----------          -----------
                                                   -----------          -----------



 Purchase of First Federal common stock ......     $20,024,000          $29,227,000
 Funds loaned to ESOP ........................       1,844,500            2,495,500
 Funds retained for general corporate purposes       3,155,500            2,504,500
                                                   -----------          -----------

                                                   $25,024,000          $34,227,000
                                                   -----------          -----------
                                                   -----------          -----------


         Upon completion of the conversion, the Board of Directors of First Federal Bankshares will have the authority to repurchase stock, as permitted by statutory and regulatory authority. Office of Thrift Supervision regulations generally do not permit First Federal Bankshares to repurchase any shares of its common stock without regulatory approval for three years except that beginning one year following completion of the conversion, First Federal Bankshares may repurchase its common stock so long as:

         (1) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period;

         (2) the repurchases do not cause First Federal to become
"undercapitalized" within the meaning of the Office of Thrift Supervision prompt corrective action regulation; and

         (3) First Federal Bankshares provides to the Regional Director of the Office of Thrift Supervision no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and the program is not disapproved by the Regional Director.

Under current Office of Thrift Supervision policies, repurchases may be allowed in the first year following the conversion and in amounts greater than 5% in the second and third years following the conversion provided there are valid and compelling business reasons for the repurchases and the Office of Thrift Supervision does not object to the repurchases.

         Based upon facts and circumstances following the conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. These facts and circumstances may include but are not be limited to:

         (1) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve First Federal Bankshares' return on equity;

         (2) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

         (3) any other circumstances in which repurchases would be in the best interests of First Federal Bankshares and its shareholders.

In the event First Federal Bankshares determines to repurchase stock, repurchases may be made at market prices which may be in excess of the Subscription Price in the offering. To the extent that First Federal Bankshares repurchases stock at market prices in excess of the per share book value, repurchases may have a dilutive effect upon the interests of existing stockholders.

         The portion of the net proceeds not retained by First Federal Bankshares, estimated to be $29.2 million at the maximum of the valuation range, will be contributed to First Federal. Such proceeds received by First Federal will increase First Federal's capital to support the Mid-Iowa Financial acquisition. The total cash cost of the acquisition to First Federal, which includes cash compensation to Mid-Iowa Financial stockholders and the cost of cashing out outstanding options on Mid-Iowa Financial common stock, is expected to be $27.8 million. In the event all Mid-Iowa Financial's outstanding options were exercised prior to the consummation of the acquisition, the aggregate cash to be paid would equal $29.0 million. The net proceeds infused into First Federal may be used to fund all or a portion of the merger consideration for the Mid-Iowa Financial acquisition. Any funds not used to support the acquisition will be added to First Federal's general funds to be used for general corporate purposes, including investment in one-to four-family residential mortgage loans, investment in federal funds, short-term investment grade marketable securities and mortgage-backed securities, and to fund the 1999 Recognition Plan. See "Management of First Federal--Benefits." First Federal may also use such funds for the expansion of its facilities, and to expand operations through acquisitions of other financial institutions, branch offices, or other financial services companies. Except as described in "Acquisition of Mid-Iowa Financial," First Federal and First Federal Bankshares have not determined the approximate amount of net proceeds to be used for each of the purposes mentioned above.

                                 DIVIDEND POLICY

    First Federal's current policy is to pay quarterly cash dividends of $0.12 per share, or $0.48 on an annualized basis. First Federal Bankshares intends initially to pay dividends in an annual amount equal to $0.48 divided by the exchange ratio. This dividend policy will insure that First Federal's stockholders will initially receive the same aggregate amount of dividends after their First Federal common stock has been exchanged for shares of First Federal Bankshares common stock. For example, if a stockholder currently owns 10,000 shares of First Federal's common stock, he or she currently receives annual dividends of $4,800. If the final exchange ratio is 1.6499 at the minimum of the offering range, then this stockholder would receive 16,499 shares of First Federal Bankshares common stock, and would initially receive dividends of $4,800. Based on this methodology, First Federal Bankshares initially intends to pay dividends equal to $0.2909, $0.2473, $0.2150 and $0.1870 per share on an annualized basis at the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.

         Assuming the conversion in completed by mid-April 1999, the first dividend is expected to be declared for the fiscal quarter ending June 30, 1999. Declarations of dividends by First Federal Bankshares' Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the offering retained by First Federal Bankshares, investment opportunities available to First Federal Bankshares or First Federal, capital requirements, regulatory limitations, First Federal Bankshares' and First Federal's financial condition and results of operation, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on First Federal Bankshares common stock or that, if paid, dividends will not be reduced or eliminated in future periods.

         First Federal will not be permitted to pay dividends on its capital stock to First Federal Bankshares if First Federal's stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion--Liquidation Rights." For information concerning federal and state law and regulations which apply to First Federal in determining the amount of proceeds which may be retained by First Federal Bankshares and regarding a savings institution's ability to make capital distributions, including payment of dividends to its holding company, see "Taxation--Federal Taxation" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

         Unlike First Federal, First Federal Bankshares is not restricted by Office of Thrift Supervision regulations on the payment of dividends to its stockholders, although the source of dividends will depend on the net proceeds retained by First Federal Bankshares and earnings thereon and may depend, in part, upon dividends from First Federal. First Federal Bankshares is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of First Federal Bankshares over its statutory capital or, if there is no excess, to its net profits for the current and/or immediately preceding fiscal year. For these purposes, net assets means the amount by which total assets exceed total liabilities, and statutory capital generally means the aggregate par value of the outstanding shares of First Federal Bankshare's capital stock.

         Additionally, in connection with the conversion, First Federal Bankshares and First Federal have committed to the Office of Thrift Supervision that during the one-year period following the consummation of the conversion, First Federal Bankshares will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the Office of Thrift Supervision.

         First Federal has paid cash dividends on First Federal common stock since the completion of the first full fiscal quarter following the initial sale by First Federal of First Federal common stock in July 1992. First Federal's current quarterly cash dividend is $0.12 per share, and First Federal intends to continue to pay regular quarterly cash dividends through the fiscal quarter ending March 31, 1999.

                           MARKET FOR THE COMMON STOCK

         There is an established market for First Federal common stock which is currently listed on the Nasdaq SmallCap Market under the symbol, "FFSX," and First Federal had three market makers, including Sandler O'Neill, at September 30, 1998. As a newly formed company, however, First Federal Bankshares has never issued capital stock and consequently there is no established market for its common stock. It is expected that the First Federal Bankshares common stock will be more liquid than First Federal common stock since there will be significantly more outstanding shares owned by the public. However, there can be no assurance that an active and liquid trading market for the common stock will develop or, if developed, will be maintained. The shares of First Federal common stock owned by the public will automatically, without further action by those holders, be converted into and become a right to receive a number of shares of First Federal Bankshares common stock that is determined pursuant to the exchange ratio. See "The Conversion--Share Exchange Ratio."

         First Federal Bankshares applied to have its common stock listed on the Nasdaq National Market under the symbol "FFSX." One of the requirements for quotation of the common stock on the Nasdaq National Market is that there be at least three market makers for the common stock. First Federal Bankshares will encourage at least three market makers to make a market in its common stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices. Market makers are restricted by various securities laws and other regulatory requirements. Although not legally or contractually required to do so, Sandler O'Neill has advised First Federal Bankshares that upon completion of the conversion, it intends to act as a market maker in the common stock, depending upon the volume of trading and compliance with applicable laws and regulatory requirements. While First Federal Bankshares is attempting to obtain commitments from other broker-dealers to act as market makers, and anticipates that prior to the completion of the conversion it will be able to obtain the commitment from at least two other broker-dealers to act as market makers for the common stock, there can be no assurance there will be three or more market makers for the common stock or that First Federal Bankshares's application for listing on the Nasdaq National Market will be approved. If the application is not approved, management expects that First Federal Bankshares common stock will be listed on the Nasdaq SmallCap Market.

         Additionally, the development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within the control of First Federal Bankshares, First Federal or any market maker. In the event that institutional investors buy a relatively large proportion of the offering, the number of active buyers and sellers of the common stock at any particular time may be limited. THERE CAN BE NO ASSURANCE THAT PERSONS PURCHASING THE COMMON STOCK WILL BE ABLE TO SELL THEIR SHARES AT OR ABOVE THE SUBSCRIPTION PRICE OF $10.00 PER SHARE. THEREFORE, PURCHASERS OF THE COMMON STOCK SHOULD HAVE A LONG-TERM INVESTMENT INTENT AND SHOULD RECOGNIZE THAT THERE MAY BE A LIMITED TRADING MARKET IN THE COMMON STOCK. THIS MAY MAKE IT DIFFICULT TO SELL THE COMMON STOCK AFTER THE CONVERSION AND MAY HAVE AN ADVERSE EFFECT ON THE PRICE AT WHICH THE COMMON STOCK CAN BE SOLD.

         The following table sets forth the high and low bid quotes for First Federal common stock and the adjusted cash dividends per share declared for the periods indicated. These quotations represent prices between dealers and do not include retail markups, markdowns, or commissions and do not reflect actual transactions. This information has been obtained from monthly statistical summaries provided by the Nasdaq Stock Market. As of September 30, 1998 there were 1,320,460 publicly-held shares of First Federal common stock outstanding. In connection with the conversion, each share of First Federal's common stock will be converted into shares of First Federal Bankshares common stock, based upon the exchange ratio that is described in other parts of this prospectus. Accordingly, the information in this table should be reviewed in conjunction with the exchange ratio at various levels of the offering range.


                                              HIGH           LOW     CASH DIVIDEND
                                               BID           BID      DECLARED
                                              -----         -----    -------------

FISCAL 1999

Quarter Ended March 31, 1999 ...        $     24.25     $   17.50     $   0.12
  (through February 12, 1999)
Quarter Ended December 31, 1998         $     25.25     $   20.00     $   0.12
Quarter Ended September 30, 1998        $     33.50     $   21.50     $   0.12


FISCAL 1998

Quarter Ended June 30, 1998 ....        $     39.00     $   34.75     $   0.12
Quarter Ended March 31, 1998 ...        $     35.75     $   30.25     $   0.12
Quarter Ended December 31, 1997         $     34.50     $   29.50     $   0.12
Quarter Ended September 30, 1997        $     30.75     $   22.00     $   0.12

FISCAL 1997

Quarter Ended June 30, 1997 ....        $     24.00     $   20.75     $   0.12
Quarter Ended March 31, 1997 ...        $     22.33     $   18.83     $   0.12
Quarter Ended December 31, 1996         $     20.17     $   15.15     $   0.12
Quarter Ended September 30, 1996        $     16.06     $   14.39     $   0.12


         At August 14, 1998, the business day immediately preceding the public announcement of the conversion, and at February 12, 1999, the last sale of First Federal common stock as reported on the Nasdaq SmallCap Market was at a price of $30.00 per share and $17.50 per share, respectively. At September 30, 1998, First Federal had 792 stockholders of record. All publicly-held shares of First Federal common stock, including shares held by First Federal's officers and directors, will on the effective date of the conversion be automatically converted into and become the right to receive a number of shares of First Federal Bankshares common stock determined pursuant to the exchange ratio, and options to purchase shares of First Federal common stock will be converted into options to purchase a number of shares of First Federal Bankshares common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock."

                                 CAPITALIZATION

         The following table presents the historical consolidated capitalization of First Federal and Mid-Iowa Financial at September 30, 1998, and the pro forma consolidated capitalization of First Federal Bankshares after giving effect to the Mid-Iowa Financial acquisition and the conversion, based upon the assumptions set forth in the "Pro Forma Data" section.



                                                       FIRST FEDERAL      MID-IOWA FINANCIAL     PURCHASE         PRO FORMA
                                                       HISTORICAL AT        HISTORICAL AT        ACCOUNTING      CONSOLIDATED
                                                     SEPTEMBER 30, 1998   SEPTEMBER 30, 1998     ADJUSTMENTS      HISTORICAL
                                                     ------------------   -------------------    -----------     --------------
                                                                                 (DOLLARS IN THOUSANDS)

Deposits(2) ......................................       $ 392,677            $  96,353          $      96        $ 489,126
Borrowed funds ...................................         124,885               36,000               (530)         160,355
                                                         ---------            ---------          ---------        ---------
Total deposits and borrowed funds ................       $ 517,562            $ 132,353          $    (434)       $ 649,481
                                                         ---------            ---------          ---------        ---------
                                                         ---------            ---------          ---------        ---------
Stockholders' equity:
   Preferred stock, $.01 par value,
    1,000,000 shares authorized;
    none to be issued(3) .........................            --                   --                 --               --
   Common Stock, $.01 par value (post-conversion),
     12,000,000 shares authorized; shares to be
    issued  as reflected(3) ......................              28                   17                (17)              28
   Additional paid-in capital(3)(4) ..............          11,108                3,148             (3,148)          11,108
   Retained income(5) ............................          31,539               10,553            (10,553)          33,275
   Unrealized gain (loss) on securities
     available for sale ..........................             492                   42                (42)             492
   Less:
       Common Stock to be acquired by Employee
          Stock Ownership Plan(6) ................            --                   --                 --               --
       Common  Stock to be acquired by 1999
            Recognition Plan(7) ..................            --                   --                 --               --
                                                         ---------            ---------          ---------        ---------



            Total stockholders' equity ...........       $  43,167            $  13,760          $ (13,760)       $  44,903
                                                         ---------            ---------          ---------        ---------
                                                         ---------            ---------          ---------        ---------


 Total stockholders' equity as a percentage of
       pro forma total assets ....................            7.58%                9.33%              --               6.36%

                                                         ---------            ---------          ---------        ---------
                                                         ---------            ---------          ---------        ---------



                                                                         PRO FORMA AT SEPTEMBER 30, 1998
                                                         ---------------------------------------------------------------
                                                                                                               MAXIMUM
                                                          MINIMUM           MIDPOINT           MAXIMUM       AS ADJUSTED
                                                         2,635,000         3,100,000          3,565,000       4,099,750
                                                         SHARES AT          SHARES AT         SHARES AT       SHARES AT
                                                          $10.00             $10.00            $10.00          $10.00
                                                         PER SHARE          PER SHARE         PER SHARE       PER SHARE
                                                         ----------        -----------       -----------     -----------
                                                                                 (DOLLARS IN THOUSANDS)

Deposits(2) ......................................       $ 489,126         $ 489,126         $ 489,126       $ 489,126
Borrowed funds ...................................         160,355           160,355           160,355         160,355
                                                         ---------         ---------         ---------       ---------
Total deposits and borrowed funds ................       $ 649,481         $ 649,481         $ 649,481       $ 649,481
                                                         ---------         ---------         ---------       ---------
                                                         ---------         ---------         ---------       ---------
Stockholders' equity:
   Preferred stock, $.01 par value,
    1,000,000 shares authorized;
    none to be issued(3) .........................            --                --                --              --
   Common Stock, $.01 par value (post-conversion),
     12,000,000 shares authorized; shares to be
    issued  as reflected(3) ......................              48                57                65              75
   Additional paid-in capital(3)(4) ..............          36,112            40,704            45,299          50,580
   Retained income(5) ............................          33,275            33,275            33,275          33,275
   Unrealized gain (loss) on securities
     available for sale ..........................             492               492               492             492
   Less:
       Common Stock to be acquired by Employee
          Stock Ownership Plan(6) ................          (1,845)           (2,170)           (2,496)         (2,870)
       Common  Stock to be acquired by 1999
            Recognition Plan(7) ..................            (791)             (930)           (1,070)         (1,230)
                                                         ---------         ---------         ---------       ---------
            Total stockholders' equity ...........       $  67,291         $  71,428         $  75,565       $  80,322
                                                         ---------         ---------         ---------       ---------
                                                         ---------         ---------         ---------       ---------
 Total stockholders' equity as a percentage of
       pro forma total assets ....................            9.25%             9.75%            10.26%          10.83%
                                                         ---------         ---------         ---------       ---------
                                                         ---------         ---------         ---------       ---------

------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market or general financial conditions following the commencement of the subscription and community offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3) First Federal has 10,000,000 authorized shares of preferred stock. First Federal has 20,000,000 authorized shares of First Federal common stock, par value $1.00 per share. First Federal common stock and additional paid-in capital have been reclassified to conform to the $0.01 par value of First Federal Bankshares common stock.


(footnotes continued on following page)

(4) No effect has been given to the issuance of additional shares of First Federal Bankshares common stock pursuant to the 1999 Stock Option Plan and 1999 Recognition Plan expected to be adopted by First Federal Bankshares. If these plans are approved by stockholders, an amount equal to 10% of the shares of First Federal Bankshares common stock issued in the offering will be reserved for issuance upon the exercise of options under the 1999 Stock Option Plan, and the 1999 Recognition Plan will acquire an amount of common stock equal to 3% of the number of shares sold in the offering, either through open market purchases or from authorized but unissued shares. No effect has been given to the exercise of options currently outstanding. See "Management of First Federal--Benefits."

(5) Pro forma retained income reflects consolidation of $1.7 million of capital from the Mutual Holding Company. The retained income of First Federal will be substantially restricted after the conversion, see "The Conversion--Liquidation Rights" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

(6) Assumes that 7% of the shares issued in the offering will be acquired by the Employee Stock Ownership Plan financed by a loan from First Federal Bankshares. The loan will be repaid principally from First Federal's contributions to the Employee Stock Ownership Plan. Since First Federal Bankshares will finance the Employee Stock Ownership Plan debt, this debt will be eliminated through consolidation and no liability will be reflected on First Federal Bankshares's consolidated financial statements. Accordingly, the amount of stock acquired by the Employee
    Stock Ownership Plan is shown in this table as a reduction of total stockholders' equity.

(7) Assumes a number of shares of common stock equal to 3% of the common stock to be sold in the offering will be purchased by the 1999 Recognition
    Plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation and is reflected as a reduction of capital. This amount does not reflect possible increases or decreases in the value of stock relative to the subscription price in the offering. As First Federal accrues compensation expense to reflect the vesting of shares pursuant to the 1999 Recognition Plan, the deferred charge against capital will be reduced through a charge to operations. Implementation of the 1999 Recognition Plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares purchased by the 1999
    Recognition Plan from First Federal Bankshares at the subscription price, at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range, the number of outstanding shares would be 4,892,715, 5,756,135, 6,619,555 and 7,612,489, respectively, and total stockholders' equity would be $68.1 million, $72.4 million, $76.6 million and $81.6 million, respectively, at September 30, 1998. As a result of the plan acquiring authorized but unissued shares from First Federal Bankshares, stockholders' ownership in First Federal Bankshares would be diluted by approximately 1.6%.

                                 PRO FORMA DATA

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following Unaudited Pro Forma Condensed Consolidated Balance Sheets at September 30, 1998 and June 30, 1998 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended September 30, 1998 and for the year ended June 30, 1998, give effect to the conversion and the Mid-Iowa Financial acquisition based on the assumptions set forth below. The unaudited pro forma consolidated financial statements are based on the unaudited consolidated financial statements of First Federal and Mid-Iowa Financial for the three-month period ended September 30, 1998 and on the audited consolidated financial statements of First Federal for the year ended June 30, 1998 and of Mid-Iowa Financial for the year ended September 30, 1998. The unaudited pro forma consolidated financial statements give effect to the Mid-Iowa Financial acquisition using the purchase method of accounting under generally accepted accounting principles.

         The pro forma adjustments in the tables assume the sale of 3,565,000 subscription shares in the offering at the $10.00 purchase price per share, which is the maximum of the estimated valuation range. The net proceeds in the tables are based upon the following assumptions:

         (1) all subscription shares will be sold in the subscription and community offerings;

         (2) no fees will be paid to Sandler O'Neill or Investment Bank Services on shares purchased by the Employee Stock Ownership Plan or the 76,500 shares assumed purchased by officers, directors, employees and members of their immediate families;

         (3) Sandler O'Neill and Investment Bank Services will receive an aggregate fee equal to 1.125% of the aggregate purchase price for sales in the subscription and community offerings, excluding the sale of shares to the Employee Stock Ownership Plan and to officers, directors, employees and their immediate families; and

         (4) total expenses of the conversion, including the marketing fees of $400,000 paid to Sandler O'Neill and Investment Bank Services, will be $1.4 million.

The actual amount of subscription shares sold may be more or less than the maximum of the estimated valuation range. For the effects of these possible changes, see "--Pro Forma Conversion Data." In addition, the expenses of the conversion may vary from those estimated. The fees paid to Sandler O'Neill and Investment Bank Services will vary from the amounts estimated if more or less shares are sold, or if a syndicated community offering is conducted. No cost savings or other benefits of the Mid-Iowa Financial acquisition are reflected in the tables. The Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect investment income from investment of conversion proceeds or anticipated Employee Stock Ownership Plan and 1999 Recognition Plan expense. For the effects of such items, see--"Pro Forma Conversion Data."

         The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the conversion and the acquisition been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and the notes thereto of First Federal and Mid-Iowa Financial contained elsewhere in this prospectus.

         The pro forma stockholders' equity is based upon the value of the common stockholders' ownership of First Federal computed in accordance with generally accepted accounting principles. This amount is not intended to represent fair market value and does not represent amounts, if any, that would be available for distribution to stockholders in the event of liquidation.

         THE UNAUDITED PRO FORMA COMMON STOCKHOLDERS' EQUITY AND NET INCOME DERIVED FROM THE ABOVE ASSUMPTIONS ARE QUALIFIED BY THE STATEMENTS SET FORTH UNDER THIS CAPTION AND SHOULD NOT BE CONSIDERED INDICATIVE OF THE MARKET VALUE OF FIRST FEDERAL BANKSHARES COMMON STOCK OR THE ACTUAL OR FUTURE RESULTS OF OPERATIONS OF FIRST FEDERAL AND MID-IOWA FINANCIAL FOR ANY PERIOD. THE PRO FORMA DATA MAY BE MATERIALLY AFFECTED BY THE ACTUAL GROSS AND NET PROCEEDS FROM THE SALE OF CONVERSION SHARES IN THE CONVERSION AND OTHER FACTORS. SEE "USE OF PROCEEDS."

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                           SEPTEMBER 30, 1998(1)
                                           ---------------------------------------------------------------------------------------
                                                        PRO FORMA          COMPANY                    PRO FORMA
                                            FIRST      CONVERSION             AS         MID-IOWA     ACQUISITION       PRO FORMA
                                           FEDERAL     ADJUSTMENTS        CONVERTED      FINANCIAL    ADJUSTMENTS(6)  CONSOLIDATED
                                           -------     -----------        ---------      ---------    --------------  ------------
                                                                             (IN THOUSANDS)
ASSETS:
Cash and cash equivalents ...........     $  9,919      $    310(3)       $  40,891       $ 15,458      $(28,387)      $  27,962
                                                          30,662(5)
Securities available for sale .......       87,457           832(3)          88,289          4,994          --            93,283
Securities held to maturity .........       32,108          --               32,108         49,794           586          82,488
Loans held for sale .................         --            --                 --               50          --                50
Loans, net ..........................      407,455          --              407,455         71,436         1,537         480,428
Real estate owned ...................          718           664(3)           1,382            135          --             1,517
Office property and equipment .......       11,071          --               11,071          2,630          --            13,701
Federal Home Loan Bank stock ........        6,270          --                6,270          1,800          --             8,070
Accrued interest receivable .........        3,829          3(3)              3,832          1,017          --             4,849
Excess of cost over fair value
   of assets acquired ...............        8,080          --                8,080             11        12,430          20,521
   Other assets .....................        2,798            11(3)           2,809            192           930           3,931
                                          --------      --------          ---------       --------      --------       ---------
   Total assets .....................     $569,705      $ 32,482          $ 602,187       $147,517      $(12,904)      $ 736,800
                                          --------      --------          ---------       --------      --------       ---------
                                          --------      --------          ---------       --------      --------       ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits ............................     $392,677      $   --            $ 392,677       $ 96,353      $     96       $ 489,126
Borrowed funds ......................      124,885          --              124,885         36,000          (530)        160,355
Deferred income taxes ...............           93            81(3)             174             83         1,290           1,547
Other liabilities ...................        8,883             3(3)           8,886          1,321          --            10,207
                                          --------      --------          ---------       --------      --------       ---------
   Total liabilities ................      526,538          84.0            526,622        133,757           856         661,235
                                          --------      --------          ---------       --------      --------       ---------
Stockholders' equity:
Common stock ........................           28            36(5)              64             17           (17)             64
Additional paid in capital ..........       11,108        34,191(5)          45,299          3,148        (3,148)         45,299
Retained earnings ...................       31,539         1,736(3)          33,275         10,553       (10,553)         33,275
Unearned compensation - Employee
  Stock Ownership Plan ..............         --          (2,496)(5)         (2,496)          --            --            (2,496)
Unearned compensation -1999
  Recognition Plan ..................         --          (1,069)(5)         (1,069)          --            --            (1,069)
Accumulated other
   comprehensive income .............          492          --                  492             42           (42)            492
                                          --------      --------          ---------       --------      --------       ---------
   Total stockholders' equity .......       43,167        32,398             75,565         13,760       (13,760)         75,565
                                          --------      --------          ---------       --------      --------       ---------
   Total liabilities and
       stockholders' equity .........     $569,705      $ 32,482          $ 602,187       $147,517      $(12,904)      $ 736,800
                                          --------      --------          ---------       --------      --------       ---------
                                          --------      --------          ---------       --------      --------       ---------


(footnotes begin on following page)

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                               JUNE 30, 1998(2)
                                          -----------------------------------------------------------------------------------------
                                                         PRO FORMA          COMPANY                     PRO FORMA
                                           FIRST        CONVERSION            AS           MID-IOWA    ACQUISITION      PRO FORMA
                                          FEDERAL       ADJUSTMENTS        CONVERTED       FINANCIAL   ADJUSTMENTS(6)  CONSOLIDATED
                                          -------       -----------        ---------       ---------   --------------  ------------
                                                                                (IN THOUSANDS)
ASSETS:
Cash and cash equivalents ...........    $  17,225       $     43(4)       $  47,930       $ 15,458      $(28,387)      $  35,001
                                                           30,662(5)
Securities available for sale .......       65,195            823(4)          66,018          4,994          --            71,012
Securities held to maturity .........       32,023           --               32,023         49,794           586          82,403
Loans held for sale .................         --             --                 --               50          --                50
Loans, net ..........................      404,800           --              404,800         71,436         1,537         477,773
Real estate owned ...................          489            838(4)           1,327            135          --             1,462
Office property and equipment .......       10,845           --               10,845          2,630          --            13,475
Federal Home Loan Bank stock ........        5,671           --                5,671          1,800          --             7,471
Accrued interest receivable .........        3,527             11(4)           3,538          1,017          --             4,555
Excess of cost over fair value
     of assets acquired .............        8,158           --                8,158             11        12,430          20,599
Other assets ........................        3,267             13(4)           3,280            192           930           4,402
                                         ---------       --------          ---------       --------      --------       ---------
     Total assets ...................    $ 551,200       $ 32,390          $ 583,590       $147,517      $(12,904)      $ 718,203
                                         ---------       --------          ---------       --------      --------       ---------
                                         ---------       --------          ---------       --------      --------       ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits ............................    $ 392,425       $   --            $ 392,425       $ 96,353      $     96       $ 488,874
Borrowed funds ......................      107,901           --              107,901         36,000          (530)        143,371
Deferred income taxes ...............         (250)            78(4)            (172)            83         1,290           1,201
Other liabilities ...................        9,104              2(4)           9,106          1,321          --            10,427
                                         ---------       --------          ---------       --------      --------       ---------
     Total liabilities ..............      509,180             80            509,260        133,757           856         643,873
                                         ---------       --------          ---------       --------      --------       ---------
Stockholders' equity:
Common stock ........................           28             36(5)              64             17           (17)             64
Additional paid in capital ..........       11,079         34,191(5)          45,270          3,148        (3,148)         45,270
Retained earnings ...................       30,679          1,648(4)          32,327         10,553       (10,553)         32,327
Unearned compensation - Employee
  Stock Ownership Plan ..............         --           (2,496)(5)         (2,496)          --            --            (2,496)
Unearned compensation - 1999
  Recognition Plan ..................         --           (1,069)(5)         (1,069)          --            --            (1,069)
Accumulated other
     comprehensive income ...........          234           --                  234             42           (42)            234
                                         ---------       --------          ---------       --------      --------       ---------
     Total stockholders' equity .....       42,020         32,310             74,330         13,760       (13,760)         74,330
                                         ---------       --------          ---------       --------      --------       ---------
     Total liabilities and
         stockholders' equity .......    $ 551,200       $ 32,390          $ 583,590       $147,517      $(12,904)      $ 718,203
                                         ---------       --------          ---------       --------      --------       ---------
                                         ---------       --------          ---------       --------      --------       ---------

-----------------
(1) Reflects the balance sheets of First Federal and Mid-Iowa Financial as of September 30, 1998. First Federal common stock and additional paid in capital have been reclassified to conform to the $0.01 par value of First Federal Bankshares common stock.
(2) Reflects the balance sheets of First Federal as of June 30, 1998 and Mid-Iowa Financial as of September 30, 1998. First Federal common stock and additional paid in capital have been reclassified to conform to the $0.01 par value of First Federal Bankshares common stock.
(3) Reflects the inclusion of the non-bank assets of the Mutual Holding Company as of September 30, 1998.
(4) Reflects the inclusion of the non-bank assets of the Mutual Holding Company as of June 30, 1998.
(5) Reflects the gross proceeds of $35.7 million from the sale of subscription shares, assuming the maximum of the estimated valuation range less (a) estimated expenses of the conversion of $1.4 million, (b) the purchase of $2.5 million of subscription shares by the Employee Stock Ownership Plan with a loan from First Federal Bankshares, and (c) the purchase of $1.1 million of conversion shares by the 1999 Recognition Plan with funds provided by First Federal Bankshares. The 1999 Recognition Plan may not purchase shares in the offering, and under Office of Thrift Supervision regulations may not be implemented earlier than six months after the completion of the conversion.
(6)  Reflects purchase entries for Mid-Iowa Financial acquisition.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     THREE MONTHS ENDED SEPTEMBER 30, 1998(1)
                                                ------------------------------------------------
                                                 FIRST      MID-IOWA    PURCHASE     PRO FORMA
                                                FEDERAL     FINANCIAL  ADJUSTMENTS  CONSOLIDATED
                                                -------     ---------  -----------  ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income ..........................      $10,056      $2,451      $  (399)      $12,108
Interest expense .........................        6,283       1,537           21         7,841
                                                -------      ------      -------       -------
   Net interest income ...................        3,773         914         (420)        4,267
Provision for losses on loans ............           75          15           90
                                                -------      ------      -------       -------
   Net interest income after provision for
       losses on loans ...................        3,698         899         (420)        4,177
Noninterest income .......................          902         343        1,245
Noninterest expense ......................        2,962         801          173         3,936
                                                -------      ------      -------       -------
   Earnings before income taxes ..........        1,638         441         (593)        1,486
Income taxes .............................          620         139         (173)          586
                                                -------      ------      -------       -------
   Net earnings ..........................      $ 1,018      $  302      $  (420)      $   900
                                                -------      ------      -------       -------
                                                -------      ------      -------       -------
Earnings per share(3):

   Basic .................................      $  0.36                                $  0.32
   Diluted ...............................      $  0.35                                $  0.31
                                                -------                                -------
                                                -------                                -------

                                                            YEAR ENDED JUNE 30, 1998(2)
                                                -------------------------------------------------
                                                 FIRST      MID-IOWA    PURCHASE      PRO FORMA
                                                FEDERAL     FINANCIAL  ADJUSTMENTS   CONSOLIDATED
                                                -------     ---------  -----------   ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income ..........................      $35,364      $9,806      $(1,595)      $43,575
Interest expense .........................       21,377       6,081           82        27,540
                                                -------      ------      -------       -------
     Net interest income .................       13,987       3,725       (1,677)       16,035
Provision for losses on loans ............          345          60          405
                                                -------      ------      -------       -------
     Net interest income after
      provision for losses on loans ......       13,642       3,665       (1,677)       15,630
Noninterest income .......................        3,178       1,348        4,526
Noninterest expense ......................       11,528       3,081          692        15,301
                                                -------      ------      -------       -------
     Earnings before income taxes ........        5,292       1,932       (2,369)        4,855
Income taxes .............................        1,874         600         (692)        1,782
                                                -------      ------      -------       -------
     Net earnings ........................      $ 3,418      $1,332      $(1,677)      $ 3,073
                                                -------      ------      -------       -------
                                                -------      ------      -------       -------
Earnings per share(3):
     Basic ...............................      $  1.21                                $  1.08
     Diluted .............................      $  1.19                                $  1.07
                                                -------                                -------
                                                -------                                -------

------------------
(1) Reflects the statements of operations of First Federal and Mid-Iowa Financial for the three months ended September 30, 1998.
(2) Reflects the statements of operations of First Federal for the year ended June 30, 1998 and Mid-Iowa Financial for the year ended September 30, 1998.
(3) Earnings per share have been calculated using First Federal's historical shares--see note 1 of notes to consolidated financial statements.

PRO FORMA CONVERSION DATA

                  The tables on the following pages provide unaudited pro forma data with respect to First Federal Bankshares' stockholders' equity, net income and related per share amounts based upon the minimum, midpoint, maximum and 15% above the maximum of the estimated valuation range at September 30, 1998 and for the three months then ended and at June 30, 1998 and for the year then ended. The actual net proceeds from the sale of the subscription shares cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $25.0 million and $34.2 million, or $39.5 million in the event the estimated valuation range is increased by 15%, based upon the following assumptions:

         (1) all subscription shares will be sold in the subscription and community offerings;

         (2) no fees will be paid to Sandler O'Neill or Investment Bank Services on shares purchased by the Employee Stock Ownership Plan or the 76,500 shares assumed purchased by officers, directors, employees and members of their immediate families;

         (3) Sandler O'Neill and Investment Bank Services will receive an aggregate fee equal to 1.125% of the aggregate purchase price for sales in the subscription offerings, excluding the sale of shares to the Employee Stock Ownership Plan and to officers, directors, employees and members of their immediate families; and

         (4) total expenses of the conversion, including the marketing fees paid to Sandler O'Neill and Investment Bank Services, will range from $1.3 million to $1.4 million, or $1.5 million in the event the estimated valuation range is increased by 15%. Actual amounts may vary from those estimated.

         Pro forma net income has been calculated for the three months ended September 30, 1998 and the year ended June 30, 1998 as if the subscription shares had been sold on the dates indicated and the net investable proceeds had been invested at the yield on the one year U.S. Treasury Note in effect at the beginning of the period for each of the periods presented. The rates ranged from 5.36% to 5.37%. This yield is believed to reflect the interest rate at which the conversion proceeds will be initially invested. The effect of withdrawals from deposit accounts at First Federal for the purchase of subscription shares in the offering has not been reflected. A combined effective federal and state income tax rate of 37% has been assumed for pro forma adjustments in all periods. Pro forma earnings per share amounts have been calculated by dividing pro forma amounts by the number of outstanding shares of First Federal Bankshares common stock less Employee Stock Ownership Plan shares which have not been committed to be released.

         Pro forma unaudited stockholders' equity of First Federal Bankshares has been calculated in the same manner and based upon the same assumptions as set forth with respect to the preceding pro forma unaudited presentations. Pro forma stockholders' equity per share has been calculated by dividing pro forma amounts by the number of outstanding shares of First Federal Bankshares common stock assuming Employee Stock Ownership Plan shares are issued and outstanding.

         The following pro forma unaudited information is based, in part, on historical information related to First Federal and Mid-Iowa Financial and on assumptions as to future events. For these and other reasons, the pro forma unaudited financial data may not be representative of the financial effects of the conversion and the Mid-Iowa Financial acquisition at the date on which these transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of First Federal Bankshares computed in accordance with generally accepted accounting principles.

         The pro forma stockholders' equity is not intended to represent the fair market value of First Federal Bankshares common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation of First Federal Bankshares.

     The following table summarizes historical data of First Federal and pro forma data of First Federal Bankshares at or for the three months ended September 30, 1998 and for the fiscal year ended June 30, 1998, based on assumptions set forth above and in the table, and should not be used as a basis for projections of market value of the common stock following the conversion. No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to currently outstanding stock options or the 1999 Stock Option Plan, nor does book value give effect to the liquidation account to be established in the conversion, the bad debt reserve on liquidation or to intangibles in the event of liquidation. See "The Conversion--Liquidation Rights," and "Management of First Federal--Directors' Compensation," and "--Executive Compensation."

                                                                      AT OR FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998
                                                                              BASED UPON THE SALE FOR $10.00 OF
                                                                -----------------------------------------------------------
                                                                 2,635,000       3,100,000       3,565,000        4,099,750
                                                                   SHARES          SHARES          SHARES          SHARES(1)
                                                                -----------     -----------     -----------     -----------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross proceeds ..............................................   $    26,350     $    31,000     $    35,650     $    40,998
Expenses ....................................................         1,326           1,375           1,423           1,479
                                                                -----------     -----------     -----------     -----------
   Estimated net proceeds ...................................   $    25,024     $    29,625     $    34,227     $    39,519
   Common stock purchased by Employee Stock Ownership
       Plan(2) ..............................................        (1,845)         (2,170)         (2,496)         (2,870)
   Common stock purchased by 1999 Recognition Plan(3) .......          (791)           (930)         (1,069)         (1,230)
                                                                -----------     -----------     -----------     -----------
            Estimated net proceeds, as adjusted .............   $    22,388     $    26,525     $    30,662     $    35,419
                                                                -----------     -----------     -----------     -----------
                                                                -----------     -----------     -----------     -----------
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998:
Consolidated net income:
   Historical combined with acquisition .....................   $       900     $       900     $       900     $       900
Pro forma adjustments:
   Income on adjusted net proceeds ..........................           189             224             259             299
       Employee Stock Ownership Plan(2) .....................           (19)            (23)            (26)            (30)
   1999 Recognition Plan(3) .................................           (25)            (29)            (34)            (39)
                                                                -----------     -----------     -----------     -----------
            Pro forma net income ............................   $     1,045     $     1,072     $     1,099     $     1,130
                                                                -----------     -----------     -----------     -----------
                                                                -----------     -----------     -----------     -----------
Net income per share(4):
   Historical combined with acquisition(8) ..................   $      0.19     $      0.17     $      0.14     $      0.12
Pro forma adjustments:
   Income on net proceeds ...................................          0.05            0.04            0.05            0.05
       Employee Stock Ownership Plan(2) .....................          0.00            0.00            0.00            0.00
   1999 Recognition Plan(3) .................................         (0.01)          (0.01)          (0.01)          (0.01)
                                                                -----------     -----------     -----------     -----------
       Pro forma net income per share(4)(5) .................   $      0.23     $      0.20     $      0.18     $      0.16
                                                                -----------     -----------     -----------     -----------
                                                                -----------     -----------     -----------     -----------
Pro forma price to earnings .................................        10.87x          12.50x          13.89x          15.63x
                                                                -----------     -----------     -----------     -----------
                                                                -----------     -----------     -----------     -----------
Number of shares used in price-to-earnings ratio calculations     4,632,289       5,449,752       6,267,214       7,207,297

AT SEPTEMBER 30, 1998:
Stockholders' equity:
   Historical combined with acquisition(8) ..................   $    44,903     $    44,903     $    44,903     $    44,903
   Estimated net proceeds ...................................        25,024          29,625          34,227          39,519
   Less:Common stock acquired by Employee Stock
        Ownership Plan(2) ...................................        (1,845)         (2,170)         (2,496)         (2,870)
            Common Stock acquired by 1999 Recognition Plan(3)          (791)           (930)         (1,069)         (1,230)
                                                                -----------     -----------     -----------     -----------
Pro forma stockholders' equity(6) ...........................        67,291          71,428          75,565          80,322
   Intangible assets ........................................       (21,451)        (21,451)        (21,451)        (21,451)
                                                                -----------     -----------     -----------     -----------
   Pro forma tangible stockholders' equity ..................   $    45,840     $    49,977     $    54,114     $    58,881
                                                                -----------     -----------     -----------     -----------
                                                                -----------     -----------     -----------     -----------
Stockholders' equity per share(7):
   Historical combined with acquisition .....................   $      9.33     $      7.93     $      6.89     $      6.00
   Estimated net proceeds ...................................          5.19            5.22            5.25            5.26
   Less:Common stock acquired by Employee Stock
       Ownership Plan(2) ....................................         (0.38)          (0.38)          (0.38)          (0.38)
            Common Stock acquired by 1999 Recognition Plan(3)         (0.16)          (0.16)          (0.16)          (0.16)
                                                                -----------     -----------     -----------     -----------
   Pro forma stockholders' equity per share(6)(7) ...........   $     13.98     $     12.61     $     11.60     $     10.72
                                                                -----------     -----------     -----------     -----------
                                                                -----------     -----------     -----------     -----------
   Pro forma tangible stockholders' equity per share ........   $      9.52     $      8.82     $      8.31     $      7.86
                                                                -----------     -----------     -----------     -----------
                                                                -----------     -----------     -----------     -----------
Offering price as a percentage of pro forma stockholders'
   equity per share .........................................         71.53%          79.30%          86.21%          93.28%
                                                                -----------     -----------     -----------     -----------
                                                                -----------     -----------     -----------     -----------
Offering price as a percentage of pro forma tangible
   stockholders' equity per share ...........................        105.01%         113.31%         120.35%         127.20%
                                                                -----------     -----------     -----------     -----------
                                                                -----------     -----------     -----------     -----------
Number of shares used in book value per share calculations ..     4,813,665       5,663,135       6,512,605       7,489,496



-----------
(footnotes on next succeeding page)


                                                                           AT OR FOR THE YEAR ENDED JUNE 30, 1998
                                                                             BASED UPON THE SALE FOR $10.00 OF
                                                                    --------------------------------------------------------
                                                                     2,635,000      3,100,000      3,565,000      4,099,750
                                                                      SHARES          SHARES         SHARES        SHARES(1)
                                                                    -----------    -----------    -----------    -----------
                                                                           DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Gross proceeds ..................................................   $    26,350    $    31,000    $    35,650    $    40,998
Expenses ........................................................         1,326          1,375          1,423          1,479
                                                                    -----------    -----------    -----------    -----------
   Estimated net proceeds .......................................   $    25,024    $    29,625    $    34,227    $    39,519
   Common stock purchased by Employee Stock
       Ownership Plan(2) ........................................        (1,845)        (2,170)        (2,496)        (2,870)

   Common stock purchased by 1999 Recognition Plan(3) ...........          (791)          (930)        (1,069)        (1,230)
                                                                    -----------    -----------    -----------    -----------
            Estimated net proceeds, as adjusted .................   $    22,388    $    26,525    $    30,662    $    35,419
                                                                    -----------    -----------    -----------    -----------
                                                                    -----------    -----------    -----------    -----------

FOR THE FISCAL YEAR ENDED JUNE 30, 1998:
Consolidated net income:
   Historical combined with acquisition .........................   $     3,073    $     3,073    $     3,073    $     3,073
Pro forma adjustments:
   Income on adjusted net proceeds ..............................           756            896          1,035          1,196
   Employee Stock Ownership Plan(2) .............................           (77)           (91)          (105)          (121)
   1999 Recognition Plan(3) .....................................          (100)          (117)          (135)          (155)
                                                                    -----------    -----------    -----------    -----------

            Pro forma net income ................................   $     3,652    $     3,761    $     3,868    $     3,993
                                                                    -----------    -----------    -----------    -----------
                                                                    -----------    -----------    -----------    -----------

Net income per share(4):
   Historical combined with acquisition(8) ......................   $      0.66    $      0.56    $      0.49    $      0.43
Pro forma adjustments:
   Income on net proceeds .......................................          0.17           0.17           0.17           0.16
   Employee Stock Ownership Plan(2) .............................         (0.02)         (0.02)         (0.02)         (0.02)
   1999 Recognition Plan(3) .....................................         (0.02)         (0.02)         (0.02)         (0.02)
                                                                    -----------    -----------    -----------    -----------

       Pro forma net income per share(4)(5) .....................   $      0.79    $      0.69    $      0.62    $      0.55
                                                                    -----------    -----------    -----------    -----------
                                                                    -----------    -----------    -----------    -----------
Pro forma price to earnings .....................................        12.66x         14.49x         16.13x         18.18x
                                                                    -----------    -----------    -----------    -----------
                                                                    -----------    -----------    -----------    -----------
Number of shares used in price-to-earnings ratio calculations ...     4,641,512      5,460,602      6,279,692      7,221,646

AT JUNE 30, 1998:
Stockholders' equity:
   Historical combined with acquisition(8) ......................   $    43,668    $    43,668    $    43,668    $    43,668
   Estimated net proceeds .......................................        25,024         29,625         34,227         39,519
   Less:Common stock acquired by Employee Stock
       Ownership Plan(2) ........................................        (1,845)        (2,170)        (2,496)        (2,870)
                Common Stock acquired by 1999 Recognition Plan(3)          (791)          (930)        (1,069)        (1,230)
                                                                    -----------    -----------    -----------    -----------
Pro forma stockholders' equity(6) ...............................        66,056         70,193         74,330         79,087

   Intangible assets ............................................       (21,529)       (21,529)       (21,529)       (21,529)
                                                                    -----------    -----------    -----------    -----------
   Pro forma tangible stockholders' equity ......................   $    44,527    $    48,664    $    52,801    $    57,558
                                                                    -----------    -----------    -----------    -----------
                                                                    -----------    -----------    -----------    -----------

Stockholders' equity per share(7):
   Historical combined with acquisition .........................   $      9.07    $      7.71    $      6.71    $      5.83
   Estimated net proceeds .......................................          5.19           5.22           5.24           5.27
   Less:Common stock acquired by Employee Stock
       Ownership Plan(2) ........................................         (0.38)         (0.38)         (0.38)         (0.38)

                Common Stock acquired by 1999 Recognition Plan(3)         (0.16)         (0.16)         (0.16)         (0.16)
                                                                    -----------    -----------    -----------    -----------
   Pro forma stockholders' equity per share(6)(7) ...............   $     13.72    $     12.39    $     11.41    $     10.56
                                                                    -----------    -----------    -----------    -----------
                                                                    -----------    -----------    -----------    -----------
   Pro forma tangible stockholders' equity per share ............   $      9.25    $      8.59    $      8.11    $      7.69
                                                                    -----------    -----------    -----------    -----------
                                                                    -----------    -----------    -----------    -----------
Offering price as a percentage of pro forma stockholders'
   equity per share..............................................         72.89%         80.71%         87.64%         94.70%
                                                                    -----------    -----------    -----------    -----------
                                                                    -----------    -----------    -----------    -----------
Offering price as a percentage of pro forma tangible
   stockholders' equity per share................................        108.11%        116.37%        123.34%        130.12%
                                                                    -----------    -----------    -----------    -----------
                                                                    -----------    -----------    -----------    -----------
Number of shares used in book value per share calculations            4,813,665      5,663,135      6,512,605      7,489,496



--------------------------------
(footnotes on next page)

(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market and financial conditions following the commencement of the offering.

(2) Assumes that 7% of shares of common stock sold in the offering will be purchased by the Employee Stock Ownership Plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the Employee Stock Ownership Plan from the net proceeds of the offering retained by First Federal Bankshares. First Federal intends to make annual contributions to the Employee Stock Ownership Plan in an amount at least equal to the principal of the debt. First Federal's total annual payments on the Employee Stock Ownership Plan debt are based upon 15 equal annual installments of principal. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the Employee Stock Ownership Plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by First Federal, the fair value of the common stock remains at the subscription price and the Employee Stock Ownership Plan expense reflects an effective combined federal and state tax rate of 37.0%. The unallocated Employee Stock Ownership Plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the Employee Stock Ownership Plan. The pro forma net income further assumes (i) that 3,074, 3,617, 4,159 and 4,783 shares were committed to be released with respect to the three months ended September 30, 1998 and that 12,297, 14,467, 16,637 and 19,133 shares were committed to be released with respect to the fiscal year ended June 30, 1998, in each case at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and (ii) in accordance with Statement of Position 93-6, only the Employee Stock Ownership Plan shares committed to be released during the respective period were considered outstanding for purposes of net income per share calculations. See "Management of First Federal--Benefits--Defined Contribution Plan."

(3) If approved by First Federal Bankshares' stockholders, the 1999 Recognition Plan intends to purchase an aggregate number of shares of common stock equal to 3% of the shares to be issued in the offering. Stockholder approval of the 1999 Recognition Plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from First Federal Bankshares, or through open market purchases. The funds to be used by the 1999 Recognition Plan to purchase the shares will be provided by First Federal or First Federal Bankshares. See "Management of First Federal--Benefits--1999 Recognition Plan." Assumes that the 1999 Recognition Plan acquires the shares through open market purchases at the subscription price with funds contributed by First Federal, and that 5% and 20% of the amount contributed to the 1999 Recognition Plan is amortized as an expense during the three months ended September 30, 1998 and the fiscal year ended June 30, 1998, and the 1999 Recognition Plan expense reflects an effective combined federal and state tax rate of 37.0%. Assuming stockholder approval of the plan and that the plan shares are awarded through the use of authorized-but-unissued shares of common stock, stockholders would have their voting interests diluted by approximately 1.6%.

(4) Per share figures include shares of First Federal Bankshares common stock that will be exchanged for the publicly-held shares of First Federal common stock in the share exchange. Net income per share computations are determined by taking the number of subscription shares assumed to be sold in the offering and the number of exchange shares assumed to be issued in the share exchange and, in accordance with Statement of Position 93-6, subtracting the Employee Stock Ownership Plan shares which have not been committed for release during the respective period. See Note 2 above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(5) No effect has been given to the issuance of additional shares of common stock pursuant to the 1999 Stock Option Plan, which is expected to be adopted by First Federal Bankshares following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the 1999 Stock Option Plan is approved by stockholders, an amount equal to 10% of the common stock sold in the offerings will be reserved for future issuance upon the exercise of options to be granted under the 1999 Stock Option Plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the end of the period at an exercise price equal to the subscription price, and that the 1999 Recognition Plan purchases shares in the open market at the subscription price, (i) pro forma net income per share for the three months ended September 30, 1998 would be $0.21, $0.19, $0.17 and $0.15, and the pro forma stockholders' equity per share at September 30, 1998 would be $13.77, $12.48, $11.52 and $10.69, in each case at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and (ii) pro forma net income per share for the fiscal year ended June 30, 1998 would be $0.74, $0.65, $0.58 and $0.52, and the pro forma stockholders' equity per share at June 30, 1998 would be $13.53, $12.27, $11.34 and $10.53, in each case at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(6) The retained income of First Federal will be substantially restricted after the conversion. See "Dividend Policy," "The Conversion--Liquidation Rights" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

(7) Per share figures include shares of First Federal Bankshares common stock that will be exchanged for publicly- held shares of First Federal common stock in the share exchange. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering, and (ii) exchange shares equal to the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.64993, 1.94109, 2.23226 and 2.56709, respectively, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(8) Includes $1.7 million at September 30, 1998 and $1.6 million at June 30, 1998 in Mutual Holding Company capital.

            FIRST FEDERAL SAVINGS BANK OF SIOUXLAND AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATION

     The following Consolidated Statements of Operations of First Federal for the fiscal years ended June 30, 1998, 1997 and 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere herein. The Consolidated Statements of Operations for the three months ended September 30, 1998 and 1997 are unaudited and have been prepared in accordance with the requirements for a presentation of interim financial statements and are in accordance with generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of the interim periods, have been reflected. The results of operations for the three months ended September 30, 1998 are not necessarily indicative of the results of operations that may be expected for the fiscal year ending June 30, 1999. These Statements should be read in conjunction with the Consolidated Financial Statements of First Federal and Notes thereto included elsewhere in this prospectus.

                                                                        THREE MONTHS
                                                                       ENDED SEPTEMBER 30,             YEARS ENDED JUNE 30,
                                                                   ------------------------  -------------------------------------
                                                                      1998         1997         1998          1997         1996
                                                                   -----------  -----------  -----------  -----------  -----------
                                                                          (UNAUDITED)
Interest income:
  Loans receivable.............................................   $ 8,079,259  $ 6,920,785  $28,796,484  $26,562,097  $25,436,908
  Mortgage-backed securities...................................       613,640      719,766    2,713,326    2,988,212    2,784,133
  Investment securities........................................     1,322,356      863,883    3,694,024    4,124,948    3,433,390
  Other interest-earning assets................................        40,957        5,623      160,432       15,522       31,606
                                                                   -----------  -----------  -----------  -----------  -----------

    Total interest income......................................    10,056,212    8,510,057   35,364,266   33,690,779   31,686,037
                                                                   -----------  -----------  -----------  -----------  -----------
Interest expense:
  Deposits (Note 7)............................................     4,574,293    3,828,547   15,826,758   15,376,823   16,242,637
  Advances from Federal Home Loan Bank and other borrowings         1,708,410    1,343,090    5,550,478    4,950,702    3,402,754
                                                                   -----------  -----------  -----------  -----------  -----------

    Total interest expense.....................................     6,282,703    5,171,637   21,377,236   20,327,525   19,645,391
                                                                   -----------  -----------  -----------  -----------  -----------

    Net interest income........................................     3,773,509    3,338,420   13,987,030   13,363,254   12,040,646

Provision for loan losses (Note 4).............................        75,000       70,000      345,000      258,000      233,000
                                                                    -----------  -----------  -----------  -----------  -----------

    Net interest income after provision for losses on loans         3,698,509    3,268,420   13,642,030   13,105,254   11,807,646
                                                                    ----------  -----------  -----------  -----------  -----------

Non-interest income:
  Fees and service charges.....................................       448,747      287,225    1,392,400    1,143,190    1,092,540
  Gain on sale of loans held for sale..........................        87,408       49,262      241,690      206,898      289,564
  Gain (loss) on sale of fixed assets..........................            --           --      103,936       (8,259)      (1,029)
  Abstracting income...........................................       180,820      157,989      719,239      595,128      595,649
  Other income, net............................................       184,682      181,119      720,213      613,722      529,402
                                                                    -----------  -----------  -----------  -----------  -----------
    Total non-interest income..................................       901,657      675,595    3,177,478    2,550,679    2,506,126
                                                                    -----------  -----------  -----------  -----------  -----------

Non-interest expense:
  Compensation and benefits (Note 10)..........................     1,452,073    1,465,803    6,701,960    5,654,626    5,150,048
  Office property and equipment................................       447,122      333,908    1,500,265    1,293,189    1,158,841
  Deposit insurance premiums...................................        60,697       52,465      216,405      456,651      781,390
  Special deposit insurance assessment (Note 15)...............            --           --           --    2,232,519           --
  Data processing..............................................        96,000       76,182      355,508      325,112      362,597
  Advertising..................................................       118,579       98,103      409,102      338,701      361,213
  Net loss on sale of securities...............................            --           --           --      121,913       33,724
  Amortization of excess purchase price........................        85,989        6,561      108,244       26,244       20,072
  Other expense, net...........................................       701,780      606,244    2,236,111    2,243,777    1,850,453
                                                                    -----------  -----------  -----------  -----------  -----------

      Total non-interest expense...............................     2,962,240    2,639,266   11,527,595   12,692,732    9,718,338
                                                                    -----------  -----------  -----------  -----------  -----------

      Earnings before income taxes.............................     1,637,926    1,304,749    5,291,913    2,963,201    4,595,434

Income taxes (Note 9)..........................................       619,924      463,276    1,874,000    1,024,000    1,543,000
                                                                    -----------  -----------  -----------  -----------  -----------

      Net earnings.............................................   $ 1,018,002  $   841,437  $ 3,417,913  $ 1,939,201  $ 3,052,434
                                                                    -----------  -----------  -----------  -----------  -----------
                                                                    -----------  -----------  -----------  -----------  -----------
Earnings per share:
  Basic earnings per share.............................           $       .36  $       .30  $      1.21  $       .69  $      1.08
  Diluted earnings per share...........................           $       .35  $       .29  $      1.19  $       .67  $      1.06
                                                                    -----------  -----------  -----------  -----------  -----------
                                                                    -----------  -----------  -----------  -----------  -----------

-------------------------
See accompanying notes to consolidated financial statements

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     First Federal is a federally-chartered savings bank headquartered in Sioux City, Iowa. First Federal is the successor to First Federal Savings and Loan Association of Sioux City, which was founded in 1923. First Federal's net income is primarily dependent on its net interest income, which is the difference between interest income earned on its loan, mortgage-backed securities and investment portfolios, and its cost of funds consisting of interest paid on deposits and borrowings. First Federal's net income also is affected by its provision for loan losses, as well as the amount of noninterest income, including loan fees and service charges, and noninterest expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of First Federal also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

BUSINESS STRATEGY

     First Federal's current business strategy is to operate as a well capitalized, profitable and independent community savings bank dedicated to providing quality banking services to its customers. First Federal has sought to implement this strategy in recent years by:

     (1)  closely monitoring the needs of customers;
     (2) emphasizing family financial services such as residential mortgage loans, consumer loans and various checking and savings products;
     (3) offering commercial real estate loans and small business lending services;
     (4)  monitoring and reducing interest rate risk exposure;
     (5)  controlling operating expenses; and
     (6)  maintaining strong asset quality.

FINANCIAL CONDITION

     Total assets increased by $18.1 million, or 3.3%, to $569.6 million at September 30, 1998 from $551.5 million at June 30, 1998. Cash and interest bearing deposits decreased by $7.3 million, or 42.4%, while total loans receivable increased by $2.7 million, or 0.7%, during the three month period ended September 30, 1998. Securities available for sale increased by $22.3 million to $87.5 million at September 30, 1998 from $65.2 million at June 30, 1998. The increase in investment securities available for sale was primarily due to management's strategy to leverage purchases with lower rate Federal Home Loan Bank advances in the generally lower interest rate environment. Deposits increased slightly to $392.7 million at September 30, 1998 from $392.4 million at June 30, 1998. Federal Home Loan Bank advances increased by $17.0 million, or 15.7%, to $124.9 million at September 30, 1998 from $107.9 million at June 30, l998. The increase in Federal Home Loan Bank advances funded investment purchases. Total stockholders' equity increased by $1.1 million due primarily to earnings of $1.0 million for the three month period ended September 30, 1998, less dividends declared totaling $158,000, and to an improvement of $258,000 in unrealized gain on securities available for sale.

     On March 31, 1998, First Federal acquired GFS Bancorp, the parent company of Grinnell Federal Savings Bank, Grinnell, Iowa, with assets of approximately $96.1 million. Total assets of First Federal increased by $82.9 million, or 17.7%, to $551.5 million at June 30, 1998, from $468.6 million at June 30, 1997.
Total loans receivable increased by $63.5 million, or 18.6%, during the same period primarily due to the acquisition of GFS Bancorp. The increase in loans receivable was due to an increase of approximately $29.8 million during fiscal 1998 in commercial multi-family loans and consumer loans, and to an increase of approximately $33.7 million in single-family owner-occupied loans. Deposits increased by $65.7 million, or 20.1%, to $392.4 million at June 30, 1998 from $326.7 million at June 30, 1997 and Federal Home Loan Bank advances increased by $11.4 million, or 11.8%, to $107.9 million from $96.5 million at June 30, 1997. These increases were primarily attributable to the GFS Bancorp acquisition. The acquisition was accounted for as a purchase. The excess of cost over fair value of assets acquired in this acquisition was approximately $7.9 million.

AVERAGE BALANCE SHEET

     The following table sets forth information relating to First Federal's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. These yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are daily averages.


                                                                                    THREE MONTHS ENDED SEPTEMBER 30,
                                                            ----------------------------------------------------------------
                                                                               1998                             1997
                                             RATE AT        -------------------------------  -------------------------------
                                           SEPTEMBER 30,    AVERAGE                AVERAGE    AVERAGE               AVERAGE
                                              1998          BALANCE   INTEREST   YIELD/COST   BALANCE   INTEREST  YIELD/COST
                                            --------       ---------  ---------  ----------- ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans receivable(1)..................      8.00%        $407,714    $ 8,079     7.93%    $345,105    $ 6,921       8.02%
   Mortgage-backed securities...........      6.75           36,442        614     6.74       42,950        720       6.71
   Investment securities................      6.78           79,671      1,322     6.64       49,273        864       7.01
   Short-term investments and other
     interest-earning assets(2).........      5.45            2,974         41     5.52          412          5       4.86
                                            ------          -------    -------    -----      -------    -------      -----
     Total interest-earning assets......      7.67          526,801     10,056     7.64      437,740      8,510       7.78
                                            ------                     -------    -----                 -------      -----
Noninterest-earning assets..............                     34,155                           21,213
                                                            -------                          -------
     Total assets.......................                   $560,956                         $458,953
                                                            -------                          -------
                                                            -------                          -------
INTEREST-BEARING LIABILITIES:
   Deposits.............................      4.72         $383,613      4,574     4.77     $318,100      3,829       4.81
   Borrowings...........................      5.88          113,028      1,708     6.04       87,060      1,343       6.17
                                            ------          -------    -------    -----      -------    -------      -----
     Total interest-bearing liabilities.      5.00          496,641      6,282     5.06      405,160      5,172       5.11
                                            ------                     -------    -----                 -------      -----
Noninterest-bearing :
   Deposits.............................                     10,962                            7,442
   Liabilities..........................                     10,793                            6,815
                                                            -------                          -------
Total liabilities.......................                    518,396                          419,417
Stockholders' equity....................                     42,560                           39,536
                                                            -------                          -------

Total liabilities and stock-holders' equity                $560,956                         $458,953
                                                            -------                          -------
                                                            -------                          -------
Net interest income.....................                               $ 3,774                          $ 3,338
                                                                       -------                          -------
                                                                       -------                          -------
Interest rate spread(3).................      2.67%                                2.58%                              2.67%
                                             ------                               ------                             ------
                                             ------                               ------                             ------
Net yield on interest-earning assets(4).      2.86%                                2.87%                              3.05%
                                             ------                               ------                             ------
                                             ------                               ------                             ------
Ratio of average interest-earning assets to
   average interest-bearing liabilities.                                         106.07%                            108.04%
                                                                                  ------                            -------
                                                                                  ------                            -------


                                                               YEARS ENDED JUNE 30,
                                     ---------------------------------------------------------------------
                                                   1998                               1997
                                     ---------------------------------   ---------------------------------
                                     AVERAGE                 AVERAGE     AVERAGE                 AVERAGE
                                     BALANCE     INTEREST   YIELD/COST   BALANCE     INTEREST   YIELD/COST
                                     -------     --------   ----------   -------     --------   ----------
                                                                       (DOLLARS IN THOUSANDS)

INTEREST-EARNING ASSETS:
  Loans receivable(1).....           $358,209    $ 28,797      8.04%    $331,144    $ 26,562      8.02%
  Mortgage-backed securities           40,501       2,713      6.70       45,680       2,988      6.54
  Investment securities...             53,720       3,694      6.88       58,660       4,125      7.03
  Short-term investments and
    other interest-earning
    assets(2).............              2,959         160      5.41          275          16      5.82
                                     --------    --------  --------     --------    --------  --------
Total interest-earning assets         455,389      35,364      7.77      435,759      33,691      7.73
                                                 --------  --------     --------    --------  --------
Noninterest-earning assets             26,303                             18,999
                                     --------                           --------
Total assets..............           $481,692                           $454,758
                                     --------                           --------
                                     --------                           --------
INTEREST-BEARING LIABILITIES:
  Deposits................           $333,196      15,827      4.75     $322,426      15,377      4.77
  Borrowings..............             91,863       5,550      6.04       82,206       4,951      6.02
                                     --------    --------  --------     --------    --------  --------
Total interest-bearing liabilities    425,059      21,377      5.03      404,632      20,328      5.02
                                                 --------  --------     --------    --------  --------
Noninterest-bearing:
  Deposits................              8,527                              6,346
  Liabilities.............              7,356                              6,473
                                     --------                           --------
Total liabilities.........            440,942                            417,451
Stockholders' equity......             40,750                             37,307
                                     --------                           --------
Total liabilities and
Stockholders' equity......           $481,692                           $454,758
                                     --------                           --------
                                     --------                           --------
Net interest income.......                       $ 13,987                             $ 13,363
                                                 --------                             --------
                                                 --------                             --------
Interest rate spread(3)...                                     2.74%                              2.71%
                                                             -------                            -------
                                                             -------                            -------
Net yield on interest-earning
assets(4)                                                      3.07%                              3.07%
                                                             -------                            -------
                                                             -------                            -------
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities.....                                   107.14%                            107.69%
                                                             -------                            -------
                                                             -------                            -------



                                              ----------------------------------
                                                             1996
                                               ---------------------------------
                                               AVERAGE                 AVERAGE
                                               BALANCE     INTEREST   YIELD/COST
                                               -------     --------   ----------


INTEREST-EARNING ASSETS:
  Loans receivable(1).....                     $317,037    $ 25,437      8.02%
  Mortgage-backed securities                     42,989       2,784      6.48
  Investment securities...                       56,969       3,433      6.03
  Short-term investments and
    other interest-earning
    assets(2).............                          572          32      5.59
                                                -------     -------   -------
Total interest-earning assets                   417,567      31,686      7.59
                                                -------     -------   -------
Noninterest-earning assets                       17,098
                                               --------
Total assets..............                     $434,665
                                               --------
                                               --------
INTEREST-BEARING LIABILITIES:
  Deposits................                     $331,875       16,242     4.89
  Borrowings..............                       55,680        3,403     6.11
                                               -------      --------  -------
Total interest-bearing liabilities              387,555       19,645     5.07
                                               -------      --------  -------
Noninterest-bearing:
  Deposits................                        4,658
  Liabilities.............                        6,270
                                               --------

Total liabilities.........                      398,483
Stockholders' equity......                       36,182
                                               --------
Total liabilities and
Stockholders' equity......                     $434,665
                                               --------
                                               --------
Net interest income.......                                  $ 12,041
                                                            --------
                                                            --------
Interest rate spread(3)...                                               2.52%
                                                                       -------
                                                                       -------
Net yield on interest-earning
assets(4).................                                               2.88%
                                                                       -------
                                                                       -------
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities.....                                             107.74%
                                                                       -------
                                                                       -------

--------------------

(1)  Average balances include nonaccrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest- bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

     The table below sets forth information regarding changes in interest income and interest expense of First Federal for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in average volume (changes in average volume multiplied by old rate); (2) changes in rates (change in rate multiplied by old average volume); (3) changes in rate-volume (changes in rate multiplied by the change in average volume); and (4) the net change.

                                      THREE MONTHS ENDED SEPTEMBER 30,               YEARS ENDED JUNE 30,
                                              1998 VS. 1997                              1998 VS. 1997
                                     -------------------------------------------   ---------------------------------------------
                                         INCREASE (DECREASE) DUE TO                  INCREASE (DECREASE) DUE TO
                                      --------------------------------   TOTAL       ---------------------------        TOTAL
                                                                RATE/   INCREASE                           RATE/      INCREASE
                                       VOLUME        RATE      VOLUME  (DECREASE)   VOLUME       RATE      VOLUME    (DECREASE)
                                       ------        ----      ------  ----------   ------       ----      ------    ----------
                                                                                            (IN THOUSANDS)
Interest Income:
  Loans receivable.........         $   1,256    $   (311)   $   213   $ 1,158    $  2,171    $   66     $   (2)     $ 2,235
  Mortgage-backed securities             (109)         13        (10)     (106)       (339)       73         (9)        (275)
  Investments..............               533        (182)       107       458        (347)      (88)         4         (431)
  Other interest-earning assets             3           3         30        36         156        (1)       (11)         144
                                    ---------   ---------    --------  --------   --------   --------   --------    --------
Total interest-earning assets           1,683        (477)       340     1,546       1,641        50        (18)       1,673
                                    ---------   ---------    --------  --------   --------   --------   --------    --------
Interest expense:
  Savings deposits.........         $     789        (127)        84       746         514       (64)        --          450
  Borrowings...............               401        (113)        77       365         582        16          1          599
                                    ---------   ---------    --------  --------   --------   --------   --------    --------
Total interest-bearing liabilities  $   1,190        (240)       161     1,111       1,096       (48)         1        1,049
                                    ---------   ---------    --------  --------   --------   --------   --------    --------
Net change in net
  interest  income.........         $     493    $   (237)  $    179   $   435      $  545    $   98     $  (19)     $   624
                                    ---------   ---------    --------  --------   --------   --------   --------    --------
                                    ---------   ---------    --------  --------   --------   --------   --------    --------


                                                      YEARS ENDED JUNE 30,
                                                          1997 VS. 1996
                                           ----------------------------------------
                                           INCREASE (DECREASE) DUE TO
                                           ------------------------------    TOTAL
                                                                    RATE/   INCREASE
                                            VOLUME       RATE      VOLUME  (DECREASE)
                                            ------       ----      ------  ----------

Interest Income:
  Loans receivable.........              $ 1,132     $    --     $   (7)    $1,125
  Mortgage-backed securities                 174          26          4        204
  Investments..............                  102         570         20        692
  Other interest-earning assets              (17)          1         --        (16)
                                        --------    --------    --------   --------
Total interest-earning assets              1,391         597         17      2,005
                                        --------    --------    --------   --------
Interest expense:
  Savings deposits.........                 (462)       (398)        (5)      (865)
  Borrowings...............                1,621         (50)       (23)     1,548
                                        --------    --------    --------   --------
Total interest-bearing liabilities         1,159        (448)       (28)       683
                                        --------    --------    --------   --------
Net change in net
  interest  income.........               $  232      $1,045     $   45     $1,322
                                        --------    --------    --------   --------
                                        --------    --------    --------   --------

COMPARISON OF OPERATING RESULTS

     The acquisition of GFS Bancorp effective on March 31, 1998 was accounted for as a purchase; therefore, GFS Bancorp's results of operations are included in First Federal's operating results from April 1, 1998 through June 30, 1998.

INTEREST INCOME

     THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

     Interest income increased by $1.5 million, or 18.2%, to $10.0 million for the three months ended September 30, 1998 from $8.5 million for the three months ended September 30, 1997. This increase in interest income was primarily due to an increase of $89.1 million, or 20.4%, in the average balance of interest-earning assets to $526.8 million for the three months ended September 30, 1998 from $437.7 million for the three months ended September 30, 1997. The increase in average balances of interest-earning assets was primarily due to the acquisition of GFS Bancorp in March 1998. The average yield on interest-earning assets decreased to 7.64% for the three months ended September 30, 1998 from 7.78% for the three months ended September 30, 1997 partially offsetting the increases in interest income due to higher average balances.

     Interest income on loans for the three months ended September 30, 1998 increased by $1.2 million, or 16.7%, compared to the three months ended September 30, 1997 due to an increase in average loans of $62.6 million, or 18.l%, to $407.7 million for the three months ended September 30, 1998 from $345.1 million for the three months ended September 30, 1997. The average yield on loans decreased to 7.93% for the three months ended September 30, 1998 from 8.02% for the three months ended September 30, 1997. The decrease in the average yield on loans resulted from declining market interest rates, as First Federal originated new loans with yields lower than the average yield on the existing loan portfolio.

     Interest income on mortgage-backed securities for the three months ended September 30, 1998 decreased by $106,000 when compared to the three months ended September 30, 1997. This decrease was due to a decrease of $6.5 million, or 15.2%, in the average balance of mortgage backed securities to $36.4 million for the three months ended September 30, 1998 from $42.9 million for the three months ended September 30, 1997. The average yield on mortgage-backed securities increased to 6.74% for the three months ended September 30, 1998 from 6.71% for the three months ended September 30, 1997 partially offsetting the decrease in interest income due to reduced balances.

     Interest income on investment securities increased by $458,000, or 53.l%, as the average balance of investment securities increased by $30.4 million, or 61.7%, to $79.7 million at September 30, 1998 from $49.3 million at September 30, 1997. The average yield on investment securities decreased by 37 basis points to 6.64% for the three months ended September 30, 1998 from 7.01% for the three months ended September 30, 1997. The increase in the average balance of investment securities was due to First Federal's strategy of leveraging investment purchases with Federal Home Loan Bank advances. The yield on investments purchased during the quarter ended September 30, 1998 was approximately 6.50% while the cost of Federal Home Loan Bank advances added during the same quarter was approximately 5.50%.

     Interest income on other interest-earning assets increased by $35,000, to $41,000 for the three months ended September 30, 1998 from $6,000 for the three months ended September 30, 1997. This increase was primarily due to an increase of $2.6 million in the average balance of these assets as First Federal invested in more short-term, liquid assets, such as commercial paper, than in the prior year quarter.

     YEARS ENDED JUNE 30, 1998 AND 1997

     Interest income increased by $1.7 million, or 5.0%, to $35.4 million in fiscal 1998 from $33.7 million in fiscal 1997. The average balance of interest-earning assets increased by $19.6 million, or 4.5%, to $455.4 million in fiscal 1998 from $435.8 million in fiscal 1997. In addition, the average yield on interest-earning assets increased to 7.77% in fiscal 1998 from 7.73% in fiscal 1997. The increase in interest income resulted primarily from a $2.2 million, or 8.4%, increase in interest on loans to $28.8 million in fiscal 1998 from $26.6 million in fiscal 1997. Interest income on mortgage-backed securities decreased by $275,000, or 9.2%, to $2.7 million in fiscal 1998 from $3.0 million in fiscal 1997. During the same period, interest income on investment securities decreased by $431,000, or 10.5%, to $3.7 million from $4.1 million.

     The increase in interest income on loans resulted from an increase of $27.1 million, or 8.2%, in the average balance of loans receivable to $358.2 million at June 30, 1998, from $331.1 million at June 30, 1997. The average yield on loans receivable was 8.04% and 8.02%, respectively, for fiscal 1998 and 1997.

     The decrease in interest income on mortgage-backed securities was primarily due to a decrease of $5.2 million in the average balance of mortgage-backed securities to $40.5 million in fiscal 1998 from $45.7 million in fiscal 1997. Partially offsetting the decrease in mortgage-backed securities balances was an increase of 16 basis points in the average yield on mortgage-backed securities to 6.70% in fiscal 1998 from 6.54% in fiscal 1997.

     The decrease in interest income on investment securities was primarily due to a decrease of $5.0 million in the average balance of investment securities to $53.7 million in fiscal 1998 from $58.7 million in fiscal 1997. In addition, the yield on investment securities decreased to 6.88% in fiscal 1998 from 7.03% in fiscal 1997. The generally lower interest rate environment during fiscal 1998 resulted in declining yields on investment securities.

     YEARS ENDED JUNE 30, 1997 AND 1996

     Interest income increased by $2.0 million, or 6.3%, to $33.7 million in fiscal 1997 from $31.7 million in fiscal 1996. The average balance of interest-earning assets increased by $18.2 million, or 4.4%, to $435.8 million in fiscal 1997 from $417.6 million in fiscal 1996. In addition, the average yield on interest-earning assets increased to 7.73% in fiscal 1997 from 7.59% in fiscal 1996. The increase in interest income resulted primarily from a $1.1 million, or 4.4%, increase in interest on loans to $26.5 million in fiscal 1997 from $25.4 million in fiscal 1996. Interest income on mortgage-backed securities increased by $204,000, or 7.3%, to $3.0 million in fiscal 1997 from $2.8 million in fiscal 1996. During the same period, interest income on investment securities increased by $692,000, or 20.1%, to $4.1 million from $3.4 million.

     The increase in interest income on loans resulted from an increase of $14.1 million, or 4.4%, in the average balance of loans receivable to $331.1 million at June 30, 1997, from $317.0 million at June 30, 1996. The average yield on loans receivable was 8.02% for fiscal 1997 and 1996.

     The increase in interest income on mortgage-backed securities was primarily due to an increase of $2.7 million in the average balance of mortgage-backed securities to $45.7 million in fiscal 1997 from $43.0 million in fiscal 1996 and to an increase in the average yield on mortgage-backed securities to 6.54% in fiscal 1997 from 6.48% in fiscal 1996.

     The increase in interest income on investment securities was primarily due to an increase in the average yield on investments securities to 7.03% in fiscal 1997 from 6.03% in fiscal 1996. The generally higher interest rate environment during fiscal 1997 resulted in improved yields. In addition, an increase of $1.7 million in the average balance of investment securities contributed to the increase in interest income on investment securities.

INTEREST EXPENSE

     THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

     Interest expense increased by $1.1 million, or 21.5%, to $6.3 million for the three months ended September 30, 1998 from $5.2 million for the three months ended September 30, 1997. Interest on deposits increased by $746,000, or 19.5%, to $4.6 million for the three months ended September 30, 1998 from $3.8 million for the three months ended September 30, 1997. The increase in interest on deposits was primarily due to an increase in the average balance of deposits as a result of the GFS Bancorp acquisition. The average balance of deposits increased by $65.5 million, or 20.6%, to $383.6 million at September 30, 1998 from $318.1 million at September 30, 1997.

     Interest on borrowings increased by $365,000, or 27.2%, to $1.7 million for the three months ended September 30, 1998 from $1.3 million for the three months ended September 30, 1997. The increase in interest on borrowings was primarily due to an increase in the average balance of Federal Home Loan Bank advances. Average Federal Home Loan Bank advance balances increased by $26.0 million, or 29.8%, to $113.0 million at September 30, 1998 from $87.0 million at September 30, 1997. The increases in interest expense due to increased balances were partly offset by decreases in the average cost of deposits and borrowings to 4.77% and 6.04%, respectively, for the three months ended September 30, 1998 from 4.81% and 6.17%, respectively, for the three months ended September 30, 1997.

     YEARS ENDED JUNE 30, 1998 AND 1997

     Interest expense totaled $21.4 million in fiscal 1998, representing a $1.1 million, or 5.2%, increase from $20.3 million in fiscal 1997. The increase was due to an increase of $20.4 million in the average balance of interest-bearing liabilities to $425.0 million in fiscal 1998 from $404.6 million in fiscal 1997. The average cost of interest-bearing liabilities increased slightly to 5.03% in fiscal 1998 from 5.02% in fiscal 1997.

     Interest expense on deposits increased by $450,000, or 2.9%, to $15.8 million in fiscal 1998 from $15.4 million in fiscal 1997 and interest paid on borrowings increased by $600,000, or 12.1%, to $5.6 million in fiscal 1998 from $5.0 million in fiscal 1997. The increase in interest expense on deposits was primarily due to an increase of $10.8 million, or 3.3%, in the average balance of deposits. The average rate paid on deposits declined slightly to 4.75% in fiscal 1998 from 4.77% in fiscal 1997. The increase in interest expense on borrowings resulted from a $9.7 million increase in the average balance of borrowings to $91.9 million in fiscal 1998 from $82.2 million in fiscal 1997. In addition, the average rate paid on borrowings increased slightly to 6.04% in fiscal 1998 from 6.02% in fiscal 1997.

     YEARS ENDED JUNE 30, 1997 AND 1996

     Interest expense totaled $20.3 million in fiscal 1997, representing a $682,000, or 3.5%, increase from $19.6 million in fiscal 1996. The increase was due to an increase of $17.1 million in the average balance of interest-bearing liabilities to $404.6 million in fiscal 1997 from $387.6 million in fiscal 1996, which was partly offset by a decrease in the average cost of interest-bearing liabilities to 5.02% in fiscal 1997 from 5.07% in fiscal 1996. The increase in interest expense resulted from an increase in interest paid on borrowings of $1.5 million, or 45.5%, to $5.0 million in fiscal 1997 from $3.4 million in fiscal 1996. The increase in interest expense on borrowings resulted from a $26.5 million increase in the average balance of borrowings to $82.2 million in fiscal 1997 from $55.7 million in fiscal 1996.

     This increase in the average balance of borrowings was partially offset by a decrease in the average rate paid on borrowings to 6.02% in fiscal 1997 from 6.11% in fiscal 1996. The increase in borrowing balances was due to First Federal using Federal Home Loan Bank advances to fund loan growth and investment purchases.

Interest expense on deposits decreased by $866,000, or 5.3%, to $15.4 million in fiscal 1997 from $16.2 million in fiscal 1996, partially offsetting the increased interest expense on borrowings. The decrease in interest expense on deposits was primarily due to a decrease of $9.5 million, or 2.8%, in the average balance of deposits and to a decrease in the average rate paid on deposits to 4.77% in fiscal 1997 from 4.89% in fiscal 1996.

NET INTEREST INCOME

     Net interest income totaled $3.8 million for the three months ended September 30, 1998 compared to a total of $3.3 million for the three months ended September 30, 1997. First Federal's interest rate spread for the three months ended September 30, 1998 decreased to 2.58% from 2.67% for the quarter ended September 30, 1997.

     Net interest income totaled $14.0 million, $13.4 million, and $12.0 million for fiscal 1998, 1997, and 1996, respectively. The increase of $624,000 in net interest income in fiscal 1998 when compared to fiscal 1997 was primarily due to volume changes. The increase in interest income in fiscal 1998 due to the increase in volume of interest-earning assets from 1997 totaled approximately $1.6 million, while the increase in interest expense in fiscal 1998 over fiscal 1997 due to changes in volume of interest-bearing liabilities totaled approximately $1.1 million. Net interest income for fiscal 1998 increased by approximately $545,000 over fiscal 1997 due to the net volume changes. The increase in net interest income in fiscal 1998 was also due to an increase in First Federal's interest rate spread as the yield on interest-earning assets increased to 7.77% from 7.73% in fiscal 1997. First Federal's interest rate spread was 2.74% in fiscal 1998, 2.71% in fiscal 1997, and 2.52% in fiscal 1996.

PROVISION FOR LOAN LOSSES

     First Federal maintains an allowance for loan losses through a provision for loan losses based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the current portfolio. Provision for loan loss expense was $75,000 and $70,000, respectively, for the three months ended September 30, 1998 and 1997.

     During fiscal 1998, 1997, and 1996, First Federal provided $345,000, $258,000, and $233,000, respectively, for loan losses. Net charge-offs as a percentage of average loans outstanding were .09%, .06%, and .04%, respectively, for fiscal years 1998, 1997, and 1996. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses.

NONINTEREST INCOME

     Noninterest income increased by $226,000, or 33.5% to $902,000 for the three months ended September 30, 1998 from $676,000 for the three months ended September 30, 1997. The increase in noninterest income was due to increases in service charges and other fees, gain on sale of loans held for sale, and abstracting income totaling $162,000, $38,000, and $23,000, respectively, for the three months ended September 30, 1998 as compared to the three months ended September 30, 1997.

     Noninterest income increased by $627,000, or 24.6%, to $3.2 million for fiscal 1998 from $2.6 million for fiscal 1997. Income from fees and service charges, abstracting income and other noninterest income increased by $249,000, $124,000 and $106,000, respectively, in fiscal 1998 when compared to fiscal 1997. The increase in abstracting income was due primarily to increased refinancing activity. Gain on sale of loans held for sale in connection with First Federal's ongoing mortgage banking activities increased by $35,000 over the prior year, and a gain on sale of fixed assets totaling $104,000 was recorded in fiscal 1998. The increase in fees and service charges was partially due to increases in transaction accounts that typically generate more service charge income than fixed maturity deposits and also to the addition of the GFS Bancorp deposit accounts. The increase in other income was primarily due to increased activity in First Federal's non-bank subsidiaries.

     Noninterest income increased by $45,000, or 1.8%, remaining at $2.5 million for fiscal 1997 and 1996. An increase of $51,000, or 4.6%, in fees and service charges and an increase of $77,000, or 6.81%, in the other non-interest income amounts was largely offset by a decrease of $83,000, or 28.5%, in gain on sale of loans held for sale as the volume of loans originated for sale to investors declined to $12.8 million in fiscal 1997 from $18.0 million in fiscal 1996. The increase in fees and service charges was largely due to increases in transaction accounts which typically generate more service charge income than fixed maturity deposits. The increase in other income was primarily due to increased activity in First Federal's non-bank subsidiaries.

NONINTEREST EXPENSE

     THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

     Noninterest expense increased by $323,000, or 12.2%, to $3.0 million for the three months ended September 30, 1998 from $2.6 million for the three months ended September 30, 1997. Compensation and benefits expense totaled $1.5 million for each of the three months ended September 30, 1998 and 1997. An adjustment to record the change in First Federal's liability for stock appreciation rights reduced expense for the three months ended September 30, 1998 by approximately $468,000. In connection with the GFS Bancorp acquisition, GFS Bancorp stock options were exchanged for First Federal stock appreciation rights. At September 30, 1998 First Federal's liability for stock appreciation rights was approximately $478,000 as compared to a liability of approximately $946,000 at June 30, 1998.

     Excluding the stock appreciation rights adjustment, compensation and benefits expense increased by $454,000, or 31.0%, to $l.9 million for the three months ended September 30, 1998 from $1.5 million for the three months ended September 30, 1997. First Federal's staff increased by approximately twenty-three full-time-equivalent employees due to the acquisition of Grinnell Federal Savings Bank and to the addition of a new branch office in South Sioux City, Nebraska. Office property and equipment expense increased by $113,000, or 33.9%, over the prior year partially due to the implementation of a new platform banking system, to the addition of a new office in South Sioux City, Nebraska and to the acquisition of the Grinnell Federal Savings Bank office. Deposit insurance premium expense, data processing expense and advertising expense increased by $8,000, $20,000 and $20,000, respectively, for the three months ended September 30, 1998 as compared to the three months ended September 30, 1997. Amortization of intangibles increased by $79,000 to $86,000 for the three months ended September 30, 1998 from $7,000 for the three months ended September 30, 1997 due to amortization of the goodwill related to the GFS Bancorp acquisition. Other general and administrative expenses increased by $96,000, or 15.8%, for the three months ended September 30, 1998 as compared to the three months ended September 30, 1997. Increases in general and administrative expenses such as postage, training, stationary and supplies and write-offs of deficient checking account balances contributed to the increase in other noninterest expense over the prior year period.

     YEARS ENDED JUNE 30, 1998 AND 1997

     Noninterest expense decreased by $1.2 million, or 9.2%, to $11.5 million in fiscal 1998 from $12.7 million in fiscal 1997. Fiscal 1997 included a $2.2 million charge for the special deposit insurance assessment that was mandated in September, 1996. Excluding this one-time assessment, the principal component of First Federal's noninterest expense has been and continues to be salaries and employee benefits. Compensation and benefit expense increased by $1.0 million, or 18.5%, to $6.7 million in fiscal 1998 from $5.7 million in fiscal 1997. During fiscal 1998, First Federal recognized the liability for an early retirement incentive program that totaled approximately $277,000.

     Office property and equipment expense increased by $207,000, or 16.0%. Deposit insurance premium expense decreased by $240,000, or 52.6%, to $216,000 in fiscal 1998 from $457,000 in fiscal 1997 due to a reduction in premium rates which was a direct result of the recapitalization of the Savings Association Insurance Fund and the payment of the special assessment. Deposits totaling approximately $62.3 million were added to First Federal's assessment base with the GFS Bancorp acquisition. Data processing expense and advertising expense increased by $30,000, or 9.4%, and by $70,000, or 20.8%, respectively, in fiscal 1998 as compared to fiscal 1997. No loss on sale of securities available for sale was recorded in fiscal 1998 as compared to a loss of $122,000 in fiscal 1997. Amortization of intangibles increased by $82,000, to $108,000 in fiscal 1998, from $26,000 in fiscal 1997 primarily due to the excess of cost over fair value of assets added in the GFS Bancorp acquisition that totaled approximately $7.9 million. This excess is being amortized over a period of 25 years.

     YEARS ENDED JUNE 30, 1997 AND 1996

     Noninterest expense increased by $3.0 million, or 30.6%, to $12.7 million in fiscal 1997 from $9.7 million in fiscal 1996 largely due to the special deposit insurance assessment which totaled $2.2 million. Excluding this one-time assessment, the principal component of First Federal's noninterest expense has been and continues to be salaries and employee benefits. Compensation and benefit expense increased by $505,000, or 9.8%, to $5.7 million in fiscal 1997 from $5.2 million in fiscal 1996.

     Office property and equipment expense increased by $134,000, or 11.6%, largely due to significant improvements at branch locations. Deposit insurance premium expense decreased by $325,000, or 41.6%, to $456,000 in fiscal 1997 from $781,000 in fiscal 1996 due to a reduction in premium rates which was a direct result of the recapitalization of the Savings Association Insurance Fund and the payment of the special assessment mentioned above. Data processing expense and advertising expense decreased by $37,000, or 10.3%, and by $23,000, or 6.2%, respectively, in fiscal 1997 as compared to fiscal 1996. The net loss on sale of securities available for sale totaling $122,000 in fiscal 1997 was the result of liquidating a mutual fund investment and some low-yielding available-for-sale investment securities in order to invest in higher-yielding investments. Other general and administrative expenses increased by $399,000, or 21.4%, to $2.3 million in fiscal 1997 from $1.9 million in fiscal 1996. The increase in other general and administrative expenses was primarily due to increases in recruiting expense, professional fee expense, stationary and supply expense, expenses related to automated teller machine activity charges due to increased customer usage and loan expense. Increases in these components of other noninterest income totaled $299,000 for fiscal 1997 over fiscal 1996.

NET EARNINGS

     Net earnings totaled $1.0 million for the three months ended September 30, 1998, compared to $841,000 for the three months ended September 30, 1997. This represents an increase of $177,000, or 21.0%, over the prior year period. First Federal's effective tax rate increased to 37.8% for the three months ended September 30, 1998 from 35.5% for the three months ended September 30, 1997.

     Net earnings totaled $3.4 million, $1.9 million, and $3.1 million, respectively, for fiscal years 1998, 1997, and 1996. Net earnings for fiscal 1997, excluding the Savings Association Insurance Fund one-time assessment, net of tax effect, totaled $3.3 million. The federal and state effective tax rate on earnings was 35.4%, 34.6%, and 33.6%, respectively, for fiscal years 1998, 1997, and 1996.

ASSET AND LIABILITY MANAGEMENT - MARKET RISK ANALYSIS

     QUALITATIVE ANALYSIS. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets.

     During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. During a period of falling interest rates a negative gap would tend to positively affect net interest income while a positive gap would tend to negatively affect net interest income.

     First Federal's strategy in recent years has been to reduce its exposure to interest rate risk by better matching the maturities of its interest rate sensitive assets and liabilities. This strategy has been implemented by originating investments. First Federal seeks to lengthen the maturities of its deposits by promoting longer-term certificates. First Federal does not solicit negotiated high-rate jumbo certificates of deposit or brokered deposits.

     At September 30, 1998, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $59.5 million, representing a cumulative one-year gap ratio of 10.5%. First Federal has established an Asset-Liability Management Committee which is responsible for reviewing First Federal's asset and liability policies. The Committee meets weekly and reports quarterly to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratios and requirements.

     QUANTITATIVE ANALYSIS. Market risk is the risk of loss arising from adverse changes in market prices and rates. First Federal's market risk consists primarily of the interest rate risk associated with its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may affect adversely First Federal's net interest income or the economic value of its portfolio of assets, liabilities, and off-balance sheet contracts. Management continually develops and applies strategies to mitigate this risk. Management does not believe that First Federal's primary market risk exposures and how those exposures were managed in fiscal 1998 have changed when compared to fiscal 1997. Market risk limits have been established by the Board of Directors based on First Federal's tolerance for risk.

     First Federal relies primarily on the Office of Thrift Supervision Net Portfolio Value Model to measure its exposure to changes in market interest rates. Net portfolio value is defined as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance-sheet contracts. The model estimates the current economic value of each type of asset, liability, and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve both upward and downward.

     The model uses an option-based pricing approach to value one- to four-family mortgages, mortgages serviced by or for others, and firm commitments to buy, sell, or originate mortgages. This approach makes use of an interest rate simulation program to generate numerous random interest rate paths that, in conjunction with a prepayment model, are used to estimate mortgage cash flows. Prepayment options and interest rate caps and floors contained in mortgages and mortgage-related securities introduce significant uncertainty in estimating the timing of cash flows for these instruments that warrants the use of this sophisticated methodology. All other financial instruments are valued using a static discounted cash flow method. Under this approach, the present value is determined by discounting the cash flows the instrument is expected to generate by the yields currently available to investors from an instrument of comparable risk and duration.

     The following table sets forth the present value estimates for major categories of financial instruments of First Federal at September 30, 1998, as calculated by the Office of Thrift Supervision model. The table shows the present value of the instruments under rate shock scenarios of -300 basis points to +300 basis points in increments of 100 basis points. As illustrated in the table, First Federal's net portfolio value is more sensitive in a rising rate scenario than in a falling rate scenario. As market rates increase, the market value of First Federal's portfolio of mortgage loans and securities declines significantly and prepayments slow. As rates decrease, the market value of mortgage loans and securities increase only modestly due to prepayment risk, periodic rate caps, and other embedded options.

     Actual changes in market value will differ from estimated changes set forth in this table due to various risks and uncertainties.


                                               PRESENT VALUE ESTIMATES BY INTEREST RATE SCENARIO
                                                         CALCULATED AT SEPTEMBER 30, 1998
                              -------------------------------------------------------------------------------------
                                                                                      Base
                                 -300 bp            -200 bp         -100 bp           0 bp             +100 bp
                              -------------      ------------    ------------     ------------      -------------
                                                                             (Dollars in Thousands)

Financial Instrument:
Mortgage loans and securities      $444,761          $438,800        $433,581         $428,000           $420,112
Non-mortgage loans...........        28,507            28,103          27,711           27,330             26,959
Cash, deposits and securities        98,373            97,492          96,637           95,806             95,001
Other assets.................        20,418            20,958          21,922           23,707             26,154
                              -------------      ------------    ------------     ------------      -------------

Total assets.................       592,059           585,353         579,851          574,843            568,226

Deposits.....................       406,178           402,672         399,258          395,912            392,660
Borrowings...................       134,736           132,041         129,446          126,947            124,538
Other liabilities............         9,049             9,045           9,041            9,038              9,035
                              -------------      ------------    ------------     ------------      -------------

Total liabilities............       549,963           543,758         537,745          531,897            526,233
                              -------------
Commitments..................         1,164               884             619              336                 10
                              -------------      ------------    ------------     ------------      -------------

Net portfolio value..........       $43,260            42,479          42,725           43,282             42,003
                              -------------      ------------    ------------     ------------      -------------
                              -------------      ------------    ------------     ------------      -------------
$ Change from base...........         ($22)            ($803)          ($557)                -           ($1,279)
                              -------------      ------------    ------------     ------------      -------------
                              -------------      ------------    ------------     ------------      -------------
% Change from base...........            0%               -2%             -1%                -                -3%
                              -------------      ------------    ------------     ------------      -------------
                              -------------      ------------    ------------     ------------      -------------
% Change: board limit........          -20%              -15%            -10%                -               -20%
                              -------------      ------------    ------------     ------------      -------------
                              -------------      ------------    ------------     ------------      -------------


                                               -----------------------------

                                                    +200 bp         +300 bp
                                               -------------   -------------

Financial Instrument:
Mortgage loans and securities                       $410,478        $399,868
Non-mortgage loans...........                         26,598          26,247
Cash, deposits and securities                         94,219          93,461
Other assets.................                         29,092          31,855
                                               -------------   -------------

Total assets.................                        560,387         551,431

Deposits.....................                        389,480         386,364
Borrowings...................                        122,217         119,978
Other liabilities............                          9,031           9,028
                                               -------------   -------------

Total liabilities............                        520,728         515,370

Commitments..................                            324             650
                                               -------------   -------------

Net portfolio value..........                         39,335          35,411
                                               -------------   -------------
                                               -------------   -------------
$ Change from base...........                       ($3,947)        ($7,871)
                                               -------------   -------------
                                               -------------   -------------
% Change from base...........                            -9%            -18%
                                               -------------   -------------
                                               -------------   -------------
% Change: board limit........                           -40%            -55%
                                               -------------   -------------
                                               -------------   -------------


LIQUIDITY AND CAPITAL RESOURCES

     First Federal is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. In November 1997, the Office of Thrift Supervision revised its liquidity rule to lower the required ratio to 4% from 5% of deposits and short-term borrowings. The Office of Thrift Supervision also expanded the types of investments considered to be liquid assets and removed the requirement that certain investments must mature within five years in order to qualify as liquid assets. First Federal historically has maintained a level of liquid assets in excess of regulatory requirements, and First Federal's liquidity ratio averaged 27.0% during the quarter ended September 30, 1998. Liquidity ratios averaged 26.6% for the three quarters ended June 30, 1998 under the new Office of Thrift Supervision rules. First Federal adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrowed funds, when applicable, and loan commitments. First Federal also adjusts liquidity as appropriate to meet its asset/liability objectives.

     First Federal's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, Federal Home Loan Bank advances, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. First Federal manages the pricing of its deposits to maintain a steady deposit balance. In addition, First Federal invests excess funds in federal funds and other short-term interest-earning assets and other assets which provides liquidity to meet lending requirements.

     Federal funds sold and other assets qualifying for liquidity, at September 30, 1998 and June 30, 1998, 1997, and 1996, totaled $119.1 million, $96.4 million, $28.4 million, and $42.7 million, respectively.

     Deposits are First Federal's primary source of externally generated funds. The level of deposit inflows during any given period is heavily influenced by factors outside of management's control, such as the general level of short-and long-term interest rates in the economy, as well as higher alternative yields that investors may obtain on competing investment instruments such as money market mutual funds. First Federal's net deposits before interest credited decreased by $3.6 million for the three months ended September 30, 1998, increased by $49.1 million for fiscal 1998, due primarily to the GFS Bancorp acquisition, and decreased by $21.9 million and $12.1 million for fiscal years 1997 and 1996, respectively.

     Similarly, the amount of principal repayments on loans and mortgage securities are heavily influenced by the general level of interest rates in the economy. Funds received from principal repayments on mortgage securities for the three months ended September 30, 1998 and fiscal 1998, 1997 and 1996, totaled $2.8 million, $11.0 million, $9.3 million, and $7.7 million, respectively. Principal repayments on loans totaled $25.2 million for the three months ended September 30, 1998, $123.3 million for fiscal 1998, $81.6 million in fiscal 1997 and $74.0 million in fiscal 1996. The acceleration of loan and mortgage securities principal repayments over the respective periods reflects the refinancing activity of homeowners due to generally lower mortgage interest rates in recent years.

     Liquidity management is both a daily and long-term function of business management. If First Federal requires funds beyond its ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank which provides an additional source of funds. At September 30, 1998, First Federal had $124.9 million in outstanding advances from the Federal Home Loan Bank.

     At September 30, 1998, First Federal had outstanding loan commitments totaling $32.1 million. Certificates of deposit scheduled to mature or reprice in one year or less at September 30, 1998 totaled $121.3 million. Management believes that a significant portion of such deposits will remain with First Federal.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements of First Federal and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of First Federal's operations. Unlike most industrial companies, nearly all the assets and liabilities of First Federal are monetary. As a result, interest rates have a greater impact on First Federal's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

EFFECT OF NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME, establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net earnings and certain amounts reported directly in stockholders' equity, such as the net unrealized gain or loss on available-for-sale securities. First Federal adopted Statement of Financial Accounting Standards No. 130 on June 30, 1998.

     Statement of Financial Accounting Standards No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, establishes disclosure requirements for segment operations. First Federal adopted Statement of Financial Accounting Standards No. 131 on July 1, 1998.

     Statement of Financial Accounting Standards No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, revises the disclosure requirements for pension and other postretirement benefit plans. First Federal adopted Statement of Financial Accounting Standards No. 132 on July 1, 1998.

     Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, will be effective for First Federal for years beginning July 1, 1999. First Federal has no activity covered by Statement of Financial Accounting Standards No. 133. First Federal expects to adopt Statement of Financial Accounting Standards No. 133 when required.

YEAR 2000

     The Year 2000 issue is a serious operational problem that is widespread and complex, affecting all industries. The problem consists essentially of the risk that programming code in existing computer systems will fail to properly recognize the new millennium when it occurs in the year 2000. Many computer programs and related hard-printed memory circuits were developed with six-digit date fields (YYMMDD, or some variation) with the YY two-digit field representing the year that is used in calculations related to that field. Any of First Federal's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could cause miscalculations or system failures.

     First Federal has identified the systems that will be affected by the Year 2000 problem. First Federal's Year 2000 action team has completed the awareness and inventory phases of Year 2000 in which potential Year 2000 risk areas and systems have been identified; and, assessment of First Federal's Year 2000 exposures is complete. Programming changes, system upgrades and replacements and other actions necessary to prepare for Year 2000 continue and are expected to extend into the first quarter of calendar 1999. In addition, testing and assessing the validity of Year 2000 changes was begun during the quarter ended September 30, 1998 and will continue through the first calendar quarter of 1999 during which quarter Year 2000-ready systems are expected to be implemented.

     First Federal has identified its mission-critical systems including its "core" data processing system for loans, deposits and the general ledger. Management anticipates that the enhancements necessary to prepare its mission-critical systems for the year 2000 will be completed in early 1999. Contingency plans are being developed for these systems on a department-by-department basis in anticipation of the possibility of unplanned system difficulties or failure of third parties to successfully prepare for Year 2000. It is expected that most of these plans will provide for some types of manual record keeping and reporting procedures, and will be completed by June 30, 1999 as part of the Bank's overall contingency planning process.

     First Federal anticipates that it will incur internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare its systems for Year 2000. Based on First Federal's current estimate, fiscal 1999 expenses of the Year 2000 project are not expected to exceed $100,000.

     In addition to expenses related to its own computer systems, First Federal is aware of potential Year 2000 risks to third parties, including vendors, and to the extent appropriate, depositors and borrowers, and the possible adverse impact on First Federal resulting from failures by these parties to adequately address the Year

2000 problem. First Federal has contacted all mission-critical vendors and service providers regarding their Year 2000 readiness. The potential risks posed by these entities have been analyzed and periodic updates on the Year 2000 progress of currently non-compliant vendors are being performed. To date, First Federal has not been advised by such parties that they do not have plans in place to address and correct the issues associated with the Year 2000 problem; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation.

     The risk exists that some of First Federal's commercial borrowers may not be prepared for Year 2000 issues and may suffer financial harm as a result. This, in turn, represents risk to First Federal regarding the repayment of loans from those commercial customers. First Federal has surveyed its existing commercial customers with aggregate outstanding loan balances of $250,000 or more regarding their Year 2000 preparedness. The results of this survey process were not conclusive as to the overall level of Year 2000 risk in First Federal's commercial loan portfolio. However, repayment sources for the majority of loans in First Federal's commercial loan portfolio are from multi-family real estate projects that tend to be less computer-dependent than, for example, a manufacturing business. Accordingly, First Federal considers its commercial loan portfolio to contain a relatively low level of Year 2000 risk. Nevertheless, First Federal has established a $75,000 reserve for loan losses related to unforseen Year 2000 problems of its commercial customers. First Federal analyzes Year 2000 risk posed by prospective commercial loan customers prior to approving their loan requests. Commercial loan customers are asked to sign an acknowledgment demonstrating their commitment to address Year 2000 problems inherent in their operations and agreeing to provide First Federal with specific information regarding their Year 2000 status.

     First Federal is also analyzing the Year 2000 risk posed by its 50 largest commercial depositors. This analysis is not complete, but on preliminary review First Federal considers its commercial deposit portfolio to contain a relatively low level of Year 2000 risk since the majority of these depositors are small business customers with limited computer technology dependence in their core business function. First Federal analyzes potential Year 2000 risk of prospective commercial deposit customers prior to accepting their deposits.

     First Federal has assigned responsibility to a committee of staff members to provide information to customers and employees about First Federal's progress in addressing the Year 2000 problem. The mission of the committee is to maintain customer confidence in First Federal's ability to operate in Year 2000 and to educate employees about its Year 2000 efforts in order to allow them to adequately address customer concerns.

     The preceding paragraphs include forward-looking statements that involve inherent risks and uncertainties. The actual costs of Year 2000 compliance and the impact of Year 2000 issues could differ materially from what is currently anticipated. Factors that might result in such differences include incomplete inventory and assessment results, higher than anticipated costs to update software and hardware and vendors', customers' and other third parties' inability to effectively address the Year 2000 issue.

SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

     On September 30, 1996, legislation went into effect to resolve the deposit insurance premium disparity between savings institutions such as First Federal and banks which included the payment of a one-time special assessment to recapitalize the Savings Association Insurance Fund. The required payment resulted in a non-recurring expense for First Federal totalling $2.2 million ($1.4 million, or $.49 per share, after tax effect) for fiscal 1997. The industry-wide assessment was supported by savings institutions to fully capitalize the Savings Association Insurance Fund and reduce future deposit insurance premium costs to a level at which Savings Association Insurance Fund-insured institutions can compete with Bank Insurance Fund institutions.

                            BUSINESS OF FIRST FEDERAL

GENERAL

         First Federal operates, and intends to continue to operate, as a community-oriented financial institution. First Federal's business consists primarily of attracting retail deposits from the general public and using those funds, together with other funds, to originate one-to four-family mortgage loans and other loans.

MARKET AREA

         First Federal conducts operations through its main office in Sioux City, Iowa, which is located on the Western border of Iowa, and its 11 full service branch offices and one drive-up facility in northwest and central Iowa and northeast Nebraska. First Federal gained access to the central Iowa market area after its acquisition in March 1998 of GFS Bancorp, which was headquartered in Grinnell, Iowa. Grinnell is located in Poweshiek County, fifty-five miles east of Des Moines, Iowa, the state capital and largest metropolitan area. The population of Sioux City is approximately 85,000, and the population of Grinnell and Poweshiek County is approximately 9,000 and 19,000, respectively. The total population of First Federal's primary market area is approximately 250,000. Most employment in First Federal's primary market area is in the agriculture and agriculture-related industries, but also includes significant manufacturing and service businesses. Major employers in the primary market area include Iowa Beef Processors, MCI Telemarketing, Sioux Honey Association, Wells Dairy, Interbake Foods, Gateway Computers, Great West Casualty, the 185th Fighter Group of the Iowa Air National Guard, Marian Health Center, St. Luke's Regional Medical Center, K-Products, Diamond Vogel Paint, Grinnell College, Grinnell Mutual Insurance Company, GTE, Grinnell Regional Medical Center, and Donaldson Company.

         First Federal's business and operating results are significantly affected by the general economic conditions prevalent in its primary market area. First Federal's primary market area is projected to experience only moderate population growth for the foreseeable future.

LENDING ACTIVITIES

         GENERAL. Historically, the principal lending activity of First Federal has been the origination or purchase of mortgage loans secured by one- to four-family residential properties. First Federal also originates loans secured by commercial real estate and multi-family units and purchases participation interests in multi-family loans and commercial real estate loans originated primarily by other lenders in the midwest. Multi-family and commercial real estate loans totaled $60.7 million, $58.4 million, $34.9 million and $23.4 million, respectively, at September 30, 1998 and June 30, 1998, 1997 and 1996. In recent years, First Federal has increased its consumer lending activities to broaden services offered to customers and to improve First Federal's interest rate risk exposure.

         First Federal attempts to make its interest earning assets more interest rate sensitive by actively originating and purchasing variable rate loans, such as adjustable rate mortgage loans secured by single family residential real estate, adjustable rate second mortgage loans and medium-term consumer loans. First Federal also purchases mortgage-backed securities with adjustable rates. At September 30, 1998, approximately $193.0 million or 43.2% of First Federal's total loan and mortgage-backed securities portfolio were loans with variable interest rates.

         First Federal actively originates fixed rate mortgage loans, generally with 10 to 30 year terms to maturity secured by one- to four-family residential properties. One- to four-family fixed rate loans generally are originated and underwritten for resale in the secondary mortgage market. First Federal also actively originates loans insured or guaranteed by the United States Government or agencies thereof, such as Veterans Administration and

Federal Housing Administration loans. First Federal also originates interim construction loans on one- to four-family residential properties.

         ANALYSIS OF LOAN PORTFOLIO. Set forth below are selected data relating to the composition of First Federal's loan portfolio, by type of loan on the dates indicated.

                                                                      AT JUNE 30,
                                         AT            ----------------------------------------
                                 SEPTEMBER 30, 1998           1998                  1997
                                 AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                 ------     -------    ------     -------    ------     -------
                                                    (DOLLARS IN THOUSANDS)
Residential real estate:
  One- to four-family units(1)  $300,466     73.74%   $301,415     74.46%   $267,724     78.45%
  Multi-family dwelling units     41,056     10.07      43,146     10.66      27,618      8.09
Commercial real estate.......     19,675      4.83      15,294      3.78       7,278      2.13
Home equity and second mortgage   22,110      5.43      21,682      5.36      17,193      5.04
Home improvement loans.......        600       .15         728      0.18       1,425      0.42
Auto loans...................     15,799      3.88      16,417      4.06      15,488      4.54
Loans on deposits............        627       .15         584       .14         484      0.14
Other non-mortgage loans(2)..     11,255      2.76       9,689      2.39       7,882      2.31
                                --------   -------    --------   -------    --------   -------
  Total......................    411,588    101.01     408,955    101.03     345,092    101.12
                                --------   -------    --------   -------    --------   -------

Less
  Allowance for loan losses(3)    (2,677)     (.65)     (2,607)     (.64)     (1,796)     (.53)
  Loans in process...........       (606)     (.15)       (875)     (.22)       (327)     (.10)
  Net unearned premiums
   (discounts) on loans......      1,396       .34       1,483       .36         211       .07
  Deferred loan fees(4)......     (2,246)     (.55)     (2,156)     (.53)     (1,926)     (.56)
                                --------   -------    --------   -------    --------   -------
   Total loans, net..........   $407,455    100.00%   $404,800    100.00%   $341,254    100.00%
                                --------   -------    --------   -------    --------   -------
                                --------   -------    --------   -------    --------   -------

                                                           AT JUNE 30,
                                 --------------------------------------------------------------
                                        1996                  1995                 1994
                                 AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                 ------     -------    ------     -------    ------     -------
                                                    (DOLLARS IN THOUSANDS)
Residential real estate:
  One- to four-family units(1)  $264,304     82.49%   $270,960    86.91%    $234,719    88.70%
  Multi-family dwelling units     19,619      6.12      12,635     4.05       11,639     4.39
Commercial real estate.......      3,771      1.18       5,982     1.92        5,711     2.16
Home equity and second mortgage   11,732      3.66       9,667     3.10        8,497     3.21
Home improvement loans.......      2,082      0.65       2,078     0.67        1,814     0.69
Auto loans...................     12,488      3.90       8,301     2.66        2,810     1.06
Loans on deposits............        592      0.18         501     0.16          616     0.23
Other non-mortgage loans(2)..      9,969      3.11       5,981     1.92        4,207     1.59
                                --------   -------    --------   ------     --------   ------
  Total......................    324,557    101.29     316,105   101.39      270,013   102.03
                                --------   -------    --------   ------     --------   ------

Less
  Allowance for loan losses(3)    (1,730)     (.54)     (1,621)    (.52)      (1,766)   (0.67)
  Loans in process...........       (388)     (.12)       (401)    (.13)        (911)   (0.34)
  Net unearned premiums
   (discounts) on loans......        (33)     (.01)       (292)    (.09)        (612)   (0.23)
  Deferred loan fees(4)......     (1,998)     (.62)     (2,016)    (.65)      (2,109)   (0.79)
                                --------   -------    --------   ------     --------   ------
   Total loans, net..........   $320,408    100.00%   $311,775   100.00%    $264,615   100.00%
                                ========   =======    ========   ======     ========   ======

------------------------------------

(1)  Includes loans held for sale and construction loans.
(2) Includes credit card loans, education loans and unsecured personal loans, and secured and unsecured commercial loans.
(3)  Includes lower of cost or market adjustment on loans held for sale.
(4)  Includes deferred loan origination fees on loans held for sale.

         LOAN AND MORTGAGE-BACKED SECURITIES MATURITY SCHEDULE. The following table sets forth information as of September 30, 1998, regarding the dollar amount of loans and mortgage-backed securities maturing in First Federal's portfolio based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Adjustable and floating rate loans are included in the period in which interest rates are next scheduled to adjust rather than in which they mature, and fixed rate loans and mortgage-backed securities are included in the period in which the final contractual repayment is due. Fixed rate mortgage-backed securities are assumed to mature in the period in which the final contractual payment is due on the underlying mortgage.

                                                             ONE        THREE         FIVE         TEN         BEYOND
                                              WITHIN       THROUGH     THROUGH      THROUGH      THROUGH       TWENTY
                                              ONE YEAR   THREE YEARS  FIVE YEARS   TEN YEARS   TWENTY YEARS     YEARS         TOTAL
                                              --------   -----------  ----------   ---------   ------------     -----         -----
                                                                                (IN THOUSANDS)
First mortgage loans:
  One- to four-family residences:
    Adjustable ...........................    $ 54,783     $ 40,302     $ 19,688     $  9,614     $   --       $   --       $124,387
    Fixed ................................       3,816        1,900        6,033       49,297       92,402       22,631      176,079
                                              --------     --------     --------     --------     --------     --------     --------
    Total one- to four-family ............      58,599       42,202       25,721       58,911       92,402       22,631      300,466

  Multi-family and commercial real estate:
    Adjustable ...........................      22,569       20,935          757         --           --           --         44,261
    Fixed ................................       7,395        3,228        3,096          776          734        1,241       16,470
                                              --------     --------     --------     --------     --------     --------     --------
    Total multi-family and commercial ....      29,964       24,163        3,853          776          734        1,241       60,731

  Consumer and other non- mortgage loans:
    Adjustable ...........................       5,330         --           --           --           --           --          5,330
    Fixed ................................       3,068       13,698       18,400        8,482        1,413         --         45,061
                                              --------     --------     --------     --------     --------     --------     --------
    Total consumer and other
      non- mortgage loans ................       8,398       13,698       18,400        8,482        1,413         --         50,391
                                              --------     --------     --------     --------     --------     --------     --------
Total loans receivable ...................    $ 96,961     $ 80,063     $ 47,974     $ 68,169     $ 94,549     $ 23,872     $411,588
                                              --------     --------     --------     --------     --------     --------     --------
                                              --------     --------     --------     --------     --------     --------     --------
Mortgage-backed securities:
  Fixed-rate mortgage-backed securities -
  held to maturity .......................    $    396     $  1,952     $    650     $  6,212     $  5,487     $  1,411     $ 16,108
Adjustable-rate mortgage-backed
   securities - available for sale .......      14,700        2,116        2,215         --           --           --         19,031
                                              --------     --------     --------     --------     --------     --------     --------

Total mortgage-backed securities .........    $ 15,096     $  4,068     $  2,865     $  6,212     $  5,487     $  1,411     $ 35,139
                                              --------     --------     --------     --------     --------     --------     --------
                                              --------     --------     --------     --------     --------     --------     --------

------------------------------------

         The following table sets forth the dollar amount of all loans maturing or repricing after September 30, 1999 which have predetermined interest rates and have floating or adjustable interest rates.


                                                     FLOATING OR
                                     PREDETERMINED    ADJUSTABLE
                                         RATES           RATES            TOTAL
                                        --------        --------        --------
                                                    (IN THOUSANDS)
Real estate mortgage:
   One- to four-family .........        $172,263        $ 69,604        $241,867
   Other mortgage loans ........           9,075          21,692          30,767
   Consumer ....................          41,993            --            41,993
                                        --------        --------        --------
     Total .....................        $223,331        $ 91,296        $314,627
                                        --------        --------        --------
                                        --------        --------        --------

         RESIDENTIAL REAL ESTATE LOANS. First Federal's primary lending activity consists of the origination of one-to four-family, owner-occupied, residential mortgage loans secured by property located in First Federal's primary market area. The majority of First Federal's residential mortgage loans consists of loans secured by owner-occupied, single-family residences. First Federal generally has limited its real estate loan originations to properties within its primary market area. However, First Federal also purchases whole loans originated by others, with an emphasis on single-family adjustable rate mortgage loans having interest rate caps generally of 2% annually and 5% over the life of the loan and with margins over various indexes ranging from 180 to 275 basis points depending on the index. During the period from July 1, 1993 through September 30, 1998, First Federal purchased approximately $84.8 million of one- to four-family residential loans. Loans purchased outside of First Federal's primary lending area totaled approximately $49.4 million at September 30, 1998 and include approximately $37.9 million of loans that are geographically distributed in the midwestern United States. The remaining loans are scattered throughout the United States; the largest geographic concentrations include Connecticut with $3.4 million, Georgia with $1.2 million, Arizona with $1.5 million and Florida with $1.1 million.

         The delinquency rate on purchased loans and on loans originated by First Federal was 1.8% and 0.3% respectively at September 30, 1998. Loans purchased primarily consist of single-family residential loans secured by properties located in the Midwest. Management attributes the low delinquency rates to the current relative strength of the economy in the Midwest. First Federal purchases loans from other institutions as market conditions permit in order to reduce First Federal's overall credit risk by increasing geographical diversity and to supplement its loan portfolio in periods of weaker local demand.

         At September 30, 1998, First Federal had $300.5 million, or 73.7%, of its total loan portfolio invested in first mortgage loans secured by one-to four-family residences.

         First Federal offers residential mortgage loans for terms ranging from 10 to 30 years, and with adjustable or fixed interest rates. Origination of fixed rate mortgage loans versus adjustable rate mortgage loans is monitored on an ongoing basis and is affected significantly by the level of market interest rates, customer preference, First Federal's interest rate gap position and loan products offered by First Federal's competitors. During the three months ended September 30, 1998, one- to four-family residential adjustable rate mortgage loans decreased by $9.2 million, or 6.9%, to $124.4 million from $133.6 million at June 30, 1998. During fiscal 1998, one-to four- family residential adjustable rate mortgage loans decreased by $10.5 million, or 7.3%, to $133.6 million from $144.1 million at June 30, 1997. During these periods adjustable rate mortgage borrowers refinanced in the generally lower interest rate environment, most frequently choosing fixed rate mortgages.

         First Federal's long-term fixed rate loans generally are originated and underwritten for resale in the secondary mortgage market. Whether First Federal can or will sell fixed rate loans to the secondary market, however, depends on a number of factors including the yield on the loan and the term of the loan, market conditions and First Federal's current interest rate gap position. For example, 15-year fixed rate loans are likely to be retained by First Federal. Moreover, First Federal is more likely to retain fixed rate loan originations if its one year gap is positive. First Federal generally sells long-term, fixed-rate loans at origination, servicing-released. Servicing released premiums are determined at loan closing, thus assuring the profit at current market rates. First Federal's fixed rate mortgage loans are amortized on a monthly basis with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.

         First Federal's adjustable rate mortgage loans adjust annually and semi-annually with interest rate adjustment limitations ranging from one to two percentage points per year and with a cap on total rate increases over the life of the loan. First Federal uses different interest indexes for adjustable rate mortgage loans, such as the one -year Treasury Constant Maturity, the Monthly National Median Cost of Funds, the National Average Contract Rate for Previously Occupied Homes and the Eleventh District Cost of Funds. First Federal also purchases adjustable rate mortgage loans with various interest rate indexes. Consequently, the interest rate adjustments on First Federal's portfolio of adjustable rate mortgage loans do not reflect changes in a particular interest rate index.

         First Federal's residential first mortgage loans customarily include due-on-sale clauses, which are provisions giving First Federal the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan. Due-on-sale clauses are an important means of adjusting the rates on First Federal's fixed rate mortgage loan portfolio, and First Federal has generally exercised its rights under these clauses.

         Regulations limit the amount that a savings bank may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. These regulations permit a maximum loan-to-value ratio of 100% for residential property and 90% for all other real estate loans. First Federal's lending policies, however, generally limit the maximum loan-to-value ratio on both fixed rate and adjustable rate mortgage loans to 80% of the lesser of the appraised value or the purchase price of the property to serve as security for the loan.

         First Federal occasionally makes real estate loans with loan-to-value ratios in excess of 80%. For real estate loans with loan-to-value ratios of between 80% and 90%, First Federal requires the first 12% to 20% of the loan to be covered by private mortgage insurance. For real estate loans with loan-to-value ratios of between 90% and 95%, First Federal requires private mortgage insurance to cover the first 25% to 30% of the loan amount. First Federal requires fire and casualty insurance, and flood insurance where appropriate, as well as title insurance or an opinion of counsel regarding good title, on all properties securing real estate loans made by First Federal.

         CONSTRUCTION LOANS. First Federal originates loans to finance the construction of single family residential property. However, construction lending is not a significant part of First Federal's overall lending activities because of the low level of new home construction in First Federal's primary market area. At September 30, 1998, First Federal had $5.8 million, or 1.4%, of its total loan portfolio invested in interim construction loans. First Federal makes construction loans to private individuals and to builders. Construction loans generally are made with either adjustable or fixed rate terms. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Construction loans are structured to be converted to permanent loans originated by First Federal at the end of the construction period, which is generally six months, not to exceed 12 months.

         MULTI-FAMILY RESIDENTIAL REAL ESTATE LOANS. In fiscal 1993, First Federal formed a commercial loan department responsible for the origination and purchase of multi-family and commercial loans. Loans secured by multi-family real estate constituted approximately $41.1 million or 10.1% of First Federal's total loan portfolio at September 30, 1998, compared to $43.1 million or 10.7% of First Federal's total loan portfolio at June 30, 1998, $27.6 million, or 8.1% of the total loan portfolio at June 30, 1997, and $19.6 million, or 6.1% of the total loan portfolio at June 30, 1996. The increase in multi-family real estate loans during these periods was primarily due to purchases of multi-family loans from several financial institutions in the mid-west region, and to the GFS Bancorp acquisition in March 1998. See "--Loan Originations, Purchases and Sales." First Federal's multi-family real estate loans are secured by multi-family residences, such as apartment buildings. At September 30, 1998, approximately 30.0% of First Federal's multi-family loans were secured by properties located within First Federal's market area. At September 30, 1998, First Federal's multi-family real estate loans had an average balance of $375,000 and the largest multi-family real estate borrower had an aggregate principal balance of $4.4 million. The terms of each multi-family loan are negotiated on a case by case basis, although these loans typically have adjustable interest rates tied to a market index or fixed rates to amortize over 10 to 20 years with a three to ten year balloon.

         Loans secured by multi-family real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate is typically dependent upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

         COMMERCIAL REAL ESTATE LOANS. Loans secured by commercial real estate totaled $19.7 million, or 4.8%, of First Federal's total loan portfolio at September 30, 1998. By comparison, commercial real estate loans totaled $15.3 million, $7.3 million and $3.8 million at June 30, 1998, 1997 and 1996, respectively. First Federal's commercial real estate loans are secured by improved property such as offices, small business facilities, and other non-residential buildings. Of the improved properties securing these commercial real estate loans at September 30, 1998, approximately 50.0% were located within First Federal's primary market area. Commercial real estate loans are offered with fixed and adjustable interest rates. At September 30, 1998, First Federal's largest commercial real estate borrower had an aggregate principal outstanding balance of $5.7 million, which balance was within First Federal's loan-to-one borrower limit.

         Loans secured by commercial real estate generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

         CONSUMER LOANS. Federal savings associations are authorized to make secured and unsecured consumer loans in an aggregate amount up to 35% of their assets. In addition, First Federal has lending authority above the 35% category for specific consumer loans, such as second mortgage, home property improvement loans, mobile home loans and loans secured by savings accounts.

         As of September 30, 1998, consumer loans totaled $48.4 million, or 11.8% of First Federal's total loan portfolio. The principal types of consumer loans offered by First Federal are second mortgage loans, auto loans, home improvement loans, credit card loans, unsecured loans and loans secured by deposit accounts. Consumer loans are offered primarily on a fixed rate basis, and at September 30, 1998 had an average maturity of 51 months. First Federal's home equity loans, second mortgage loans, and home improvement loans, are generally secured by the borrower's principal residence. At September 30, 1998, home equity loans, second mortgage loans, and home improvement loans, totaled $22.7 million, or 46.9% of consumer loans.

         The underwriting standards employed by First Federal for consumer loans include a determination of the applicant's credit history and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount. At September 30, 1998, the percentage of delinquent consumer loans was 0.3%.

         First Federal's consumer loan portfolio increased from $36.9 million at June 30, 1996 to $49.1 million at June 30, 1998 and decreased slightly to $48.4 million at September 30, 1998. It is expected that First Federal's consumer loan portfolio will continue to grow during the foreseeable future. Consumer loans tend to have higher interest rates than residential mortgage loans, but also tend to have a higher risk of default than residential mortgage loans. See "Non-Performing Assets and Asset Classification" for information regarding First Federal's loan loss experience and reserve policy.

         MORTGAGE-BACKED SECURITIES. First Federal also invests in mortgage-backed securities issued or guaranteed by the United States Government or agencies thereof in order to reduce interest rate risk exposure and improve liquidity. These securities, which consist primarily of mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac and the Government National Mortgage Association, totaled $35.1 million at September 30, 1998. First Federal's objective in investing in mortgage-backed securities varies from time to time depending upon market interest rates, local mortgage loan demand, and First Federal's level of liquidity. First Federal's fixed-rate mortgage-backed securities are held for investment, and management has the intent and ability to hold these securities on a long-term basis or to maturity. Adjustable rate mortgage-backed securities are available for sale and are carried at estimated fair value. Mortgage-backed securities have lower credit risk than direct loans because principal and interest on the securities are either insured or guaranteed by the United States Government or agencies thereof.

         LOAN SOLICITATION AND PROCESSING. Loan originations are derived from a number of sources such as real estate broker referrals, existing customers, borrowers, builders, attorneys and walk-in customers. Upon receipt of a loan application, a credit report is made to verify specific information relating to the applicant's employment, income, and credit standing. In the case of a real estate loan, an appraisal of the real estate intended to secure the proposed loan is made by an independent appraiser approved by First Federal. A loan application file is first reviewed by an underwriter in First Federal's loan department who checks applications for accuracy and completeness, and verifies the information provided. The loan is then reviewed by at least one person of a seven-person loan committee. One-to four-family residential mortgage loans with principal balances in excess of $500,000 and multi-family and commercial real estate loans with principal balances in excess of $500,000 must be submitted by the loan department directly to the loan committee of the Board of Directors for approval. Approvals subsequently are ratified by the full Board of Directors. Fire and casualty insurance are required at the time the loan is made and throughout the term of the loan and flood insurance is required on all collateral where appropriate. Once the loan is approved a loan commitment is promptly issued to the borrower.

         If the loan is approved, the commitment letter specifies the terms and conditions of the proposed loan including the amount of the loan, interest rate, amortization term, a brief description of the required collateral, and required insurance coverage. The borrower must provide proof of fire and casualty insurance on the property serving as collateral which insurance must be maintained during the full term of the loan. Title insurance or an attorney's opinion based on a title search of the property is required on all first lien loans secured by real property.

         LOAN ORIGINATIONS, PURCHASES AND SALES. Approximately 80.5% of all loans in First Federal's portfolio at September 30, 1998 were originated by First Federal. First Federal also purchases loans originated by others with an emphasis on single-family residential adjustable rate mortgage loans. At September 30, 1998, First Federal had $80.4 million of loans purchased from others. Included in the total of loans purchased outside of First Federal's primary lending area are loans purchased from a mortgage banking firm headquartered in Madison, Wisconsin. First Federal has an exclusive agreement with this firm, which gives First Federal first right of refusal on any real estate loans generated including one-to-four family, multi-family, commercial real estate and land development loans secured by properties located primarily in the Madison, Wisconsin metropolitan area. It is First Federal's policy to only purchase loans that meet its underwriting standards used in originating loans in its market area and to perform periodic site inspections. First Federal has sold, and anticipates that it will continue to sell, participation interests in these loans to other financial institutions located in Iowa and contiguous states. At September 30, 1998, the outstanding principal balance of loans purchased under the above agreement was approximately $61.2 million and partial interests in this balance sold to other financial institutions totaled approximately $50.1 million.

         The following table sets forth First Federal's gross loan originations, loans purchased and loans sold for the periods indicated.

                                                       THREE MONTHS
                                                          ENDED                            YEARS ENDED JUNE 30,
                                                        SEPTEMBER 30,  ------------------------------------------------------------
                                                            1998         1998         1997         1996         1995         1994
                                                          --------     --------     --------     --------     --------     --------
                                                                                               (IN THOUSANDS)
Loans originated:
  Conventional one- to four-family real estate loans:
    Construction loans ..............................     $  4,114     $ 10,910     $  8,546     $  6,590     $  4,136     $  5,227
    Loans on existing property ......................       11,603       33,885       25,091       26,779       23,648       26,317
    Loans refinanced/modified .......................        7,168       32,980        8,612       16,971        4,303       45,305
  Insured and guaranteed loans ......................        1,445        6,178        6,976        8,885        7,267        9,680
  Multi-family and commercial .......................        8,320       12,715        3,420        3,153        2,100          221
  Consumer loans ....................................        8,126       29,064       29,477       23,760       19,734       13,687
                                                          --------     --------     --------     --------     --------     --------
      Total loans originated ........................     $ 40,776     $125,732     $ 82,122     $ 86,138     $ 61,188     $100,437
                                                          --------     --------     --------     --------     --------     --------
                                                          --------     --------     --------     --------     --------     --------
Loans purchased:
  One- to four-family ...............................     $    482     $  6,466     $ 17,394     $  9,537     $ 41,424     $  9,466
  Multi-family and commercial .......................        1,036        7,303       16,342        7,256        5,948        6,283
                                                          --------     --------     --------     --------     --------     --------
      Total loans purchased .........................     $  1,518     $ 13,769     $ 33,736     $ 16,793     $ 47,372     $ 15,749
                                                          --------     --------     --------     --------     --------     --------
                                                          --------     --------     --------     --------     --------     --------
Loans sold ..........................................     $  7,432     $ 24,816     $ 12,797     $ 18,191     $ 11,105     $ 28,066
                                                          --------     --------     --------     --------     --------     --------
                                                          --------     --------     --------     --------     --------     --------


         LOAN COMMITMENTS. First Federal issues standby loan origination commitments to qualified borrowers primarily for the construction and purchase of residential real estate. These commitments are made on specified terms and conditions and are made for periods of up to 60 days, during which time the interest rate is locked-in. First Federal generally charges a loan fee based on a percentage of the loan amount. First Federal also charges a commitment fee of $225 if the borrower receives the loan from First Federal. At September 30, 1998, First Federal's commitments to originate and purchase mortgage loans totaled $32.1 million. First Federal's experience has been that very few commitments expire without being funded.

         LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans, First Federal generally receives loan origination fees. To the extent that loans are originated or acquired for First Federal's portfolio, First Federal defers loan origination fees and costs and amortizes these amounts as yield adjustments over the life of the loans using the interest method of amortization. Fees and costs deferred are recognized into income immediately upon the sale of the related loan. At September 30, 1998, First Federal's deferred loan fees totaled $2.2 million.

         In addition to loan origination fees, First Federal also receives other fees and service charges that consist primarily of late charges and loan servicing fees on loans sold. First Federal recognized loan servicing fees on loans sold and late charges of $72,000, $139,000, $122,000 and $138,000 for the three months ended September 30, 1998 and the years ended June 30, 1998, 1997 and 1996, respectively.

         Loan origination and commitment fees are volatile sources of income. These fees vary with the volume and type of loans and commitments made and purchased and with competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money.

         LOANS TO ONE BORROWER. Under federal law, savings associations are restricted by the same limits as national banks, which limit loans to one borrower to the greater of $500,000 or 15% of unimpaired capital and unimpaired surplus and an additional amount equal to 10% of unimpaired capital and unimpaired surplus if the loan is secured by readily marketable collateral. First Federal's largest aggregate loans to any one borrower, including outstanding balances and unfunded commitments, was $5.7 million at September 30, 1998. First Federal currently is in compliance with its loans-to-one borrower limitations.

DELINQUENCIES AND CLASSIFIED ASSETS

         DELINQUENCIES. First Federal's collection procedures provide that when a loan is 15 days past due, a late charge is added and the borrower is contacted by mail and payment is requested. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower. Additional late charges may be added and, if the loan continues in a delinquent status for 90 days or more, First Federal generally initiates foreclosure proceedings.

         NON-PERFORMING ASSETS AND ASSET CLASSIFICATION. Loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Residential and commercial mortgage loans are placed on non-accrual status generally when either principal or interest is 90 days or more past due and management considers the interest uncollectible or when First Federal commences foreclosure proceedings. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income.

         Real estate acquired by First Federal as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until the time it is sold. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value. Any write-down of real estate owned is charged to the allowance for real estate losses.

         At September 30, 1998, First Federal's total of property acquired as the result of foreclosure or by deed in lieu of foreclosure was $718,000. The largest of these, which was acquired through the acquisition of Grinnell Federal Savings Bank, consists of a 104-unit multi-family property and two 96-unit multi-family properties obtained through foreclosure. The three properties, located in Madison, Wisconsin's south side are managed as one project. Grinnell Federal Savings Bank held a 9% to 10% participation in the project. The real estate owned was adjusted to the estimated market value prior to the GFS Bancorp acquisition on March 31, 1998. At September 30, 1998, the real estate owned carrying value totaled $457,000 on these three properties. The second largest property, which was also acquired through the acquisition of Grinnell Federal Savings Bank, consists of a loan secured by commercial real estate in Grinnell, Iowa. The borrower has declared bankruptcy and ceased payments on the loan. A sheriff's sale took place on September 23, 1998, at which sale First Federal took possession of the property. The loan had been written down to its estimated market value of $200,000 prior to the GFS Bancorp acquisition. The appraised value of the property, which includes office, warehouse and manufacturing space in three buildings is $257,000. The principal balance at September 30, 1998 was $205,000. First Federal had no allowance for losses on real estate owned as of September 30, 1998, or June 30, 1998, 1997 and 1996.

         NON-PERFORMING LOANS. The following table sets forth information regarding non-accrual loans, accruing loans delinquent 90 days or more, other non-performing assets and restructured loans at the dates indicated:

                                                               AT                          AT JUNE 30,
                                                          SEPTEMBER 30   ------------------------------------------------------
                                                              1998        1998        1997        1996        1995        1994
                                                             ------      ------      ------      ------      ------      ------
                                                                                     (DOLLARS IN THOUSANDS)
Loans accounted for on a non-accrual basis:
  Residential ..........................................     $  779      $  920      $  242      $  615      $  596      $  276
  Commercial ...........................................        109         200        --          --          --           528
                                                             ------      ------      ------      ------      ------      ------
    Total ..............................................        888       1,120         242         615         596         804
                                                             ------      ------      ------      ------      ------      ------
Accruing loans delinquent 90 days or more(1):
  Residential ..........................................        138         144         173          21          58         110
  Commercial ...........................................         51        --          --          --          --          --
  Consumer(2) ..........................................        131          71         110          74          25           6
                                                             ------      ------      ------      ------      ------      ------
    Total ..............................................        320         215         283          95          83         116
                                                             ------      ------      ------      ------      ------      ------
Total non-performing loans .............................      1,208       1,335         525         710         679         920
Other non-performing assets(3) .........................        718         489        --            45          48          82
                                                             ------      ------      ------      ------      ------      ------
Total non-performing assets ............................     $1,926      $1,824      $  525      $  755      $  727      $1,002
                                                             ------      ------      ------      ------      ------      ------
                                                             ------      ------      ------      ------      ------      ------
Restructured loans(4) ..................................     $  450      $  452      $  460      $1,287      $1,984      $2,283
                                                             ------      ------      ------      ------      ------      ------
                                                             ------      ------      ------      ------      ------      ------
Non-performing loans as a percentage of total loans0.30%                   0.33%       0.15%       0.22%       0.23%       0.35%
Non-performing loans as a percentage of total assets ...       0.21%       0.24%       0.11%       0.16%       0.17%       0.24%
Non-performing loans and real estate owned
  to total loans and real estate owned .................       0.47%       0.47%       0.15%       0.24%       0.23%       0.38%
Non-performing assets as a percentage of total assets ..       0.34%       0.34%       0.11%       0.17%       0.17%       0.26%

------------------------------------

(1) Delinquent Federal Housing Administration/Veterans Administration guaranteed loans are not placed on non-accrual status.
(2)  Delinquent consumer loans are not placed on non-accrual status.
(3) Represents the net book value of property acquired by First Federal through foreclosure or deed in lieu of foreclosure. Upon acquisition, this property is carried at the lower of cost or fair market value less estimated costs of disposition.
(4) Restructured loans represent performing loans for which concessions, such as reductions of interest rates to below market terms and/or extension of repayment terms, have been granted due to a borrower's financial condition.

         The following table sets forth information with respect to First Federal's delinquent loans and other problem assets at September 30, 1998.

                                                                               AT SEPTEMBER  30, 1998
                                                                               ----------------------
                                                                                BALANCE        NUMBER
                                                                                -------        ------
                                                                                   (IN THOUSANDS)
Residential real estate:
   Loans past due 60-89 days ...........................................        $1,196            30
   Loans past due 90 days or more ......................................           849            23
Commercial real estate:
   Loans past due 60-89 days ...........................................           130             3
   Loans past due 90 days or more ......................................           228             4
Consumer loans (past due 60 days or more) ..............................           256            53
Foreclosed real estate and repossessions ...............................           718             4
Other non-performing assets ............................................          --            --
Restructured loans not included  in other nonperforming categories above           450             1
Loans to facilitate sale of real estate owned ..........................           525             3

         CLASSIFIED ASSETS. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the distinct possibility that the savings institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as "loss" are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which assets possess some weaknesses, are required to be designated "special mention" by management.

         When a savings institution classifies problem assets as either substandard or doubtful, it is required to establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified, or to charge off this amount. A savings institution's determination as to the classification of its assets and the amount of its valuation allowances may be reviewed by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances. First Federal regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations.

         At September 30, 1998 the aggregate amount of First Federal's classified assets, and of First Federal's general and specific loss allowances and charge-offs were as follows:

                                                                                  SEPTEMBER 30, 1998
                                                                                    (IN THOUSANDS)
Substandard assets .............................................................        $1,570
Doubtful assets ................................................................             9
Loss assets ....................................................................          --
                                                                                        ------
         Total classified assets ...............................................        $1,579
                                                                                        ------
                                                                                        ------
General loss allowances ........................................................        $2,677
Specific loss allowances .......................................................          --
                                                                                        ------
         Total allowances ......................................................        $2,677
                                                                                        ------
                                                                                        ------

         A summary of First Federal's principal classified assets is as follows:

         First Federal acquired a $600,000 loan in 1985 on a 48-unit apartment complex in Southern Iowa. The loan was restructured into a $500,000 loan in 1991. The loan bears an interest rate of 10% through maturity in August 2001. At the time the loan was restructured, First Federal wrote off $50,000 of the loan balance which is due in a balloon payment at maturity. No interest is being accrued on this $50,000 amount. The outstanding balance of the loan at September 30, 1998 was $449,000. The loan is now current and the apartment complex was 95% leased at September 30, 1998. First Federal's classified assets also include two real estate owned properties acquired by First Federal in connection with the GFS Bancorp acquisition. For further information see "--Non-Performing Assets and Asset Classification."

         With respect to the classified assets described above, except as otherwise noted, management of First Federal believes the specific reserves that have been established are adequate and that the net realizable value of the identified collateral exceeds the balances due.

         ALLOWANCE FOR LOAN LOSSES. Management's policy is to provide for estimated losses on First Federal's loan portfolio based on management's evaluation of the potential losses that may be incurred. This evaluation, which includes a review of all loans of which full collectibility of interest and principal may not be reasonably assured, considers, among other matters, the estimated net realizable value of the underlying collateral. Other factors considered by management include the size and risk exposure of each segment of the loan portfolio, present indicators such as delinquency rates and the borrower's current financial condition, and the potential for losses in future periods. Management calculates the allowance for loan losses based on asset type, as follows: 100% of portions of loan balances classified as loss, 50% of portions of loan balances classified as doubtful, 15% of portions of loan balances classified as substandard, and 5% of portions of loan balances classified as special mention. Management calculates additional allowances for loan losses on loans not classified in the categories delineated above, as follows: .25% for mortgage loans, .5% for consumer loans, and 1.25% for multifamily and nonresidential loans.

         The breakdown of general loss allowances and specific loss allowances is made for regulatory accounting purposes only. While both general and specific loss allowances are charged against earnings, general loan loss allowances are added back to generally accepted accounting principles capital in computing risk-based capital under Office of Thrift Supervision regulations. The financial statements of First Federal are prepared in accordance with generally accepted accounting principles and, accordingly, provisions for loan losses are based on management's estimate of net realizable value or fair value of the collateral, as applicable. First Federal regularly reviews its loan portfolio, including problem loans, to determine whether any loans require classification or the establishment of appropriate reserves.

         During fiscal 1998, 1997 and 1996, First Federal credited $345,000, $258,000 and $233,000, respectively, to the allowance for loan losses. During the three months ended September 30, 1998, First Federal credited $75,000 to the allowance for loan losses. Management periodically reviews the entire loan portfolio to determine the extent, if any, to which further additional loan loss provisions may be deemed necessary. There can be no assurance that the allowance for loan losses will be adequate to cover losses that may in fact be realized in the future and that additional provisions for loan losses will not be required.

         ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES. The following table sets forth information regarding First Federal's allowance for loan losses at the dates indicated.


                                                     AT                                  AT JUNE 30,
                                                 SEPTEMBER 30   -----------------------------------------------------------------
                                                    1998          1998          1997          1996          1995           1994
                                                  ---------     ---------     ---------     ---------     ---------     ---------
                                                                               (DOLLARS IN THOUSANDS)
Total loans outstanding(1) ....................   $ 411,588     $ 408,955     $ 345,092     $ 324,557     $ 316,105     $ 270,013
Average loans outstanding(1) ..................     407,714       358,209       331,144       317,037       293,102       261,318

Allowance balance (at beginning of period) ....       2,607         1,796         1,731         1,621         1,766         1,666
Additions related to acquisition ..............        --             801          --            --            --            --
Provision:
   Residential ................................        --             100           140           145           120           100
   Commercial real estate .....................          30            65          --            --            --            --
   Consumer ...................................          45           180           118            88            22          --
Charge-offs:
   Residential ................................        --            (155)          (65)         --            --            --
   Commercial real estate .....................        --            --            --             (51)         (290)         --
   Consumer ...................................         (34)         (267)         (136)          (78)           (6)           (2)
Recoveries ....................................          29            87             8             6             9             2
                                                  ---------     ---------     ---------     ---------     ---------     ---------
Allowance balance (at end of period) ..........   $   2,677     $   2,607     $   1,796     $   1,731     $   1,621     $   1,766
                                                  ---------     ---------     ---------     ---------     ---------     ---------
                                                  ---------     ---------     ---------     ---------     ---------     ---------
Allowance for loan losses as a percent of total
   loans outstanding ..........................        0.65%         0.64%         0.52%         0.53%         0.51%         0.65%
Net loans charged off as a percent of average
   loans outstanding ..........................        0.01%         0.09%         0.06%         0.04%         0.10%         0.00%

-----------------------------
(1)  Includes loans held for sale.


                                       77



         ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allocation for loan losses by loan category at the dates indicated.


                                                     AT SEPTEMBER 30,                               AT JUNE 30,
                                                ------------------------------------------------------------------------------------
                                                           1998                       1998                          1997
                                                --------------------------   -------------------------     -------------------------
                                                             % OF LOANS IN              % OF LOANS IN                 % OF LOANS IN
                                                             EACH CATEGORY              EACH CATEGORY                 EACH CATEGORY
                                                AMOUNT      TO TOTAL LOANS   AMOUNT     TO TOTAL LOANS     AMOUNT     TO TOTAL LOANS
                                                ------      --------------   ------     --------------     ------     --------------
                                                                                 (DOLLARS IN THOUSANDS)
Balance at end of period applicable to:
One- to four-family residential ........        $  781            73.00%     $  830            73.70%     $  613            77.58%
Multi-family residential ...............           996             9.98       1,087            10.55         681             8.00
Commercial real estate .................           637             4.78         433             3.74         267             2.11
Consumer and other non-mortgage loans(1)           263            12.24         257            12.01         235            12.31
                                                ------           ------      ------           ------      ------           ------
Total allowance for loan losses ........        $2,677           100.00%     $2,607           100.00%     $1,796           100.00%
                                                ------           ------      ------           ------      ------           ------
                                                ------           ------      ------           ------      ------           ------


                                                                                   AT JUNE 30,
                                                 -----------------------------------------------------------------------------------
                                                           1996                        1995                       1994
                                                 -------------------------   ------------------------     --------------------------
                                                            % OF LOANS IN               % OF LOANS IN                 % OF LOANS IN
                                                            EACH CATEGORY               EACH CATEGORY                 EACH CATEGORY
                                                 AMOUNT     TO TOTAL LOANS   AMOUNT     TO TOTAL LOANS    AMOUNT      TO TOTAL LOANS
                                                 ------     --------------   ------     --------------    ------      --------------
                                                                                 (DOLLARS IN THOUSANDS)
Balance at end of period applicable to:
One- to four-family residential ........        $  649            81.44%     $  660            85.72%     $  570            86.93%
Multi-family residential ...............           699             6.04         271             4.00         230             4.31
Commercial real estate .................           201             1.16         557             1.89         878             2.12
Consumer and other non-mortgage loans(1)           182            11.36         133             8.39          88             6.65
                                                ------           ------      ------           ------      ------           ------
Total allowance for loan losses ........        $1,731           100.00%     $1,621           100.00%     $1,766           100.00%
                                                ------           ------      ------           ------      ------           ------
                                                ------           ------      ------           ------      ------           ------

--------------------------

(1) Includes home equity, home improvement, second mortgage, auto loans, loans on deposits, and other non-mortgage loans.

INVESTMENT ACTIVITIES

          First Federal's portfolio of investment securities, excluding investments in mortgage-backed securities, totaled $84.4 million, $59.2 million, $49.9 million and $54.8 million, respectively, at September 30, 1998 and June 30, 1998, 1997 and 1996. The purpose of First Federal's investment portfolio is to:

         (1) improve First Federal's interest rate sensitivity gap by reducing the average term to maturity of First Federal's assets;

         (2) improve liquidity; and

         (3) effectively reinvest funds generated from amortization and prepayment on First Federal's traditional loan portfolio.

         First Federal is required under federal regulations to maintain a minimum amount of liquid assets that may be invested in specified short-term securities and other investments. See "Regulation--Federal Regulation of Savings Institutions--Liquidity" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." First Federal maintains a liquidity portfolio in excess of regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of the level of yield that will be available in the future, as well as management's projections as to the short term demand for funds to be used in First Federal's loan origination and other activities.

         INVESTMENT PORTFOLIO. The following table sets forth the carrying value of First Federal's investment securities portfolio, short-term investments and Federal Home Loan Bank stock, at the dates indicated. At September 30, 1998, First Federal's Federal Home Loan Bank stock yielded 6.75%. At September 30, 1998, the market value of First Federal's investment securities - held to maturity portfolio was $16.3 million.

                                                         AT                 AT JUNE 30,
                                                     SEPTEMBER 30, -------------------------------
                                                        1998        1998        1997        1996
                                                       -------     -------     -------     -------
                                                                     (IN THOUSANDS)
Investment securities - held to maturity:
  U.S. Government and agency securities ..........     $11,097     $ 9,819     $10,462     $ 5,984
  Other securities ...............................       4,903       4,911         818         235
                                                       -------     -------     -------     -------
    Total investment securities held to maturity .      16,000      14,730      11,280       6,219
                                                       -------     -------     -------     -------

Investment securities - available for sale:
  U.S. Government and agency securities ..........      68,426      44,517      38,658      43,625
  Other securities ...............................        --          --          --         4,968
                                                       -------     -------     -------     -------
    Total investment securities available for sale      68,426      44,517      38,658      48,593
                                                       -------     -------     -------     -------
      Totals .....................................      84,426      59,247      49,938      54,812
                                                       -------     -------     -------     -------

Interest-bearing deposits ........................       1,000       7,500       3,387         300
Federal Home Loan Bank stock .....................       6,270       5,671       5,000       4,769
                                                       -------     -------     -------     -------
    Total investments ............................     $91,696     $72,418     $58,325     $59,881
                                                       -------     -------     -------     -------
                                                       -------     -------     -------     -------

INVESTMENT PORTFOLIO MATURITIES

         The table below sets forth the scheduled maturities, carrying values, and average yields for First Federal's investment securities at September 30, 1998.

                                                                             AT SEPTEMBER 30, 1998
                                               -------------------------------------------------------------------------------------
                                                  ONE YEAR OR LESS             ONE TO FIVE YEARS               FIVE TO TEN YEARS
                                               ----------------------       ------------------------        ------------------------
                                               CARRYING       AVERAGE        CARRYING        AVERAGE        CARRYING         AVERAGE
                                                VALUE          YIELD           VALUE          YIELD           VALUE           YIELD
                                               -------        -------        --------        -------        --------         -------
                                                                             (DOLLARS IN THOUSANDS)
Investment securities - held to maturity ..    $ 5,154           5.99%        $ 5,739           5.65%        $ 4,416           6.21%
Investment securities - available for sale      15,062           7.07%          2,513           6.09%         38,953           6.65%
                                               -------           ----         -------           ----         -------           ----
Total investment securities ..............     $20,216           6.79%        $ 8,252           5.78%        $43,369           6.61%
                                               -------           ----         -------           ----         -------           ----
                                               -------           ----         -------           ----         -------           ----

                                                               AT SEPTEMBER 30, 1998
                                               -----------------------------------------------------
                                                                                TOTAL INVESTMENT
                                                 MORE THAN 10 YEARS                SECURITIES
                                               ----------------------        -----------------------
                                               CARRYING       AVERAGE        CARRYING        AVERAGE
                                                VALUE          YIELD          VALUE           YIELD
                                               -------        -------        --------        -------
                                                               (DOLLARS IN THOUSANDS)
Investment securities - held to maturiy ..     $   691           6.92%        $16,000           5.96%
Investment securities - available for sale      11,898           6.85%         68,426           6.76%
                                               -------           ----         -------           ----
Total investment securities ..............     $12,589           6.85%        $84,426           6.61%
                                               -------           ----         -------           ----
                                               -------           ----         -------           ----


SUBSIDIARY ACTIVITIES

         First Federal has one active wholly owned subsidiary, First Financial Corporation, an Iowa corporation. The Mutual Holding Company, through its wholly owned Iowa subsidiary, Sioux Financial Corporation, operates a title search and abstract continuation business. During fiscal year 1996, First Financial Corporation purchased a majority ownership in United Escrow, which serves as an escrow agent in Woodbury County, Iowa.

         First Federal sold a wholly owned subsidiary, Equity Services, Inc., to the Mutual Holding Company, in July 1993 for its then current book value of $52,000. Equity Services, Inc. is in the business of developing residential lots in First Federal's primary market area.

         Under federal law, Savings Association Insurance Fund-insured institutions are required to provide 30 days' advance notice to the Office of Thrift Supervision and Federal Deposit Insurance Corporation before establishing or acquiring a subsidiary or conducting a new activity in a subsidiary. The insured institution must also provide the Federal Deposit Insurance Corporation and the Office of Thrift Supervision such information as may be required by applicable regulations and must conduct the activity in accordance with the rules and orders of the Office of Thrift Supervision. In addition to other enforcement and supervision powers, the Office of Thrift Supervision may determine after notice and opportunity for a hearing that the continuation of a savings institution's ownership of or relation to a subsidiary constitutes a serious risk to the safety, soundness or stability of the savings institution, or is inconsistent with the purposes of federal law. Upon the making of such determination, the Office of Thrift Supervision may order the savings institution to divest the subsidiary or take other actions.

SOURCES OF FUNDS

         GENERAL. Deposits are the major source of First Federal's funds for lending and other investment purposes. In addition to deposits, First Federal derives funds from the amortization and prepayment of loans and mortgage-backed securities, the sale or maturity of investment securities, operations and, if needed, advances from the Federal Home Loan Bank of Des Moines. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

         DEPOSITS. Consumer and commercial deposits are attracted principally from within First Federal's primary market area through the offering of a broad selection of deposit instruments including checking, regular savings, money market deposits, term certificate accounts and individual retirement accounts. Currently First

Federal does not generally negotiate interest rates to attract jumbo certificates, but may accept deposits of $100,000 or more based on posted rates. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. First Federal regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews First Federal's cash flow requirements for lending, evaluating deposit withdrawal trends and liquidity and executes rate changes when deemed appropriate. First Federal does not obtain funds through brokers, nor does it actively solicit funds outside its primary market area. Historically, First Federal has rarely used premiums to attract savings deposits.

         DEPOSIT PORTFOLIO. Savings and other deposits in First Federal as of September 30, 1998, consist of the following:


   WEIGHTED                                                                                                      PERCENTAGE
   AVERAGE                                                                       MINIMUM                          OF TOTAL
INTEREST RATE(1)    MINIMUM TERM              CATEGORY                            AMOUNT       BALANCES           DEPOSITS
----------------    ------------     -------------------------------------      --------       --------           ----------
                                                                                          (DOLLARS IN THOUSANDS)
    0.00%               None         Noninterest bearing checking accounts           None     $  10,945            2.79%
    1.67%               None         Interest bearing checking account            $   200        37,092            9.45%
    2.03%               None         Money Market Plus accounts                       200         6,968            1.77%
    4.70%               None         Money Market Select accounts                  10,000        56,424           14.36%
    1.78%               None         Savings accounts/Club accounts                  10/5        25,385            6.46%
    1.75%               None         Unredeemed certificates                        1,000           649            0.17%
    3.72%             3 months       Fixed term, fixed rate                         1,000           650            0.17%
    5.53%             5 months       Fixed term, fixed rate                         1,000           746            0.19%
    3.95%             6 months       Fixed term, fixed rate (2)                 100/1,000         7,843            2.00%
    5.08%             8 months       Fixed term, fixed rate                         5,000         4,647            1.18%
    5.38%              1 year        Fixed term, fixed rate (2)                 100/1,000        28,580            7.28%
    5.48%             14 months      Fixed term, fixed rate                         5,000         6,644            1.69%
    5.76%             16 months      Fixed term, fixed rate                         5,000         1,447            0.37%
    5.83%             17 months      Fixed term, fixed rate                         5,000        19,104            4.87%
    5.71%             1.5 year       Fixed term, fixed rate                         1,000         7,527            1.92%
    5.73%             19 months      Fixed term, fixed rate                         5,000         2,377            0.61%
    5.42%              2 year        Fixed term, fixed rate (2)                 100/1,000        16,185            4.12%
    5.10%              2 year        Fixed term, variable rate IRA                    100         1,227            0.31%
    5.89%             26 months      Fixed term, fixed rate                         5,000        25,682            6.54%
    5.01%             2.5 year       Fixed term, fixed rate                         1,000         4,834            1.23%
    4.94%             2.5 year       Fixed term, option rate (3)                    1,000         2,471            0.63%
    6.22%             32 months      Fixed term, fixed rate                         5,000        16,694            4.25%
    5.95%             35 months      Change up term and rate (4)                    1,000        34,506            8.78%
    5.31%              3 year        Fixed term, fixed rate (2)                 100/1,000        30,519            7.76%
    6.47%             45 months      Fixed term, fixed rate                         5,000         5,401            1.38%
    5.42%              4 year        Fixed term, fixed rate                         1,000         6,275            1.60%
    6.74%             58 months      Fixed term, fixed rate                         5,000         7,768            1.98%
    5.67%              5 year        Fixed term, fixed rate                         1,000         6,146            1.57%
    6.11%              6 year        Fixed term, fixed rate                         1,000        11,706            2.98%
    6.64%              8 year        Fixed term, fixed rate                         1,000         5,330            1.36%
    8.61%              10 year       Fixed term, fixed rate-education CD            5,000           905            0.23%
    -----                                                                                     ---------          -----
    4.69%                                                                                     $ 392,677          100.00%
                                                                                              ---------          ------
                                                                                              ---------          ------

-------------------------------------------------------
(1)  Yield rates for fixed term, fixed rate certificates.
(2) Individual retirement accounts (IRAs) are offered for this term. The minimum for IRAs is $100 and the minimum for other certificates is $1,000. The minimum for additions to IRAs is $25, while the minimum for additions to other certificates is $1,000.
(3) The rate on the option rate certificate may be changed once during the term to the currently offered rate at the certificate holder's option.
(4) The certificate holder may change to another certificate product on the first or second anniversary.

     CHANGES IN DEPOSITS. The following table sets forth the change in dollar amount of deposits in the various types of deposit accounts offered by First Federal between the dates indicated.


                                    BALANCE AT                           BALANCE AT                           BALANCE AT
                                   SEPTEMBER 3,      %        INCREASE    JUNE 30,         %       INCREASE     JUNE 30,
                                       1998       DEPOSITS   (DECREASE)     1998       DEPOSITS   (DECREASE)      1997
                                    ---------    ---------  -----------  ----------    --------  ------------ ----------
                                                                                          (DOLLARS IN THOUSANDS)
Checking accounts..............    $  48,037       12.23%       (331)   $  48,368       12.33%   $  10,297   $  38,071
Savings accounts...............       25,385        6.46        (846)      26,231        6.68        3,148      23,083
Money market accounts..........       63,392       16.14       1,598       61,794       15.75       15,373      46,421
Option rate certificates(1)....        2,471        0.63        (433)       2,904        0.74       (2,593)      5,497
Change up certificates(2)......        9,516        2.42         548        9,038        2.30        3,314       5,724
3 to 11 month certificates.....       13,886        3.54       2,822       11,064        2.82       (3,684)     14,748
12 thru 18 month certificates..       57,681       14.69         170       57,511       14.66       18,445      39,066
19 thru 30 month certificates..       43,730       11.14       1,233       42,497       10.83       14,617      27,880
32 and 36 month certificates...       24,265        6.18        (828)      25,093        6.39        1,899      23,194
45 and 48 month certificates...       11,676        2.97        (435)      12,111        3.09          175      11,936
58 through 96 month certificates      30,950        7.88      (2,826)      33,776        8.61        2,102      31,674
IRA certificates...............       60,131       15.32        (526)      60,657       15.45        3,599      57,058
Other certificates.............        1,554        0.40         173        1,381        0.35       (1,001)      2,382
                                   ---------   ---------   ---------   ----------    --------    ----------  ---------
                                   $ 392,677      100.00%  $     252   $  392,425      100.00%   $  65,691   $ 326,734
                                   ---------   ---------   ---------   ----------    --------    ----------  ---------
                                   ---------   ---------   ---------   ----------    --------  ---------- ---------



                                                                 BALANCE AT
                                            %       INCREASE      JUNE 30,       %
                                         DEPOSITS  (DECREASE)       1996      DEPOSITS
                                        ---------   ---------    ---------   ---------

Checking accounts..............            11.65%   $  3,200    $  34,871     10.40%
Savings accounts...............             7.06      (1,568)      24,651      7.35
Money market accounts..........            14.22       5,190       41,231     12.30
Option rate certificates(1)....             1.68      (3,518)       9,015      2.69
Change up certificates(2)......             1.75       5,724            -         -
3 to 11 month certificates.....             4.51     (16,462)      31,210      9.31
12 thru 18 month certificates..            11.96      (1,483)      40,549     12.10
19 thru 30 month certificates..             8.53      10,263       17,617      5.26
32 and 36 month certificates...             7.11       8,020       15,174      4.53
45 and 48 month certificates...             3.65      (8,032)      19,968      5.96
58 through 96 month certificates            9.69      (7,115)      38,789     11.57
IRA certificates...............            17.46      (3,383)      60,441     18.03
Other certificates.............             0.73         675        1,707      0.50
                                       ---------   ---------    ---------  --------
                                          100.00%   $ (8,489)   $ 335,223    100.00%
                                       ---------   ---------    ---------  --------
                                       ---------   ---------    ---------  --------

-------------------------------------------

(1) This certificate is a 30-month certificate, during which term the rate may be changed to a currently offered rate, once, at the customer's option.
(2) This certificate is a 35-month certificate, during which term the certificate may be changed to a product with a different term and/or rate, once, on the first or second anniversary of the opening of the certificate.

     TIME DEPOSITS BY RATES. The following table sets forth the time deposits in First Federal classified by rates as of the dates indicated.

                                                    AT                   AT JUNE 30,
                                                SEPTEMBER 30, ----------------------------------
                                                   1998         1998         1997          1996
                                                 --------     --------     --------     --------
                                                                 (IN THOUSANDS)
4% or less..................................     $12,554      $ 14,684     $ 18,026     $ 24,863
4.01-6.00%..................................     192,712       178,324      166,126      158,476
6.01-8.00%..................................      49,585        61,348       31,702       43,880
8.01-9.00%..................................       1,012         1,676        3,305        7,251
                                                 --------     --------     --------     --------
Total.......................................     $255,863     $256,032     $219,159     $234,470
                                                 --------     --------     --------     --------
                                                 --------     --------     --------     --------

     TIME DEPOSIT MATURITY SCHEDULE. The following table sets forth the amount and maturities of certificates of deposit at September 30, 1998.

                                                                               AMOUNT DUE
                                                          ---------------------------------------------------
                                                          LESS THAN     1-2       2-3       AFTER
WEIGHTED AVERAGE                                          ONE YEAR     YEARS     YEARS     3 YEARS     TOTAL
                                                          --------   --------   -------   ---------  --------
                                                                             (IN THOUSANDS)
4% or less...........................................     $12,283    $   271    $    --   $     --   $ 12,554
4.01-6.00%...........................................      92,638     70,301     23,527      6,247    192,712
6.01-8.00%...........................................      15,391     16,619      9,120      8,454     49,584
8.01-9.00%...........................................       1,010         --         --          2      1,013
                                                          -------    -------    -------   --------   --------
     Total...........................................     $121,322   $87,191    $32,647   $ 14,703   $255,863
                                                          -------    -------    -------   --------   --------
                                                          -------    -------    -------   --------   --------

     CERTIFICATES OF DEPOSIT $100,000 AND OVER. The following table indicates the amount of First Federal's certificates of deposit and other time deposits of $100,000 or more by time remaining until maturity as of September 30, 1998.


                                 MATURITY PERIOD                            CERTIFICATES OF DEPOSITS
                                 ---------------                            ------------------------
                                                                                  (IN THOUSANDS)
         Three months or less..........................................              $  2,583
         Three through six months......................................                 2,937
         Six through twelve months.....................................                 5,694
         Over twelve months............................................                 8,720
                                                                                     --------
              Total....................................................              $ 19,934
                                                                                     --------
                                                                                     --------

     DEPOSIT ACTIVITY. The following table sets forth the savings activities of First Federal for the periods indicated:

                                                    THREE MONTHS
                                                        ENDED              YEARS ENDED JUNE 30,
                                                     SEPTEMBER 30, -----------------------------------
                                                        1998         1998          1997         1996
                                                     ---------     --------      -------      --------
                                                                         (IN THOUSANDS)

Additions related to GFS Bancorp acquisition.....    $     --     $ 64,792      $    --      $    --
Net withdrawals in excess of deposits ...........      (3,630)     (15,748)     (21,895)     (12,076)
Interest credited................................       3,882       16,647       13,406        7,873
                                                     --------     --------      -------      -------
  Net increase (decrease) in deposits............    $    252     $ 65,691      $(8,489)     $(4,203)
                                                     --------     --------      -------      -------
                                                     --------     --------      -------      -------

     In the unlikely event of a liquidation of First Federal, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the stockholders of First Federal. The majority of First Federal's depositors are residents of Iowa, Nebraska and South Dakota.

     BORROWINGS. Savings deposits are the primary source of funds of First Federal's lending and investment activities and for its general business purposes. First Federal, if the need arises, may rely upon advances from the Federal Home Loan Bank and the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the Federal Home Loan Bank are secured by First Federal's stock in the Federal Home Loan Bank and a portion of First Federal's first mortgage loans and investment securities. At September 30, 1998, First Federal had $124.9 million of advances outstanding from the Federal Home Loan Bank.

     The Federal Home Loan Bank functions as a central reserve bank providing credit for First Federal and other member savings associations and financial institutions. As a member, First Federal is required to own capital stock in the Federal Home Loan Bank and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of a member institution's net worth or on the Federal Home Loan Bank's assessment of the institution's creditworthiness.

     The following table sets forth information regarding borrowings by First Federal at the dates indicated. First Federal had no borrowings outstanding other than advances from the Federal Home Loan Bank as of September 30, 1998.

                                                                  AT
                                                              SEPTEMBER 30,             AT JUNE 30,
                                                                           ------------------------------------
                                                                 1998          1998         1997         1996
                                                               ---------    ---------    ---------    ---------
Weighted average rate paid on Federal Home Loan Bank advances    5.90%        5.94%         6.01%        6.00%
Rate paid on Employee Stock Ownership Plan borrowing(1)...        N/A          N/A           N/A         8.50

---------------

(1) The final payment on the Employee Stock Ownership Plan borrowing was made on December 30, 1996.

                                                                       THREE MONTHS ENDED               YEARS ENDED JUNE 30,
                                                                          SEPTEMBER 30,        ------------------------------------
                                                                       1998          1997         1998         1997         1996
                                                                    ----------    ----------   ----------   ----------   ----------
                                                                                        (DOLLARS IN THOUSANDS)
Maximum amount of Federal Home Loan Bank advances
   outstanding at  any month end................................     $124,900      $86,500      $113,400     $100,000     $ 69,000

Approximate average Federal Home Loan Bank advances outstanding.     $113,028      $87,060      $ 91,863     $ 82,200     $ 55,596

Approximate weighted average rate paid on  Federal Home
   Loan Bank advances...........................................         6.04%        6.17%         6.04%        6.02%        6.12%

Approximate average Employee Stock Ownership Plan borrowing
   outstanding(1)...............................................          N/A          N/A           N/A     $      9     $     84

Average rate paid on Employee Stock Ownership Plan borrowing(1).          N/A          N/A           N/A         9.03%        8.76%


--------------
(1) The final payment on the Employee Stock Ownership Plan borrowing was made on December 30, 1996.


COMPETITION

     First Federal encounters strong competition both in attracting deposits and in originating real estate and other loans. Its most direct competition for deposits has come historically from commercial banks, brokerage houses, other savings associations and credit unions in its market area, and First Federal expects continued strong competition from these financial institutions in the foreseeable future. First Federal's market area includes branches of several commercial banks that are substantially larger than First Federal in terms of state-wide deposits. First Federal competes for savings by offering depositors a high level of personal service, competitive rates and expertise together with a wide range of financial services.

     The competition for real estate and other loans comes principally from commercial banks, mortgage banking companies and other savings associations. This competition for loans has increased substantially in recent years as a result of the large number of institutions choosing to compete in First Federal's market area.

     First Federal competes for loans primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers, real estate brokers and builders. Factors that affect competition include general and local economic conditions, current interest rate levels and volatility of the mortgage markets. Management's strategy has been to offer several new product offerings in certificate and retirement accounts to help retain current deposits and reduce shrinkage. Recent product offerings have been made available in transaction accounts to increase customer base and to position First Federal as a family financial center.

PROPERTIES

     First Federal currently conducts its business through its main office located in Sioux City, Iowa, and 12 branch offices located in its market area. First Federal recently closed its branch offices located in Hartley, Hawarden and Sanborn, Iowa. The following table sets forth information concerning the main office and each branch office of First Federal at September 30, 1998. The aggregate net book value of First Federal's premises and equipment was $11.1 million at September 30, 1998.

                                            YEAR OPENED OR ACQUIRED    OWNED OR LEASED     LEASE EXPIRATION DATE
                                            -----------------------    ---------------     ---------------------
329 Pierce Street                                    1988                   Owned                  --
Sioux City, Iowa 51102

924 Pierce Street (2)                                1991                   Owned                  --
Sioux City, Iowa 51101

2727 Hamilton Blvd.                                  1981                   Owned                  --
Sioux City, Iowa 51104

2 Bow Drive                                          1978                   Owned                  --
Cherokee, Iowa 51012

301 Plymouth St., N.W.                               1990                   Owned                  --
Le Mars, Iowa 51031

209 Main St. (1)                                     1976                  Leased                  --
Box 545
Sanborn, Iowa

3839 Indian Hills Dr.                                1978                   Owned                  --
Sioux City, Iowa 51104

826 Central Avenue (1)                               1986                   Owned                  --
Hawarden, Iowa 51023

921 Iowa Avenue                                      1972                   Owned                  --
Onawa, Iowa 51040

1201 2nd Avenue                                      1976                   Owned                  --
Box 277
Sheldon, Iowa 51201

4211 Morningside Avenue                              1965                   Owned                  --
Sioux City, Iowa 51106

148 South Central Avenue (1)                         1986                   Owned                  --
Hartley, Iowa 51346

104 1st Street, S.E.                                 1974                   Owned                  --
Orange City, Iowa 51041

4701 Singing Hills Blvd.
Sioux City, Iowa 51106                               1995                   Owned                  --

2738 Cornhusker Drive
South Sioux City, Nebraska 68776                     1998                   Owned                  --

1025 Main Street
Grinnell, Iowa 50112                                 1998                   Owned                  --


-----------------------------
(footnotes on following page)

(1) In November 1998, First Federal consummated the sale of the deposit accounts relating to its branch offices located in Sanborn and Hartley, Iowa, and closed those branches. In December 1998, First Federal consummated the sale of the deposit accounts relating to its office in Hawarden, Iowa, and closed that branch.
(2)  Drive-up facility.

     First Federal's accounting and record keeping activities are maintained on an in-house data processing system. First Federal owns data processing equipment it uses for its internal processing needs. The net book value of such data processing equipment and related software at September 30, 1998, was $681,000.

LEGAL PROCEEDINGS

     There are various claims and lawsuits in which First Federal is periodically involved incident to First Federal's business. In the opinion of management, no material loss is expected from any of such pending claims or lawsuits.

                                   REGULATION

     As a federally-chartered savings association insured by the Savings Association Insurance Fund, First Federal is examined and supervised extensively by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. First Federal is a member of and owns stock in the Federal Home Loan Bank of Des Moines, which is one of the twelve regional banks in the Federal Home Loan Bank System. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. First Federal also is regulated by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines First Federal and prepares reports for the consideration of First Federal's Board of Directors on any deficiencies that they may find in First Federal's operations. The Federal Deposit Insurance Corporation also examines First Federal in its role as the administrator of the Savings Association Insurance Fund. First Federal's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws especially in matters concerning the ownership of savings accounts and the form and content of First Federal's mortgage documents. Any change in this regulation, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision, or Congress, could have a material adverse impact on First Federal Bankshares and First Federal and their operations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

     BUSINESS ACTIVITIES. The activities of federal savings associations are subject to extensive regulation including restrictions or requirements with respect to loans to one borrower, the percentage of non-mortgage loans or investments to total assets, capital distributions, permissible investments and lending activities, liquidity, transactions with affiliates and community reinvestment. The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of these statutes and regulations and their effect on First Federal.

     LOANS TO ONE BORROWER. Federal savings associations generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily-marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. First Federal's maximum loans to one borrower limit was $10.5 million at September 30, 1998. As of September 30, 1998, First Federal was in compliance with its loans-to-one-borrower limitations.

     QUALIFIED THRIFT LENDER TEST. As a federal savings association, First Federal is required to satisfy a qualified thrift lender test whereby it must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" consisting primarily of residential mortgages and related investments, including mortgage-backed and related securities. "Portfolio assets" generally means total assets less specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used to conduct business. A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. As of September 30, 1998, First Federal maintained 92.1% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

     LIMITATION ON CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution, such as First Federal, that exceeds all fully phased-in capital requirements before and after a proposed capital distribution and has not been advised by the Office of Thrift Supervision that it is in need of more than normal supervision, could, after prior notice but without the approval of the Office of Thrift Supervision, make capital distributions during a calendar year equal to the greater of:

     (1) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio," the excess capital over its fully phased-in capital requirements, at the beginning of the calendar year; or

     (2) 75% of its net earnings for the previous four quarters; provided that the institution would not be undercapitalized, as that term is defined in Office of Thrift Supervision regulations, following the capital distribution.

Any additional capital distributions would require prior regulatory approval. In the event First Federal's capital fell below its fully-phased in requirement or the Office of Thrift Supervision notified it that it was in need of more than normal supervision, First Federal's ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that the distribution would constitute an unsafe or unsound practice.

     LIQUIDITY. First Federal is required to maintain an average daily balance of specified liquid assets equal to a quarterly average of not less than a specified percentage of its net withdrawable deposit accounts plus borrowings payable in one year or less. The current requirement is 4%. First Federal's average liquidity ratio for the quarter ended September 30, 1998 was 27.0%, which exceeded the then applicable requirements.

     COMMUNITY REINVESTMENT ACT AND FAIR LENDING LAWS. Savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. First Federal received a satisfactory Community Reinvestment Act rating under the current Community Reinvestment Act regulations in its most recent federal examination by the Office of Thrift Supervision.

     TRANSACTIONS WITH RELATED PARTIES. First Federal's authority to engage in transactions with related parties or "affiliates" or to make loans to specified insiders, is limited by Sections 23A and 23B of the Federal Reserve Act. The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution, including First Federal Bankshares and its non-savings institution subsidiaries. Section 23A limits the aggregate amount of certain "covered" transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of covered transactions with all affiliates to 20% of the savings institution's capital and surplus. Covered transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that covered transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

     First Federal's authority to extend credit to executive officers, directors and 10% stockholders, as well as entities controlled by these persons, is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and also by Regulation O. Among other things, these regulations generally require these loans to be made on terms substantially the same as those offered to unaffiliated individuals and do not involve more than the normal risk of repayment. However, recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans, that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Regulation O also places individual and aggregate limits on the amount of loans First Federal may make to these persons based, in part, on First Federal's capital position, and requires approval procedures to be followed. At September 30, 1998, First Federal was in compliance with these regulations.

     ENFORCEMENT. The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under specified circumstances.

     STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under the Federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

     CAPITAL REQUIREMENTS. Office of Thrift Supervision capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3.0% leverage or core capital ratio and an 8.0% risk-based capital standard. Core capital is defined as common stockholders' equity, including retained earnings, certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain qualifying supervisory goodwill and certain mortgage servicing rights. Tangible capital is defined as core capital less all intangible assets, including supervisory goodwill, plus a specified amount of mortgage servicing rights. Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank, and unrealized gains or losses on certain available for sale securities.

     The risk-based capital standard for savings institutions requires the maintenance of Tier 2 core and total capital, which is defined as core capital and supplementary capital, to risk weighted assets of 4.0% and 8.0%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the Office of Thrift Supervision capital regulation based on the risks the Office of Thrift Supervision believes are inherent in the type of asset. The components of Tier 1 core capital are equivalent to those discussed earlier under the 3.0% leverage ratio standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     Office of Thrift Supervision regulatory capital rules also incorporate an interest rate risk component. Savings associations with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets, i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts, that would result from a hypothetical 200-basis point increase or decrease in market interest rates, divided by the estimated economic value of the association's assets. In calculating its total capital under the risk-based rule, a savings association with a measured interest rate risk exposure exceeding 2%, must deduct an interest rate component equal to one-half of the excess change. The Office of Thrift Supervision has deferred, for the present time, the date on which the interest rate component is to be deducted from total capital. The rule also provides that the Director of the Office of Thrift Supervision may waive or defer an institution's interest rate risk component on a case-by-case basis.

     At September 30, 1998, First Federal exceeded each of the three Office of Thrift Supervision capital requirements. Set forth below is a summary of First Federal's compliance with these capital standards as of September 30, 1998.

                                                                                   AT SEPTEMBER 30, 1998
                                                                                -------------------------
                                                                                               PERCENT OF
                                                                                  AMOUNT        ASSETS(1)
                                                                                --------       ----------
                                                                                  (DOLLARS IN THOUSANDS)
   Tangible capital:
      Capital level.......................................................      $ 34,649            6.2%
      Requirement.........................................................         8,418            1.5
                                                                                --------       ---------
      Excess..............................................................      $ 26,231            4.7%
                                                                                --------       ---------
                                                                                --------       ---------
   Core capital:
      Capital level.......................................................      $ 34,649            6.2%
      Requirement ........................................................        16,837            3.0
                                                                                --------       ---------
      Excess..............................................................      $ 17,812            3.2%
                                                                                --------       --------
                                                                                --------       --------
      To be well capitalized under prompt
        corrective action provisions......................................      $ 28,061            5.0%
                                                                                --------       ---------
                                                                                --------       ---------
   Fully phased-in risk-based capital:
      Capital level.......................................................      $ 37,326           12.3%
      Requirement ........................................................        24,221            8.0
                                                                                --------       ---------
      Excess..............................................................      $ 13,105            4.3%
                                                                                --------       --------
                                                                                --------       --------
      To be well capitalized under prompt
        corrective action provisions. . . . ..............................      $ 30,276           10.0%
                                                                                --------       --------
                                                                                --------       --------

(1) Tangible and core capital levels are calculated on the basis of a percentage of total adjusted assets; risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.

     See "Historical and Pro Forma Capital Compliance" for a table which sets forth in terms of dollars and percentages the Office of Thrift Supervision tangible, leverage and risk-based capital requirements, First Federal's historical amounts and percentages at September 30, 1998, and pro forma amounts and percentages based upon the issuance of the shares within the offering range and assuming that a portion of the net proceeds are retained by First Federal Bankshares.

PROMPT CORRECTIVE REGULATORY ACTION

     Under the Office of Thrift Supervision Prompt Corrective Action regulations, the Office of Thrift Supervision is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has the total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

     The Federal Deposit Insurance Corporation has adopted a risk-based deposit insurance assessment system. The Federal Deposit Insurance Corporation assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, and one of three supervisory subcategories within each capital group. The three capital categories are well capitalized, adequately capitalized and undercapitalized. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the Federal Deposit Insurance Corporation by the institution's primary federal regulator and information which the Federal Deposit Insurance Corporation determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates. The Federal Deposit Insurance Corporation has exercised this authority several times in the past and may raise insurance premiums in the future. If this type of action is taken by the Federal Deposit Insurance Corporation, it could have an adverse effect on the earnings of First Federal.

FEDERAL HOME LOAN BANK SYSTEM

     First Federal, as a federal association, is required to be a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. First Federal, as a member of the Federal Home Loan Bank of Des Moines, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of September 30, 1998, First Federal was in compliance with this requirement. The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At September 30, 1998, First Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

THRIFT CHARTER

     Congress has been considering legislation in various forms that would require federal thrifts, such as First Federal, to convert their charters to national or state bank charters. First Federal cannot determine whether, or in what form, legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect First Federal and First Federal Bankshares.

HOLDING COMPANY REGULATION

     First Federal Bankshares will be a non-diversified unitary savings and loan holding company, as those terms are defined under federal law, subject to regulation and supervision by that agency. In addition, the Office of Thrift Supervision has enforcement authority over First Federal Bankshares and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to the subsidiary savings institution. First Federal must notify the Office of Thrift Supervision 30 days before declaring any dividend to First Federal Bankshares.

     As a unitary savings and loan holding company, First Federal Bankshares generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that First Federal continues to be a qualified thrift lender. See "--Federal Regulation of Savings Institutions--Qualified Thrift Lender Test" for a discussion of the qualified thrift lender requirements. Upon any non-supervisory acquisition by First Federal Bankshares of another savings association, First Federal Bankshares would become a multiple savings and loan holding company if the acquired institution is held as a separate subsidiary and would be subject to extensive limitations on the types of business activities in which it could engage. Federal law limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under the Bank Holding Company Act of 1956. Recently proposed legislation would treat all savings and loan holding companies as bank holding companies and limit the activities of these companies to those permissible for bank holding companies.

     Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by Federal law; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

FEDERAL SECURITIES LAWS

     First Federal Bankshares has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued pursuant to the conversion. Upon completion of the conversion, First Federal Bankshares common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. First Federal Bankshares will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of the common stock to be issued in the conversion does not cover the resale of the shares. Shares of the common stock purchased by persons who are not affiliates of First Federal Bankshares may be resold without registration. Shares purchased by an affiliate of First Federal Bankshares will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If First Federal Bankshares meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of First Federal Bankshares who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of First Federal Bankshares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by First Federal Bankshares to permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                    TAXATION

FEDERAL TAXATION

     For federal income tax purposes, First Federal and its subsidiaries file a consolidated federal income tax return on a fiscal year basis using the accrual method of accounting.

     As a result of the enactment of the Small Business Job Protection Act of 1996, all savings banks and savings associations may convert to a commercial bank charter, diversify their lending, or be merged into a commercial bank without having to recapture any of their pre-1988 tax bad debt reserve accumulations. Any post-1987 reserves may be recaptured, regardless of whether or not a particular thrift intends to convert its charter, be acquired, or diversify its activities. The recapture tax on post-1987 reserves is assessed in equal installments over the six taxable years beginning in 1996. However, if a thrift meets the residential loan requirement included in the federal legislation, then the thrift may suspend its tax bad debt recapture for the 1996 and 1997 tax years. At September 30, 1998, First Federal had a balance of approximately $515,000 of bad debt reserves in retained income that would be recaptured under this legislation.

     Deferred income taxes arise from the recognition of items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements.

     First Federal accounts for deferred income taxes by the liability method, applying the enacted statutory rates in effect at the balance sheet date to differences between the book cost and the tax cost of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in the tax laws.

     First Federal is subject to the corporate alternative minimum tax to the extent it exceeds First Federal's regular income tax for the year. The alternative minimum tax will be imposed at the rate of 20% of a specially computed tax base. Included in this base are a number of preference items, including interest on certain tax-exempt bonds issued after August 7, 1986, and an "adjusted current earnings" computation which is similar to a tax earnings and profits computation. In addition, for purposes of the alternative minimum tax, the amount of alternative minimum taxable income that may be offset by net operating losses is limited to 90% of alternative minimum taxable income.

     First Federal has not been audited by the Internal Revenue Service for the past seven years. For additional information regarding taxation, see Note 9 of Notes to Consolidated Financial Statements.

IOWA TAXATION

     First Federal currently files an Iowa franchise tax return, and its subsidiaries file Iowa corporation tax returns on a fiscal-year basis. The state of Iowa imposes a tax on the Iowa franchise taxable income of savings institutions at the rate of 5%. Iowa franchise taxable income is generally similar to federal taxable income except that interest from state and municipal obligations is taxable, and no deduction is allowed for state franchise taxes.

     First Federal Bankshares will be required to file an Iowa income tax return because it will be doing business in Iowa. For Iowa tax purposes, the state corporation income tax ranges from 6% to 12% depending upon Iowa corporation taxable income. Interest from federal securities is not taxable for purposes of the Iowa corporation income tax. For this purpose, "taxable income" generally means federal taxable income, with adjustments such as the addition of interest income on state and municipal obligations.

DELAWARE TAXATION

     As a Delaware holding company not earning income in Delaware, First Federal Bankshares is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                     MANAGEMENT OF FIRST FEDERAL BANKSHARES

     The Board of Directors of First Federal Bankshares consists of those persons who currently serve as Directors of First Federal. The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of First Federal Bankshares for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Directors Gary L. Evans, Allen J. Johnson and Harland D. Johnson have terms of office expiring in 1999; a second class, consisting of Directors Dr. Nancy A. Boysen, David Van Engelenhoven, Jon G. Cleghorn, and Steven L. Opsal have terms of office expiring in 2000; and a third class, consisting of Directors Barry E. Backhaus, Paul W. Olson, Dennis B. Swanstrom and David S. Clay have terms of office expiring in 2001. Their names and biographical information are set forth under "Management of First Federal--Directors."

         The following individuals hold positions as executive officers of First Federal Bankshares as is set forth below opposite their names.

         NAME                                                 POSITION WITH FIRST FEDERAL BANKSHARES
         ----                                                 --------------------------------------
Barry E. Backhaus.........................................    Chairman of the Board, President and Chief
                                                              Executive Officer

Jon G. Cleghorn...........................................    Executive Vice President, Chief Operating
                                                              Officer and Director

Steven L. Opsal...........................................    Executive Vice President and Director

Sandra Sabel..............................................    Senior Vice President

     The executive officers of First Federal Bankshares are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

     Since the formation of First Federal Bankshares, none of the executive officers, directors or other personnel has received remuneration from First Federal Bankshares. Information concerning the principal occupations, employment and compensation of the directors and officers of First Federal Bankshares during the past five years is set forth under "Management of First Federal."

                           MANAGEMENT OF FIRST FEDERAL

DIRECTORS

     First Federal's Board of Directors consists of eleven members. Directors of First Federal are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. The following table sets forth certain information regarding the composition of First Federal's Board of Directors at September 30, 1998, including the terms of office of Board members. Share ownership information in the table and elsewhere in the prospectus has been adjusted, where appropriate, for stock distributions made by First Federal.

                                                                                                        SHARES OF
                                                                                                        COMMON STOCK
                                                                                                        BENEFICIALLY
                                             POSITIONS                                                   OWNED ON
                                            HELD IN THE                 DIRECTOR      CURRENT TERM      SEPTEMBER 30,    PERCENT
      NAME(1)          AGE(2)                  BANK                     SINCE(3)        TO EXPIRE           1998         OF CLASS
      -------          ------                --------                   --------        ---------       ------------     --------
Barry E. Backhaus        53         President, Chief Executive            1987           2001            39,015  (6)      1.37%
                                      Officer and Chairman of
                                             the Board
Dr. Nancy A. Boysen      69                   Director                    1979           2000            11,076             *
David S. Clay            40                   Director                    1998           2001             1,500  (5)
Jon G. Cleghorn          56                Executive Vice                 1997           2000            24,711  (8)        *
                                 President, Chief Operating Officer
                                            and Director
Gary L. Evans            59                   Director                    1989           1999             6,620  (5)        *
Allen J. Johnson         59                   Director                    1993           1999               990             *
Harland D. Johnson       68                   Director                    1979           1999            22,169             *
Paul W. Olson            68                   Director                    1974           2001            13,525             *
Steven L. Opsal          44         Executive Vice President and          1998           2000             3,648  (7)        *
                                              Director
Dennis B. Swanstrom      55                   Director                    1993           2001             1,055             *
David Van Engelenhoven   55                   Director                    1993           2000               990             *

------------------------------------

(*)  Less than 1%.
(1) The mailing address for each person listed is 329 Pierce Street, Sioux City, Iowa 51101. Each of the persons listed is also a director of the Mutual Holding Company.
(2)  As of September 30, 1998.
(3) Reflects initial appointment to the Board of Directors of First Federal or its mutual predecessor, as the case may be. First Federal was chartered as a result of the mutual holding company reorganization of First Federal Savings and Loan Association of Sioux City in July 1992. In connection with First Federal's acquisition of Grinnell Federal Savings Bank in March 1998, Messrs. Opsal and Clay were appointed to the Board of Directors.
(4) Includes all shares of common stock held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the executive officers and directors effectively exercise sole or shared voting and investment power.
(5) Includes shares underlying options under the Director's 1992 Stock Option Plan that may be exercised within 60 days of September 30, 1998 in the following amounts: Director Clay 500 shares; and Director Evans 2,370 shares.
(6) Includes 11,195 shares awarded under the 1992 Recognition Plan that have vested to date and been distributed to Mr. Backhaus. Also includes 8,979 shares underlying options under the 1992 Stock Option Plan that may be exercised within 60 days of September 30, 1998.
(7) Including 500 shares awarded under the 1992 Recognition Plan that have vested to date and been distributed to Mr. Opsal. Also includes 1,000 shares underlying options under the 1992 Stock Option Plan that may be exercised within 60 days of September 30, 1998.

(8) Includes 8,047 shares awarded under the 1992 Recognition Plan that have vested to date and been distributed to Mr. Cleghorn. Also includes 5,293 shares underlying options under the 1992 Stock Option Plan that may be exercised within 60 days of the September 30, 1998.

     The business experience of each of the above directors for at least the past five years is as follows:

     BARRY E. BACKHAUS has been President and Chief Executive Officer of First Federal since 1990 and Chairman of the Board since 1997; he has been affiliated with First Federal since 1969.

     DR. NANCY A. BOYSEN is a homemaker.

     DAVID S. CLAY is Vice President and Treasurer of Grinnell College, Grinnell, Iowa.

     JON G. CLEGHORN has been Executive Vice President of First Federal since 1990 and has been affiliated with First Federal in various capacities since 1974.

     GARY L. EVANS is President and Chief Executive Officer of Sioux Honey Association.

     ALLEN J. JOHNSON is President and Chief Executive Officer of Great West Casualty Company, a property and casualty company located in South Sioux City, Nebraska.

     HARLAND D. JOHNSON is the retired owner/operator of Johnson Hardware, a retail hardware store.

     PAUL W. OLSON is President and General Manager of radio stations KLEM/KKMA in Le Mars, Iowa.

     STEVEN L. OPSAL is the Executive Vice President of First Federal. Mr. Opsal was previously the President and Chief Executive Officer of Grinnell Federal Savings Bank and GFS Bancorp prior to their merger into First Federal.

     DENNIS B. SWANSTROM is the Group Commander of the 185th Fighter Group of the Iowa Air National Guard.

     DAVID VAN ENGELENHOVEN is the owner of Van Engelenhoven Agency, Inc., an insurance agency located in Orange City, Iowa.

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

     The following table sets forth information regarding the executive officer of First Federal who is not also a director.

                                                      POSITION
                                                    HELD IN THE
       NAME                  AGE                        BANK
       ----                  ---                      --------
   Sandra Sabel              59                 Senior Vice President

EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal years ended June 30, 1998, 1997, and 1996, information as to the total remuneration paid by First Federal to the Chief Executive Officer of First Federal and the only other executive officer of First Federal who received salary and bonuses that in the aggregate exceeded $100,000 for fiscal year 1998. The table does not include benefits pursuant to First Federal's Pension Plan. First Federal also provides some members of senior management with the use of an automobile, membership dues and other personal benefits, which benefits are not reflected in the table. The aggregate amount of these other benefits provided to each of the named executive officers did not exceed the lesser of $50,000 or 10% of his cash compensation. On July 13, 1992, Mr. Backhaus and Mr. Cleghorn were awarded 10,726 and 8,107 shares, respectively, of common stock pursuant to the 1992 Recognition Plan. The shares awarded vest at the rate of 20% per year commencing one year from the date of the award and were fully vested at June 30, 1998. Awards of 469 and 302 shares, respectively, were granted during fiscal 1998 to Mr. Backhaus and Mr. Cleghorn.


                                                   ANNUAL COMPENSATION
                                                   -------------------


                              YEAR
                              ENDED                                    OTHER
         NAME AND             JUNE                       BONUS         ANNUAL
    PRINCIPAL POSITION         30,         SALARY         (1)       COMPENSATION


-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
   Barry E. Backhaus,         1998        $180,000      $11,100        $ ----
   President and Chief        1997         163,500        5,250          ----
   Executive Officer          1996         139,250        4,560          ----
-----------------------------------------------------------------------------------
   Jon G. Cleghorn,           1998        $113,250       $3,540        $ ----
   Executive Vice             1997         105,250        3,255          ----
   President and Chief        1996          93,167        1,530          ----
   Operating Officer


                                                LONG-TERM COMPENSATION
                                     ------------------------------------------
                                                AWARDS               PAYOUTS

                                                      OPTIONS/                        ALL
         NAME AND                                      STOCK                         OTHER
    PRINCIPAL POSITION                RESTRICTED      APPRECIA        LTIP        COMPENSATION
                                        STOCK          TION          PAYOUTS
                                        AWARDS        RIGHTS
                                                       (#)
--------------------------        ---------------------------------------------------------------
--------------------------        ---------------------------------------------------------------
   Barry E. Backhaus,                 $15,712          ----          $ ----         $ ----
   President and Chief                   ----          ----            ----           ----
   Executive Officer                     ----          ----            ----           ----
--------------------------        ---------------------------------------------------------------
   Jon G. Cleghorn,                   $10,117          ----          $ ----         $ ----
   Executive Vice                        ----          ----            ----           ----
   President and Chief                   ----          ----            ----           ----
   Operating Officer

(1) Represents payout to the executive officer pursuant to First Federal's Incentive Pay Plan. See "Benefits--Incentive Pay Plan."

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The continued success of First Federal depends to a significant degree on the skills and competence of its officers. First Federal has entered into severance agreements with the following executive officers: Barry E. Backhaus, President and Chief Executive Officer; Jon G. Cleghorn, Executive Vice President; and Sandra Sabel, Senior Vice President. The severance agreements are intended to assist First Federal in maintaining a stable and competent management base by enabling First Federal to offer protections to designated employees in the event of termination without cause in connection with a change in control, as defined in the severance agreements.

     The severance agreements provide that at any time following a change in control of First Federal, if the officer's employment with First Federal is involuntarily, or in some circumstances voluntarily, terminated during the term of the agreement for any reason other than cause, as defined in the agreement, the officer would be entitled to receive a payment in an amount equal to three times the preceding year's base salary, as defined in the agreement. For the purposes of the severance agreements, a change in control is defined to include any acquisition of control of First Federal that would require the filing of an application for acquisition of control or notice of change of control pursuant to Office of Thrift Supervision regulations, and that had at any time been opposed by the Board of Directors.

     Under the terms of the severance agreements, officers Backhaus, Cleghorn and Sabel would receive approximately $555,000, $354,000 and $228,000, respectively, in severance compensation if the officer's employment had been terminated in the fiscal year ended June 30, 1998, for any reason other than cause following a change in control.

     In connection with the acquisition of GFS Bancorp and Grinnell Federal Savings Bank, First Federal entered into employment agreements with five officers of Grinnell Federal Savings Bank, including Steven L. Opsal. Mr. Opsal's employment agreement runs for a term of three years and provides him with an initial base salary of $110,000. Under the employment agreement, Mr. Opsal is also entitled to participate in all employee benefit plans generally available to employees of First Federal, the award of 4,000 options and 2,000 shares of restricted stock under First Federal's 1992 Stock Option Plan and 1992 Recognition Plan, the use of a bank-owned automobile, maintenance of Mr. Opsal's country club membership, and reimbursement of all reasonable expenses incurred in performing services under the employment agreement. The employment agreement protects Mr. Opsal from involuntary termination without cause, or in the event of a change in control of First Federal or First Federal Bankshares. Under the terms of the employment agreement, Mr. Opsal would receive approximately $383,000 if his employment had been terminated in the fiscal year ended June 30, 1998, in the event of a change in control.

     In connection with the conversion, First Federal intends to enter into employment agreements with Messrs. Backhaus and Cleghorn and Ms. Sabel, and to replace the employment agreement between First Federal and Mr. Opsal with a new employment agreement, each of which will provide for a term of up to 36 months. On each day during the term of an agreement, the agreement automatically renews so that the agreement shall continually be for a three-year term unless notice of non-renewal is provided within 60 days prior to any anniversary of the date on which the agreement was entered into. In the event that notice of non-renewal is given, the agreement will expire at the end of its three-year term. The agreement provides for, among other things, base salary, participation in stock benefit plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by First Federal for cause at any time. In the event First Federal terminates the executive's employment for reasons other than disability, retirement or for cause, or in the event of the executive's resignation from First Federal upon:

     (1)  failure to re-elect the executive to his or her current offices;

     (2) a material change in the executive's functions, duties or responsibilities;

     (3)  liquidation or dissolution of First Federal or First Federal
          Bankshares;

     (4)  a breach of the agreement by First Federal; or

     (5)  a change in control of First Federal or First Federal Bankshares.

The executive, or in the event of death, the executive's beneficiary would be entitled to severance pay in an amount equal to 299% of the executive's "base amount" of compensation as defined in Section 280G(b)(3) of the Internal Revenue Code.

     First Federal would also continue the executive's life, health, dental and disability coverage for up to 36 months from the date of termination. In the event the payments to the executive would include an "excess parachute payment" as defined by Internal Revenue Code Section 280G, relating to payments made in connection with a change in control, the payments would be reduced in order to avoid having an excess parachute payment.

     An executive's employment may be terminated by the executive's retirement in accordance with First Federal's retirement policy, or in accordance with any retirement arrangement established by First Federal with the executive's consent. Upon the executive's retirement, he/she will be entitled to all benefits available to him/her under any retirement or other benefit plan maintained by First Federal. In the event of the executive's disability for a period of six months, First Federal may terminate the agreement provided that First Federal will be obligated to pay the executive his/her base salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by First Federal. In the event of the executive's death, First Federal will pay his/her base salary to his/her named beneficiaries for one year following his/her death, and will also continue medical, dental, and other benefits to his/her family, as applicable, for one year.

     The employment agreements provide that, following termination of employment other than in connection with a change in control, the executive will not compete with First Federal for a period of one year in any city, town, or county in which First Federal and/or First Federal Bankshares has filed for regulatory approval to establish an office.

DIRECTORS' COMPENSATION

     Outside members of the Board of Directors of First Federal received fees of $500 for each meeting attended in fiscal 1998. Outside members of Board committees were paid $200 for each committee meeting attended during fiscal 1998. During the fiscal year ended June 30, 1998, First Federal paid a total of $61,200 in directors' and committee fees, which amounts include fees deferred at the election of directors pursuant to the Deferred Compensation Plan for Directors. See "Benefits--Deferred Compensation Plan for Directors."

     In addition to the foregoing fees, First Federal pays annual retainer fees of $4,000 for each outside director. These retainer fees are paid on a quarterly basis.

     During fiscal 1998, First Federal also awarded 500 options to Director David S. Clay under the 1992 Stock Option Plan for Outside Directors.

     No sooner than six months following the conversion, First Federal Bankshares intends to adopt the 1999 Stock Option Plan and 1999 Recognition Plan pursuant to which awards will be made to Directors of First Federal. No awards will be made prior to shareholder approval of the plans. See "--Benefits--1999 Stock Option Plan" and "--Benefits--1999 Recognition Plan."

BENEFITS

     INSURANCE. Full-time and regular part-time employees may elect to be covered by First Federal's group health insurance plan, which, if elected, becomes effective the first day of the month following hire. A portion of the premium is paid by First Federal. Two different plans with different deductibles are offered. Full-time employees also are covered by a term life insurance policy equal to their annual base salary as of January 1st of each year and a long-term disability insurance policy, all provided at no cost to the employee, effective the first day of the month following 90 days of full-time employment. Dependent and additional life insurance is also available.

     DEFINED CONTRIBUTION PLAN. Effective September 1, 1996, First Federal adopted the Financial Institutions Thrift Plan, which is a qualified, tax-exempt defined contribution plan. In connection with the conversion, effective December 1, 1998, First Federal withdrew from the Financial Institutions Thrift Plan and adopted the First Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the "401(k) Plan") in order to permit the investment of plan assets in First Federal Bankshares common stock. Employees are eligible to join the 401(k) Plan on the first of the month following completion of one year of continuous employment during which 1,000 hours are completed. The first year eligibility period runs from the date of hire to the anniversary of this date. If an employee does not satisfy the eligibility requirements during such period then the next eligibility period shall be the calendar year. Employees are eligible to contribute, on a pre-tax basis, up to 15% of their eligible salary, in increments of 1%. First Federal may make a matching contribution equal to 25% of a member's contributions on up to 4% of a member's compensation. In addition, First Federal may make an additional discretionary contribution allocated among members' accounts on the basis of compensation. All employee contributions and earnings thereon under the 401(k) Plan are at all times fully 100% vested. A member vests in employer matching and discretionary contributions at the rate of 25% per year beginning after one year of employment and continuing until the member is 100% vested after four years of employment. Employees are entitled to borrow, within tax law limits, from amounts allocated to their accounts.

     401(k) Plan benefits will be paid to each member in a lump sum or in equal payments over a fixed period upon termination, disability or death. In addition, the 401(k) Plan permits employees to withdraw salary reduction contributions prior to age 59-1/2 or termination in the event the employee suffers a financial hardship. In some circumstances, the 401(k) Plan permits employees to withdraw First Federal's matching contributions to their accounts. The 401(k) Plan permits employees to direct the investment of their own accounts into various investment options.

     At September 30, 1998, the market value of the active members' accounts under the Financial Institutions Thrift Plan trust fund equaled approximately $408,343. The total contribution, including both the employee and First Federal contributions, to the Financial Institutions Thrift Plan for the plan year ended December 31, 1997, was approximately $198,898.

     DEFINED BENEFIT PENSION PLAN. First Federal maintains the Financial Institutions Retirement Fund, which is a qualified, tax-exempt defined benefit plan. All employees age 21 or older who have worked at First Federal for a period of one year in which they have 1,000 or more hours of service are eligible for membership in the defined benefit plan. Once eligible, an employee must have been credited with 1,000 or more hours of service with First Federal during the year in order to accrue benefits under the defined benefit plan. First Federal annually contributes an amount to the defined benefit plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act.

     The regular form of all retirement benefits is a life annuity with a guaranteed term of 10 years. For a married participant, the normal form of benefit is a joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. An optional form of benefit may be selected instead of the normal form of benefits. These optional forms include various annuity forms. Benefits payable upon death may be made in a lump sum, installments over 10 years, or a lifetime annuity.

     The normal retirement benefit payable at or after age 65, is an amount equal to 1.5% multiplied by years of benefit service, not to exceed 30, times average compensation based on the average of the five years providing the highest average. A reduced benefit is payable upon retirement at age 45 at or after completion of five years of service. A member is fully vested in his account upon completion of 5 or more years of employment or upon attaining normal retirement age.

         The following table indicates the annual retirement benefit that would be payable under the defined benefit plan upon retirement at age 65 in calendar year 1998, expressed in the form of a single life annuity for the average salary and benefit service classifications specified below.

                                                           YEARS OF BENEFIT SERVICE
                               ----------------------------------------------------------------------------------
       AVERAGE SALARY              10               15                20               25               30(1)
       --------------          ----------       ----------        ----------       ----------       -------------
        $   20,000              $  3,000         $   4,500         $  6,000         $   7,500         $  9,000
        $   30,000              $  4,500         $   6,750         $  9,000         $  11,250         $ 13,500
        $   50,000              $  7,500         $  11,250         $ 15,000         $  18,750         $ 22,500
        $   75,000              $ 11,250         $  16,875         $ 22,500         $  28,125         $ 33,750
        $  100,000              $ 15,000         $  22,500         $ 30,000         $  37,500         $ 45,000
        $  150,000              $ 22,500         $  33,750         $ 45,000         $  56,250         $ 67,500

-----------------
(1) No additional credit is received for years of service in excess of 30, however, increases in compensation after 30 years will generally cause an increase in benefits.

         As of June 30, 1998, Mr. Backhaus had 28 years of credited service and Mr. Cleghorn had 23 years of credited service under the defined benefit plan.

         EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. First Federal established the Employee Stock Ownership Plan for eligible employees in connection with First Federal's initial stock offering. The Employee Stock Ownership Plan is a tax-qualified plan which invests primarily in First Federal common stock, or following the conversion, First Federal Bankshares common stock, and must comply with the requirements of the Employment Retirement Income Security Act and the Internal Revenue Code of 1986, as amended. Employees with a 12-month period of employment with First Federal during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate. Shares purchased by the Employee Stock Ownership Plan are held in a suspense account for allocation among participants.

         As part of the offering, the Employee Stock Ownership Plan intends to borrow funds from First Federal Bankshares or from a third party lender and to use those funds to purchase a number of shares equal to up to 7% of the First Federal Bankshares common stock to be issued in the offering. Collateral for the loan will be the common stock purchased by the Employee Stock Ownership Plan. Shares purchased with the Employee Stock Ownership Plan loan will be held in a suspense account for allocation among participants as the loan is repaid. As this loan is repaid from contributions First Federal makes to the Employee Stock Ownership Plan, shares will be released from the suspense account in an amount proportional to the repayment of the loan.

         Shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. Benefits generally become 100% vested after five years of credited service. Participants were credited for years of service with First Federal prior to the effective date of the Employee Stock Ownership Plan. Forfeitures are reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability, or separation from service. First Federal's contributions to the Employee Stock Ownership Plan are not fixed, so benefits payable under this plan cannot be estimated.

         In connection with the establishment of the Employee Stock Ownership Plan, a committee of the Board of Directors was appointed to administer the plan. This Compensation and Benefits Committee may instruct the trustee regarding investment of funds contributed to the plan. The trustee must vote all allocated shares held in the Employee Stock Ownership Plan in accordance with the instructions of the participating employees. No directed shares and shares held in the suspense account will be voted in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding allocated stock, in accordance with the fiduciary duties under the Employment Retirement Income Security Act owed by the trustee to the Employee Stock Ownership Plan participants.

         STOCK OPTION PLAN. In 1992, First Federal adopted the First Federal Savings Bank of Siouxland 1992 Incentive Stock Option Plan for officers and employees of First Federal and its affiliates and this plan was subsequently approved by First Federal's shareholders. The 1992 Stock Option Plan is administered by the non-employee directors of First Federal's Compensation and Benefits Committee. The 1992 Stock Option Plan has granted stock options and limited rights for 94,813 shares of First Federal common stock, as adjusted for stock distributions. The 1992 Stock Option Plan authorizes the grant of:

         (1) options to purchase First Federal common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code;

         (2)      non-statutory options that do not so qualify; and

         (3) limited rights exercisable only upon a change in control of First Federal.

         Options with limited rights for 89,813 shares of First Federal common stock were granted contemporaneously with the completion of First Federal's initial stock offering in July 1992. During the fiscal year ended June 30, 1998, 4,000 options were granted to Steven L. Opsal. In fiscal 1998, 17 First Federal employees exercised options for 11,674 shares in the aggregate.

         At June 30, 1998, the number of shares of First Federal common stock underlying unexercised options granted to all executive officers as a group, consisting of four persons, was 19,372 and the unrealized value of these stock options was $485,763. The number of shares of First Federal common stock underlying unexercised options granted to all employees as a group, excluding executive officers, was 19,459 and the unrealized value of stock options was $573,837. All of these options granted are exercisable at $5.05 per share, as adjusted for stock dividends and stock splits, except for Mr. Opsal's options and the options for 1,000 shares granted to another former insider of Grinnell Federal Savings Bank which are exercisable at $33.50 per share. The unrealized value of stock options equals the difference between the aggregate price of these options and the aggregate fair market value of such stock options assuming they were all eligible to be exercised and further assuming the exercise occurred on June 30, 1998. On that date the last sale of First Federal common stock as quoted on the Nasdaq SmallCap System was at $36.00.

         The following table sets forth information regarding the shares acquired and the value realized during fiscal year ended June 30, 1998, by the executive officers of First Federal listed in the table. To the extent not exercised by the effective date of the conversion, the options to purchase First Federal common stock will be converted into and become options to purchase First Federal Bankshares common stock. The number of shares of First Federal Bankshares common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected.


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                              ACQUIRED       VALUE           NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-MONEY
           NAME                 UPON        REALIZED               OPTIONS AT               OPTIONS AT FISCAL YEAR-END
                              EXERCISE                          FISCAL YEAR-END
                                                           -------------------------      ---------------------------------
                                                           EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
Barry E. Backhaus               --           $--                     9,979/0                       $308,853/$0
Jon G. Cleghorm                1,600         49,520                  5,393/0                       $166,913/$0
Steven L. Opsal                 --            --                 1,000/3,000                       $2,500/$7,500
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

         STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. In 1992, First Federal adopted the First Federal Savings Bank of Siouxland 1992 Stock Option Plan for Outside Directors (the "Directors' 1992 Stock Option Plan") for non-employee Directors of First Federal. The Directors' 1992 Stock Option Plan was ratified by the stockholders of First Federal at the 1992 Annual Meeting of Stockholders. The Directors' 1992 Stock Option Plan reserved non-statutory stock options for 24,948 shares of First Federal common stock for non-employee directors of First Federal. Each director of First Federal at the time of the completion of the 1992 mutual holding company reorganization was granted non-statutory options to purchase 2,369 shares of First Federal common stock at an exercise price of $5.05 per share. The Chairman of the Board received options for an additional 2,370 shares of First Federal common stock. The Directors' 1992 Stock Option Plan further provides that each new director shall be granted options to purchase 500 shares to the extent options remain available in, or are returned to, the Directors' 1992 Stock Option Plan.

         The exercise price per share of each option will be equal to the fair market value of the shares of common stock underlying the option on the date the option is granted. All options granted under the Directors' 1992 Stock Option Plan expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director. During the fiscal year ended June 30, 1998, 500 options were granted to David S. Clay under the Directors' 1992 Stock Option Plan. As of June 30, 1998, the sales price of First Federal common stock as reported on the Nasdaq SmallCap System was $36.00 per share.

         To the extent not exercised by the effective date of the conversion, the options to purchase First Federal common stock will be converted into options to purchase First Federal Bankshares common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected.


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                  SHARES                             NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
           NAME                  ACQUIRED             VALUE                OPTIONS AT             IN-THE-MONEY OPTIONS
                               UPON EXERCISE        REALIZED            FISCAL YEAR-END            AT FISCAL YEAR-END
                                                                    -------------------------    -------------------------
                                                                    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE

Dr. Nancy A. Boysen                 --                $--                      0                         $--
David S. Clay                       --                 --                    500/0                      1,250/0
Gary L. Evans                       --                 --                   2,370/0                     73,352/0
Allen J. Johnson                    --                 --                      0                          --
Harland D. Johnson                  --                 --                      0                          --
Paul W. Olson                       --                 --                      0                          --
Dennis B. Swanstrom                 --                 --                      0                          --
David Van Engelenhoven              --                 --                    990/0                      27,141/0
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

         RECOGNITION AND RETENTION PLAN. In 1992, First Federal established the First Federal Bank of Siouxland Recognition and Retention Plan and Trust as a method of providing officers and key employees of First Federal with a proprietary interest in First Federal in a manner designed to encourage such persons to remain with First Federal. First Federal contributed funds to the 1992 Recognition Plan to enable it to acquire in the aggregate 37,422 shares of First Federal common stock. At the time of implementation of this plan, 17,073 shares of First Federal common stock were awarded to officers and key employees.

         The 1992 Recognition Plan is administered by the non-employee directors of First Federal's Compensation and Benefits Committee. Awards have been granted in the form of restricted shares of First Federal common stock under the terms of the 1992 Recognition Plan. Restricted stock is nontransferable and nonassignable and the shares awarded become vested at a rate of 20% per year commencing one year from the date of the award. The Compensation and Benefits Committee may provide for a less or more rapid earnings rate with respect to awards granted under the 1992 Recognition Plan. Awards become fully vested upon termination of employment due to death, disability, normal retirement or following a termination of employment in connection with a change in control of First Federal. In the event that before reaching normal retirement an officer terminates employment with First Federal, the officer's nonvested awards will be forfeited. When shares become vested in accordance with the 1992 Recognition Plan, the participants recognize income equal to the fair market value of the common stock at that time. The amount of income recognized by a participant is a deductible expense for federal income tax purposes for First Federal. When shares become vested and are actually distributed in accordance with the 1992 Recognition Plan, participants receive amounts equal to any accrued dividends plus interest. Prior to vesting, recipients of awards under the 1992 Recognition Plan may direct the voting of the shares allocated to them. Earned shares are distributed to participants as soon as practicable following the day on which they are earned.

         During the fiscal year ended June 30, 1998, Messrs. Backhaus, Cleghorn and Opsal were awarded 469, 302 and 2,000 shares, respectively, under the 1992 Recognition Plan.

         On the effective date of the conversion, unvested shares of restricted stock will be converted into shares of First Federal Bankshares common stock pursuant to the exchange ratio. First Federal Bankshares restricted stock will be restricted on the same terms as applied to the First Federal restricted stock.

         DEFERRED COMPENSATION PLAN FOR DIRECTORS. In March 1995, the Board of Directors of First Federal adopted a Deferred Compensation Plan for Directors, which became effective on January 1, 1995. Pursuant to the Deferred Compensation Plan for Directors, directors of First Federal may elect to defer all or one-half of their fees received for service on the Board of Directors and on committees of the Board of Directors. First Federal credits the deferred fees to a special memorandum account as of the last day of each month. Amounts credited to a Director's account earn interest at a rate equal to the average weighted cost of certificates of deposit of First Federal for the previous month. Deferred fees will be paid out upon the death, disability or termination of a director as a director of First Federal. At the election of the director, the distribution may be paid out in a lump sum or in equal monthly installments over a period of ten years, or a shorter period as approved by the committee.

         SUPPLEMENTAL EXECUTIVE RETIREMENT AND DEFERRED COMPENSATION PLAN. In connection with the conversion, First Federal intends to adopt a non-qualified supplemental executive retirement and deferred compensation plan, referred to as the supplemental executive retirement plan, for the benefit of Messrs. Backhaus, Cleghorn and Opsal to compensate those individuals whose First Federal tax-qualified benefit plan benefits are limited by federal tax laws. Current tax laws provide for the following limitations:

         (1) the maximum amount of an individual's compensation that can be taken into consideration cannot exceed $160,000;

         (2) the maximum benefit that can be received under a defined benefit pension plan is limited to the lesser of $130,000 or 100% of the individual's highest 3 year average compensation;

         (3) the maximum contribution to a defined contribution plan, such as the employee stock ownership plan and 401(k) Plan, is limited to the lesser of 25% of the individual's compensation or $30,000;

         (4) the maximum salary deferral to the 401(k) Plan is limited to the lesser of $10,000 or 15% of the individual's compensation; and

         (5) highly compensated employees, who are generally persons earning over $80,000, cannot obtain significantly higher salary deferrals or matching contributions than non-highly compensated employees.

         If an individual's contributions or benefits would be limited by any of these limitations, the individual is entitled to receive a contribution to or benefit under the supplemental executive retirement plan. The supplemental executive retirement plan provides individuals with supplemental pension benefits generally equal to the difference between the annual benefit the individual would have received under First Federal's pension plan if such benefits were computed without giving effect to the above limitations and the amounts actually payable to the individual under the terms of the pension plan. In addition, the individual is entitled to a supplemental employee stock ownership plan benefit in a dollar amount equal to the difference between the fair market value of the number of shares of common stock that would have been allocated to the individual's account without giving effect to the above limitations and the fair market value of the number of shares of common stock actually allocated to the individual's account. Finally, the supplemental executive retirement plan provides individuals with a supplemental 401(k) benefit equal to the product of First Federal's contributions, other than employee salary deferrals, that could not be credited to the individual's 401(k) Plan account due to the limitations, together with the interest deemed earned on such contributions, multiplied by the individual's vested percentage interest at termination of employment. The individual can also make salary deferrals to the supplemental 401(k) portion of the supplemental executive retirement plan of amounts that cannot be contributed to First Federal's 401(k) Plan due to the above limitations. The individual's account attributable to the 401(k) portion of the supplemental executive retirement plan will earn interest at the 10 year fixed rate advance offered by the Federal Home Loan Bank of Des Moines, adjusted semiannually. Benefits are generally payable in the same form as benefits in the tax-qualified pension plan, the 401(k) Plan and the Employee Stock Ownership Plan. At present, only Mr.

Backhaus is eligible for a contribution to either the pension or Employee Stock Ownership Plan portion of the supplemental executive retirement plan. If the supplemental executive retirement plan had been in effect in 1998, a contribution would have been accrued to the pension and employee stock ownership portion of the supplemental executive retirement plan for Mr. Backhaus' benefit equal to approximately $1,200. Whether a contribution must be made to the supplemental executive retirement plan due to lost contributions under the 401(k) Plan cannot be determined prior to the end of each year.

         The supplemental executive retirement plan is considered an unfunded plan for tax and Employee Retirement Income Security Act purposes. All obligations arising under the supplemental executive retirement plan are payable from the general assets of First Federal, however, First Federal intends to establish a trust into which it will make contributions to ensure that sufficient assets will be available to pay the benefits under the supplemental executive retirement plan.

         INCENTIVE PAY PLAN. In December 1994, the Board of Directors of First Federal established First Federal's Performance Pay Plan pursuant to which substantially all employees of the Savings Bank are eligible for cash payments. In April 1997, the plan was changed to First Federal's Incentive Pay Plan. Performance payouts for non-executive employees are now made quarterly and are based on individualized performance goals as much as possible, with bank-wide performance goals also used. Incentive payouts for executive officers are made based on First Federal's achievement of performance ratios at the end of each fiscal year. Pursuant to the Incentive Pay Plan for executive officers, the payout percentage for each participant ranges from 0% of salary to 30% of salary. The payout percentage is calculated using a weighted scoring of First Federal's return on average assets, return on average equity, operating expenses divided by average assets, and nonperforming assets ratio. For the fiscal year ended June 30, 1998, the aggregate payout for executive officers under the Incentive Pay Plan was $18,924, of which $11,100 was paid to Mr. Backhaus and $3,540 was paid to Mr. Cleghorn. First Federal terminated the Incentive Pay Plan in December 1998.

         PROFIT SHARING PLAN. In January, 1999, the Board of Directors of First Federal replaced the Incentive Pay Plan with the Profit Sharing Plan which pays a current profit sharing cash bonus equal to a percent of First Federal's net income, if return on asset goals are met or exceeded. Under the Profit Sharing Plan, all payments will be made on an annual basis, after the end of First Federal's fiscal year. The Profit Sharing Plan bases each employee's percentage of the overall profit sharing bonus on a formula which takes into consideration the employee's tenure with the Bank and overall individual performance. Employees in direct sales positions are not eligible to be included in the profit sharing plan.

         CASH ONLY SAR PLAN. In connection with the acquisition of GFS Bancorp and Grinnell Federal Savings Bank, First Federal succeeded to the Cash Only SAR Plan for former officers of GFS Bancorp and Grinnell Federal Savings Bank. The SAR Plan replaced the option plans previously adopted by GFS Bancorp and Grinnell Federal Savings Bank, and provided replacement cash-only stock appreciation rights to officers of GFS Bancorp and Grinnell Federal Savings Bank in exchange for and upon surrender of options awarded to such persons under the GFS Bancorp and Grinnell Federal Savings Bank option plans. The exchange of stock appreciation rights for options occurred pursuant to an exchange ratio to ensure that the value of the GFS Bancorp options were preserved for the optionees. The SAR Plan is administered by a committee consisting of two persons, Messrs. Steve Opsal and Ted Mokricky, both former officers of Grinnell Federal Savings Bank. Under the SAR Plan, a participant, or the beneficiary of a deceased participant, may elect to exercise his or her stock appreciation rights at any time by delivering a written notice of such election to First Federal's President. Upon receipt of an election, First Federal will pay a lump sum cash payment to the participant equal to the product of the number of stock appreciation rights exercised multiplied by the excess of the fair market value of First Federal common stock over the exercise price of the stock appreciation rights. In December 1998, First Federal's Board adopted a resolution giving stock appreciation rights holders a window of opportunity during December 1998 and January 1999 to exercise their stock appreciation rights at a premium. During this window period, persons who exercised stock appreciation rights that replaced options under the GFS Bancorp 1993 stock option plan were able to receive a cash payment with respect to each stock appreciation rights exercised equal to the difference between $32 and the exercise price of the stock appreciation rights and persons who exercised stock appreciation rights that replace options under the GFS Bancorp 1997 stock option plan were able to receive a cash payment with respect to each stock appreciation rights exercised equal to the difference between $34 and the exercise price of the stock appreciation rights. Following adoption of this amendment, all stock appreciation rights holders elected to exercise their stock appreciation rights. Mr. Opsal, who held the greatest number of stock appreciation rights, received $246,282 upon exercise of his stock appreciation rights.

         1999 STOCK OPTION PLAN. At a meeting of First Federal Bankshares' stockholders to be held at least six months after the completion of the offering, the Board of Directors intends to submit for stockholder approval the 1999 Stock Option Plan for Directors and officers of First Federal and of First Federal Bankshares. If approved by the stockholders, common stock in an aggregate amount equal to 10% of the shares issued in the offering would be reserved for issuance by First Federal Bankshares upon the exercise of the stock options granted under the 1999 Stock Option Plan. Ten percent of the shares issued in the offering would amount to 263,500 shares, 310,000 shares, 356,500 shares or 409,975 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the 1999 Stock Option Plan until the date on which stockholder approval is received.

         The exercise price of the options granted under the 1999 Stock Option Plan will be equal to the fair market value of the shares on the date of grant of the stock options. If the 1999 Stock Option Plan is adopted within one year following the offering, options will become exercisable at a rate of 20% at the end of each twelve months of service with First Federal after the date of grant, with early vesting in the event of death or disability. Options granted under the 1999 Stock Option Plan would be adjusted for capital changes such as stock splits and stock dividends. Notwithstanding the foregoing, awards will be 100% vested upon termination of employment due to death or disability, and if the 1999 Stock Option Plan is adopted more than 12 months after the offering, awards would be 100% vested upon normal retirement or a change in control of First Federal or First Federal Bankshares. Under Office of Thrift Supervision rules, if the 1999 Stock Option Plan is adopted within the first 12 months after the offering, no individual officer can receive more than 25% of the awards under the plan, no non-employee Director can receive more than 5% of the awards under the plan, and all non-employee Directors as a group can receive no more than 30% of the awards under the plan.

         The 1999 Stock Option Plan would be administered by a committee of non-employee members of First Federal Bankshares' Benefits Committee. Options granted under the 1999 Stock Option Plan to employees may be incentive stock options designed to result in beneficial tax treatment to the employee but no tax deduction to First Federal Bankshares. Non-qualified stock options could also be granted under the 1999 Stock Option Plan, and will be granted to the non-employee Directors who receive grants of stock options. In the event an option recipient terminated his employment or service as an employee or Director, the options would terminate during certain specified periods.

         1999 RECOGNITION PLAN. At a meeting of the First Federal Bankshares' stockholders to be held at least six months after the completion of the offering, the Board of Directors also intends to submit a Recognition and Retention Plan for stockholder approval. The 1999 Recognition Plan will provide First Federal's Directors and officers an ownership interest in First Federal Bankshares in a manner designed to encourage them to continue their service with First Federal. First Federal will contribute funds to the 1999 Recognition Plan from time to time to enable it to acquire an aggregate amount of common stock equal to up to 3% of the shares of common stock issued in the offering, either directly from First Federal Bankshares or in open market purchases. Three percent of the shares issued in the offering would amount to 79,050 shares, 93,000 shares, 106,950 or 122,992 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. In the event that additional authorized but unissued shares would be acquired by the 1999 Recognition Plan after the offering, the interests of existing stockholders would be diluted. The executive officers and Directors will be awarded common stock under the 1999 Recognition Plan without having to pay cash for the shares. No awards under the 1999 Recognition Plan would be made until the date the 1999 Recognition Plan is approved by the First Federal Bankshares' stockholders.

         Awards under the 1999 Recognition Plan would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him. If the 1999 Recognition Plan is adopted within one year following the offering, the shares that may be awarded would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full 12 months of service with First Federal after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability, and if the 1999 Recognition Plan is adopted more than 12 months after the offering, awards would be 100% vested upon normal retirement or a change in control of First Federal or First Federal Bankshares. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause, shares not already delivered under the 1999 Recognition Plan would be forfeited. Under Office of Thrift Supervision rules, if the 1999 Recognition Plan is adopted within the first 12 months after the offering, no individual officer can receive more than 25% of the awards under the plan, no non-employee Director can receive more than 5% of the awards under the plan, and all non-employee Directors as a group can receive no more than 30% of the awards under the plan, and the 1999 Recognition Plan may award no more than 3% of the shares issued in the offering. If the 1999 Recognition Plan is adopted more than one year after the offering, it would not be subject to Office of Thrift Supervision limitations as to the number of shares covered by the 1999 Recognition Plan.

         When shares become vested under the 1999 Recognition Plan, the participant will recognize income equal to the fair market value of the common stock earned, determined as of the date of vesting, unless the recipient makes an election under ss. 83(b) of the Internal Revenue Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for First Federal Bankshares. If the 1999 Recognition Plan is adopted within one year following the offering, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the 1999 Recognition Plan is adopted within one year following the offering, shares not yet vested under the 1999 Recognition Plan will be voted by the trustee of the 1999 Recognition Plan, taking into account the best interests of the recipients of the 1999 Recognition Plan awards. If the 1999 Recognition Plan is adopted more than one year following the offering, dividends declared on unvested shares may be distributed to the participant when paid, and the participant could be entitled to vote the unvested shares.

TRANSACTIONS WITH RELATED PERSONS

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of First Federal's capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. All loans made by First Federal to its officers, directors, and executive officers were made in the ordinary course of business, were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

         As of September 30, 1998, the aggregate principal balance of loans outstanding for all executive officers and directors, and family members was $2.2 million.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

BENEFICIAL OWNERSHIP OF FIRST FEDERAL COMMON STOCK

         The following table includes, as of September 30, 1998, information as to First Federal common stock beneficially owned by the only persons or entities, including any "group" as that term issued in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to First Federal to be the beneficial owner of more than 5% of the issued and outstanding First Federal common stock, and by all Directors and executive officers of First Federal as a group. The table includes all shares of common stock held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the executive officers and directors effectively exercise sole or shared voting and investment power. The table also includes 12,947 shares of common stock underlying options granted pursuant to the 1992 Director's Stock Option Plan and 15,272 shares underlying options under the 1992 Stock Option Plan, and 25,656 shares awarded under the 1992 Recognition Plan that have vested or been distributed to participants. For information concerning proposed subscriptions by Directors and executive officers and the anticipated ownership of common stock by these persons upon consummation of the conversion, see "Subscriptions by Executive Officers and Directors."

                                                          AMOUNT OF SHARES
                                                          OWNED AND NATURE           PERCENT OF SHARES
         NAME AND ADDRESS OF                                OF BENEFICIAL             OF COMMON STOCK
          BENEFICIAL OWNERS                                   OWNERSHIP                 OUTSTANDING
          -----------------                                   ---------                 -----------

First Federal Bankshares, M.H.C.                              1,524,600                  53.60%
329 Pierce Street
Sioux City, Iowa 51102

All Directors and Executive Officers                            152,930                   5.38%
as a Group (12 persons)


                SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

         The table below sets forth, for each of First Federal Bankshares's Directors and executive officers and for all of the Directors and executive officers as a group, the following information:

         (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of First Federal common stock as of September 30, 1998;

         (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions; and

         (3) the total amount of First Federal Bankshares common stock to be held upon consummation of the conversion.

In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. Because of limitations on the purchase of subscription shares, Mr. Backhaus may be precluded from purchasing subscription shares if the offering is sold at the maximum or the maximum, as adjusted, of the offering range. See "The Conversion--Limitations on Common Stock Purchases."

                                         NUMBER OF
                                      EXCHANGE SHARES     PROPOSED PURCHASES OF            TOTAL COMMON STOCK
                                      TO BE HELD(2)(3)     CONVERSION STOCK(1)                  TO BE HELD
                                      ----------------    -------------------            ----------------------
                                                           NUMBER                         NUMBER     PERCENTAGE
                                                          OF SHARES     AMOUNT           OF SHARES    OF TOTAL
                                                          ---------     ------           ---------    ---------


Barry E. Backhaus..............          75,731           10,000(4)   $100,000            85,731      1.52%
Dr. Nancy A. Boysen............          21,499            2,000        20,000            23,499      0.42
David S. Clay..................           2,911            7,500        75,000            10,411      0.18
Jon G. Cleghorn................          47,966           10,000       100,000            57,966      1.02
Gary L. Evans..................          12,850            6,000        60,000            18,850      0.33
Allen J. Johnson...............           1,921            5,000        50,000             6,921      0.12
Harland D. Johnson.............          43,032           10,000       100,000            53,032      0.94
Paul W. Olson..................          26,253            2,000        20,000            28,253      0.50
Steven L. Opsal................           7,081           10,000       100,000            17,081      0.30
Dennis B. Swanstrom............           2,047            2,000        20,000             4,047      0.07
David Van Engelenhoven.........           1,921            2,000        20,000             3,921      0.07
Sandra Sabel...................          53,634           10,000       100,000            63,634      1.12
All Directors and Executive
   Officers as a Group
    (12 persons)...............         296,846           76,500      $765,000           373,346      6.59%

-----------------------

(1) Includes proposed subscriptions, if any, by associates. Does not include the subscription order by the Employee Stock Ownership Plan. Purchases by the Employee Stock Ownership Plan are expected to be 7% of the shares issued in the offering.
(2) Includes shares underlying options that may be exercised within 60 days of the date as of which ownership is being determined, and vested shares of restricted stock. See "Beneficial Ownership of Common Stock."
(3) Does not include stock options and awards that may be granted under First Federal Bankshares's 1999 Stock Option Plan and 1999 Recognition Plan if these plans are approved by stockholders at an annual meeting or special meeting of shareholders at least six months following the conversion. See "Management of First Federal--Benefits."
(4) If necessary to achieve compliance with the overall 85,000 share purchase limitation, Mr. Backhaus may reduce slightly his proposed purchase of conversion stock.

                                 THE CONVERSION

         THE BOARD OF DIRECTORS OF THE MUTUAL HOLDING COMPANY AND THE OFFICE OF THRIFT SUPERVISION HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE MUTUAL HOLDING COMPANY ENTITLED TO VOTE ON THE MATTER, THE STOCKHOLDERS OF FIRST FEDERAL ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF OTHER CONDITIONS. OFFICE OF THRIFT SUPERVISION APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THAT AGENCY.

GENERAL

         On October 1, 1998, the Board of Directors of the Mutual Holding Company adopted the Plan of Conversion, pursuant to which the Mutual Holding Company will be converted from a federally-chartered mutual holding company to a Delaware stock corporation to be named "First Federal Bankshares, Inc." It is currently intended that all of the capital stock of First Federal will be held by First Federal Bankshares after the conversion. The Plan of Conversion was approved by the Office of Thrift Supervision, subject to, among other things, approval of the Plan of Conversion by the Mutual Holding Company's members and the stockholders of First Federal. The Special Meeting of Members and the Special Meeting of Stockholders have been called for this purpose.

         As part of the conversion, each of the Minority Shares will automatically, without further action by their holders, be converted into and become a right to receive a number of shares of First Federal Bankshares common stock determined pursuant to the exchange ratio, which ensures that immediately after the conversion and the share exchange, the public shareholders of First Federal common stock will own the same aggregate percentage of First Federal Bankshares common stock as they owned of First Federal's common stock immediately prior to the conversion, with adjustments discussed below. Pursuant to the Plan of Conversion, the conversion will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan of Conversion. Except for step (1) each of the following steps in the conversion will be completed contemporaneously on the effective date:

         (1) First Federal will organize First Federal Bankshares, which will become the stock holding company of First Federal, as a direct subsidiary of First Federal;

         (2) First Federal Bankshares will organize an interim savings bank (the "Interim Savings Bank") as a wholly-owned federal stock savings bank subsidiary of First Federal Bankshares;

         (3) The Mutual Holding Company will convert into an interim federal stock savings association and simultaneously merge with and into First Federal pursuant to the Agreement of Merger between the Mutual Holding Company and First Federal. Each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in the liquidation account established in First Federal pursuant to regulations of the Office of Thrift Supervision in exchange for such member's ownership interest in the Mutual Holding Company, and First Federal's common stock held by the Mutual Holding Company will be canceled;

         (4) The Interim Savings Bank will merge with and into First Federal with First Federal as the resulting institution pursuant to the Agreement of Merger among First Federal, First Federal Bankshares and the Interim Savings Bank, First Federal Bankshares stock held by First Federal will be canceled, the Interim Savings Bank stock held by First Federal Bankshares will become First Federal common stock by operation of law and the public shareholders of First Federal common stock will receive common stock in the share exchange; and

         (5) Contemporaneously with the merger of the Interim Savings Bank into First Federal, First Federal Bankshares will offer for sale in the offering subscription shares representing the pro forma market value of First Federal Bankshares, immediately prior to the conversion.

         First Federal Bankshares expects to receive the approval of the Office of Thrift Supervision to become a savings and loan holding company and to own all of the common stock of First Federal. First Federal Bankshares intends to retain $5.0 million of the net proceeds of the offering and to contribute the balance of the net proceeds of the offering to First Federal. The conversion will be effected only upon completion of the sale of all of the shares of common stock of First Federal Bankshares to be issued pursuant to the Plan of Conversion. In connection with the conversion, First Federal will change its name to "First Federal Bank."

         The Plan of Conversion provides generally that First Federal Bankshares will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, First Federal's tax-qualified plans including the Employee Stock Ownership Plan, Supplemental Eligible Account Holders and Other Members. Subject to the prior rights of these holders of subscription rights, First Federal Bankshares will offer common stock for sale in a concurrent community offering to members of the general public, with a preference given to the public shareholders of First Federal common stock, and then to persons residing in First Federal's Community. First Federal has the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See "--Community Offering."

         The number of shares of common stock to be issued in the offering will be determined based upon an independent appraisal of the estimated pro forma market value of the common stock of First Federal Bankshares. All shares of common stock to be issued and sold in the offering will be sold at the same price. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

         The appraisal was prepared pursuant to written guidelines promulgated by the Office of Thrift Supervision. The Office of Thrift Supervision appraisal guidelines specify the market value approach, including:

         (1) selection of a peer group of publicly traded institutions that share characteristics with the company;

         (2) analysis of the company's financial condition, operating results and other financial and nonfinancial characteristics in comparison to the peer group; and

         (3) application of certain market value ratios of the peer group to the company.

The appraisal considered the pro forma impacts of the Mid-Iowa Financial acquisition and the offering. Consistent with the Office of Thrift Supervision appraisal guideline, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-asset approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial to account for differences between First Federal Bankshares and the peer group. RP Financial applied a slight downward adjustment in the valuation for financial condition based primarily on the expected lower post-conversion capital-to-assets ratio for First Federal Bankshares as compared to the peer group. RP Financial applied a moderate downward adjustment in the valuation for profitability, growth and viability of earnings, citing among other things First Federal Bankshares' lower return-on-assets and estimated lower return-on-equity as compared to the peer group. Further, RP Financial applied a slight downward adjustment in the valuation for asset growth, citing First Federal Bankshares' lower post-conversion capital ratios and more limited future leverage potential. RP Financial applied no valuation adjustments relative to the peer group for the other factors considered in the appraisal including primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and regulatory reform. At the midpoint, based on the valuation adjustments applied in the appraisal, the pro forma value of First Federal Bankshares was at a discount to the peer group averages as measured by price-to-book ratios, price-to-earnings multiples and price-to-asset ratios.

         The following is a brief summary of the conversion. The summary is qualified in its entirety by reference to the provisions of the Plan of Conversion. A copy of the Plan of Conversion is available for inspection at each branch of First Federal and at the Midwest Regional and Washington, D.C. offices of the Office of Thrift Supervision. The Plan of Conversion is also filed as an Exhibit to the Application to Convert from Mutual to Stock Form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See "Additional Information."

PURPOSES OF CONVERSION

         The Mutual Holding Company, as a federally-chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the conversion, the Mutual Holding Company will be restructured into the form used by holding companies of commercial banks, many business entities and a growing number of savings institutions. An important distinction between the mutual holding company form of organization and the fully public form is that, by federal law, a mutual holding company must always own over 50% of the common stock of its savings institution subsidiary. Only a minority of the subsidiary's outstanding stock can be sold to investors. If First Federal had undertaken a full conversion to public ownership in 1992, a much greater amount of First Federal common stock would have been offered, resulting in more stock offering proceeds than management believes could have been effectively deployed at that time. High levels of capital might, in the opinion of management, have exceeded the available opportunities in First Federal's market area in 1992. Management determined, therefore, that the amount of capital raised in the 1992 mutual holding company reorganization was consistent with its capabilities and loan demand in its market at that time.

         Through the conversion, First Federal Bankshares will become the stock holding company of First Federal, which will complete the transition to full public ownership. The stock holding company form of organization will provide First Federal Bankshares with the ability to diversify First Federal Bankshares and First Federal's business activities through the acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. There has been significant consolidation in Iowa where First Federal conducts its operations, and although there are no current arrangements, understanding or agreements regarding any such opportunities, other than the Mid-Iowa Financial acquisition, First Federal Bankshares will be in a position to take advantage of opportunities that may arise.

         The proceeds of the conversion received by First Federal will be used to fund a substantial portion of the purchase price of Mid-Iowa Financial common stock. The potential impact of the conversion upon First Federal's capital base is significant. First Federal had equity in accordance with generally accepted accounting principles of $43.2 million, or 7.6% of assets at September 30, 1998. Assuming that $31.0 million, the mid-point of the $26.4 million to $35.7 million offering range established by the Board of Directors based on the estimated pro forma market value of the common stock, of gross proceeds are realized from the sale of common stock, and assuming that all except $5.0 million of the net proceeds are contributed to First Federal as additional capital, in connection with the conversion and acquisition of Mid-Iowa Financial, First Federal's ratio of capital to adjusted assets, calculated under generally accepted accounting principles, will increase to 9.1%. The investment of the net proceeds from the sale of the common stock will provide First Federal with additional income to further increase its capital position. The additional capital may also assist First Federal in offering new programs and expanded services to its customers.

         After completion of the conversion and depending on market conditions, the unissued common and preferred stock authorized by First Federal Bankshares' certificate of incorporation will permit First Federal Bankshares to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, First Federal Bankshares has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options or the possible issuance of authorized but unissued shares to First Federal Bankshares' stock benefit programs.

APPROVALS REQUIRED

         The affirmative vote of a majority of the total eligible votes of the members of the Mutual Holding Company at the Special Meeting of Members is required to approve the Plan of Conversion. By their approval of the Plan of Conversion, the members of the Mutual Holding Company will also be deemed to approve the merger of the Mutual Holding Company into First Federal and the merger of the Interim Savings Bank into First Federal. The affirmative vote of the holders of at least two-thirds of the outstanding common stock of First Federal and a majority of the publicly-held shares of First Federal common stock at the Special Meeting of Stockholders is required to approve the Plan of Conversion. The conversion must also be approved by the Office of Thrift Supervision.

SHARE EXCHANGE RATIO

         Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to stock form, the minority stockholders will be entitled to exchange their shares of subsidiary savings bank common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. The Boards of Directors of First Federal and of First Federal Bankshares have determined that each publicly-held share of First Federal common stock will on the effective date of the conversion be automatically converted into and become the right to receive a number of exchange shares determined pursuant to the exchange ratio. The exchange ratio will take into account an adjustment required by the Office of Thrift Supervision to reflect the Mutual Holding Company's waiver of dividends in the amount of $500,000 out of the aggregate waived dividends of $2.7 million, and approximately $800,000 of assets out of $1.8 million held by the Mutual Holding Company solely for the benefit of members. Based upon the exchange ratio, the public shareholders of First Federal common stock will own a slightly lower aggregate percentage of First Federal Bankshares common stock after the conversion than they owned of First Federal common stock immediately prior to the conversion. The total number of shares held by the public shareholders of First Federal common stock after the conversion also would be affected by any purchases by these persons in the offering and by the receipt of cash in lieu of fractional shares. At September 30, 1998, there were 2,845,060 shares of First Federal common stock outstanding, 1,320,460, or 46.4%, of which were publicly held. Based on the percentage of First Federal common stock held by the public and the offering range, the exchange ratio is expected to range from approximately 1.64993 exchange shares for each publicly-held share of First Federal at the minimum of the offering range to 2.56709 exchange shares for each publicly-held share of First Federal at the adjusted maximum of the offering range.

         Based on the independent valuation, the 53.6% of the outstanding shares of First Federal common stock held by the Mutual Holding Company as of the date of the independent valuation, and the Mutual Holding Company's waiver of certain dividends and consolidation of Mutual Holding Company assets as described above which reduced the public shareholders' aggregate ownership interest in First Federal from 46.41% to 45.26%, the following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range: (1) the total number of subscription shares and exchange shares to be issued in the conversion; (2) the percentage of common stock outstanding after the conversion that will be sold in the offering and issued in the share exchange; and (3) the exchange ratio.

                                                                                      TOTAL SHARES
                             SUBSCRIPTION SHARES              EXCHANGE SHARES           OF COMMON
                                TO BE ISSUED                   TO BE ISSUED            STOCK TO BE     EXCHANGE
                           ----------------------         ----------------------      -------------    --------
                           AMOUNT         PERCENT         AMOUNT         PERCENT       OUTSTANDING       RATIO
                           ------         -------         ------         -------       -----------       -----


Minimum...............   2,635,000        54.74%       2,178,000        45.26%        4,813,665        1.64993
Midpoint..............   3,100,000        54.74        2,563,135        45.26         5,663,135        1.94109
Maximum...............   3,565,000        54.74        2,947,605        45.26         6,512,605        2.23226
Adjusted maximum......   4,099,750        54.74        3,389,746        45.26         7,489,496        2.56709

         Options to purchase shares of First Federal common stock also will be converted into and become options to purchase First Federal Bankshares common stock. At September 30, 1998, there were outstanding options to purchase 37,574 shares of First Federal common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of these options will not be affected. At September 30, 1998, options to purchase 34,574 shares were vested. If all of these options to purchase shares of First Federal common stock are exercised prior to the effective date, then there will be:

         (1) an increase in the percentage of First Federal common stock held by the public shareholders of First Federal common stock to 47.1%;

         (2) an increase in the number of shares of common stock issued to the public shareholders of First Federal common stock in the share exchange; and

         (3) a decrease in the exchange ratio to 1.64919, 1.94022, 2.23125, and
2.56594 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range. Executive officers and directors of First Federal do not intend to exercise options prior to the effective date. First Federal has no plans to grant additional stock options prior to the effective date.

EFFECT OF THE CONVERSION ON MINORITY STOCKHOLDERS

         EFFECT ON STOCKHOLDERS' EQUITY PER SHARE OF THE SHARES EXCHANGED. The conversion will increase the stockholders' equity of the public shareholders of First Federal common stock. At September 30, 1998, the stockholders' equity per share of First Federal common stock was $15.17, including shares held by the Mutual Holding Company. As adjusted at that date for the exchange ratio, stockholders' equity per share would be $9.19, $7.82, $6.80, and $5.91 at the minimum, midpoint, maximum, and adjusted maximum, of the offering range. Based on the pro forma information set forth for September 30, 1998, in "Pro Forma Data," pro forma stockholders' equity per share following the conversion will be $13.98, $12.61, $11.60, and $10.72 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range.

         EFFECT ON EARNINGS PER SHARE OF THE SHARES EXCHANGED. The conversion will also affect the public shareholders of First Federal common stock pro forma earnings per share. For the three months ended September 30, 1998 and the fiscal year ended June 30, 1998, basic earnings per share of First Federal common stock were $0.36 and $1.21, respectively, including shares held by the Mutual Holding Company. As adjusted at these dates for the exchange ratio, such earnings per share amounts would range from $0.22 to $0.14 and $0.73 to $0.47, respectively, for the minimum to the adjusted maximum of the offering range. Based on the pro forma information set forth for the three months ended September 30, 1998 and the fiscal year ended June 30, 1998 in "Pro Forma Data", earnings per share of common stock following the conversion will range from $0.23 to $0.16 and $0.79 to $0.55, respectively, for the minimum to the adjusted maximum of the offering range.

         EFFECT ON DIVIDENDS PER SHARE. First Federal Bankshares' Board of Directors anticipates declaring and paying quarterly cash dividends on the common stock of approximately $341,000, or $0.0727, $0.0618, $0.0538 and $0.0467
per share on a quarterly basis, at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range. Dividends, when and if paid, will be determined and declared by the Board of Directors in its discretion, which will take into account First Federal Bankshares' consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend payments by First Federal to First Federal Bankshares, general business practices and other factors. See "Dividend Policy." First Federal has paid a quarterly cash dividend to the public shareholders of First Federal common stock for each of the full fiscal quarters since its initial public offering in July, 1992. First Federal intends to continue to pay a quarterly cash dividend of $0.12 per share through the fiscal quarter ending March 31, 1998. The Mutual Holding Company intends to waive the receipt of such dividends. See "Market for Common Stock" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

         EFFECT ON THE MARKET AND APPRAISED VALUE OF THE SHARES EXCHANGED. The aggregate subscription price of the shares of common stock received in exchange for the publicly-held shares of First Federal common stock is $21.8 million, $
25.6 million, $29.5 million, and $33.9 million at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range. The last trade of First Federal common stock on August 14, 1998, the last trading day preceding the announcement of the conversion, was $30.00 per share, and the price at which First Federal common stock last traded on February 12, 1999, was $17.50 per share.

         DISSENTERS' AND APPRAISAL RIGHTS. Under Office of Thrift Supervision regulations, the public shareholders of First Federal common stock will not have dissenters' rights or appraisal rights in connection with the exchange of publicly-held shares of First Federal common stock for shares of common stock of First Federal Bankshares.

EFFECTS OF CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

         GENERAL. Each depositor in First Federal has both a deposit account in First Federal and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his or her account. This interest may only be realized in the event of a liquidation of the Mutual Holding Company and First Federal. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

         Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the Mutual Holding Company and First Federal are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

         When a mutual holding company converts to stock form, permanent nonwithdrawable capital stock is created in the stock holding company to represent the ownership of the subsidiary institution's net worth. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in First Federal.

         CONTINUITY. While the conversion is being accomplished, the normal business of First Federal of accepting deposits and making loans will continue without interruption. First Federal will continue to be regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, First

Federal will continue to provide services for depositors and borrowers under current policies by its present management and staff. The Directors serving First Federal at the time of the conversion will serve as Directors of First Federal after the conversion. The Directors of First Federal Bankshares will consist of individuals currently serving on the Board of Directors of First Federal.

         EFFECT ON DEPOSIT ACCOUNTS. Under the Plan of Conversion, each depositor in First Federal at the time of the conversion will automatically continue as a depositor after the conversion, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         EFFECT ON LOANS. No loan outstanding from First Federal will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

         EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of First Federal are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of the Mutual Holding Company and will no longer be entitled to vote at meetings of the Mutual Holding Company. Upon completion of the conversion, all voting rights in First Federal will be vested in First Federal Bankshares as the sole shareholder of First Federal. Exclusive voting rights with respect to First Federal Bankshares will be vested in the holders of common stock. Depositors and borrowers of First Federal will not have voting rights after the conversion except to the extent that they become stockholders of First Federal Bankshares through the purchase of common stock.

         TAX EFFECTS. First Federal will receive an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the adoption and implementation of the Plan of Conversion will not be taxable for federal or state income tax purposes to First Federal, the Mutual Holding Company, the Minority Stockholders, the Interim Savings Bank, members of the Mutual Holding Company, eligible account holders or First Federal Bankshares. See "--Tax Aspects."

         EFFECT ON LIQUIDATION RIGHTS. Were First Federal to liquidate prior to the conversion, all claims of creditors of First Federal, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of First Federal remaining, these assets would be distributed to the Mutual Holding Company, to the extent of its stock ownership interest in First Federal. Were the Mutual Holding Company to liquidate, all claims of creditors would be paid first. Thereafter, if there were any assets of the Mutual Holding Company remaining, members of the Mutual Holding Company would receive the remaining assets, pro rata, based upon the deposit balances in their deposit account in First Federal immediately prior to liquidation. In the unlikely event that First Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, would also be paid first, followed by distribution of the "liquidation account" to depositors, with any assets remaining thereafter distributed to First Federal Bankshares as the holder of First Federal's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

         The Plan of Conversion and federal regulations require that the aggregate purchase price of the common stock in the offering must be based on the appraised pro forma market value of the common stock, as determined by the independent valuation. First Federal and First Federal Bankshares have retained RP Financial to make the valuation. For its services in making the valuation, RP Financial will receive a fee of $35,000. This amount does not include a fee of $10,000 to be paid to RP Financial for assistance in preparation of a business plan. First Federal and First Federal Bankshares have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the Consolidated Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of First Federal Bankshares and First Federal; the economic and demographic conditions in First Federal's existing marketing area; certain historical, financial and other information relating to First Federal; a comparative evaluation of the operating and financial statistics of First Federal with those of other publicly traded savings institutions located in First Federal's region and on a national basis; the aggregate size of the offering of the common stock; the impact of the conversion on First Federal's stockholders' equity and earnings potential; the pro forma impact of the Mid-Iowa Financial acquisition; the proposed dividend policy of First Federal Bankshares and First Federal; and the trading market for securities of comparable institutions and general conditions in the market for the securities.

         The following table presents a summary of selected pricing ratios for comparable public thrift institutions used by RP Financial to help establish the market value of First Federal Bankshares and the resulting pricing ratios for First Federal Bankshares.


                                               Pro forma         Pro forma        Pro forma         Pro forma
                                           price to earnings   price to book   price to tangible  price to assets
                                               multiple         value ratio      book value           ratio
                                           -----------------   -------------   -----------------  ---------------
FIRST FEDERAL BANKSHARES:
15% above maximum.......................         18.0x             93.2%           127.2%             10.1%
Maximum.................................         16.1x             86.2%           120.4%             8.8%
Midpoint................................         14.4x             79.3%           113.3%             7.7%
Minimum.................................         12.6x             71.5%           105.0%             6.6%

ALL SAVINGS ASSOCIATION INSURANCE FUND-
  INSURED PUBLIC INSTITUTIONS AS OF
  NOVEMBER 27, 1998:

Averages................................         17.5x            126.9%           133.2%             16.0%
Medians.................................         16.6x            117.8%           122.0%             14.7%

VALUATION PEER GROUP INSTITUTIONS AS OF
  NOVEMBER 27, 1998:

Averages................................         14.5x            123.1%           138.5%             11.7%
Medians.................................         13.7x            119.2%           128.0%             11.2%


         The independent valuation was prepared based on the assumption that the aggregate amount of common stock sold in the offering would be equal to the estimated pro forma market value of First Federal Bankshares multiplied by the percentage of First Federal common stock owned by the Mutual Holding Company as adjusted to reflect certain waived dividends and assets held by the Mutual Holding Company. The independent valuation states that as of November 27, 1998, the estimated pro forma market value, or valuation range, of First Federal Bankshares ranged from a minimum of $48,136,650 to a maximum of $65,126,050 with a midpoint of $56,631,350. The
Board of Directors determined to offer the subscription shares for a $10.00 per share subscription price. The aggregate offering price of the subscription shares offered in the offering will be equal to the valuation range multiplied by the percentage of First Federal common stock owned by the Mutual Holding Company, as adjusted. The number of subscription shares offered in the offering will be equal to the aggregate offering price of the subscription shares divided by the subscription price. Based on the valuation range, the percentage of First Federal common stock owned by the Mutual Holding Company, as adjusted, and the subscription price, the minimum of the offering range will be 2,635,000 subscription shares, the midpoint of the offering range will be 3,100,000 subscription shares, and the maximum of the offering range will be 3,565,000 subscription shares.

         The Board of Directors reviewed the independent valuation and, in particular, considered the following:

         (1) First Federal's financial condition and results of operations;

         (2) financial comparisons of First Federal in relation to financial institutions of similar size and asset quality;

         (3) stock market conditions generally and in particular for financial institutions; and

         (4) the historical trading price of the publicly-held shares of First Federal common stock.

All of these factors are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, if necessitated by subsequent developments in the financial condition of First Federal Bankshares or First Federal or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of First Federal Bankshares to less than $48,136,650 or more than $74,894,960, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

         THE INDEPENDENT VALUATION, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SHARES. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY FIRST FEDERAL, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF FIRST FEDERAL. THE INDEPENDENT VALUATION CONSIDERS FIRST FEDERAL AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF FIRST FEDERAL. MOREOVER, BECAUSE THE VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH MAY CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL THEIR SHARES AT PRICES AT OR ABOVE THE SUBSCRIPTION PRICE.

         Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $74,894,960, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,099,750 shares, to reflect changes in the market and financial conditions, without the resolicitation of subscribers. The minimum of the valuation range and of the offering range may not be decreased without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

         If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $74,894,960 and a corresponding increase in the offering range to more than 4,099,750 shares, or a decrease in the minimum of the valuation range to less than $48,136,650 and a corresponding decrease in the offering range to fewer than 2,635,000 shares, then First Federal Bankshares, after consulting with the Office of Thrift Supervision, may terminate the Plan of Conversion and return all funds promptly with interest at First Federal's passbook rate of interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond March 25, 2001, which is two years after the Special Meeting of Members of the Mutual Holding Company to approve the conversion.

         An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and First Federal Bankshares' pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and First Federal Bankshares' pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Data."

         Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of First Federal and the other locations specified under "Additional Information."

EXCHANGE OF STOCK CERTIFICATES

         UNTIL THE EFFECTIVE DATE OF THE CONVERSION, PUBLICLY-HELD SHARES OF FIRST FEDERAL COMMON STOCK WILL CONTINUE TO BE AVAILABLE FOR TRADING ON THE NASDAQ SMALLCAP MARKET. The conversion of First Federal common stock into First Federal Bankshares common stock will occur automatically on the effective date of the conversion. After the effective date of the conversion, former holders of First Federal common stock will have no further equity interest in First Federal, other than as stockholders of First Federal Bankshares, and there will be no further transfers of First Federal common stock on the stock transfer records of First Federal.

         As soon as practicable after the effective date of the conversion, First Federal Bankshares, or a bank or trust company designated by First Federal Bankshares, in the capacity of exchange agent, will send a transmittal form to each public shareholder of First Federal. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions with respect to the surrender of certificates representing First Federal common stock to be exchanged into First Federal Bankshares common stock. It is expected that certificates for shares of First Federal Bankshares common stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents.

FIRST FEDERAL'S STOCKHOLDERS SHOULD NOT FORWARD FIRST FEDERAL SAVINGS BANK OF SIOUXLAND STOCK CERTIFICATES TO FIRST FEDERAL OR THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.

         Until the certificates representing First Federal common stock are surrendered for exchange after consummation of the conversion, upon compliance with the terms of the transmittal form, holders of such certificates will not receive the shares of First Federal Bankshares common stock and will not be paid dividends on First Federal Bankshares common stock into which these shares have been converted. When certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of First Federal common stock outstanding at the effective date of the conversion will be deemed to evidence ownership of the shares of First Federal Bankshares common stock into which those shares have been converted by virtue of the conversion.

         All shares of First Federal Bankshares common stock issued upon exchange of shares of First Federal common stock shall be deemed to have been issued in full satisfaction of all rights pertaining to these shares of First Federal common stock, subject, however, to First Federal Bankshares' obligation to pay any dividends or make any other distributions with a record date prior to the effective date which may have been declared or made by First Federal on shares of First Federal common stock on or prior to the effective date and which remain unpaid at the effective date. First Federal intends to continue to pay a quarterly cash dividend of $0.12 per share through the fiscal quarter ending March 31, 1999. Subject to the receipt of any required regulatory approval, the Mutual Holding Company may decide to waive the receipt of any dividend.

         No fractional shares of First Federal Bankshares common stock will be issued to any public shareholder of First Federal upon consummation of the conversion. For each fractional share that would otherwise be issued, First Federal Bankshares will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the subscription price. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered First Federal Savings Bank of Siouxland stock certificates.

         If a certificate for First Federal common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

         In accordance with the Plan of Conversion, rights to subscribe for the purchase of common stock in the subscription offering have been granted under the Plan of Conversion in the following order of descending priority. All subscriptions received will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum, and overall purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases."

         PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each depositor with aggregate deposit account balances, including demand deposit accounts, of $50 or more (a "Qualifying Deposit") at September 30, 1997 ("Eligible Account Holders") will receive, without payment therefor, nontransferable subscription rights to subscribe in the subscription offering for the greater of 85,000 subscription shares, .10% of the total offering of shares, or fifteen times the product, rounded down to the next whole number, obtained by multiplying the aggregate number of exchange shares and subscription shares issued in the conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on September 30, 1997, subject to the overall purchase limitations and exclusive of shares purchased by the Employee Stock Ownership Plan from any increase in the shares offered pursuant to an increase in the maximum of the offering range. At the midpoint of the offering range, 85,000 shares is equal to approximately 2.74% of the shares offered. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares, except for additional shares issued to the Employee Stock Ownership Plan upon an increase in the maximum of the offering range, will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his aggregate Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form and certification form all deposit accounts in which he has an ownership interest on September 30, 1997. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of First Federal or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding September 30, 1997.

         PRIORITY 2: TAX-QUALIFIED PLANS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the tax-qualified employee stock benefit plans of First Federal Bankshares and First Federal, including the Employee Stock Ownership Plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 8% of the common stock offered in the subscription offering, including any shares to be issued in the subscription offering as a result of an increase in the valuation range after commencement of the subscription offering and prior to completion of the conversion.

         PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the tax-qualified employee stock benefit plans, each depositor with a Qualifying Deposit at December 31, 1998 who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to subscribe in the subscription offering for the greater of 85,000 shares, .10% of the total offering of shares, or fifteen times the product, rounded down to the next whole number, obtained by multiplying the aggregate number of exchange shares and subscription shares issued in the conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on December 31, 1998, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form and certification form all deposit accounts in which he has an ownership interest at December 31, 1998. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.

         PRIORITY 4: OTHER MEMBERS. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each member of the Mutual Holding Company on the voting record date who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 85,000 shares, or .10% of the total offering of shares, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all


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subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

         EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire on March 22, 1999, unless extended for up to 45 days or such additional periods by First Federal with the approval of the Office of Thrift Supervision, if necessary. First Federal and First Federal Bankshares may determine to extend the subscription offering and/or the community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the offering range, and are not required to give subscribers notice of any such extension. Subscription rights which have not been exercised prior to the expiration date will become void.

         First Federal Bankshares will not execute orders until all shares of common stock have been subscribed for or otherwise sold. If 2,635,000 shares have not been subscribed for or sold within 45 days after the expiration date, unless the period is extended with the consent of the Office of Thrift Supervision, all funds delivered to First Federal pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the expiration date granted, First Federal will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. Extensions may not go beyond March 25, 2001, which is two years after the Special Meeting of Members of the Mutual Holding Company to approve the conversion.

         PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES. First Federal Bankshares will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan of Conversion reside. However, First Federal Bankshares is not required to offer stock in the offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

         (1) a small number of persons otherwise eligible to subscribe for shares of common stock reside; or

         (2) First Federal Bankshares determines that compliance with the securities laws of a state would be impracticable for reasons of cost or otherwise, including but not limited to a request that First Federal Bankshares or its officers or directors, under the securities laws of a state, register as a broker, dealer, salesman or selling agent or register or otherwise qualify the subscription rights or common stock for sale in a state. Where the number of persons eligible to subscribe for shares in one state is small, First Federal Bankshares will base its decision as to whether or not to offer the common stock in a state on a number of factors, including the size of accounts being held by account holders in the state, the cost of registering or qualifying the shares or the need to register First Federal Bankshares, its officers, directors or employees as brokers, dealers or salesmen.

COMMUNITY OFFERING

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders, and Other Members, First Federal Bankshares has determined to offer shares pursuant to the Plan of Conversion to certain members of the general public in a direct community offering, with preference given first to the public shareholders of First Federal common stock and then to natural persons residing in First Federal's community. First Federal's community means the State of Iowa, the Nebraska counties of Dakota, Dixon, Thurston, Cedar and Wayne, and the South Dakota counties of Union, Clay, Yankton, Lincoln and Turner. These persons, together with associates of and persons acting in concert with such persons, may subscribe for up to 85,000 subscription shares, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." Depending upon market or financial conditions, this amount may be increased to up to a maximum of 5%. The minimum purchase is 25 shares. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF FIRST FEDERAL BANKSHARES, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT


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ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR
AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE. If First Federal with the approval of the Office of Thrift Supervision increases the maximum purchase limitation, First Federal Bankshares is only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of First Federal Bankshares, resolicit certain other large subscribers. In the event that the maximum purchase limitation is increased to 5%, the limitation may be further increased to 9.99% provided that orders for common stock exceeding 5% of the subscription shares issued in the offering shall not exceed in the aggregate 10% of the total subscription shares issued in the offering. Requests to purchase additional shares of the common stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of First Federal Bankshares in its sole discretion.

         If the amount of stock remaining is insufficient to fill the orders of natural persons residing in First Federal's community, the remaining stock will be allocated among those persons in the manner that permits each of these persons, to the extent possible, to purchase the number of shares necessary to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by each such person. However, if there are insufficient shares available for this allocation, then shares will be allocated among natural persons residing in the community whose orders remain unsatisfied in the proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all those persons whose subscriptions remain unsatisfied. Similar allocation procedures will be used for orders of the public shareholders of First Federal common stock. If all orders of natural persons residing in First Federal's community are filled, any shares remaining will be allocated to other persons who purchase in the community offering applying the same allocation described above for natural persons residing in the community.

         The term "resided" or "residing" as used herein shall mean any person who occupies a dwelling within First Federal's community, has a present intent to remain within the community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community together with an indication that this presence within First Federal's community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in First Federal's community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. First Federal may utilize deposit or loan records or other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, the determination shall be in the sole discretion of First Federal.

         The community offering will terminate no more than 45 days following the expiration date, unless extended by First Federal and First Federal Bankshares with the approval of the Office of Thrift Supervision, if necessary. First Federal and First Federal Bankshares may determine to extend the subscription offering and/or the community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the offering range, and are not required to give subscribers notice of any such extension. First Federal Bankshares will not execute orders until all shares of common stock have been subscribed for or otherwise sold. If 2,635,000 shares have not been subscribed for or sold within 45 days after the expiration date, unless this period is extended with the consent of the Office of Thrift Supervision, all funds delivered to First Federal pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the expiration date is granted, First Federal will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. These extensions may not go beyond March 25, 2001, which is two years after the Special Meeting of Members of the Mutual Holding Company to approve the conversion.

         The Board of Directors has the right to reject any order submitted in the offering by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan of Conversion.

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SYNDICATED COMMUNITY OFFERING

         If feasible, the Board of Directors may determine to offer all subscription shares not subscribed for in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as may be determined by First Federal Bankshares, in a manner that will achieve the widest distribution of the common stock. However, First Federal retains the right to accept or reject in whole or in part any subscriptions in the syndicated community offering. In the syndicated community offering, any person together with any associate or group of persons acting in concert may purchase a number of subscription shares that when combined with exchange shares received by the person, together with any associate or group of persons acting in concert is equal to 85,000 shares, subject to the overall maximum purchase limitations. The shares purchased by any person together with an associate or group of persons acting in concert in the community offering shall be counted toward meeting the overall purchase limitations. Provided that the subscription offering has commenced, First Federal Bankshares may commence the syndicated community offering at any time after the mailing to the members of the proxy statement to be used in connection with the Special Meeting of Members of the Mutual Holding Company. The completion of the offer and sale of the subscription shares shall be conditioned upon the approval of the Plan of Conversion by the members. If the syndicated community offering is not sooner commenced pursuant to the provisions of the preceding sentence, the syndicated community offering will be commenced as soon as practicable following the date upon which the subscription and community offerings terminate.

         Alternatively, if a syndicated community offering is not held, First Federal shall have the right to sell any subscription shares remaining following the subscription and community offerings in an underwritten firm commitment public offering. The overall purchase limitations shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the subscription price less an underwriting discount to be negotiated among the underwriters and First Federal, which will in no event exceed an amount deemed to be acceptable by the Office of Thrift Supervision.

         If for any reason a syndicated community offering or an underwritten firm commitment public offering of shares of subscription shares not sold in the subscription and community offerings cannot be effected, or in the event that any insignificant residue of shares of subscription shares is not sold in the subscription and community offerings or in the syndicated community or underwritten firm commitment public offering, other arrangements will be made for the disposition of unsubscribed shares by First Federal, if possible. The Office of Thrift Supervision must approve these other purchase arrangements.

PLAN OF DISTRIBUTION AND SELLING COMMISSIONS

         Offering materials for the offering initially have been distributed by mail, with additional copies made available at First Federal's office and by Sandler O'Neill and Investment Bank Services. All prospective purchasers are to send payment along with a completed order form and certification form directly to First Federal, where funds will be held in a segregated special escrow account and not released until the offering is completed or terminated.

         To assist in the marketing of the common stock, First Federal has retained Sandler O'Neill and Investment Bank Services, which are broker-dealers registered with the National Association of Securities Dealers, Inc. Sandler O'Neill and Investor Bank Services will assist First Federal in the offering as follows:

         (1) in training and educating First Federal's employees regarding the mechanics and regulatory requirements of the conversion;

         (2) in conducting any informational meetings for employees, customers and the general public;
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

         (3) in coordinating the selling efforts in First Federal's local communities; and

         (4) keeping records of all orders for common stock.

For these services, Sandler O'Neill and Investment Bank Services will receive a marketing fee of 1.125% of the total dollar amount of the common stock sold in the subscription and community offerings. No fee shall be payable by First Federal in connection with the sale of common stock to the Employee Stock Ownership Plan or to First Federal's or First Federal Bankshares' Directors, officers, or employees, and these persons' immediate family members. Sandler O'Neill will also perform proxy solicitation services, offering agent services and records management services for First Federal in the offering and will receive a fee for these services of $35,000 plus up to $5,000 for out-of-pocket expenses. First Federal will also pay Professional Bank Services Inc., an affiliate of Investment Bank Services, a fee of $20,000, plus out of pocket expenses, for services rendered to First Federal in connection with the Mid-Iowa Financial acquisition.

         First Federal also will reimburse Sandler O'Neill and Investment Bank Services for their reasonable out-of-pocket expenses associated with their marketing effort, up to an aggregate maximum of $75,000, including legal fees and expenses. First Federal has made an advance payment to Sandler O'Neill and Investment Bank Services in the amount of $25,000. First Federal will indemnify Sandler O'Neill and Investment Bank Services against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

         Some Directors and executive officers of First Federal Bankshares and First Federal may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed by the Mutual Holding Company and/or First Federal for their reasonable out-of-pocket expenses, including, but not limited to, de minimis telephone and postage expenses, incurred in connection with the solicitation. Other regular, full-time employees of First Federal may participate in the offering but only in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser, provided that the content of the employee's responses is limited to information contained in the prospectus or other offering documents, and no offers or sales may be made by tellers or at the teller counter. All sales activity will be conducted in a segregated or separately identifiable area of First Federal's offices apart from the area accessible to the general public for the purpose of making deposits or withdrawals. Other questions of prospective purchasers will be directed to executive officers or registered representatives. These other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. First Federal Bankshares will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. No officer, director or employee of First Federal Bankshares or First Federal will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

PROCEDURE FOR PURCHASING SHARES

         EXPIRATION DATE. The offering will terminate at 4:00 p.m., Central time, on March 22, 1999, unless extended by First Federal and First Federal Bankshares, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by First Federal and First Federal Bankshares, in their sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the offering beyond 45 days after the expiration date of the offering would require Office of Thrift Supervision approval and potential purchasers would be given the right to increase, decrease, or rescind their orders for common stock. If the minimum number of shares offered in the offering is not sold by the expiration date, First Federal Bankshares may terminate the offering and promptly refund all orders for common stock. A reduction in the number of




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shares below the minimum of the offering range will not require the approval of the Mutual Holding Company's members or First Federal's stockholders, or an amendment to the independent valuation. If the number of shares is reduced below the minimum of the offering range, purchasers will be given an opportunity to increase, decrease, or rescind their orders.

         To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus.

         First Federal Bankshares reserves the right in its sole discretion to terminate the offering at any time and for any reason, in which case First Federal Bankshares will return all purchase orders, plus interest at its current passbook rate from the date of receipt.

         USE OF ORDER AND CERTIFICATION FORMS. In order to purchase shares of the common stock, each purchaser must complete an order form and a certification form. Incomplete order forms, or order forms that are not accompanied by a certification form, will not be accepted. First Federal will not be required to accept orders submitted on photocopied or facsimilied stock order forms. Any person receiving an order form who desires to purchase shares of common stock must do so prior to 4:00 p.m., Central time, on March 22, 1999 by delivering, by mail or in person, to First Federal Bankshares a properly executed and completed order form and a certification form, together with full payment for the shares purchased. Once tendered, an order form cannot be modified or revoked without the consent of First Federal Bankshares. First Federal Bankshares reserves the absolute right, in its sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. Each person ordering shares is required to represent that he is purchasing shares for his own account and that he has no agreement or understanding with any person for the sale or transfer of the shares. The interpretation by First Federal Bankshares of the terms and conditions of the Plan of Conversion and of the acceptability of the order forms and certification forms will be final.

         The order form includes a certification in which subscribers acknowledge that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by First Federal or the federal government and that the subscribers received a copy of this prospectus describing the nature of the common stock and the risks involved in an investment in the common stock, including the "Risk Factors" described in this prospectus. The certification is required by federal regulation and is intended to ensure that subscribers are aware of the Risk Factors before making an investment decision. HOWEVER, SIGNING THE ORDER FORM AND CERTIFICATION WILL NOT RESULT IN INVESTORS WAIVING THEIR RIGHTS UNDER THE SECURITIES ACT OF 1933.

         PAYMENT FOR SHARES. Payment for all shares will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

         (1) cash, if delivered in person;

         (2) check, money order, certified or teller's check or bank draft made payable to First Federal Bankshares, Inc.; or

         (3) authorization of withdrawal from savings accounts, including certificates of deposit, maintained with First Federal.

Appropriate means by which withdrawals may be authorized are provided in the order forms. Once a withdrawal amount has been authorized, a hold will be placed on these funds, making them unavailable to the depositor until



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the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the passbook rate subsequent to the withdrawal. In the case of payments made by cash, check or money order, these funds will be placed in a segregated savings account and interest will be paid by First Federal at the current passbook rate per annum from the date payment is received until the offering is completed or terminated. An executed order form, once received by First Federal, may not be modified, amended or rescinded without the consent of First Federal, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease, or rescind their orders for a specified period of time.

         A depositor interested in using his or her individual retirement account funds to purchase common stock must do so through a self-directed individual retirement account. Since First Federal does not offer these accounts, it will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed program with the agreement that such funds will be used to purchase First Federal Bankshares common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. The new trustee would hold the common stock in a self-directed account in the same manner as First Federal now holds the depositor's individual retirement account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a First Federal individual retirement account to purchase common stock should contact the stock center at First Federal as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the expiration date.

         The Employee Stock Ownership Plan will not be required to pay for shares purchased until consummation of the offering, provided that there is in force from the time the order is received a loan commitment from an unrelated financial institution or First Federal Bankshares to lend to the Employee Stock Ownership Plan the necessary amount to fund the purchase.

         DELIVERY OF STOCK CERTIFICATES. Certificates representing common stock issued in the offering and First Federal checks representing interest paid on subscriptions made by cash, check, or money order will be mailed by First Federal to the persons entitled thereto at the address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by First Federal until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered. Regulations prohibit First Federal from lending funds or extending credit to any persons to purchase common stock in the offering.

         OTHER RESTRICTIONS. Notwithstanding any other provision of the Plan of Conversion, no person is entitled to purchase any common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue-sky" registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc. particularly those regarding free riding and withholding. First Federal and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of their purchase and may refuse to honor any purchase order if an opinion is not timely furnished.

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RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

         PRIOR TO THE COMPLETION OF THE CONVERSION, OFFICE OF THRIFT SUPERVISION CONVERSION REGULATIONS PROHIBIT ANY PERSON WITH SUBSCRIPTION RIGHTS, INCLUDING THE ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS OF FIRST FEDERAL, FROM TRANSFERRING OR ENTERING INTO ANY AGREEMENT OR UNDERSTANDING TO TRANSFER THE LEGAL OR BENEFICIAL OWNERSHIP OF THE SUBSCRIPTION RIGHTS ISSUED UNDER THE PLAN OF CONVERSION OR THE SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE. THESE RIGHTS MAY BE EXERCISED ONLY BY THE PERSON TO WHOM THEY ARE GRANTED AND ONLY FOR HIS ACCOUNT. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HE IS PURCHASING SHARES SOLELY FOR HIS OWN ACCOUNT AND THAT HE HAS NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE REGULATIONS ALSO PROHIBIT ANY PERSON FROM OFFERING OR MAKING AN ANNOUNCEMENT OF AN OFFER OR INTENT TO MAKE AN OFFER TO PURCHASE SUBSCRIPTION RIGHTS OR SHARES OF COMMON STOCK PRIOR TO THE COMPLETION OF THE CONVERSION.

         FIRST FEDERAL AND FIRST FEDERAL BANKSHARES WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS.

LIMITATIONS ON COMMON STOCK PURCHASES

         The Plan of Conversion includes the following limitations on the number of shares of common stock which may be purchased during the conversion:

         (1) No person may purchase less than 25 shares of common stock;

         (2) The tax-qualified employee stock benefit plans, including the Employee Stock Ownership Plan, may purchase in the aggregate up to 8% of the subscription shares issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%. The Employee Stock Ownership Plan expects to subscribe for 7% of the shares sold, or 184,450 shares at the minimum of the offering range and 249,550 shares at the maximum of the offering range;

         (3) Except for the Employee Stock Ownership Plan, as described above, no other individual or entity and their associates, and groups of persons acting in concert, may purchase more than 85,000 shares of common stock in the offering. First Federal's stockholders will be subject to an additional limitation upon the number of shares he or she may purchase in the offering. As previously described, First Federal's stockholders will receive shares of First Federal Bankshares common stock in exchange for their shares of First Federal. The number of shares purchased by a First Federal stockholder in the offering, when combined with the shares that he or she receives in exchange for First Federal common stock, may not exceed 85,000 shares. This limitation also applies to associates and groups of persons acting in concert. This limitation only limits the amount of stock that First Federal's stockholders may purchase. If a First Federal stockholder receives more than 85,000 shares of First Federal Bankshares common stock in exchange for First Federal common stock, he or she will not be able to purchase any shares in the offering, but will not be required to divest any shares unless the Office of Thrift Supervision requires the stockholder to do so; and

         (4) The maximum number of shares of common stock which may be purchased in all categories of the offering by officers and Directors of First Federal and their associates in the aggregate, shall not exceed 25% of the subscription shares offered in the offering.

         Depending upon market or financial conditions, the Board of Directors of First Federal Bankshares, with the approval of the Office of Thrift Supervision and without further approval of members of the Mutual Holding Company, may decrease or further increase the purchase limitations. Both the individual amount permitted to be subscribed for and the overall purchase limitation may be increased to up to a maximum of 5% at the sole



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discretion of First Federal Bankshares and First Federal without further approval of the members of the Mutual Holding Company or the shareholders of First Federal. First Federal may need regulatory approval to increase the purchase limitations. If this amount is increased, subscribers for the maximum amount will be, and some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares in the sole discretion of First Federal may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions. In addition, the Boards of Directors of First Federal Bankshares and First Federal may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered shall not exceed, in the aggregate, 10% of the total offering. Requests to purchase additional shares under this provision will be determined by the respective Boards of Directors in their sole discretion.

         IN THE EVENT OF AN INCREASE IN THE TOTAL NUMBER OF SHARES OFFERED IN THE OFFERING DUE TO AN INCREASE IN THE OFFERING RANGE OF UP TO 15%, THE MAXIMUM NUMBER OF SHARES THAT MAY BE PURCHASED AS RESTRICTED BY THE PURCHASE LIMITATIONS SHALL NOT BE INCREASED PROPORTIONATELY, EXCEPT FOR THE EMPLOYEE STOCK OWNERSHIP PLAN, AND THE ADDITIONAL SHARES SOLD WILL BE ALLOCATED IN THE FOLLOWING ORDER OF PRIORITY IN ACCORDANCE WITH THE PLAN OF CONVERSION:

         (1) TO FILL THE EMPLOYEE STOCK OWNERSHIP PLAN'S SUBSCRIPTION FOR 7% OF THE TOTAL NUMBER OF SHARES SOLD;

         (2) IN THE EVENT THAT THERE IS AN OVERSUBSCRIPTION AT THE ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER OR OTHER MEMBER LEVELS, TO FILL UNFULFILLED SUBSCRIPTIONS OF THESE SUBSCRIBERS ACCORDING TO THEIR RESPECTIVE PRIORITIES; AND

         (3) TO FILL UNFULFILLED SUBSCRIPTIONS IN THE COMMUNITY OFFERING WITH PREFERENCE GIVEN FIRST TO FIRST FEDERAL STOCKHOLDERS AND THEN TO NATURAL PERSONS RESIDING IN FIRST FEDERAL'S COMMUNITY.

         The term "associate" of a person is defined to mean:

         (1) any corporation or organization, other than First Federal or a majority-owned subsidiary of First Federal, of which the person is an officer, partner or 10% stockholder;

         (2) any trust or other estate in which the person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, this term shall not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as director or in a similar fiduciary capacity; and

         (3) any relative or spouse of the persons, or any relative of the spouse, who either has the same home as the person or who is a Director or officer of First Federal.

Directors are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of conversion and subsequent to conversion, see "Certain Restrictions on Purchase or Transfer of Shares after Conversion" and "Restrictions on Acquisition of First Federal Bankshares."

LIQUIDATION RIGHTS

         In the unlikely event of a complete liquidation of First Federal prior to the conversion, all claims of creditors of First Federal, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of First Federal remaining, these assets would be distributed to stockholders,



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including the Mutual Holding Company. Were the Mutual Holding Company and First
Federal to liquidate prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of the Mutual Holding Company remaining, members of the Mutual Holding Company would receive these remaining assets, pro rata, based upon the deposit balances in their deposit account in First Federal immediately prior to liquidation. In the unlikely event that First Federal were to liquidate after conversion, all claims of creditors, including those of depositors, would also be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to First Federal Bankshares as the holder of First Federal's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

         The Plan of Conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:

         (1) the sum of (a) the Mutual Holding Company's ownership interest in the surplus and reserves of First Federal as of the date of its latest balance sheet contained in this prospectus, and (b) the restricted retained income account that reflects dividends waived by the Mutual Holding Company; or

         (2) the retained earnings of First Federal at the time that First Federal reorganized into the Mutual Holding Company in July 1992.

The purpose of the liquidation account is to provide Eligible Account Holders and each Supplemental Eligible Account Holders who maintain their deposit accounts with First Federal after the conversion with a distribution upon complete liquidation of First Federal after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at First Federal, would be entitled, on a complete liquidation of First Federal after the conversion to an interest in the liquidation account prior to any payment to the stockholders of First Federal. Each Eligible Account Holder and each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including regular accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in First Federal on September 30, 1997, or December 31, 1998, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each such deposit account based on the proportion that the balance of each such deposit account on September 30, 1997, or December 31, 1998, respectively, bore to the balance of all deposit accounts in First Federal on such dates.

         If, however, on any June 30 annual closing date of First Federal, commencing after June 30, 1999, the amount in any such deposit account is less than the amount in the deposit account on September 30, 1997, or December 31, 1998, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to First Federal Bankshares as the sole shareholder of First Federal.

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TAX ASPECTS

         The conversion will be effected as follows:

         (1) an exchange of the Mutual Holding Company's charter for an interim stock savings association charter and simultaneous merger into First Federal in a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code; and

         (2) a merger of the Interim Savings Bank into First Federal with First Federal's stockholders exchanging their First Federal common stock for common stock of First Federal Bankshares in a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(A) by reason of Internal Revenue Code Section 368(a)(2)(E).

Consummation of the conversion is expressly conditioned upon the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that indicates that the conversion will not be a taxable transaction to the Mutual Holding Company, First Federal, First Federal Bankshares, the Interim Savings Bank, Eligible Account Holders, Supplemental Eligible Account Holders, or members of the Mutual Holding Company.

         Pursuant to Revenue Procedure 97-3, the Internal Revenue Service has stated that it will not rule on whether a transaction qualifies as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(A), including a transaction that qualifies under Internal Revenue Code Section 368(a)(1)(A) by reason of Internal Revenue Code Section 368(a)(2)(E), or whether the taxpayer qualifies under those sections for nonrecognition of income treatment but that it would rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under the above sections. In several instances over the last two years, the Internal Revenue Service ruled favorably on certain significant sub-issues associated with downstream mergers of mutual holding companies into their less than 80 percent owned subsidiary savings associations. In these cases, the Internal Revenue Service has ruled that:

         (1) the exchange of the member's equity interests in the mutual holding company for interests in a liquidation account established at the savings association will satisfy the continuity of interest requirement with respect to the merger of the mutual holding company into the savings association;

         (2) pursuant to the merger of an interim savings association into the savings association, the stock holding company will acquire "control," as defined in Internal Revenue Code Section 368(c), of the savings association as the interests in the liquidation account and the shares of savings association stock previously held by the mutual holding company will be disregarded; and

         (3) the continuity of interest requirement will not be violated by the exchange of stock holding company stock for savings association stock in the merger of an interim savings association into the savings association.

         In December 1994, the Internal Revenue Service issued Revenue Procedure 94-76 which states that the Internal Revenue Service will not issue private letter rulings with respect to downstream mergers of a corporation into a "less than 80 percent distributee", i.e., a corporation, such as First Federal, in which the merging corporation, I.E., the Mutual Holding Company, possesses less than 80 percent of the total voting power of the stock of the corporation and less than 80 percent of the total value of the stock of the corporation. The Internal Revenue Service assumed this "no-rule" position to study whether these downstream mergers circumvent the purpose behind the repeal of GENERAL UTILITIES & OPERATING CO. V. HELVERING, 296 U.S. 200 (1935). In Notice 96-6, the Internal Revenue Service indicated that it intended to close its study project on this issue, however, Rev. Proc. 96-22 made permanent the Internal Revenue Service decision not to issue advance rulings on these downstream mergers. Counsel to First Federal Bankshares is of a view that the downstream merger to effect the


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conversion of the Mutual Holding Company to stock form, where after consummation of the conversion, First Federal Bankshares holds 100% of the shares of First Federal and the untaxed appreciation of First Federal remains in corporate solution, is not the type of downstream merger that can be considered as circumventing the repeal of GENERAL UTILITIES. If, however, the Internal Revenue Service were to conclude that these mergers circumvent the repeal of GENERAL UTILITIES, the Internal Revenue Service could issue correcting regulations that could have the effect of taxing to the merging corporation, as of the effective time of the merger, the fair market value of the assets of a corporation over its basis in these assets. If regulations are issued, it is expected that they would apply on a prospective basis and would have no effect on transactions consummated before their issuance. First Federal Bankshares will receive an opinion of counsel that, in the absence of a change in the regulations prior to the consummation of the conversion, and based on current law and regulations, the merger of the Mutual Holding Company into First Federal will qualify as a tax-free merger under Internal Revenue Code Section 368(a)(1)(A), as more fully discussed below.

         Prior to the effective date of the conversion, the Mutual Holding Company and First Federal will receive an opinion of counsel, Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, which will indicate that the federal income tax consequences of the conversion will be as follows:

         (1) the conversion of the Mutual Holding Company from mutual to stock form will constitute a mere change in identity, form or place of reorganization within the meaning of Internal Revenue Code Section 368(a)(1)(F);

         (2) the merger of the Mutual Holding Company with and into First Federal will qualify as a reorganization within the meaning of Internal Revenue Code Section 368(a)(1)(A);

         (3) the exchange of the members' equity interests in the Mutual Holding Company for interests in a liquidation account established at First Federal will satisfy the continuity of interest requirement with respect to the merger of the Mutual Holding Company into First Federal;

         (4) the Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to First Federal in exchange for a liquidation account in First Federal;

         (5) no gain or loss will be recognized by First Federal upon the receipt of the assets of the Mutual Holding Company in exchange for a liquidation account in First Federal;

         (6) the basis of the assets of the Mutual Holding Company, other than First Federal common stock, to be received by First Federal will be the same as the basis of those assets in the hands of the Mutual Holding Company immediately prior to the transfer, the basis of First Federal common stock will be zero;

         (7) the holding period of the assets of the Mutual Holding Company to be received by First Federal will include the holding period of those assets in the hands of the Mutual Holding Company immediately prior to the transfer;

         (8) the Mutual Holding Company members will recognize no gain or loss upon the receipt of an interest in the liquidation account in First Federal in exchange for their membership interest in the Mutual Holding Company;

         (9) the merger of the Interim Savings Bank into First Federal with First Federal as the surviving institution qualifies as a reorganization within the meaning of Internal Revenue Code Section 368(a)(1)(A), pursuant to Internal Revenue Code Section 368(a)(2)(E);

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         (10) the Interim Savings Bank will not recognize any gain or loss on the transfer of its assets to First Federal in exchange for First Federal stock and the assumption by First Federal of the liabilities, if any, of the Interim Savings Bank;

         (11) First Federal will not recognize any gain or loss on the receipt of the assets of the Interim Savings Bank in exchange for First Federal stock;

         (12) First Federal's basis in the assets received from the Interim Savings Bank in the proposed transaction will, in each case, be the same as the basis of those assets in the hands of the Interim Savings Bank immediately prior to the transaction;

         (13) First Federal Bankshares will not recognize any gain or loss upon its receipt of First Federal stock solely in exchange for stock;

         (14) First Federal's holding period for the assets received from the Interim Savings Bank in the proposed transaction will, in each instance, include the period during which those assets were held by the Interim Savings Bank;

         (15) First Federal stockholders will not recognize any gain or loss upon their exchange of First Federal stock solely for shares of First Federal Bankshares common stock;

         (16) cash received in the merger of the Interim Savings Bank into First Federal by a First Federal stockholder in lieu of a fractional share interest of First Federal Bankshares common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of First Federal common stock which the stockholders would otherwise be entitled to receive, and will qualify as capital gain or loss, assuming First Federal common stock surrendered in exchange therefor was held as a capital asset by the stockholder;

         (17) each First Federal stockholder's basis in his or her First Federal Bankshares common stock received in the exchange, including fractional shares which First Federal stockholder's otherwise would be entitled to receive, will be the same as the basis of First Federal common stock surrendered in exchange therefor;

         (18) each First Federal stockholder's holding period in his or her First Federal Bankshares common stock received in the exchange, including fractional shares which First Federal stockholder's otherwise would be entitled to receive, will include the period during which First Federal common stock surrendered was held, provided that First Federal common stock surrendered is a capital asset in the hands of First Federal stockholder on the date of the exchange;

         (19) First Federal Bankshares's basis in First Federal common stock which it receives would be the same as the basis of the property exchanged for the First Federal common stock;

         (20) no gain or loss will be recognized by First Federal Bankshares on the receipt of money in exchange for First Federal Bankshares common stock in the offering; and

         (21) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon distribution to them of nontransferable subscription rights to purchase First Federal Bankshares common stock, provided that the amount paid for First Federal Bankshares common stock equals its fair market value.

The form of this opinion has been filed with the Securities and Exchange Commission as an exhibit to First Federal Bankshares's registration statement.

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         An opinion on the Iowa state income tax consequences which will be consistent with the federal tax opinion will be issued prior to the conversion by KPMG Peat Marwick LLP, tax advisors to the Mutual Holding Company and First Federal.

         In the view of RP Financial, which view is not binding on the Internal Revenue Service, the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the Subscription Price for the unsubscribed shares of common stock. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to the value and First Federal could recognize gain on a distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

         Unlike private rulings, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of the Mutual Holding Company and/or the members of the Mutual Holding Company, First Federal, the public stockholders of First Federal, and/or the Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial or administrative proceeding.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

         All Subscription Shares purchased in the offering by a Director or an executive officer of First Federal generally may not be sold for a period of one year following the conversion, except in the event of the death of the Director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The Directors and executive officers of First Federal will also be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

         Purchases of outstanding shares of common stock of First Federal Bankshares by Directors, executive officers, or any person who was an executive officer or Director of First Federal after adoption of the Plan of Conversion, and their associates during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of First Federal Bankshares' outstanding common stock or to the purchase of stock pursuant to a stock option plan or any tax qualified employee stock benefit plan or non-tax qualified employee stock benefit plan of First Federal or First Federal Bankshares, including any employee plans, recognition plans or restricted stock plans.

         Office of Thrift Supervision regulations applicable to First Federal Bankshares as a result of the conversion prohibit First Federal Bankshares from repurchasing shares of its common stock for three years, except for an offer to all stockholders on a pro rata basis, or the repurchase of qualifying shares of a Director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the conversion, First Federal Bankshares may repurchase its common stock so long as:

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         (1) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period;

         (2) the repurchases do not cause First Federal to become
"undercapitalized" within the meaning of the Office of Thrift Supervision prompt corrective action regulation; and

         (3) First Federal Bankshares provides to the Regional Director of the Office of Thrift Supervision no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. See "Regulation--Prompt Corrective Regulatory Action."

In addition, under current Office of Thrift Supervision policies, repurchases may be allowed in the first year following the conversion and in amounts greater than 5% in the second and third years following the conversion provided there are valid and compelling business reasons for such repurchases and the Office of Thrift Supervision does not object to such repurchases.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

         GENERAL. As a result of the conversion, holders of First Federal common stock will become stockholders of First Federal Bankshares, a Delaware corporation. There are certain differences in stockholder rights arising from distinctions between First Federal's federal stock charter and bylaws and First Federal Bankshares' certificate of incorporation and bylaws and from distinctions between laws applicable to federally-chartered savings institutions and laws applicable to Delaware corporations.

         The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. The discussion herein is qualified in its entirety by reference to the certificate of incorporation and bylaws of First Federal Bankshares and the Delaware General Corporate Law. See "Additional Information" for procedures for obtaining a copy of First Federal Bankshares' certificate of incorporation and bylaws.

         AUTHORIZED CAPITAL STOCK. First Federal Bankshares' authorized capital stock consists of 12,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. First Federal's authorized capital stock consists of 20,000,000 shares of First Federal common stock and 10,000,000 shares of preferred stock, par value $1.00 per share. The shares of First Federal Bankshares common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide First Federal Bankshares' Board of Directors with flexibility to effect, among other transactions, financing, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of First Federal Bankshares. The Board of Directors of First Federal Bankshares also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. First Federal Bankshares' Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

         ISSUANCE OF CAPITAL STOCK. Pursuant to applicable laws and regulations, the Mutual Holding Company is required to own not less than a majority of the outstanding First Federal common stock. There will be no such restriction applicable to First Federal Bankshares following consummation of the conversion.

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         First Federal Bankshares' certificate of incorporation does not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons of First Federal Bankshares, whereas First Federal's federal stock charter restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders' meeting. Thus, stock-related compensation plans, such as stock option plans, could be adopted by First
Federal Bankshares without stockholder approval and shares of First Federal Bankshares capital stock could be issued directly to directors or officers without stockholder approval. The bylaws of the National Association of Securities Dealers, Inc., however, generally require corporations with securities which are quoted on the Nasdaq National Market System to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

         VOTING RIGHTS. First Federal's federal stock charter and bylaws provided for, but First Federal Bankshares' certificate of incorporation and bylaws do not provide for cumulative voting in elections of directors. For additional information regarding voting rights, see "--Limitations on Acquisitions of Voting Stock and Voting Rights" below.

         PAYMENT OF DIVIDENDS. The ability of First Federal to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to savings institutions such as First Federal. See "Regulation--Limitation on Capital Distributions." Although First Federal Bankshares is not subject to these restrictions as a Delaware corporation, such restrictions will indirectly affect First Federal Bankshares because dividends from First Federal will be a primary source of funds of First Federal Bankshares for the payment of dividends to stockholders of First Federal Bankshares.

         Certain restrictions generally imposed on Delaware corporations may also have an impact on First Federal Bankshares' ability to pay dividends. Delaware law generally provides that First Federal Bankshares is limited to paying dividends in an amount equal to the excess of its net assets (total assets minus total liabilities) over its statutory capital or, if no such excess exists, equal to its net profits for the current year and/or the immediately preceding fiscal year.

         BOARD OF DIRECTORS. First Federal's federal stock charter and bylaws and First Federal Bankshares' certificate of incorporation and bylaws each require the Board of Directors of First Federal and First Federal Bankshares to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

         Under First Federal's bylaws, any vacancies in the Board of Directors of First Federal may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the directors of First Federal to fill vacancies may only serve until the next annual meeting of stockholders. Under First Federal Bankshares' certificate of incorporation, any vacancy occurring in the Board of Directors of First Federal Bankshares, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

         Under First Federal's bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. First Federal Bankshares certificate of incorporation provides that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of First Federal Bankshares.

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         LIMITATIONS ON LIABILITY. First Federal Bankshares' certificate of incorporation provides that the directors of First Federal Bankshares shall not be personally liable for monetary damages to First Federal Bankshares for certain actions as directors, except for liabilities that involve intentional misconduct or a knowing violation of law by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their positions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefitted First Federal Bankshares.

         Currently, federal law does not permit federally-chartered savings institutions such as First Federal to limit the personal liability of directors in the manner provided by the Delaware law and the laws of many other states.

         INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. First Federal's federal stock charter and bylaws do not contain any provision relating to indemnification of directors and officers of First Federal. Under current Office of Thrift Supervision regulations, however, First Federal shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determine that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of First Federal or its stockholders. First Federal also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, First Federal is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

         The officers, directors, agents and employees of First Federal Bankshares are indemnified with respect to certain actions pursuant to First Federal Bankshares' certificate of incorporation, which complies with Delaware law regarding indemnification. Delaware law allows First Federal Bankshares to indemnify the aforementioned persons for expenses, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was an agent of First Federal Bankshares. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.

         SPECIAL MEETINGS OF STOCKHOLDERS. First Federal Bankshares' certificate of incorporation provides that special meetings of the stockholders of First Federal Bankshares may be called only by the board of directors. First Federal's bylaws provide that special meetings of First Federal's stockholders may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less one tenth than of the outstanding capital stock of First Federal entitled to vote at the meeting.

         STOCKHOLDER NOMINATIONS AND PROPOSALS. First Federal's bylaws generally provide that stockholders may submit nominations for election as director at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing such in writing with First Federal at least five days before the date of any such meeting.

         First Federal Bankshares' bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to First Federal Bankshares at least 90 days in advance of the meeting, together with certain information relating to the nomination or new business. However, if less than 100 days notice or prior disclosure of the date of the



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meeting is given, stockholders must submit such written notice no later than the tenth day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of First Federal Bankshares and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

         STOCKHOLDER ACTION WITHOUT A MEETING. The bylaws of First Federal provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. First Federal Bankshares' certificate of incorporation specifically denies the authority of stockholders to act without a meeting.

         STOCKHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS. A federal regulation which is applicable to First Federal provides that stockholders may inspect and copy specified books and records of a federally-chartered savings institution after proper written notice for a proper purpose. Delaware law similarly provides that a stockholder may inspect books and records upon written demand stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

         LIMITATIONS ON ACQUISITIONS OF VOTING STOCK AND VOTING RIGHTS. First Federal Bankshares' certificate of incorporation provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock be entitled or permitted to any vote in respect of the shares held in excess of such limit.

         First Federal's proposed stock charter provides that for a period of five years from the effective date of the conversion no person, other than First Federal Bankshares, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of the common stock of First Federal. This limitation shall not apply to the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan of First Federal. In the event shares are acquired in violation of this provision, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

         MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. A federal regulation requires the approval of two-thirds of the Board of Directors of First Federal and the holders of two-thirds of the outstanding stock of First Federal entitled to vote thereon for mergers, consolidations and sales of all or substantially all of First Federal's assets. Such regulation permits First Federal to merge with another corporation without obtaining the approval of its stockholders if:

         (1) it does not involve an interim savings institution;

         (2) First Federal's federal stock charter is not changed;

         (3) each share of First Federal's stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of First Federal after such effective date; and

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         (4) either:

                  (a) no shares of voting stock of First Federal and no securities convertible into such stock are to be issued or delivered under the plan of combination or

                  (b) the authorized unissued shares or the treasury shares of voting stock of First Federal to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of First Federal outstanding immediately prior to the effective date of the transaction.

         First Federal Bankshares' certificate of incorporation requires the approval of the holders of at least 80% of First Federal Bankshares's outstanding shares of voting stock to approve certain "Business Combinations" involving an "Interested Stockholder" except in cases where the proposed transaction has been approved in advance by two-thirds of those members of First Federal Bankshares' Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity, other than First Federal Bankshares or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of First Federal Bankshares or an affiliate of such person or entity. This provision of the certificate of incorporation applies to any "Business Combination," which is defined to include, among other things:

         (1) any merger or consolidation of First Federal Bankshares with or into any Interested Stockholder;

         (2) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of First Federal Bankshares and its subsidiaries to an Interested Stockholder;

         (3) the issuance or transfer of any securities of First Federal Bankshares or a subsidiary of First Federal Bankshares to an Interested Stockholder having a value exceeding 25% of the combined fair market value of the outstanding sections of First Federal Bankshares; or

         (4) any reclassification of common stock of First Federal Bankshares or any recapitalization involving the common stock of First Federal Bankshares.

         Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of First Federal Bankshares and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to stockholders owning 15% or more of the common stock of a corporation for a period of less than three years. Such 15% stockholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% stockholder, or satisfy other requirements under Delaware law relating to board of director approval of his or her acquisition of the shares of First Federal Bankshares. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

         First Federal Bankshares' certificate of incorporation requires the First Federal Bankshares' Board of Directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by First Federal Bankshares.

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         DISSENTERS' RIGHTS OF APPRAISAL. Office of Thrift Supervision
regulations generally provide that a stockholder of a federally-chartered savings institution that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally-chartered savings institution with stock which is listed on a national securities exchange or quoted on The Nasdaq Stock Market are not entitled to dissenters' rights in connection with a merger involving such savings institution if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq National Market or any combination of such shares of stock and cash.

         Under Delaware law, shareholders of First Federal Bankshares generally will not have dissenter's appraisal rights in connection with a plan of merger or consolidation to which First Federal Bankshares is a party because the common stock is expected to be listed on The Nasdaq National Market System.

         AMENDMENT OF GOVERNING INSTRUMENTS. No amendment of First Federal's federal stock charter may be made unless it is first proposed by the Board of Directors of First Federal, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. First Federal Bankshares' certificate of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of First Federal Bankshares common stock, except that the provisions of the certificate of incorporation governing the calling of meeting of stockholders, stockholders' nominations and proposals, the limitations on acquisition of stock, the number and staggered terms of directors, removal of directors, approval of certain business combinations and the manner of amending the certificate of incorporation and bylaws, each may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of First Federal Bankshares. This provision is intended to prevent the holders of a lesser percentage of the outstanding stock of First Federal Bankshares from circumventing any of the foregoing provisions by amending the certificate of incorporation to delete or modify one of such provisions.

         The bylaws of First Federal may be amended by a majority vote of the full Board of Directors of First Federal or by a majority vote of the votes cast by the stockholders of First Federal at any legal meeting. First Federal Bankshares' bylaws may only be amended by a two-thirds vote of the Board of Directors of First Federal Bankshares or by the holders of at least 80% of the outstanding stock of First Federal Bankshares.

         PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF FIRST FEDERAL BANKSHARES' CERTIFICATE OF INCORPORATION AND BYLAWS. The Board of Directors of First Federal believes that the provisions described above are prudent and will reduce First Federal Bankshares vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist First Federal in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The Board of Directors believes these provisions are in the best interest of First Federal and First Federal Bankshares and its stockholders. In the judgment of the Board of Directors, First Federal Bankshares' Board will be in the best position to determine the true value of First Federal Bankshares and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of First Federal Bankshares and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of First Federal Bankshares and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of First Federal Bankshares and that is in the best interest of all stockholders.

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         Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of First
Federal Bankshares for its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of First Federal Bankshares' assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive First Federal Bankshares' remaining stockholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than 300, thereby allowing for deregistration under the Securities Exchange Act of 1934.

         Despite the belief of First Federal and First Federal Bankshares as to the benefits to stockholders of these provisions of First Federal Bankshares' certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by First Federal Bankshares' Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of First Federal Bankshares' Board of Directors and of management more difficult. The Board of Directors of First Federal and First Federal Bankshares, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, First Federal Bankshares may adopt additional anti-takeover charter provisions or other devices regarding the acquisition of its equity securities that would be permitted for a Delaware business corporation.

         The cumulative effect of the restriction on acquisition of First Federal Bankshares contained in the certificate of incorporation and bylaws of First Federal Bankshares and in federal and Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of First Federal Bankshares may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

                        ACQUISITION OF MID-IOWA FINANCIAL

         On August 17, 1998, the Mutual Holding Company and First Federal entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Mid-Iowa Financial and Mid-Iowa Savings. Under the Merger Agreement, First Federal will acquire Mid-Iowa Financial and Mid-Iowa Savings. The Merger Agreement provides that each share of Mid-Iowa Financial's common stock, par value $.01 per share, outstanding as of the effective time of the acquisition, other than shares held as treasury stock and any shares as to which dissenters' rights may be exercised under applicable law, will be converted into the right to receive $15.00 in cash without interest (the "Merger Consideration"). In the event the transaction is not completed on or prior to April 15, 1999, First Federal will be required to increase the Merger Consideration by $3,700 per day from April 16, 1999 to the day immediately preceding the completion of the acquisition. Based on the total number of shares of Mid-Iowa Financial common stock outstanding as of September 30, 1998 and the consideration to be paid in respect of options on Mid-Iowa Financial's common stock outstanding, First Federal estimates that total cash



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consideration to be paid to Mid-Iowa Financial's shareholders and option holders in the acquisition will be approximately $27.8 million, or $29.0 million assuming full exercise of stock options prior to the closing of the acquisition.

         The acquisition is subject to:

         (1) approval of the Merger Agreement by the requisite number of stockholders of Mid-Iowa Financial;

         (2) the receipt of all necessary consents, waivers, clearances, approvals and authorizations from regulators or governmental bodies, including the Office of Thrift Supervision;

         (3) the consummation of the conversion and the offering; and

         (4) the satisfaction or waiver of certain other conditions.

The Merger Agreement will be presented to Mid-Iowa Financial shareholders for their approval at the annual meeting of Mid-Iowa Financial's stockholders to be held on March 22, 1999. In addition, First Federal has applied for all necessary regulatory approvals in order to consummate the acquisition. The conversion and the acquisition are interdependent transactions and neither transaction will occur unless both of them do. Thus, in the event the conditions to the acquisition are not satisfied or waived, the conversion will not be consummated, the offering will be terminated and the funds received in connection therewith will be returned to subscribers with interest. The consummation of the acquisition is expected to occur simultaneously with, or immediately after, the consummation of the conversion.

         The acquisition will enable First Federal Bankshares to expand its banking services in certain communities located in the Des Moines area where it currently lacks a presence. Completion of the acquisition will increase First Federal's deposit base, its loan portfolio and the number of full service banking centers.

         Mid-Iowa Financial is a Delaware corporation organized in 1992 by Mid-Iowa Savings for the purpose of becoming a savings and loan holding company. Mid-Iowa Savings is principally engaged in the business of attracting retail deposits from the general public and using such deposits, together with funds generated from operations and borrowings, to invest in primarily one-to four-family residential mortgage loans and mortgage-backed and related securities, and to a lesser extent, consumer, commercial real estate, and commercial business loans. Mid-Iowa Financial also invests in U.S. Government and agency obligations and other permissible investments and occasionally purchases loan participations.

         Mid-Iowa Financial's primary market area of Jasper County and West Des Moines, Iowa is serviced by its two offices in Newton and offices in Baxter, Colfax, Monroe, Prairie City and West Des Moines. At September 30, 1998, Mid-Iowa Financial had assets of $147.5 million, deposits of $96.4 million and stockholders' equity of $13.8 million.

         Mid-Iowa Savings' operations are regulated by the Office of Thrift Supervision. Mid-Iowa Savings is a member of the Federal Home Loan Bank System and a stockholder in the Federal Home Loan Bank of Des Moines. Mid-Iowa Savings is also a member of the Savings Association Insurance Fund and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation.

         The executive offices of Mid-Iowa Financial and Mid-Iowa Savings are located at 123 West Second Street North, Newton, Iowa. Their telephone number is
(515) 792-6236.

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

         For further information about Mid-Iowa Financial and Mid-Iowa Savings, see "Excerpts from Mid-Iowa Financial's Annual Report on Form 10-KSB for the Year Ended September 30, 1998" attached to this prospectus.

CLOSING

         The closing of the acquisition will take place on such date and at such time as First Federal and Mid-Iowa Financial shall agree, after the expiration of all applicable waiting periods in connection with the approval of governmental authorities and after all other conditions to the consummation of the Merger Agreement are satisfied or waived. First Federal expects such closing will occur simultaneously with, or immediately after, the closing for the conversion. The effective time of the acquisition will be the date on which articles of combination, in the form prescribed by the OTS and executed in accordance with all appropriate legal requirements, are filed as required by law.

CONDITIONS TO THE ACQUISITION

         Consummation of the acquisition is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance that all of such conditions will indeed be satisfied or waived.

         CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the acquisition are subject to the fulfillment at or prior to the effective time of the following conditions:

         (1) the Merger Agreement shall have been approved by the requisite vote of the holders of Mid-Iowa Financial common stock in accordance with applicable law;

         (2) all necessary regulatory or governmental approvals, consents or waivers required to consummate the acquisition shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

         (3) none of the regulatory or governmental approvals, consents or waivers required to consummate the acquisition shall contain any condition which would have a material adverse effect on First Federal or reduce the economic or business benefits of the acquisition to First Federal in so significant a manner that First Federal, in its reasonable judgement, would not have entered into the Merger Agreement;

         (4) no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the acquisition and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the acquisition shall be in effect; and

         (5) prior to or on the date of the closing, each party to the acquisition shall have in all material respects performed all material obligations and complied with all material covenants required to be performed by it by the closing.

         CONDITIONS TO THE OBLIGATIONS OF FIRST FEDERAL. The obligations of First Federal to effect the acquisition are further subject to the satisfaction at or prior to the effective time of the following conditions, any one or more of which may be waived by First Federal:

         (1) the representations and warranties of Mid-Iowa Financial contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and any date subsequent, until and including the closing date, except as otherwise permitted by the Merger Agreement;

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         (2) the absence of any material adverse change in the business or operations of Mid-Iowa Financial from September 30, 1997, to the closing date of the acquisition, except for general changes in generally accepted accounting principles; changes in economic, financial, or market conditions; changes in market interest rates; payments due under any employment agreements or benefit plans; and the transactions contemplated by the Merger Agreement, costs and expenses relating to and contemplated by the Merger Agreement;

         (3) each of the obligations of Mid-Iowa Financial required to be performed by it at or prior to the closing shall have been duly performed and complied with in all material respects;

         (4) no proceeding shall be pending or threatened, and no liability or claim shall have been asserted against the Mid-Iowa Financial that would reasonably be expected to have a material adverse effect;

         (5) First Federal shall have received the consent or approval of each person or entity whose consent or approval shall be required in order to permit consummation of the acquisition under any agreement or instrument to which Mid-Iowa Financial is a party or to which its property is subject, except those for which failure to obtain such consents and approvals would not have a material adverse effect on First Federal;

         (6) the Board of Directors of Mid-Iowa Financial shall not have amended, modified, rescinded or repealed the resolutions adopted by such Board of Directors with respect to the Merger Agreement or adopted any other inconsistent resolutions;

         (7) immediately prior to the closing, Mid-Iowa Financial's total stockholders' equity account determined in accordance with generally accepted accounting principles on a basis consistent with Mid-Iowa Financial's audited financial statements, shall not be less than $13.5 million, as reasonably determined by First Federal's independent public accountant, in consultation with Mid-Iowa Financial's independent public accountant. For purposes of calculating total stockholders' equity, Mid-Iowa Financial's expense associated with certain severance payments will not be counted;

         (8) the conversion and the offering of shares of First Federal Bankshares common stock related thereto shall have been completed by First Federal Bankshares; and

         (9) First Federal shall have received various certificates of Mid-Iowa Financial's officers and opinions of counsel and other documents.

         CONDITIONS TO THE OBLIGATIONS OF MID-IOWA FINANCIAL. The obligations of Mid-Iowa Financial to effect the acquisition are further subject to the satisfaction at or prior to the effective time of the following conditions, any one or more of which may be waived by Mid-Iowa Financial:

         (1) the representations and warranties of First Federal contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of any date subsequent, until and including the closing date, except as otherwise contemplated or permitted by the Merger Agreement;

         (2) each of the obligations of First Federal required to be performed by it at or prior to the closing shall have been duly performed and complied with in all material respects;

         (3) Mid-Iowa Financial shall have received a fairness opinion from its financial advisor;

         (4) all action required to be taken by, or on the part of First Federal and its holding company to authorize the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement shall have been duly and validly taken by them; and

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

         (5) Mid-Iowa Financial shall have received various certificates of First Federal's officers, opinions of counsel and other documents.

REPRESENTATIONS AND WARRANTIES AND COVENANTS OF FIRST FEDERAL

         First Federal has made certain representations and warranties to Mid-Iowa Financial and Mid-Iowa Savings with respect to, among other things, its organization and qualification, authority with respect to the Merger Agreement, regulatory approvals, the absence of certain material adverse changes in the financial condition, results of operations, business or capitalization of First Federal, First Federal's possession of sufficient funds to pay the Merger Consideration; and the truth and accuracy of its representations and warranties and the information and documents furnished or to be furnished to Mid-Iowa Financial by First Federal in connection with the Merger Agreement.

         First Federal has also agreed that it will:

         (1) from the date of the Merger Agreement until the closing of the acquisition, furnish Mid-Iowa Savings with copies of all of First Federal's publicly available reports filed with the Office of Thrift Supervision, or provided to the stockholders of First Federal;

         (2) give Mid-Iowa Financial prompt notice in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach of the Merger Agreement;

         (3) use its best efforts promptly to prepare and file appropriate regulatory applications seeking approval for the acquisition of Mid-Iowa Financial;

         (4) promptly supplement or amend its disclosure schedule with respect to any matter arising after the date of the Merger Agreement that, if existing or occurring at the date of the Merger Agreement, would have been required to be set forth or described in such disclosure schedule; and

         (5) pay the expenses of Mid-Iowa Financial under the circumstances enumerated in the Merger Agreement. See "--Expenses" and "--Termination Fee".

         Further, First Federal has agreed that except as specifically contemplated by the Merger Agreement, it will not, and will not agree to, without the prior written consent of Mid-Iowa Financial, take action which would or is reasonably likely to:

         (1) adversely affect the ability of either First Federal or Mid-Iowa Financial to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the Merger Agreement;

         (2) adversely affect First Federal's ability to perform its covenants and agreements under the Merger Agreement; or

         (3) result in any of the conditions to the acquisition not being satisfied.

REPRESENTATIONS AND WARRANTIES OF MID-IOWA FINANCIAL AND MID-IOWA SAVINGS

         Mid-Iowa Financial and Mid-Iowa Savings have made certain representations and warranties to First Federal with respect to, among other things, their organization and qualification, capitalization, authority with respect to the Merger Agreement, reports and financial statements, the absence of certain changes or events, taxes, properties and assets, environmental hazards, litigation, pending proceedings and compliance with laws, regulatory compliance, employee benefit plans, insurance policies, material agreements, breaches of agreements, allowances for loan losses and real estate owned, agreements with insiders, affiliated persons and affiliates, full disclosure and absence of misrepresentations and information with respect to Mid-Iowa Financial and Mid-Iowa Savings.

CONDUCT OF BUSINESS PENDING THE MERGER

         Under the Merger Agreement, Mid-Iowa Financial and Mid-Iowa Savings have agreed that unless the prior written consent of First Federal is obtained, which First Federal may not unreasonably withhold, and except as otherwise contemplated by the Merger Agreement, Mid-Iowa Financial and Mid-Iowa Savings will:

         (1) operate their business in the ordinary course in accordance with past business practices;

         (2) use their best efforts to (a) preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees and (b) maintain their relationships with customers;

         (3) maintain their corporate existence in good standing and file all reports required with regulatory authorities;

         (4) use their best efforts to maintain and keep their properties in good repair and condition, except for ordinary wear and tear;

         (5) use their best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained by them and, in the event that Mid-Iowa Savings is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to First Federal;

         (6) perform all obligations required to be performed by them under all material contracts, leases, and documents relating to or materially affecting their assets, properties, and business;

         (7) use their best efforts to comply with and perform in all material respects all obligations and duties imposed upon them by all applicable laws and regulations; and

         (8) as soon as reasonably practicable, furnish First Federal copies of all reports and documents provided to Mid-Iowa Financial stockholders or filed with the Office of Thrift Supervision subsequent to the date of the Merger Agreement.

         The Merger Agreement also provides that except as specifically contemplated thereby, from the date of the Merger Agreement until the effective time, neither Mid-Iowa Financial nor Mid-Iowa Savings shall, without the prior written consent of First Federal, which may not be unreasonably withheld, do any of the following:

         (1) incur any material liabilities or material obligations, including any obligation for borrowed money, or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past business practices or in connection with the transactions contemplated and permitted by the Merger Agreement;

         (2) (a) grant any bonus, stock award or increase in compensation to its directors, officers and employees, (b) adopt or amend any benefit plan, except as required by law, or any employment, severance or similar agreements or arrangements with any directors or officers, or (c) make any additional contributions to any Mid-Iowa Financial benefit plans;

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         (3) declare or pay any dividend on its outstanding shares of capital stock, except for regular, quarterly cash dividends, paid on normal dividend payment dates, in an amount no greater than the dividend rate as of the date of the Merger Agreement;

         (4) (a) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (b) merge with or into any other corporation, savings institution or bank, or effect any reorganization or recapitalization;
(c) purchase or otherwise acquire any assets, or shares of any class of stock, of any corporation, savings institution, bank or other business; (d) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices; or (e) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities;

         (5) except pursuant to the exercise of outstanding stock options, issue or sell any shares of its capital stock of any class;

         (6) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes a superior proposal, as defined in the Merger Agreement, take any action in furtherance of such inquiries or to obtain a superior proposal, or negotiate with any person in, or agree to or endorse any superior proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, accountant or other representative retained by it to take any such action, except with respect to negotiations regarding, and the endorsement of, a superior proposal, as legally required by the fiduciary duties of the Mid-Iowa Financial Board of Directors under applicable law and as advised by counsel to the Mid-Iowa Financial Board of Directors;

         (7) propose or adopt any amendments to its charter or by-laws, except such amendments as may be required to consummate the transactions contemplated by the Merger Agreement;

         (8) enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

         (9) except in its fiduciary capacity, purchase any shares of capital stock of First Federal;

         (10) subject to the provisions of paragraph (6) above regarding a superior proposal, willfully take action which would or is reasonably likely to:
(a) adversely affect the ability of either of First Federal, Mid-Iowa Financial or Mid-Iowa Savings to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the Merger Agreement;
(b) adversely affect Mid-Iowa Savings' or Mid-Iowa Financial's ability to perform its covenants and agreements under the Merger Agreement; or (c) result in any of the conditions to the acquisition not being satisfied;

         (11) change in any material respect the lending, investment, deposit, asset and liability management and other material policies concerning the business of Mid-Iowa Savings or Mid-Iowa Financial, unless required by law or regulation, or with respect to lending or depository activities;

         (12) file any applications or make any contract with respect to branching by Mid-Iowa Savings;

         (13) form any new subsidiary or cause or permit a material change in the activities presently conducted by any subsidiary or make additional material investments in subsidiaries or enter into or invest in any partnership, joint venture or other business enterprise;

         (14) purchase any derivative securities;

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         (15) purchase any equity securities other than Federal Home Loan Bank
Stock;

         (16) discharge or satisfy any lien or encumbrance or pay any material obligation or liability other than at scheduled maturity or in the ordinary course of business;

         (17) sell or otherwise dispose of any loan, mortgage-backed security or investment security except in the ordinary course of business consistent with past practices and policies;

         (18) modify or restructure the terms of any loan except in the ordinary course of business consistent with prudent banking practices and policies;

         (19) make any capital expenditures in excess of specified amounts other than expenditures necessary to maintain existing assets in good repair;

         (20) change its method of accounting except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its independent certified public accountant and by First Federal's independent certified public accountants;

         (21) acquire in any manner whatsoever, other than to realize upon collateral for a defaulted loan, any business or entity;

         (22) make, renew, increase, extend or purchase any loan secured by commercial real estate or multifamily real estate, any land acquisition or development loan, any commercial business loan, or any residential loan in an amount in excess of specified amounts;

         (23) fail to keep in full force and effect its insurance and bonds as now carried;

         (24) fail to notify First Federal promptly of its receipt of any notice from any regulatory authority advising that it is requiring or requesting any undertaking, directive, or extraordinary supervisory letter; and

         (25) agree in writing or otherwise to do any of the foregoing.

         For purposes of the Merger Agreement, "superior proposal" is defined as a bona fide proposal to acquire the entire equity interest in Mid-Iowa Financial or substantially all of the assets of Mid-Iowa Financial, which is expressly conditioned upon the termination of the Merger Agreement and is made by a third party on terms which a majority of the Board of Directors of Mid-Iowa Financial determines pursuant to the exercise of its fiduciary duty after consultation with legal counsel, to be more favorable from a financial point of view to the holders of Mid-Iowa Financial common stock than the acquisition and for which financing is either then committed or not a condition precedent to the consummation thereof.

         Mid-Iowa Financial and Mid-Iowa Savings have also agreed:

         (1) to use their best efforts to keep First Federal fully informed concerning all developments of which they become aware that may have a material effect upon the business of Mid-Iowa Financial;

         (2) in the event they become aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach of any of their representations or agreements contained or referred to in the Merger Agreement, give prompt written notice thereof to First Federal and use their best efforts to prevent or promptly remedy the same;

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         (3) to promptly supplement or amend the Mid-Iowa Financial disclosure schedule with respect to any matter arising after the date of the Merger Agreement that, if existing or occurring at the date of the Merger Agreement, would have been required to be set forth or described in such disclosure schedule;

         (4) use their best efforts to assist First Federal in obtaining the consents and approvals necessary to complete the acquisition; and

         (5) to pay the expenses of First Federal under the circumstances enumerated in the Merger Agreement. See "--Expenses" and "--Termination Fee."

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

         By the terms of the Merger Agreement, Mid-Iowa Financial and Mid-Iowa Savings may not initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes a superior proposal, take any action in furtherance of such inquiries or to obtain a superior proposal, or negotiate with any person in, or agree to or endorse any superior proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, accountant or other representative retained by it to take any such action, except with respect to negotiations regarding, and the endorsement of a superior proposal, as legally required by the fiduciary duties of Mid-Iowa Financial's Board of Directors under applicable law and as advised by counsel to the Mid-Iowa Financial's Board of Directors, and Mid-Iowa Financial shall promptly notify First Federal orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement will terminate on August 31, 1999 if the acquisition has not been consummated on or before that date, and may be terminated at any time prior to the earlier of that date or the effective time:

         (1) by mutual written consent of the Board of Directors of First Federal and the Board of Directors of Mid-Iowa Financial;

         (2) by written notice from First Federal to Mid-Iowa Financial if:

                  (a) any condition to First Federal's obligations under the Merger Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing;

                  (b) any condition to all parties' obligations under the Merger Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, provided, however, First Federal shall not have the right to terminate the Merger Agreement on this basis if any such condition was not met due to the failure of First Federal to perform or observe the covenants and agreements set forth in the Merger Agreement;

                  (c) any warranty or representation made by Mid-Iowa Financial shall be discovered to be or to have become untrue or incorrect, in any material respect, where any such breach has not been cured within 30 days following receipt by Mid-Iowa Financial of notice of such discovery;

                  (d) Mid-Iowa Financial shall have breached one or more provisions of the Merger Agreement, in any material respect, considering all such breaches in the aggregate, where such breach has not been cured within 30 days following receipt by Mid-Iowa Financial of notice of such breach;

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                  (e) the Board of Directors of First Federal shall have
determined, in its sole discretion, exercised in good faith, that the conversion has become inadvisable or impractical by reason of (A) the issuance of any order, decree or letter of a regulatory authority containing conditions or requirements reasonably deemed objectionable to First Federal or (B) unfavorable market conditions. In the event of termination on this basis, then Mid-Iowa Financial shall be reimbursed for its reasonable out-of-pocket expenses incurred by it or on its behalf in connection with the consummation of the transactions contemplated by the Merger Agreement, in an amount not to exceed $250,000;

         (3) by written notice from Mid-Iowa Financial to First Federal, if:

                  (a) any condition to Mid-Iowa Financial's obligations under the Merger Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing;

                  (b) any condition to all parties' obligations under the Merger Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, provided, Mid-Iowa Financial shall not have the right to terminate the Merger Agreement on this basis if any such condition was not met due to the failure of Mid-Iowa Financial to perform or observe the covenants and agreements set forth in the Merger Agreement;

                  (c) any warranty or representation made by First Federal shall be discovered to be or to have become untrue or incorrect, in any material respect, where any such breach has not been cured within 30 days following receipt by First Federal of notice of such discovery;

                  (d) First Federal shall have breached one or more provisions of the Merger Agreement, in any material respect, considering all such breaches in the aggregate, where such breach has not been cured within 30 days following receipt by First Federal of notice of such breach;

         (4) by the Board of Directors of First Federal if the Board of Directors of Mid-Iowa Financial shall not recommend, or shall withdraw or modify in a manner adverse to First Federal, its recommendation to the holders of common stock to approve the Merger Agreement;

         (5) by the Board of Directors of First Federal or Mid-Iowa Financial at any time after the Mid-Iowa Financial annual meeting if the stockholders of Mid-Iowa Financial have not approved the Merger Agreement by the requisite affirmative vote; or

         (6) by the Board of Directors of First Federal or Mid-Iowa Financial if the acquisition has not been consummated on or before August 31, 1999.

         In the event of termination of the Merger Agreement, the Merger Agreement will become void and have no further effect except for certain specified sections of the Merger Agreement dealing with expenses, access to records and confidentiality, and payment of termination fees. Upon termination, there shall be no further liability by reason of the Merger Agreement, or the termination thereof, on the part of any of the parties or their respective directors, officers, employees, agents or stockholders except that the obligation of Mid-Iowa Financial to pay to First Federal certain specified expenses and damages under the circumstances described in "--Expenses" and "--Termination Fee" herein will survive the termination of the Merger Agreement, and the mutual covenants with respect to the confidentiality and use of non-public information will survive the termination of the Merger Agreement.

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WAIVER AND AMENDMENT

         Each party to the Merger Agreement may in writing waive the obligations to it of any other party under the Merger Agreement. In addition, the Merger Agreement may be amended by a written document signed by all parties to the Merger Agreement. However, after Mid-Iowa Financial's shareholders have approved the Merger Agreement, the Merger Agreement may only be amended if, in the opinion of Mid-Iowa Financial's Board of Directors, such amendment would not have a material adverse effect on the benefits intended to be conferred under the Merger Agreement for the Mid-Iowa Financial shareholders and would not require resolicitation of the proxies sought thereby.

EXPENSES

         Generally, all expenses incurred by First Federal and Mid-Iowa Financial in connection with or related to the authorization, preparation and execution of the Merger Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated thereby will be borne by the party that has incurred them. The parties to the Merger Agreement have agreed, however, to pay the other party's reasonable out-of-pocket expenses, in an amount not to exceed $250,000, in the event the Merger Agreement is terminated as a result of a willful breach in which:

         (1) any warranty or representation of the breaching party becomes untrue or incorrect in any material respect and such breach is not cured within 30 days following receipt of notice of the breach; or

         (2) one or more provisions of the Merger Agreement is breached in any material respect considering all such breaches in the aggregate, where such breach has not been cured within 30 days following receipt of notice of the breach.

         First Federal has also agreed to reimburse Mid-Iowa Financial for its reasonable out-of-pocket expenses, in an amount not to exceed $250,000, in the event the Merger Agreement is terminated by First Federal based on its determination that the conversion has become inadvisable or impracticable by reason of the issuance of any order, decree or letter of a regulatory authority containing conditions or requirements reasonably deemed objectionable to First Federal or unfavorable market conditions.

TERMINATION FEE

         In order to induce First Federal to enter into the Merger Agreement and as a means of compensating First Federal for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with the Merger Agreement and the transactions contemplated thereby, Mid-Iowa Financial has agreed pursuant to the Merger Agreement that Mid-Iowa Financial shall pay to First Federal a fee of $1.4 million upon the occurrence of any of the following events on or before the earlier of the date the Merger Agreement is terminated or August 31, 1999:

         (1) if the Board of Directors of Mid-Iowa Financial recommends a superior proposal and thereafter (a) the Mid-Iowa Financial annual meeting shall not have been held or shall have been postponed, delayed or enjoined prior to termination of the Merger Agreement or (b) Mid-Iowa Financial's shareholders do not approve the Merger Agreement;

         (2) if the Board of Directors of Mid-Iowa Financial withdraws or modifies its recommendation of approval of the Merger Agreement, and thereafter
(a) the Mid-Iowa Financial annual meeting shall not have been held or shall have been postponed, delayed or enjoined prior to termination of the Merger Agreement or (b) the Mid-Iowa Financial's shareholders do not approve the Merger Agreement;


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


         (3) if Mid-Iowa Financial's shareholders do not approve the Merger Agreement after a superior proposal is made and within 12 months thereafter Mid-Iowa Financial enters into a definitive agreement to be merged into or acquired by another entity; provided, that Mid-Iowa Financial shall pay all reasonable out-of- pocket expenses of First Federal incurred by it in connection with the Merger Agreement, in an amount not to exceed $250,000, within five business days following rejection of the Merger Agreement by Mid-Iowa Financial shareholders;

         (4) if Mid-Iowa Financial enters into an agreement to be acquired by any other party; or

         (5) if Mid-Iowa Financial both (a) fails to receive the opinion of its financial advisor that the Merger is fair to Mid-Iowa Financial's shareholders from a financial point of view, and such failure occurs after a superior proposal is made, and (b) the merger is not consummated.

         With the exception of the payment under subparagraph (3) above, which shall be paid within five business days following Mid-Iowa Financial's execution of a definitive agreement of merger or acquisition (except that the expenses of First Federal shall be paid as provided in (3) above), such payment shall be made to First Federal in immediately available funds within five business days after the occurrence of an event set forth above.

TAX CONSEQUENCES OF THE ACQUISITION

         For federal and state income tax purposes, the acquisition will be treated as a purchase by First Federal of the shares of Mid-Iowa Financial directly from the Mid-Iowa Financial shareholders, followed by the liquidation of Mid-Iowa Financial into First Federal. Subsequent to the liquidation, Mid-Iowa Savings will merge into First Federal. The merger also will be treated as a liquidation for tax purposes. None of First Federal, Mid-Iowa Financial or Mid-Iowa Savings, will realize gain or loss on the acquisition, the liquidation or merger. After the liquidation of Mid-Iowa Financial and the merger of Mid-Iowa Savings into First Federal, First Federal will succeed to the tax attributes of Mid-Iowa Financial and Mid-Iowa Savings.

         The acquisition will cause the basis of the Mid-Iowa Financial assets to remain unchanged in the hands of First Federal, unless First Federal makes an election to treat the transaction as a purchase of assets rather than as a stock purchase. In such case, the tax basis of the acquired assets would be "stepped-up" to include any premium paid for the Mid-Iowa Financial stock over the tax basis of the assets.

ACCOUNTING TREATMENT

         First Federal will treat the acquisition as a purchase for accounting purposes.

OPERATIONS AFTER THE ACQUISITION AND THE CONVERSION

         At the effective time of the acquisition, Mid-Iowa Savings will merge with and into First Federal, with First Federal being the resulting bank. The resulting bank will be a wholly owned subsidiary of First Federal Bankshares. All assets and property then owned by Mid-Iowa Savings will immediately become the property of the resulting bank. The resulting bank will be deemed to be a continuation of Mid-Iowa Savings, and will succeed to the rights and obligations and the duties and liabilities of Mid-Iowa Savings. The directors and officers of First Federal will become the directors and officers of the resulting bank. First Federal does not currently anticipate closing any Mid-Iowa Savings branches following the acquisition.

EFFECT ON EMPLOYEES, OFFICERS AND DIRECTORS OF MID-IOWA FINANCIAL

         The Merger Agreement provides that, to the extent practicable, First Federal will give consideration to the retention after the closing of employees of Mid-Iowa Savings in their current or comparable positions within


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First Federal, provided that the Merger Agreement will not, except as otherwise provided therein, provide any contractual right to employees of such employment. Employees of Mid-Iowa Savings who continue employment with First Federal on or after the effective time will be eligible to participate in such employee benefit plans as may be in effect generally for employees of First Federal from time to time, if such continuing employee are eligible or selected for participation therein. Generally, continuing employees will be entitled to participate on the same basis as similarly situated employees of First Federal, except that continuing employees will be entitled to full credit for each year of prior service in which 1,000 hours of service are performed with Mid-Iowa Savings for purposes of determining eligibility for participation and vesting, but not for benefit accruals, in the First Federal plans, subject to applicable break in service rules. Notwithstanding the foregoing, First Federal may determine to continue any of Mid-Iowa Financial's benefit plans for continuing employees in lieu of offering participation in one or more First Federal plans providing similar benefits, to terminate any of Mid-Iowa Financial's benefit plans or to merge any such plans with similar First Federal plans.

         Participation by continuing employees in employee benefit plans of First Federal with respect to which eligibility and participation is at the discretion of the employer, such as non-qualified deferred compensation plans, stock option plans, stock bonus plans, restricted stock plans, and other such similar plans, will be discretionary with First Federal.

         Certain members of the Board of Directors and management of Mid-Iowa Financial may be deemed to have certain interests in the acquisition in addition to their interests as stockholders of Mid-Iowa Financial generally. The provisions of certain employment agreements, a non-competition agreement, stock option plans, and other employee or director benefit plans are expected to result in cash payments of approximately $1.3 million to certain of Mid-Iowa Financial's officers and directors, including approximately $661,000 payable under severance arrangements, $560,000 payable under stock option plans and $50,000 payable under the non-competition agreement. Three directors of Mid-Iowa Financial will also be entitled to serve on an advisory board to First Federal for a period of one year following completion of the acquisition. These advisory board members will receive an annual fee of at least $2,000 plus $200 per meeting attended.

REGULATORY APPROVALS

         The acquisition is subject to the approval of the Office of Thrift Supervision. First Federal has filed an application with the Office of Thrift Supervision for approval of the acquisition. First Federal has also filed an application with the Office of Thrift Supervision for approval of the conversion. The approvals of the Office of Thrift Supervision have not been received. There can be no assurance as to the timing of such approvals, if given, or as to the conditions, if any, on which the approvals will be given. In addition, the approvals, if and when granted, may contain conditions which First Federal may find unduly burdensome. When such approvals are received, material changes to the Merger Agreement, material conditions, or other changes of a material nature may be imposed by regulatory authorities in connection therewith. Following Office of Thrift Supervision approval of the acquisition, the U.S. Department of Justice may review the acquisition and raise objections on antitrust grounds, though objections on such grounds are not expected. If the required regulatory approvals are not obtained, the Merger Agreement will be terminated, and the acquisition will not occur.

             RESTRICTIONS ON ACQUISITION OF FIRST FEDERAL BANKSHARES

         The following discussion is a summary of certain provisions of federal law and regulations and Delaware corporate law relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations.


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CONVERSION REGULATIONS

         Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company, for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to an association or its holding company, or an underwriter or member of a selling group acting on the converting institution's, or its holding company's, behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converting or converted institution or its holding company.

         As permitted by Office of Thrift Supervision regulations, First Federal's charter contains a provision whereby the acquisition or offer to acquire ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the First Federal by any person, either directly or through an affiliate of such person, will be prohibited for a period of five years following the date of consummation of the conversion. Any stock in excess of 10% acquired in violation of the charter provision will not be counted as outstanding for voting purposes.

CHANGE OF CONTROL REGULATIONS

         Under the Change in Bank Control Act, no person may acquire control of an insured federal savings association or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings association without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision.

         Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the Office of Thrift Supervision a certification form that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable


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presumptions in the regulations concerning whether a group"acting in concert"
exists, including presumed action in concert among members of an "immediate family."

         The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

         (1) the acquisition would result in a monopoly or substantially lessen competition;

         (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

         (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

            DESCRIPTION OF CAPITAL STOCK OF FIRST FEDERAL BANKSHARES

GENERAL

         At the effective date, First Federal Bankshares will be authorized to issue 12,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock. First Federal Bankshares currently expects to issue in the conversion up to 3,565,000, subject to adjustment, shares of common stock in the offering, and up to 2,947,605 shares, subject to adjustment, in exchange for the publicly held shares of First Federal. First Federal Bankshares does not intend to issue shares of preferred stock in the conversion. Each share of First Federal Bankshares common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the Subscription Price for the common stock, in accordance with the Plan of Conversion, all of the common stock will be duly authorized, fully paid and nonassessable.

         THE COMMON STOCK OF FIRST FEDERAL BANKSHARES WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

COMMON STOCK

         DIVIDENDS. First Federal Bankshares can pay dividends out of statutory surplus or from net profits if, as and when declared by its Board of Directors. The payment of dividends by First Federal Bankshares is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of First Federal Bankshares will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of First Federal Bankshares out of funds legally available therefor. If First Federal Bankshares issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         VOTING RIGHTS. Upon the conversion, the holders of common stock of First Federal Bankshares will possess exclusive voting rights in First Federal Bankshares. They will elect First Federal Bankshares' Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of Directors. If First Federal Bankshares issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

         As a federal stock savings association, corporate powers and control of First Federal are vested in its Board of Directors, who elect the officers of First Federal and who fill any vacancies on the Board of Directors as


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it exists upon the conversion. Voting rights of First Federal are vested exclusively in the owners of the shares of capital stock of First Federal, which will be First Federal Bankshares, and voted at the direction of First Federal Bankshares' Board of Directors. Consequently, the holders of the common stock will not have direct control of First Federal.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of First Federal, First Federal Bankshares, as holder of First Federal's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Federal, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of First Federal available for distribution. In the event of liquidation, dissolution or winding up of First Federal Bankshares, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Federal Bankshares available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         PREEMPTIVE RIGHTS. Holders of the common stock of First Federal Bankshares will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

         None of the shares of First Federal Bankshares' authorized preferred stock will be issued in the conversion. Preferred stock may be issued with preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                  DESCRIPTION OF CAPITAL STOCK OF FIRST FEDERAL

         GENERAL. The charter of First Federal authorizes the issuance of capital stock consisting of 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock. The preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of common stock of First Federal has the same relative rights as, and is identical in all respects with, each other share of common stock. The Board of Directors of First Federal is authorized to approve the issuance of common stock up to the amount authorized by the charter without the approval of First Federal's stockholders. All of the issued and outstanding common stock of First Federal will be held by First Federal Bankshares as First Federal's sole stockholder.

         DIVIDENDS. The holders of First Federal's common stock are entitled to receive and to share equally in dividends as may be declared by the Board of Directors of First Federal out of funds legally available therefor.

         VOTING RIGHTS. The holders of First Federal common stock possess exclusive voting rights in First Federal. Each holder of shares of common stock is entitled to one vote for each share held, subject to any right of stockholders to cumulate their votes for the election of directors. During the period from the consummation of the 1992 mutual holding company reorganization to July 1997, the holders of First Federal's common stock were not permitted to cumulate their votes for the election of directors.

         LIQUIDATION. In the event of any liquidation, dissolution, or winding up of First Federal, the holders of First Federal common stock will be entitled to receive, after payment of all debts and liabilities of First Federal, including all deposit accounts and accrued interest thereon, and distribution of the balance in the special liquidation account to Eligible Account Holders, all assets of First Federal available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

         PREEMPTIVE RIGHTS; REDEMPTION. Holders of the common stock of First Federal will not be entitled to preemptive rights with respect to any shares of First Federal that may be issued. The common stock will not be subject to redemption. Upon receipt by First Federal of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is the Registrar and Transfer Company.

                                     EXPERTS

         The consolidated financial statements of First Federal included in this prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Mid-Iowa Financial included in this prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         RP Financial has consented to the publication herein of the summary of its report to First Federal and First Federal Bankshares setting forth its opinion as to the estimated pro forma market value of the common stock upon conversion and its view with respect to subscription rights.

                                 LEGAL OPINIONS

         The legality of the common stock and the federal income tax consequences of the conversion will be passed upon for First Federal and First Federal Bankshares by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., special counsel to First Federal and First Federal Bankshares. Certain legal matters will be passed upon for Sandler O'Neill and Investment Bank Services by Muldoon Murphy & Faucette LLP, Washington, D.C.

                             ADDITIONAL INFORMATION

         First Federal Bankshares has filed with the Securities Exchange Commission a registration statement under the Securities Act of 1933 with respect to the First Federal Bankshares common stock. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information, including the conversion valuation appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the Securities Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of this material can be obtained from the Securities and Exchange Commission at prescribed rates. In addition, the Securities and Exchange Commission maintains a website; the address of the website is "http://www.sec.gov." The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete.

         The Mutual Holding Company has filed an application for conversion with the Office of Thrift Supervision with respect to the conversion. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the Office of Thrift Supervision located at 122 West John Carpenter Freeway, Irving, Texas 75039.

         In connection with the conversion, First Federal Bankshares will register its common stock with the Securities Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, and, upon such registration, First Federal Bankshares and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by Directors, officers and greater than 10% stockholders, the annual and periodic reporting and other requirements of the Securities Exchange Act of 1934. Under the Plan of Conversion, First Federal Bankshares has undertaken that it will not terminate the registration for a period of at least three years following the conversion. In the event that First Federal amends the Plan of Conversion to eliminate the concurrent formation of First Federal Bankshares as part of the conversion, First Federal will register its stock with the Office of Thrift Supervision under Section 12(g) of the Securities Exchange Act of 1934 and, upon the registration, First Federal and the holders of the conversion stock will become subject to the same obligations and restrictions.

         A copy of the certificate of incorporation and the bylaws of First Federal Bankshares and the federal stock charter and bylaws of First Federal are available without charge from First Federal.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                          Page
Independent Auditors' Report.........................................................................      F-2

Consolidated Balance Sheets
      as of September 30, 1998 (Unaudited) and June 30, 1998 and 1997................................      F-3

Consolidated Statements of Operations
      for the three months ended September 30, 1998 and 1997 (Unaudited) and the years ended
      June 30, 1998, 1997 and
1996.................................................................................................       48

Consolidated Statements of Stockholders' Equity
      for the three months ended September 30, 1998 (Unaudited) and the years ended
      June 30, 1998, 1997 and 1996...................................................................      F-4

Consolidated Statements of Cash Flows
      for the three months ended September 30, 1998 and 1997 (Unaudited) and the
      years ended June 30, 1998, 1997 and 1996.......................................................      F-5

Notes to Consolidated Financial Statements...........................................................      F-7

All schedules are omitted as the required information is not applicable or the information is presented in the consolidated financial statements.

Financial statements of First Federal Bankshares, Inc. are not presented herein because First Federal Bankshares has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

Financial statements of First Federal Bankshares, M.H.C. are not presented herein because the Mutual Holding Company's only assets are $310,000 in cash or cash equivalents, other assets and investments of approximately $1.5 million and its stock investment in First Federal Savings Bank of Siouxland, and it has no significant liabilities and conducts no other business.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



The Board of Directors
First Federal Savings Bank of Siouxland
Sioux City, Iowa:

We have audited the accompanying consolidated balance sheets of First Federal Savings Bank of Siouxland and subsidiaries (the Bank) as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings Bank of Siouxland and subsidiaries as of June 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.


                                                           KPMG Peat Marwick LLP


Des Moines, Iowa
July 30, 1998, except for
note 16, which is as
of August 17, 1998

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets


                                                                         September 30,               June 30,
                                                                         -------------     ---------------------------
                                                                             1998              1998            1997
                                                                         -------------     -----------     -----------
                                                                          (unaudited)
                           Assets
                           ------
Cash and cash equivalents                                                $   8,919,400       9,725,007       9,090,714
Interest-bearing deposits in other financial institutions                    1,000,000       7,500,000       3,387,453
Securities available for sale (note 2)                                      87,457,398      65,194,875      64,097,913
Securities held to maturity                                                 32,107,702      32,023,240      29,757,806
Real estate owned and in judgment, net                                         718,038         489,055            --
Loans receivable, net (notes 3 and 4)                                      407,455,369     404,800,425     341,253,966
Office property and equipment, net (note 5)                                 11,070,549      10,844,964       9,638,274
Federal Home Loan Bank (FHLB) stock, at cost                                 6,269,600       5,670,600       5,000,000
Accrued interest receivable (note 6)                                         3,828,661       3,526,679       3,374,659
Deferred income tax assets (liability) (note 9)                                (93,000)        250,000         348,200
Excess of cost over fair value of assets acquired                            8,079,931       8,158,212         318,381
Other assets                                                                 2,798,341       3,267,043       2,300,508
                                                                         -------------     -----------     -----------
              Total assets                                               $ 569,611,989     551,450,100     468,567,874
                                                                         -------------     -----------     -----------
                                                                         -------------     -----------     -----------
                         Liabilities
                         -----------
Deposits (note 7)                                                        $ 392,677,194     392,425,285     326,733,945
Advances from FHLB (notes 2 and 8)                                         124,885,063     107,900,878      96,500,000
Advance payments by borrowers for taxes and insurance                        1,496,696       2,276,049       1,385,006
Accrued income taxes (note 9)                                                  120,431         (84,884)        360,126
Accrued interest payable (notes 7 and 8)                                     4,428,256       3,636,142       2,714,349
Accrued expenses and other liabilities                                       2,837,240       3,276,547       2,009,182
                                                                         -------------     -----------     -----------
              Total liabilities                                            526,444,880     509,430,017     429,702,608
                                                                         -------------     -----------     -----------
                     Stockholders' Equity
                     --------------------

Preferred stock, $1 par value;
     authorized 10,000,000 shares, none issued                                  --              --              --
Common stock, $1 par value, 20,000,000 shares authorized;
     2,845,060; 2,839,943 and 2,828,269 shares issued and outstanding
     at September 30, 1998 and June 30, 1998 and 1997, respectively          2,845,060       2,839,943       2,828,269
Additional paid-in capital                                                   8,291,019       8,266,796       8,219,516
Retained earnings, substantially restricted (note 11)                       31,538,832      30,678,991      27,890,096
Accumulated other comprehensive income                                         492,198         234,353         (72,615)
                                                                         -------------     -----------     -----------
              Total stockholders' equity                                    43,167,109      42,020,083      38,865,266
Commitments and contingencies (note 14)
                                                                         -------------     -----------     -----------
              Total liabilities and stockholders' equity                 $ 569,611,989     551,450,100     468,567,874
                                                                         -------------     -----------     -----------
                                                                         -------------     -----------     -----------


See accompanying notes to consolidated financial statements.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity



                                                                              Additional
                                             Comprehensive       Capital        paid-in         Retained
                                                Income            stock         capital         earnings
                                             -------------      ---------     ----------       ----------

Balance at June 30, 1995                      $      --         1,700,763      5,210,217      28,094,769
Net earnings                                    3,052,434            --             --         3,052,434
Stock options exercised                              --             6,446         50,771            --
Principal payment on ESOP borrowing                  --              --             --              --
Amortization of recognition                          --
 and retention plan                                  --              --             --              --
Net change in unrealized gain/loss                   --
 on securities available for sale                (658,700)           --             --              --
Dividends on common stock                            --
 at $.4364 per share (note 11)                       --              --             --          (562,409)
                                              -----------
Comprehensive income (unaudited)              $ 2,393,734            --             --              --
                                              -----------       ---------      ---------       ----------
                                              -----------

Balance at June 30, 1996                                        1,707,209      5,260,988      30,584,794
Net earnings                                    1,939,201            --             --         1,939,201
Stock options exercised                              --             7,095         50,397            --
Principal payment on ESOP borrowing                  --              --             --              --
Amortization of recognition
 and retention plan                                  --              --             --              --
Net change in unrealized gain/loss
 on securities available for sale                 586,065            --             --              --
Issuance of 10% stock dividend
 (171,153 shares)                                    --           171,153      3,850,943      (4,022,096)
3-for-2 stock split in the form of
 a stock dividend (942,812 shares)                   --           942,812       (942,812)           --
Dividends on common stock
 at $.4691 per share (note 11)                       --              --             --          (611,803)
                                              -----------
Comprehensive income (unaudited)              $ 2,525,266            --             --              --
                                              -----------       ---------      ---------       ----------
                                              -----------
Balance at June 30, 1997                                        2,828,269      8,219,516      27,890,096
Net earnings                                    3,417,913            --             --         3,417,913
Stock options exercised                              --            11,674         47,280            --
Net change in unrealized gain/loss
 on securities available for sale                 306,968            --             --              --
Dividends on common stock
 at $.48 per share (note 11)                         --              --             --          (629,018)
                                              -----------
Comprehensive income (unaudited)              $ 3,724,881            --             --              --
                                              -----------       ---------      ---------       ----------
                                              -----------
Balance at June 30, 1998                                        2,839,943      8,266,796      30,678,991
                                                                ---------      ---------      -----------
Net earnings (unaudited)                        1,018,002            --             --         1,018,002
Stock options exercised (unaudited)                                 5,117         24,223            --
Net change in unrealized gain/loss on
 securities available for sale (unaudited)        257,845            --             --              --
Dividends on common stock at $.12
 per share (unaudited)                               --              --             --          (158,161)
                                              -----------
Comprehensive income (unaudited)              $ 1,275,847            --             --              --
                                              -----------       ---------      ---------       ----------
                                              -----------
Balance at September 30, 1998
 (unaudited)                                  $                 2,845,060      8,291,019       31,538,832
                                                                ---------      ---------       ----------
                                                                ---------      ---------       ----------




                                               Accumulated                      Recognition
                                                  other           ESOP              and
                                              Comprehensive     borrowing        retention
                                                  income        guarantee           plan         Total
                                              -------------     ---------       -----------    ----------
Balance at June 30, 1995                             --          (117,670)        (24,570)     34,863,509
Net earnings                                         --              --              --         3,052,434
Stock options exercised                              --              --              --            57,217
Principal payment on ESOP borrowing                  --            88,200            --            88,200
Amortization of recognition
 and retention plan                                  --              --            17,010          17,010
Net change in unrealized gain/loss
 on securities available for sale                (658,700)           --              --          (658,700)
Dividends on common stock
 at $.4364 per share (note 11)                       --              --              --          (562,409)

Comprehensive income (unaudited)                     --              --              --              --
                                                 --------        --------          ------      ----------
Balance at June 30, 1996                         (658,700)        (29,470)         (7,560)     36,857,261
Net earnings                                         --              --              --         1,939,201
Stock options exercised                              --              --              --            57,492
Principal payment on ESOP borrowing                  --            29,470            --            29,470
Amortization of recognition
 and retention plan                                  --              --             7,560           7,560
Net change in unrealized gain/loss
 on securities available for sale                 586,085            --              --           586,085
Issuance of 10% stock dividend
 (171,153 shares)                                    --              --              --              --
3-for-2 stock split in the form of
 a stock dividend (942,812 shares)                   --              --              --              --
Dividends on common stock
 at $.4691 per share (note 11)                       --              --              --          (611,803)

Comprehensive income (unaudited)                     --              --              --              --
                                                 --------        --------          ------      ----------

Balance at June 30, 1997                          (72,615)           --              --        38,865,266
Net earnings                                         --              --              --         3,417,913
Stock options exercised                              --              --              --            58,954
Net change in unrealized gain/loss
 on securities available for sale                 306,968            --              --           306,968
Dividends on common stock
 at $.48 per share (note 11)                         --              --              --          (629,018)


Comprehensive income (unaudited)                     --              --              --              --
                                                 --------        --------          ------      ----------

Balance at June 30, 1998                          234,353            --              --        42,020,083
                                                 --------        --------          ------      ----------


Net earnings (unaudited)                             --              --              --         1,018,002
Stock options exercised (unaudited)                  --              --              --            29,340
Net change in unrealized gain/loss on
 securities available for sale (unaudited)        257,845            --              --           257,845
Dividends on common stock at $.12
 per share (unaudited)                               --              --              --          (158,161)


Comprehensive income (unaudited)                     --              --              --              --
                                                 --------        --------          ------      ----------

Balance at September 30, 1998
 (unaudited)                                      492,198            --              --        43,167,109
                                                 --------        --------          ------      ----------
                                                 --------        --------          ------      ----------



Comprehensive income for the three months ended September 30, 1997 (unaudited) was composed of net earnings of $841,473 plus the net change in unrealized gain/loss on securities available for sale of $308,612, totaling $1,150,085.


See accompanying notes to consolidated financial statements.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


                                                For the three
                                                 months ended
                                                 September 30,                    Years ended June 30,
                                           ---------------------------------------------------------------------
                                             1998            1997          1998           1997            1996
                                           ---------      ---------      ---------      ---------      ---------
                                                  (unaudited)
Cash flows from operating activities:
  Net earnings                            $ 1,018,002        841,473      3,417,913      1,939,201      3,052,434
  Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
     Loans originated for sale to
      investors                            (7,432,410)    (3,533,220)   (24,816,168)   (12,797,315)   (18,018,220)
     Proceeds from sale of loans
      originated for sale                   8,012,032      3,662,073     24,282,687     12,798,822     18,445,467
     Provision for losses on loans
      and other assets                         75,000         70,000        345,000        258,000        233,000
     Depreciation and amortization            302,257        152,137        814,703        618,381        488,335
     Provision for deferred taxes             190,000           --          354,000           --          116,000
     Net gain on sale of loans                (87,408)       (49,262)      (241,690)      (206,898)      (289,564)
     Net loss on sale of securities
      available for sale                         --             --             --          121,913         33,724
     Net (gain) loss on sale of office
      property and equipment                     --             --         (103,936)         8,259          1,029
     Net loan fees deferred                    89,650        (14,858)       230,147        122,839        (14,127)
     Amortization of premiums and
      discounts on loans,
      mortgage-backed securities, and
      investment securities                   (33,367)        57,844        (61,505)      (190,969)       (96,794)
     FHLB stock dividend                         --             --             --             --          (94,200)
     Decrease (increase) in accrued
      interest receivable                    (301,982)       318,409        381,057       (100,569)      (448,951)
     (Increase) decrease in other
      assets                                  458,352        556,048        (70,700)      (300,417)       966,124
     Increase (decrease) in accrued
      interest payable                        792,114        528,550        920,719        481,768       (477,210)
     (Decrease) increase in accrued
      expenses and other liabilities         (439,306)      (231,651)      (370,743)       620,828        542,459
     (Decrease) increase in
      taxes payable                           205,315        312,272       (607,177)        92,902        113,050
                                           ---------      ---------      ---------      ---------      ---------
     Net cash provided by operating
      activities                            2,848,249      2,669,815      4,474,307      3,466,745      4,552,556
                                            ---------      ---------      ---------      ---------      ---------



                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                Consolidated Statements of Cash Flows, Continued


                                               For the three
                                               months ended
                                               September 30,                       Years ended June 30,
                                      ----------------------------------------------------------------------------
                                          1998             1997            1998            1997             1996
                                      ------------       ---------      ----------      ----------       ---------
Cash flows from
 investing activities:
  Purchase of securities
   held to maturity                   $ (5,983,751)       (390,000)    (21,986,639)    (17,171,388)    (13,743,459)
  Proceeds from maturities of
   securities held to maturity           5,199,611       1,901,064      24,771,834       9,873,142      11,700,136
  Proceeds from sale of
   securities available for sale              --              --              --        35,096,652      15,154,934
  Purchase of securities
   available for sale                  (32,461,356)           --       (43,965,468)    (45,706,062)    (34,219,299)
  Proceeds from maturities of
   securities available for sale        11,372,940      10,000,000      43,875,540      21,919,842      19,970,579
  Redemption (purchase) of
   FHLB stock                             (599,000)           --           488,400        (231,200)           --
  Loans purchased                       (1,518,000)     (4,853,000)    (13,769,000)    (33,736,000)    (16,793,188)
  Decrease in loans receivable          (2,051,618)        353,968      28,961,591      12,808,438       7,796,735
  Proceeds from sale of office
   property and equipment                     --              --           293,303            --              --
  Purchase of office property
   and equipment                          (440,602)       (265,480)     (1,880,935)     (1,552,896)     (1,604,330)
  Net cash and cash equivalents
   of acquisition                             --              --        (8,195,352)           --              --
                                      ------------       ---------      ----------      ----------       ---------
    Net cash provided by
     (used in) investing activities    (26,481,776)      6,746,552       8,593,274     (18,699,472)    (11,737,892)
                                      ------------       ---------      ----------      ----------       ---------
                                      ------------       ---------      ----------      ----------       ---------
Cash flows from
 financing activities:
  Increase (decrease) in deposits          251,909      (2,339,636)        899,482      (8,488,951)     (4,203,287)
  Proceeds from advances from FHLB      24,000,000      23,000,000      62,000,000      91,500,000     102,000,000
  Repayment of advances from FHLB
   and other borrowings                 (7,015,815)    (33,000,000)    (71,015,544)    (61,000,000)    (90,500,000)
  Issuance of common stock                  29,340          24,108          58,954          57,492          57,217
  Cash dividends paid                     (158,161)       (156,905)       (629,018)       (611,803)       (562,409)
  Net increase (decrease) in
   advances from borrowers for
   taxes and insurance                    (779,353)     (1,004,464)        365,385        (132,822)         13,035
                                      ------------       ---------      ----------      ----------       ---------
    Net cash (used in) provided by
     financing activities               16,327,920     (13,476,897)     (8,320,741)     21,323,916       6,804,556
                                      ------------       ---------      ----------      ----------       ---------
    Net increase (decrease) in
     cash and cash equivalents          (7,305,607)     (4,060,530)      4,746,840       6,091,189        (380,780)
Cash and cash equivalents at
 beginning of year                      17,225,007      12,478,167      12,478,167       6,386,978       6,767,758
                                      ------------       ---------      ----------      ----------       ---------
Cash and cash equivalents at
 end of year                          $  9,919,400       8,417,637      17,225,007      12,478,167       6,386,978
                                      ------------       ---------      ----------      ----------       ---------
                                      ------------       ---------      ----------      ----------       ---------
Supplemental disclosures:
  Cash paid during the period for:
    Interest                             3,785,665       3,248,599      20,455,443      19,845,757      20,098,750
    Taxes on income                   $    400,000         151,040       1,700,105         908,529       1,341,347
                                      ------------       ---------      ----------      ----------       ---------
                                      ------------       ---------      ----------      ----------       ---------


See accompanying notes to consolidated financial statements.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



(1)    Summary of Significant Accounting Policies and Practices

       Organization

       First Federal Savings Bank of Siouxland and subsidiaries (the Bank) is organized as a federally chartered stock savings bank engaging in retail and commercial banking and related financial services, primarily in the Sioux City metropolitan area, adjacent counties, including parts of Nebraska and South Dakota, and in Central Iowa. The Bank provides traditional products and services of banking, such as deposits and mortgage, consumer, and commercial loans. Approximately 54 percent of the Bank's capital stock is owned by First Federal Bankshares, M.H.C. (the Parent Company), a mutual holding company originally formed to hold the stock. The remaining 46 percent of the shares are owned by the general public.

       Principles of Presentation

       The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary First Financial Corporation of Sioux City (FFC) and FFC's wholly owned subsidiary, Sioux Financial Co., which operates abstract companies in Sioux and O'Brien counties, and FFC's majority owned subsidiary United Escrow, which serves as an escrow agent in Woodbury County. All significant intercompany balances and transactions have been eliminated in consolidation.

       The accompanying unaudited consolidated financial statements have been prepared in accordance with the requirements for presentation of interim financial statements and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments consisting only of normal recurring adjustments that are necessary for a fair presentation for interim periods presented have been reflected.

       The Bank's presentation of comprehensive income is comprised of net earnings and the net change in unrealized gain/loss on securities available for sale, net of income taxes.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Regulatory Capital

       The Bank is required by the Office of Thrift Supervision (OTS) to maintain prescribed levels of regulatory capital. At September 30, 1998 and June 30, 1998, the Bank met the requirements, and management anticipates meeting the requirements at June 30, 1999 (see note 11).

       Acquisition

       On  March 31, 1998, the Bank acquired GFS Bancorp, Inc, Grinnell, Iowa
           (GFS), parent company of Grinnell Federal Savings Bank. The shareholders of GFS received $18,108,547 cash for all outstanding shares. The excess of the purchase price over the fair value of the net identifiable assets of $7,938,000 has been recorded as goodwill and is being amortized on a straight-line basis over 25 years. The acquisition was accounted for as a purchase; accordingly, GFS's results of operations were included in the financial statements from the acquisition date.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(1)    Summary of Significant Accounting Policies and Practices, Continued

       Acquisition, Continued

       The following unaudited pro forma financial information presents the combined results of operations as if the acquisition of GFS had occurred at the beginning of the years ended June 30, 1998 and 1997, after giving effect to certain adjustments relating to goodwill, premiums on loans and deposits, and related income tax effects. The pro forma information does not necessarily reflect the results of operations that would have occurred from a single entity during such periods.

                                                                                        1998               1997
                                                                                        ----               ----
                                                                                        ($000's, except earnings
                                                                                         per share) (unaudited)

         Interest income                                                           $      41,141              40,709
         Interest expense                                                                 24,648              24,926
         Provision for losses on loans                                                     1,166                 379
         Noninterest income                                                                3,569               2,700
         Noninterest expense                                                              13,589              14,879
                                                                                     -----------      --------------
         Income before income taxes                                                        5,307               3,225
         Income taxes                                                                      1,867               1,188
                                                                                     -----------      --------------
         Net income                                                                $       3,440               2,037
                                                                                     -----------      --------------
                                                                                     -----------      --------------
         Earnings per common share - basic                                         $        1.22    $          0.72
                                                                                     -----------      --------------
                                                                                     -----------      --------------

       Cash and Cash Equivalents

       For purposes of reporting cash flows, the Bank includes cash and due from other financial institutions and interest-bearing deposits with original maturities of three months or less in cash and cash equivalents. Amounts of interest-bearing deposits included as cash equivalents at September 30, 1998 (unaudited), June 30, 1998 and 1997, were approximately $1,000,000, $7,500,000 and $3,387,000, respectively.

       Earnings Per Share

       Basic earnings per share computations for the three month periods ended
           September 30, 1998 and 1997 and the years ended June 30, 1998, 1997, and 1996, were determined by dividing net earnings by the weighted-average number of common shares outstanding during the periods then ended. Diluted net earnings per common share amounts are computed by dividing net income by the weighted-average number of common shares and all dilutive potential common shares outstanding during the period. The average number of common shares have been restated for stock distributions in 1997.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(1)    Summary of Significant Accounting Policies and Practices, Continued

       Earnings Per Share, Continued

       The following information was used in the computation of net income per common share on both a basic and diluted basis.

                                                             Three months ended
                                                                September, 30,                     Years ended June 30,
                                                         ----------------------------- ---------------------------------------------
                                                             1998           1997            1998           1997           1996
                                                             ----           ----            ----           ----           ----
                                                                 (unaudited)

Net earnings                                           $     1,018,002        841,473       3,417,913      1,939,201      3,052,434
                                                         -------------- -------------- --------------- -------------- --------------
                                                         -------------- -------------- --------------- -------------- --------------
Basic EPS computation:
        Weighted-average common shares outstanding           2,842,350      2,831,010       2,834,705      2,825,342      2,812,960
        Basic EPS                                      $
                                                                  0.36           0.30            1.21           0.69           1.08
                                                         -------------- -------------- --------------- -------------- --------------
                                                         -------------- -------------- --------------- -------------- --------------

Diluted EPS computation:                                                                    3,417,913      1,939,201      3,052,434
        Weighted-average common shares outstanding           2,842,350      2,831,010       2,834,705      2,825,342      2,812,960
        Incremental option shares using
          treasury stock method                                 31,243         50,493          49,059         51,335         55,389
                                                         -------------- -------------- --------------- -------------- --------------
        Diluted shares outstanding                           2,873,593      2,881,503       2,883,764      2,876,677      2,868,349

        Diluted EPS                                    $
                                                                  0.35           0.29            1.19           0.67           1.06
                                                         -------------- -------------- --------------- -------------- --------------
                                                         -------------- -------------- --------------- -------------- --------------






       Securities

       Securities which the Bank has the positive intent and ability to hold to maturity are classified as held to maturity. Such securities are carried at cost, adjusted for unamortized premiums and unearned discounts. Premiums are amortized and discounts are accreted using the interest method over the remaining period to contractual maturity, adjusted in the case of mortgage-backed securities for actual prepayments. Original issue discounts on short-term securities are accreted as accrued interest receivable over the lives of such securities.

       Securities classified as available for sale are carried at estimated fair value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity, net of deferred taxes. Securities transferred from the available for sale category are recorded in the held to maturity category at estimated fair value at the transfer date. Unrealized gains and losses at transfer, which are reflected in stockholders' equity, are amortized to interest income over the remaining term of the securities. Realized gains and losses from the sale of securities are recognized using the specific identification method.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(1)    Summary of Significant Accounting Policies and Practices, Continued

       Loans Receivable

       Loans receivable are stated at unpaid principal balances less the allowances for loan losses and net of deferred loan origination fees and discounts. Discounts on first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

       Allowances for Losses on Loans and Real Estate

       The allowance for losses on loans is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses.

       Under the Bank's credit policies, all loans with interest more than 90 days in arrears and restructured loans are considered impaired loans. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate except, where more practical, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

       Real estate acquired is carried at the lower of cost or fair value less estimated costs of disposition. When a property is acquired through foreclosure or a loan is considered impaired, any excess of the loan balance over fair value of the property is charged to the allowance for losses on loans. When circumstances indicate additional loss on the property, a direct charge to the provision for losses on real estate is made, and the real estate is recorded net of such provision.

       Accrued interest receivable in arrears which management believes is doubtful of collection (generally when a loan becomes 90 days delinquent) is charged to income. Subsequent interest income is not recognized on such loans until collected or until determined by management to be collectible.

       Financial Instruments with Off Balance Sheet Risk

       In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with off balance sheet risk, which include commitments to extend credit. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on balance sheet instruments.

       Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluated each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(1)    Summary of Significant Accounting Policies and Practices, Continued

       Unearned Loan Fees and Discounts

       Certain fees and direct expenses incurred in the loan origination process are deferred, with recognition thereof over the contractual life of the related loan as a yield adjustment using the interest method of amortization. Any unamortized fees on loans sold are credited to income in the year such loans are sold.

       Premiums and discounts in connection with mortgage loans purchased are amortized over the terms of the loans using the interest method.

       Office Property and Equipment

       Office property and equipment are recorded at cost, and depreciation is provided primarily on a straight-line basis over the estimated useful lives of the related assets, which range from 15 to 40 years for office buildings and from 3 to 10 years for automobiles and equipment.

       Maintenance and repairs are charged against income. Betterments are capitalized and subsequently depreciated. The cost and accumulated depreciation of properties retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. Related profit or loss from such transactions is credited or charged to income.

       Taxes on Income

       The Bank files a consolidated federal income tax return. Federal income taxes are allocated based on taxable income or loss included on the consolidated return. For state tax purposes, the bank files a franchise tax return, and its subsidiaries file corporate income tax returns. The Parent Company also files a corporate income tax return.

       The Bank utilizes the asset and liability method for taxes on income, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

       Stock Option Plan

       The Bank provides pro forma net income and pro forma earnings per share disclosures for material employee stock option grants made after 1996 as if the fair-value-based method, which recognizes as expense over the vesting period the fair value of stock-based awards at the date of grant, had been applied.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(1)    Summary of Significant Accounting Policies and Practices, Continued

       Reclassifications

       Certain amounts previously reported have been reclassified to conform with the presentation in these consolidated financial statements. These reclassifications did not affect previously reported net income or retained earnings.

       Fair Value of Financial Instruments

       The Bank's fair value estimates, methods, and assumptions for its financial instruments are set forth below:

           Securities

           The fair value of securities is estimated based on bid prices published in financial newspapers, bid quotations received from securities dealers, or quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. The fair value of mortgage-backed and related securities is estimated based on bid prices published in financial newspapers and bid quotations received from securities dealers.

            Loans

           Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, consumer, and commercial.

           The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

            Federal Home Loan Bank Stock

           The value of FHLB stock is equivalent to its carrying value because it is redeemable at par value.

            Deposits

           The fair value of deposits with no stated maturity, such as passbook; money market; noninterest bearing checking; and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



(1)    Summary of Significant Accounting Policies and Practices, Continued

           Advances from Federal Home Loan Bank

           The fair value of advances from FHLB is based on the discounted value of contractual cash flows.

            Limitations

           Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

       Effect of New Accounting Standards

           Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, will be effective for the Bank for the year beginning July 1, 1998, and establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net earnings and certain amounts reported directly in stockholders' equity, such as the net unrealized gain or loss on available-for-sale securities. The Bank adopted SFAS No 130 effective June 30, 1998.

           SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, will be effective for the Bank for the year beginning July 1, 1998 and establishes disclosure requirements for segment operations. The Bank expects to adopt SFAS No. 131 when required.

           SFAS No 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, will be effective for the Bank for the year beginning July 1, 1998, and revises the disclosure requirements for pension and other postretirement benefit plans. The Bank expects to adopt SFAS 132 when required.

           SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective for the Company for years beginning after July 1, 1999. The Bank has no activity subject to SFAS 133. The Bank expects to adopt SFAS 133 when required.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(2)  Securities

    Following is a schedule of amortized costs and estimated fair values of securities:

                                                                                            GROSS        GROSS
                                                                              AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                                                COST        GAINS        LOSSES       VALUE
                                                                             -----------  ----------   ----------   ----------
As of September 30, 1998 (unaudited)
  Available for sale:
    Mortgage-backed securities:
      Government National Mortgage Association (GNMA)......................  $11,259,632   231,470         --       11,491,102
      Federal Home Loan Mortgage Corporation (FHLMC).......................    4,533,407    49,218         --        4,582,625
      Federal National Mortgage Association (FNMA).........................    2,928,666    28,929         --        2,957,595
    United States government agency securities.............................   67,950,689   490,410       15,023     68,426,076
                                                                             -----------  ----------   ----------   ----------
                                                                             $86,672,894   800,027       15,023     87,457,398
                                                                             -----------  ----------   ----------   ----------
                                                                             -----------  ----------   ----------   ----------

  Held to maturity:
    Mortgage-backed securities:
      (GNMA)...............................................................  $ 3,014,374   112,948         --        3,127,327
      (FHLMC)..............................................................    1,912,722    26,701         --        1,939,423
      (FNMA)...............................................................   11,181,032   396,472         --       11,577,504
    U.S. Government agency.................................................    5,076,667    55,767         --        5,132,434
    U.S. Treasury securities...............................................    6,020,176   120,605         --        6,140,781
    Local government & commercial paper....................................    4,902,731    97,243         --        4,999,974
                                                                             -----------  ----------   ----------   ----------
                                                                              32,107,702   809,736         --       32,917,438
                                                                             -----------  ----------   ----------   ----------
                                                                             -----------  ----------   ----------   ----------

As of June 30, 1998:
  Available for sale:
    Mortgage-backed securities:
      (GNMA)...............................................................  $12,350,708   262,953         --       12,613,661
      (FHLMC)..............................................................    4,855,529    39,653         --        4,895,182
      (FNMA)...............................................................    3,137,515    31,301         --        3,168,816
    United States government agency securities.............................   44,477,355    89,041       49,180     44,517,216
                                                                             -----------  ----------   ----------   ----------
                                                                             $64,821,107   422,948       49,180     65,194,875
                                                                             -----------  ----------   ----------   ----------
                                                                             -----------  ----------   ----------   ----------

  Held to maturity:
    Mortgage-backed securities:
      GNMA.................................................................  $ 3,244,845    79,910         --        3,324,755
      FHLMC................................................................    2,138,801    10,553        2,227      2,147,127
      FNMA.................................................................   11,909,059   217,394       10,787     12,115,666
    United States government agency securities.............................    4,819,611     5,920         --        4,825,531
    United States treasury securities......................................    4,999,371    10,629          312      5,009,688
    Local government securities and commercial paper.......................    4,911,553    37,905          235      4,949,223
                                                                             -----------  ----------   ----------   ----------
                                                                             $32,023,240   362,311       13,561     32,371,990
                                                                             -----------  ----------   ----------   ----------
                                                                             -----------  ----------   ----------   ----------

As of June 30, 1997:
  Available for sale:
    Mortgage-backed securities:
      GNMA.................................................................  $15,643,145   329,565         --       15,972,710
      FHLMC................................................................    5,608,070      --         66,333      5,541,737
      FNMA.................................................................    3,964,069       748       39,711      3,925,106
    United States government agency securities.............................   38,998,444     3,750      343,834     38,658,360
                                                                             -----------  ----------   ----------   ----------
                                                                             $64,213,725   334,063      449,878     64,097,913
                                                                             -----------  ----------   ----------   ----------
                                                                             -----------  ----------   ----------   ----------

                                            F-14

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(2)     Securities, Continued

        Following is a schedule of amortized costs and estimated fair values of securities, Continued:

        As of June 30, 1997:
              Available for sale
                 Mortgage-backed securities:
                      GNMA.........................  $15,643,145     329,565       --      15,972,710
                      FHLMC........................    5,608,070       --        66,333     5,541,737
                      FNMA.........................    3,964,069         748     39,711     3,925,106
                 United States government agency
                  securities.......................   38,998,444       3,750    343,834    38,658,360
                                                     -----------    --------    -------    ----------
                                                     $64,213,728     334,063    449,878    64,097,913
                                                     -----------    --------    -------    ----------
                                                     -----------    --------    -------    ----------


              Held to maturity:
                 Mortgage-backed securities:
                      GNMA.........................  $ 1,371,231       --         8,805     1,362,426
                      FHLMC........................    4,974,119       --        91,363     4,882,756
                      FNMA.........................   12,132,267      33,058     92,726    12,072,599
                 United States government agency
                  securities.......................    5,470,000       --        38,867     5,431,133
                 United States treasury securities.    4,991,832       6,918       --       4,998,750
                 Local government securities.......      818,357       9,599       --         827,956
                                                      ----------      ------    -------    ----------
                                                     $29,757,806      49,575    231,761    29,575,620
                                                     -----------      ------    -------    ----------
                                                     -----------      ------    -------    ----------

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(2)    Securities, Continued

       The amortized cost and fair value at September 30, 1998 (unaudited) and June 30, 1998, are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                September 30, 1998 (unaudited)
                                                   Available for sale                    Held to maturity
                                           ------------------------------------  ---------------------------------
                                                                  Estimated                           Estimated
                                                 Amortized           fair           Amortized           fair
                                                   cost             value             cost             value
                                                   ----             -----             ----             -----
Due in 1 year or less                      $      14,990,956        15,062,187         5,154,083        5,185,737
Due after 1 year through 5 years                   2,498,377         2,513,359         5,739,296        5,891,016
Due after 5 years through 10 years                38,611,356        38,953,127         4,415,000        4,484,769
Due after 10 years                                11,850,000        11,897,402           691,195          711,667
                                              ---------------  ----------------  ----------------  ---------------
                                                  67,950,689        68,426,075        15,999,574       16,273,189
Mortgage-backed securities                        18,721,705        19,031,323        16,108,128       16,644,249
                                              ---------------  ----------------  ----------------  ---------------
                                           $      86,672,394        87,457,398        32,107,702       32,917,438
                                              ---------------  ----------------  ----------------  ---------------
                                              ---------------  ----------------  ----------------  ---------------

                                                                          June 30, 1998
                                                   Available for sale                    Held to maturity
                                           ------------------------------------  ---------------------------------
                                                                  Estimated                           Estimated
                                                 Amortized           fair           Amortized           fair
                                                   cost             value             cost             value
                                                   ----             -----             ----             -----
Due in 1 year or less                      $               -                 -         5,080,619        5,093,508
Due after 1 year through 5 years                   2,498,282         2,505,410         4,375,210        4,392,569
Due after 5 years through 10 years                32,980,158        33,019,109         4,579,001        4,586,771
Due after 10 years                                 8,998,915         8,992,696           695,705          711,594
                                              ---------------  ----------------  ----------------  ---------------
                                                  44,477,355        44,517,215        14,730,535       14,784,442
Mortgage-backed securities                        20,343,752        20,677,660        17,292,705       17,587,548
                                              ---------------  ----------------  ----------------  ---------------
                                           $      64,821,107        65,194,875        32,023,240       32,371,990
                                              ---------------  ----------------  ----------------  ---------------
                                              ---------------  ----------------  ----------------  ---------------

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(2)    Securities, Continued

       There were no sales of securities during the three months ended September
           30, 1998 (unaudited) or for the year ended June 30, 1998. Proceeds from the sale of securities available for sale were $35,096,652 and $15,154,934 during 1997 and 1996, respectively. Gross realized gains on these sales were $73,466 and $230,026 and gross realized losses on these sales were $195,379 and $263,750 in 1997 and 1996, respectively.

       Securities with an amortized cost of $9,069,000 and $6,207,000 and a market value of approximately $9,247,000 and $6,300,000 at September 30, 1998 (unaudited) and June 30, 1998, respectively, were pledged to various public entities.

(3)    Loans Receivable

       Loans receivable are summarized as follows:

                                                          September 30,                   June 30,
                                                        -----------------   ------------------------------------
                                                              1998                1998               1997
                                                              ----                ----               ----
                                                          (unaudited)
First mortgage loans:
     Secured by one to four family residences         $      300,465,504         301,414,974        267,724,195
     Secured by other properties                              60,731,944          58,440,141         34,895,710
Home equity and second mortgage loans                         22,109,997          21,682,284         17,192,900
Home improvement loans                                           600,005             727,553          1,425,534
Automobile loans                                              15,799,301          16,417,179         15,487,585
Other nonmortgage loans                                       11,881,712          10,273,113          8,365,821
                                                        -----------------   -----------------  -----------------
                                                             411,588,463         408,955,244        345,091,745
Less:
     Allowance for loan losses                               (2,676,748)         (2,607,167)        (1,795,791)
     Undisbursed portion of loans in process                   (606,413)           (874,752)          (327,072)
     Net unearned premiums on loans                            1,395,827           1,483,404            211,241
     Deferred loan fees                                      (2,245,760)         (2,156,304)        (1,926,157)
                                                        -----------------   -----------------  -----------------
                                                      $      407,455,369         404,800,425        341,253,966
                                                        -----------------   -----------------  -----------------
                                                        -----------------   -----------------  -----------------


                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(3)    Loans Receivable, Continued

       Troubled Debt Restructurings

       At September 30, 1998 (unaudited) and June 30, 1998, 1997, and 1996, the Bank had nonaccrual loans of $888,000 $1,120,000; $242,000;
           and $615,000, respectively, and restructured loans of $723,000 $694,000; $460,000; and $1,300,000, respectively. Interest income recorded during the three months ended September 30, 1998 and 1997 (unaudited) and the years ended June 30, 1998, 1997, and 1996 on restructured loans was not materially different than interest income which would have been recorded if these loans had been current in accordance with their original terms. Interest forgone on nonaccrual loans was $72,122 and $20,596 in the three months ended September 30, 1998 and 1997 (unaudited) and in the fiscal years ended June 30, was $48,293 in 1998; $1,611 in 1997; and
           $34,842 in 1996.

       Loan Servicing

       The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held either for sale or for investment purposes. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis.

       Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of these loans was $57,753,221 at September 30, 1998, (unaudited) and $54,669,613; $28,574,337; and $32,352,527 at June 30,
           1998, 1997, and 1996, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.

       Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Company held borrowers' escrow balances of approximately $43,000 at September 30, 1998, (unaudited) and $158,660; $189,529; and $222,387 at June 30, 1998, 1997, and 1996,
           respectively.

       Concentrations of Credit Risk

       The Bank conducts the majority of its loan origination activities in its market area, which includes Northwest and Central Iowa and portions of Nebraska and South Dakota. In addition to loan origination, the Bank has purchased loans outside of its primary lending area. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Bank's market area.

       Loans purchased outside of the Bank's primary lending area totaled approximately $92,000,000 at September 30, 1998 (unaudited) and $77,000,000 at June 30, 1998, and included approximately $62,000,000 in loans that are geographically distributed in the midwestern United States. The remaining loans are scattered throughout the United States, with the largest geographic concentrations at June 30, 1998 including Connecticut with $3,400,000; Georgia with $1,700,000; California and Arizona with $1,600,000 each; and Florida with $1,200,000.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(3)    Loans Receivable, Continued

       Included in the totals of loans purchased outside of the Bank's primary lending area are loans purchased from a mortgage banking firm headquartered in Madison, Wisconsin. The Bank has an exclusive agreement with this firm, which gives the Bank first right of refusal on any real estate loans generated, including one-to-four family, multi-family, commercial real estate and land development loans secured by properties located primarily in the Madison, Wisconsin metropolitan area. The Bank has sold, and anticipates that it will continue to sell, a majority participation interest in these loans to other financial institutions located in Iowa and contiguous states. At September 30, 1998 (unaudited) and June 30, 1998 the outstanding principal balance of loans purchased under the above agreement was approximately $61.2 million and $50.1 million, respectively, and partial interests in these balances sold to other financial institutions totaled approximately $35.4 million and $30.3 million, respectively.

(4)    Allowance for Losses and Loans

       A summary of the allowance for losses on loans follows:

                                             Three months ended
                                               September, 30,                    Years ended June 30,
                                        --------------------------------------------------------------------------
                                            1998           1997           1998           1997           1996
                                            ----           ----           ----           ----           ----
                                                (unaudited)
Balance at beginning of year          $     2,607,167      1,795,791      1,795,791      1,730,691      1,620,951
Additions related to acquisition                    -              -        801,486              -              -
Provision for losses                           75,000         70,000        345,000        258,000        233,000
Charge-offs                                  (34,411)       (29,537)      (422,140)      (200,797)      (129,113)
Recoveries                                     28,992         12,620         87,030         7,897          5,853
                                        -------------- -------------- -------------- -------------- --------------
Balance at end of year                $     2,676,748      1,848,874      2,607,167      1,795,791      1,730,691
                                        -------------- -------------- -------------- -------------- --------------
                                        -------------- -------------- -------------- -------------- --------------

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


 (5)   Office Property and Equipment

       The cost and accumulated depreciation of office property and equipment were as follows:

                                                                         September 30,               June 30,
                                                                       ----------------- --------------------------------
                                                                             1998             1998            1997
                                                                             ----             ----            ----
                                                                         (unaudited)
Office property and equipment:
   Land and improvements                                             $        2,794,142       2,779,662        2,530,050
   Building and improvements                                                  7,800,523       7,738,325        6,794,224
   Furniture, fixtures, equipment, and automobiles                            4,163,134       4,019,215        3,395,842
   Deposits on assets not in service and not depreciated                        305,907         108,964          685,770
                                                                       ----------------- --------------- ----------------
        Total cost - office properties                                       15,063,706      14,646,166       13,405,886
   Less accumulated depreciation                                            (4,179,003)       3,989,380        3,959,166
                                                                       ----------------- --------------- ----------------
        Office property and equipment, net                                   10,884,703      10,656,786        9,446,720
Rental properties:
   Real estate rental property (including land of $44,536)                      368,266         368,266          362,594
      Less accumulated depreciation                                             182,420         180,088          171,040
                                                                       ----------------- --------------- ----------------
        Rental properties, net                                                  185,846         188,178          191,554
                                                                       ----------------- --------------- ----------------
        Property and equipment, net                                  $       11,070,549      10,844,964        9,638,274
                                                                       ----------------- --------------- ----------------
                                                                       ----------------- --------------- ----------------


       Rental properties have operating leases with varying maturities and amounts. Total rental income was $19,050 and $17,814 for the three months ended September 30, 1998 and 1997 (unaudited), respectivelly, and $74,485; $72,547; and $72,123 for the years ended June 30, 1998,
           1997, and 1996, respectively.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



(6)    Accrued Interest Receivable

       Accrued interest receivable is summarized as follows:

                                                             September 30,                     June 30,
                                                          -----------------        -------------------------------
                                                                1998                  1998                  1997
                                                                 ----                  ----                  ----
                                                             (unaudited)
                 Loans receivable                        $        2,486,081          2,533,664           2,215,735
                 Mortgage-backed securities                         220,177            238,557             270,434
                 Investment securities                            1,122,403            754,458             888,490
                                                          -----------------        -----------           ---------
                                                         $        3,828,661          3,526,679           3,374,659
                                                          -----------------        -----------           ---------
                                                          -----------------        -----------           ---------

 (7)   Deposits

       Deposits are summarized as follows:

                                                             September 30,                       June 30,
                                                          -----------------        ------------------------------------
                                                                 1998                  1998                  1997
                                                                 ----                  ----                  ----
                                                             (unaudited)

                 Noninterest-bearing checking            $       10,945,428            11,284,489             8,448,176
                 Savings accounts                                25,385,308            26,230,786            23,083,205
                 Demand and NOW accounts                         37,091,499            37,083,820            29,622,994
                 Money market accounts                           63,392,001            61,793,831            46,420,926
                 Certificates of deposit                        255,862,958           256,032,359           219,158,644
                                                          -----------------        --------------        --------------
                                                         $      392,677,194           392,425,285           326,733,945
                                                          -----------------        --------------        --------------
                                                          -----------------        --------------        --------------

       The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $19,934,000 at September 30, 1998 (unaudited) and $16,651,000 and $8,802,000 at June 30, 1998 and 1997, respectively. Deposit accounts in excess of $100,000 are not covered by federal deposit insurance.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(7)    Deposits, Continued

       The scheduled maturities of certificates of deposit were as follows:

                                                                                             Years ended
                                                                             -------------------------------------------
                                                                                 September 30,             June 30,
                                                                             -----------------            --------------
                                                                                  (unaudited)
                 1999                                                       $      121,322,248              118,516,752
                 2000                                                               87,191,368               83,172,742
                 2001                                                               32,646,532               38,127,386
                 2002                                                               11,756,683                7,170,707
                 2003 and thereafter                                                 2,946,127                9,044,772
                                                                             -----------------           --------------
                                                                            $      255,862,958              256,032,359
                                                                             -----------------            --------------
                                                                             -----------------            --------------

       Interest expense on deposits is summarized as follows:

                                                        September 30,                             June 30,
                                                 ---------------------------   ----------------------------------------------
                                                     1998          1997             1998             1997            1996
                                                     ----          ----             ----             ----            ----
                                                         (unaudited)
               Passbook                          $    119,647         97,518          656,199         416,814         464,991
               Money market and checking              904,591        648,197        2,301,888       2,326,764       1,782,389
               Certificates of deposit              3,550,055      3,082,832       12,868,671      12,633,245      13,995,257
                                                  -----------  -------------   --------------    ------------    ------------
                                                 $  4,574,293      3,828,547       15,826,758      15,376,823      16,242,637
                                                  -----------  -------------   --------------    ------------    ------------
                                                  -----------  -------------   --------------    ------------    ------------

       At September 30, 1998 (unaudited) and June 30, 1998 and 1997, accrued interest payable on deposits totaled $4,404,499, $3,615,871 and $2,643,996, respectively.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



 (8)   Advances from FHLB

       A summary of advances from FHLB, follows:

                                                                                                          June 30,
                                                       Weighted-average       September 30,         ---------------------
                                                         interest rate            1998              1998             1997
                                                         -------------            ----              ----             ----
                                                                               (unaudited)
               FHLB of Des Moines (A)
               Maturity in fiscal year
                    year ending June 30:
                        1998                                  5.99          $              -                -        37,000,000
                        1999                                  6.09                 10,000,000       17,000,000       14,000,000
                        2000                                  5.95                 15,500,000       15,500,000        6,000,000
                        2001                                  6.10                 23,450,000       23,450,000       11,000,000
                        2002                                  6.31                 11,000,000       11,000,000       11,000,000
                        2003 and thereafter                   5.59                 47,000,000       38,000,000               -
                                                                              ---------------   --------------    ------------
                                                              5.875               106,950,000      104,950,000       79,000,000
               Amortizing Advances                                                    935,063          950,878               -
                                                                              ---------------   --------------    ------------
               Line of credit with FHLB (B)                Variable                15,000,000               -        15,500,000
               LIBOR advances with FHLB (C)                Variable                 2,000,000        2,000,000        2,000,000
                                                                              ---------------   --------------    -------------
                                                                            $     124,885,063      107,900,878       96,500,000
                                                                              ---------------   --------------    -------------
                                                                              ---------------   --------------    -------------

           (A) Advances from the FHLB are secured by stock in the FHLB. In addition, the Bank has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 150 percent of outstanding balances.

           (B) Line of credit with the FHLB with a limit of $20 million matures on January 8, 1999, at which time the Bank anticipates renewing the agreement. The line has an interest rate which fluctuates daily, and it is prepayable without penalty. During 1998, the interest rate ranged from 5.33 percent to 6.90 percent and at June 30, 1998, was 6.37 percent. At September 30, 1998 (unaudited) the rate was 6.13 percent. The line is collateralized as described in (A) above.

           (C) London Interbank Offered Rate (LIBOR) advances from the FHLB are collateralized as described in (A) above. A $1 million advance matures October 9, 1998, and accrues interest at a rate of .09 percent below the published LIBOR rate. In addition, a $1 million advance matures July 2, 2012; is callable by the FHLB after July 2, 1998; and accrues interest at a rate of .04 percent below the published LIBOR rate. Both of the LIBOR advances are prepayable by the Bank.

       At September 30, 1998 (unaudited), June 30, 1998 and 1997, accrued interest payable on advances from FHLB totaled $23,757, $20,271, and $70,353, respectively.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


 (9)   Taxes on Income

       Taxes on income were comprised as follows:

                           Three months ended September 30, 1998              Three months ended September 30, 1997
                                        (unaudited)                                        (unaudited)
                      ------------------------------------------------    -----------------------------------------------
                          Federal          State           Total              Federal         State           Total
                          -------          -----           -----              -------         -----           -----
         Current      $     368,924          61,000         429,924       $     257,276         41,000         298,276
         Deferred           165,000          25,000         190,000             143,000         22,000         165,000
                        -----------      ----------    ------------         -----------      ---------     -----------
                      $     533,924          86,000         619,924       $     400,276         63,000         463,276
                        -----------      ----------    ------------         -----------      ---------     -----------
                        -----------      ----------    ------------         -----------      ---------     -----------


                                 Year ended June 30, 1998                            Year ended June 30, 1997
                      ------------------------------------------------    -----------------------------------------------
                          Federal          State           Total              Federal         State           Total
                          -------          -----           -----              -------         -----           -----
         Current      $   1,315,000         205,000       1,520,000       $     881,000        143,000       1,024,000
         Deferred           308,000          46,000         354,000                  -              -               -
                        -----------      ----------    ------------         -----------      ---------     ----------
                      $   1,623,000         251,000       1,874,000       $     881,000        143,000       1,024,000
                        -----------      ----------    ------------         -----------      ---------     ----------
                        -----------      ----------    ------------         -----------      ---------     ----------



                                                              Year ended June 30, 1996
                                                  -------------------------------------------------
                                                         Federal          State           Total
                                Current            $     1,229,000       198,000         1,427,000
                                Deferred                   101,000        15,000           116,000
                                                       -----------     ---------       -----------
                                                   $     1,330,000       213,000         1,543,000
                                                       -----------     ---------       -----------
                                                       -----------     ---------       -----------

       Taxes on income differ from the amounts computed by applying the federal income tax rate of 34 percent to earnings from continuing operations before taxes on income for the following reasons:

                                                  September 30,                         June 30,
                                           -------------------------- --------------------------------------------
                                               1998         1997          1998           1997           1996
                                               ----         ----          ----           ----           ----
                                                  (unaudited)
Computed "expected" tax expense          $      556,895      443,615      1,799,250      1,007,488      1,562,448
Decrease in valuation allowance                       -            -              -       (125,000)      (124,000)
State income taxes                               56,760       41,580        165,660         94,380        140,580
Other, net                                        6,269      (21,919)       (90,910)        47,132        (36,028)
                                           ------------- ------------ -------------- -------------- --------------
                                         $      619,924      463,276      1,874,000      1,024,000      1,543,000
                                           ------------- ------------ -------------- -------------- --------------
                                           ------------- ------------ -------------- -------------- --------------
Effective rate                                     37.8%        35.5%          35.4%          34.6%          33.6%
                                           ------------- ------------ -------------- -------------- --------------
                                           ------------- ------------ -------------- -------------- --------------



                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



(9)    Taxes on Income, Continued

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, are presented below:

                                                                      September 30,                 June 30,
                                                                      -------------                 --------
                                                                          1998                1998             1997
                                                                          ----                ----             ----
                                                                      (unaudited)
          Deferred tax assets:
               Deferred loan fees                                  $        248,000             261,000          382,000
               Loan loss allowance                                          898,000             880,000          625,000
               Unrealized loss on securities available for sale                  -                   -            43,200
               Deferred compensation                                        282,000             513,000               -
               Accrued vacation pay                                          99,000              95,000           67,000
               Deferred directors fees                                       66,000              62,000           44,000
               Other                                                         69,000              57,000          118,000
                                                                       ------------        ------------      -----------
                   Total gross deferred tax assets                        1,662,000           1,868,000        1,279,200
                                                                       ------------        ------------        ---------
          Deferred tax liabilities:
               Unrealized gain on securities available for sale            (293,000)           (140,000)              -
               FHLB stock dividends                                        (725,000)           (791,000)        (608,000)
               Bad debt reserve in excess of base year                     (323,000)           (336,000)        (235,000)
               Fixed assets                                                (167,000)           (112,000)         (88,000)
               Purchase accounting adjustments                             (247,000)           (239,000)              -
                                                                       -------------       ------------      ----------
                   Total gross deferred tax liabilities                  (1,755,000)         (1,618,000)        (931,000)
                                                                       -------------       ------------      -----------
                   Net deferred tax asset (liability)              $        (93,000)            250,000          348,200
                                                                       ------------        ------------      -----------
                                                                       ------------        ------------      -----------


       The net change in the valuation allowance for the year ended June 30, 1997 was a decrease of $125,000.

       Based upon the Bank's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize the benefits of these deductible differences.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(10)   Employee Benefit Plans

       Pension Plan

       The Bank is a participant in the Financial Institutions Retirement Fund
           (FIRF), and substantially all of its officers and employees are covered by the plan. FIRF does not segregate the assets, liabilities, or costs by participating employer. According to FIRF's administrators, as of June 30, 1997, the date of the latest actuarial valuation, the book and market values of the fund assets exceeded the value of vested benefits in the aggregate. In accordance with FIRF's instructions, there was no pension contribution in the three months ended September 30, 1998 (unaudited) nor in the years ended June 30, 1998 or 1997 because the plan was fully funded. In 1996, the Bank was required to make a contribution of $56,736 to fund the FIRF.

       Effective September 1, 1996, Bank employees began participating in the Financial Institutions Thrift Plan (the Thrift Plan). Employees who are at least 21 years of age become eligible for participation after 12 months of continuous employment (during which at least 1,000 hours of service are completed). The Bank matches an amount equal to 25 percent of the first 4 percent of the employee's contributions. Thrift Plan expense for the three months ended September 30, 1998 and 1997 (unaudited) was $11,494 and $7,890, respectively, and for the years ended June 30, 1998 and 1997, was $29,213 and $21,167, respectively.

       ESOP

       All employees meeting the age and service requirements are eligible to participate in an ESOP (the Plan). Contributions made by the Bank to the Plan are allocated to participants by using a formula based on compensation. Participant benefits become 100 percent vested after five years of service. The ESOP is accounted for under "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6). At June 30, 1998, all shares owned by the Plan had been fully allocated to participants. Plan expense was $96,000; $112,888; and $82,394 for the years ending June 30, 1998, 1997, and 1996, respectively. The Plan borrowing bore interest at the prime interest rate plus .25 percent and required equal quarterly principal payments of $22,050 commencing September 1992 through payoff. Interest expense was $0; $813; and $7,594 on the Plan's borrowing for the years ending June 30, 1998, 1997, and 1996, respectively.

       Stock Appreciation Rights


       In connection with the acquisition of GFS certain GFS stock options were exchanged for Bank stock appreciation rights (SAR). The SAR entitle the holder to receive a cash payment equal to the appreciation in value of the SAR over a base amount. At September 30, 1998 (unaudited) the Bank's liability was approximately $478,000 and expense for the three months then ended was approximately ($469,000). At June 30, 1998, the Bank's liability was approximately $947,000 and expense for the three months then ended was approximately $23,000.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(10)   Employee Benefit Plans, Continued

       Stock Options

       The Bank's stock option plan permits the board of directors to grant options to purchase up to 75,600 shares of the Bank's $1 par value common stock. The options may be granted to directors and officers of the Bank. The price at which options may be exercised cannot be less than the fair value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors.

       Changes in options outstanding and exercisable, as restated for stock distributions, were as follows:

                                                     Exercisable    Outstanding         Option price
                                                       options         options            per share
                                                       -------         -------            ---------

                      June 30, 1995                      23,309         72,059          5.05  -   8.59
                           Forfeited                       (791)          (791)             5.05
                           Vested                        17,411             -               5.05
                           Exercised                    (10,636)       (10,636)         5.05  -   8.59
                                                      ---------       --------
                      June 30, 1996                      29,293         60,632          5.05  -   8.59
                           Forfeited                       (302)          (378)             5.05
                           Vested                        16,273             -               5.05
                           Exercised                    (11,389)       (11,389)         5.05  -   8.59
                                                      ---------       --------
                      June 30, 1997                      33,875         48,865          5.05  -   8.59
                           Granted                           -           5,500             33.50
                           Vested                        17,490             -           5.05  -  33.50
                           Exercised                    (11,674)       (11,674)             5.05
                                                      ---------       --------
                      June 30, 1998                      39,691         42,691          5.05  -  33.50
                      Exercised (unaudited)              (5,117)        (5,117)         5.05 -   8.59
                                                      ---------       --------

                      September 30, 1998
                      (unaudited)                        34,574         37,574          5.05 - 33.50
                                                   ------------   ------------     -----------------
                                                   ------------   ------------     -----------------


       Recognition and Retention Plan

       The Bank has a recognition and retention plan (RRP) for certain executive officers. The employees vest in the shares of stock over a period of time as determined by the Management Retention Plan committee of the board of directors. RRP expense for the years ended June 30, 1998, 1997, and 1996, was $0; $7,560; and $17,010, respectively, and for the three month periods ended September 30, 1998 and 1997 was $0 (unaudited).

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(11)   Stockholders' Equity

       Regulatory Capital Requirements

       The Financial Institution Reform, Recovery, and Enforcement Act of 1989
           (FIRREA) and the capital regulations of the OTS promulgated thereunder require institutions to have minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum 3 percent leverage capital ratio, and a minimum 8 percent risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution.

       The Federal Deposit Insurance Corporation Improvement Act of 1991
           (FDICIA) established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. Institutions such as the Bank, which are defined as well capitalized, must generally have a leverage capital (core) ratio of at least 5 percent, a tier risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent. FDICIA also provides for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions, and other changes in the legal and regulatory environment for such institutions.

       The Bank met all regulatory capital requirements at September 30, 1998 (unaudited), June 30, 1998 and 1997.

       A reconciliation of the Bank's regulatory capital using generally accepted accounting principles (GAAP) as of September 30, 1998 (unaudited) follows:

                                                                    Tangible            Core          Risk-based
                                                                     Capital          Capital           Capital
                                                                   -----------       ----------       ----------
GAAP capital                                                       $43,167,000       43,167,000       43,167,000

Capital adjustments:
 Allowance for loan losses                                                  --               --        2,677,000
 Goodwill and other intangible assets                               (8,080,000)      (8,080,000)      (8,080,000)
 Unrealized gains on securities available for sale, net of taxes      (492,000)        (492,000)        (492,000)
 Minority interest                                                      54,000           54,000           54,000
                                                                   ------------      ----------       ----------
Regulatory capital                                                 $34,649,000       34,649,000       37,326,000
                                                                   ------------      ----------       ----------
                                                                   ------------      ----------       ----------

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



(11)   Stockholders' Equity, Continued

       The Bank's actual and required capital amounts and ratios are presented in the following table:

                                                                   September 30, 1998 (unaudited)
                                      ----------------------------------------------------------------------------------------
                                                                                                     To be well capitalized
                                                                            For capital             under prompt corrective
                                                 Actual                  adequacy purposes             action provisions
                                      ----------------------------  ----------------------------  ----------------------------
                                          Amount       Ratio            Amount         Ratio          Amount       Ratio
                                          ------       -----            ------         -----          ------       -----

Tangible capital                   $      34,649,000      6.2 %   $       8,418,000     1.5 %   $              -         - %
Tier 1 leverage (core) capital            34,649,000      6.2            16,837,000     3.0           28,061,000      5.0
Risk-based capital                        37,326,000     12.3            24,221,000     8.0           30,276,000     10.0
Tier 1 risk-based capital                 34,694,000     11.4                     -       -           18,166,000      6.0



                                                                           June 30, 1998
                                      ----------------------------------------------------------------------------------------
                                                                                                     To be well capitalized
                                                                     For capital                    under prompt corrective
                                                 Actual                  adequacy purposes             action provisions
                                      ----------------------------  ----------------------------  ----------------------------
                                          Amount       Ratio            Amount         Ratio          Amount       Ratio
                                          ------       -----            ------         -----          ------       -----
Tangible capital                   $      33,667,000      6.2 %   $       8,148,000     1.5 %   $              -     -    %
Tier 1 leverage (core) capital            33,667,000      6.2            16,296,000     3.0           27,160,000      5.0
Risk-based capital                        36,270,000     12.5            23,192,000     8.0           28,991,000     10.0
Tier 1 risk-based capital                 33,667,000     11.6                     -     -             17,394,000      6.0

       Retained earnings at June 30, 1998 and 1997, included approximately
           $7,380,000 and $6,030,000, respectively, which constitute allocations to bad debt reserves for federal income tax purposes and for which no provision for taxes on income has been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges.

       Dividends and Restrictions Thereon

       On July 16, 1998, the board of directors of the Bank declared a dividend of 12(cent) per share, payable on August 28, 1998, to shareholders of record as of August 14, 1998. On October 22, 1998, the board of directors of the Bank declared a dividend of 12(cent) per share (unaudited), payable on November 27, 1998 to stockholders of record as of November 13, 1998.

       The Parent Company waived its right to receive $731,808 in dividends declared by the Bank during the year ended June 30, 1998. The OTS has required that retained earnings be restricted by the amount of such waived dividends. Such restricted amounts aggregated $2,250,864 at June 30, 1998. Upon completion of conversion, restrictions on waived dividends will no longer exist.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(11)   Stockholders' Equity, Continued

       Dividends and Restrictions Thereon, Continued

       Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. Under these regulations, a savings institution, such as the Bank, that will meet the fully phased-in capital requirements (as defined by OTS regulations) subsequent to a capital distribution is generally permitted to make such a capital distribution without OTS approval, subject to certain limitations and restrictions as described in the regulations. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements is permitted by the new regulations to make, without OTS approval, capital distributions of between 25 percent and 75 percent of its net earnings for the previous four quarters less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OTS. The Bank's current compliance with fully phased-in capital requirements would permit payment of dividends upon notice to the OTS.

(12)   Financial Instruments with Off Balance Sheet Risk

       The Bank is a party to various transactions with off balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recorded in the consolidated financial statements.

       At September 30, 1998 (unaudited) and June 30, 1998 and 1997, the Bank had commitments to originate and purchase mortgage loans approximating $20,711,000, $21,943,000 and $12,293,000, respectively, excluding undisbursed portions of loans in process. At
           September 30, 1998 (unaudited) commitments to fund fixed rate loans approximated $14,757,000 at a weighted average interest rate of 8.24%. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Bank adequately controls its credit risk on these commitments, as it does for loans recorded on the statement of financial condition.

       The Bank had approved, but unused, consumer lines of credit of approximately $10,497,000, (unaudited) $10,110,000 and $7,906,000 at
           September 30, 1998 and June 30, 1998 and 1997, respectively. At both dates, over 75 percent of the consumer lines outstanding were for the Bank's credit card program. The Bank had approved, but unused, commercial lines of credit of approximately $885,000 (unaudited) $2,060,000 and $864,000 at September 30, 1998 and June 30, 1998 and
           1997, respectively.

       At September 30, 1998 and June 30, 1998 and 1997, the Bank had commitments to sell loans approximating $975,000 (unaudited) $1,055,000 and $533,000, respectively.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(13)   Fair Value of Financial Instruments

       The estimated fair values of Bank's financial instruments (as described in note 1) were as follows:

                                                September 30, 1998              June 30, 1998                  June 30, 1997
                                             Carrying          Fair       Carrying           Fair        Carrying           Fair
                                              amount           value       amount            value        amount           value
                                          --------------- ------------- --------------- -------------- ------------- ---------------
                                                    (unaudited)
Financial assets:
   Cash and cash equivalents                $  8,919,400      8,919,400   $  9,725,007      9,725,007   $  9,090,714      9,090,714
   Interest-bearing deposits in other
      financial institutions                   1,000,000      1,000,000      7,500,000      7,500,000      3,387,453      3,387,453
   Investment securities available for sale   87,457,398     87,457,398     65,194,875     65,194,875     64,097,913     64,097,913
   Investment securities held to maturity     32,107,702     32,917,438     32,023,240     32,371,990     29,757,806     29,575,620
   Loans receivable, net                     407,455,369    416,948,000    404,800,425    412,045,000    341,253,966    345,550,000
   FHLB stock                                  6,269,600      6,269,600      5,670,600      5,670,600      5,000,000      5,000,000

Financial liabilities:
   Deposits                                  392,677,194    395,912,000    392,425,285    392,578,000    326,733,945    325,615,000
   Other borrowings                          124,885,063    126,947,000    107,900,878    107,809,000     96,500,000     95,887,000
                                            ------------   ------------   ------------   ------------   ------------   ------------
                                            ------------   ------------   ------------   ------------   ------------   ------------


      Unrealized                            Notional       Unrealized        Notional        Unrealized       Notional    Unrealized
      gain (loss)                            amount        gain (loss)        amount         gain (loss)       amount    gain (loss)
                                         --------------- --------------   -------------    --------------  ------------  -----------
Off balance sheet assets (liabilities):
   Commitments to extend credit           $ 20,711,000         --         $ 21,943,000             --      $ 12,293,000          --
   Consumer lines of credit                 10,497,000         --           10,110,000             --         7,906,000          --
   Commercial lines of credit                  885,000         --            2,060,000             --           864,000          --
   Commitments to sell loans                   975,000         --           (1,055,000)            --          (533,000)         --
                                         --------------- --------------   -------------    --------------  ------------  -----------
                                         --------------- --------------   -------------    --------------  ------------  -----------


(14)   Contingencies

       The Bank is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Bank's financial position or results of its operations.

 (15)  Federal Deposit Insurance Corporation (FDIC) Special Assessment

       On September 30, 1996, the United States Congress passed, and the President signed, legislation that imposed a one-time assessment of
           65.7 basis points on deposits insured by the Savings Association Insurance Fund (SAIF). Substantially all of the deposits of the Bank are SAIF-insured. The Bank incurred a one-time pre-tax expense of $2,232,519 that is recorded in the Bank's statement of operations for the year ended June 30, 1997.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(16)   Subsequent Events

       On August 17, 1998 the Bank announced execution of a definitive agreement to acquire Mid-Iowa Financial Corp, Newton, Iowa. The acquisition is subject to regulatory and shareholder approvals and is anticipated to result in payment to Mid-Iowa Financial Corp shareholders of approximately $29,000,000. The Bank's parent company, First Federal Bankshares, M.H.C. also announced its intention to convert to a capital stock corporation.

(17)   Sale of Branch Offices (unaudited)

       The Bank sold, at a profit, approximately $19,400,000 of deposits at branch offices in Hartley, Hawarden and Sanborn, Iowa during November and December 1998.

(18)   The Conversion (unaudited)

       On September 17, 1998, the Board of Directors of the Parent Company adopted a plan of conversion (the "Plan") pursuant to which the Parent Company is converting to a capital stock corporation organized under Delaware law (the "Holding Company"). The purpose of the conversion is to convert the Parent Company to the capital stock form of organization, which is intended to provide the Parent Company and the Bank with greater flexibility and capital resources to respond to changing regulatory and market conditions and to effect corporate transactions, including mergers and acquisitions.

       The plan was adopted by the Board of Directors of the Parent Company, and must also be approved by (i) a majority of the total number of votes entitled to be cast by voting members of the Parent Company at a special meeting to be called for that purpose, and (ii) at least two-thirds of the outstanding common stock of the Bank at the special meeting of stockholders, including at least a majority of the votes cast, in person or by proxy of the minority stockholders. Prior to the submission of the Plan to the voting members and stockholders of the Bank for consideration, the Plan must be approved by the OTS.

       The plan of conversion provides for the establishment, upon the completion of the conversion, of a special liquidation account for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal the net worth of the Bank as of the date of its latest statement of financial condition contained in the final offering circular used in connection with the conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible and supplemental eligible account holder will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

       The Bank may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause the Bank's stockholders' equity to be reduced below applicable regulatory capital maintenance requirements for insured institutions or below the special liquidation account referred to above.

       At September 30, 1998 costs totaling $76,000 related to the interdependent conversion and acquisition of Mid-Iowa Financial Corp. have been capitalized. Such costs will be charged to operations if the conversion is not completed.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(19)   Quarterly Results of Operations (unaudited)

       The quarterly results of operations for the years ended June 30, 1998 and 1997 are as follows (in thousands, except per share data)

                                                                    For the three months ended fiscal 1998
                                                 -----------------------------------------------------------------------------
                                                       June                March              December          September
                                                  ----------------   ----------------     ---------------     ------------
Interest income                                  $           9,966              8,486               8,402            8,510
Interest expense                                             6,050              5,066               5,089            5,172
                                                  ----------------   ----------------     ---------------     ------------
       Net interest income                                   3,916              3,420               3,313            3,338
Provision for losses on loans                                  105                 95                  75               70
                                                  ----------------   ----------------     ---------------     ------------
       Net interest income after provision                   3,811              3,325               3,238            3,268
Noninterest income                                           1,139                691                 672              675
Noninterest expense                                          3,437              2,826               2,626            2,639
                                                  ----------------   ----------------     ---------------     ------------
       Earnings before income taxes                          1,513              1,190               1,284            1,304
Income taxes                                                   526                417                 467              463
                                                  ----------------   ----------------     ---------------     ------------
       Net Earnings                              $             987                773                 817              841
                                                  ----------------   ----------------     ---------------     ------------
                                                  ----------------   ----------------     ---------------     ------------
Earnings per share:
       Basic                                     $            .35                .27                 .29               .30
       Diluted                                                .34                .27                 .28               .29
                                                  ----------------   ----------------     ---------------     ------------
                                                  ----------------   ----------------     ---------------     ------------


                                                                    For the three months ended fiscal 1997
                                                 -----------------------------------------------------------------------------
                                                       June                March              December          September
                                                  ----------------   ----------------     ---------------     ------------
Interest income                                  $           8,646              8,522               8,310            8,213
Interest expense                                             5,186              5,117               5,064            4,961
                                                  ----------------   ----------------     ---------------     ------------
       Net interest income                                   3,460              3,405               3,246            3,252
Provision for losses on loans                                   80                 83                  48               47
                                                  ----------------   ----------------     ---------------     ------------
       Net interest income after provision                   3,380              3,322               3,198            3,205
Noninterest income                                             712                566                 636              637
Special deposit insurance assessment                             -                  -                   -            2,233
Noninterst expense                                           2,761              2,532               2,625            2,542
                                                  ----------------   ----------------     ---------------     ------------
       Earnings before income taxes                          1,331              1,356               1,209             (933)
Income taxes                                                   480                482                 434             (372)
                                                  ----------------   ----------------     ---------------     -------------
       Net Earnings                              $             851                874                 775             (561)
                                                  ----------------   ----------------     ---------------     ------------
                                                  ----------------   ----------------     ---------------     ------------
Earnings per share: (1)
       Basic                                     $            .30                .31                 .28              (.20)
       Diluted                                                .30                .30                 .27              (.20)
                                                  ----------------   ----------------     ---------------     ------------
                                                  ----------------   ----------------     ---------------     ------------

------------------------------------------------
(1) Adjusted for stock distributions.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION

EXCERPTS FROM MID-IOWA FINANCIAL'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED SEPTEMBER 30, 1998

Part II, Item 7.        Audited Consolidated Financial Statements of Mid-Iowa Financial Corp.
                        and Subsidiaries and Independent Auditors' Report Thereon:

                        Independent Auditors' Report.............................................................G-2

                        Consolidated Balance Sheets as of September 30, 1998 and 1997............................G-3

                        Consolidated Statements of Operations for the years ended September 30, 1998,
                          1997 and 1996..........................................................................G-4

                        Consolidated Statements of Stockholder's Equity for the years ended
                          September 30, 1998, 1997 and 1996......................................................G-5

                        Consolidated Statements of Cash Flows for the years ended September 30, 1998,
                          1997 and 1996..........................................................................G-6

                        Notes to Consolidated Financial Statements...............................................G-8

Part II, Item 6.        Management's Discussion and Analysis of Plan of Operation................................G-30

Part I, Item 1.         Description of Business..................................................................G-45

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Mid-Iowa Financial Corp.
Newton, Iowa:

We have audited the accompanying consolidated balance sheets of Mid-Iowa Financial Corp. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid-Iowa Financial Corp. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.

                                                KPMG Peat Marwick LLP



Des Moines, Iowa
November 6, 1998

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES
                           Consolidated Balance Sheets


                                                                                     September 30,
                                                                             ---------------------------
                                                                                 1998             1997
                                                                                 ----             ----
                                     Assets

Cash and cash equivalents (note 1) .......................................  $ 15,457,949       3,563,299
Securities available for sale (note 2) ...................................     4,994,247       4,982,662
Securities held to maturity (fair value of $50,380,170 in 1998 and
 $48,231,573 in 1997) (notes 3 and 7) ....................................    49,793,789      47,767,121


Loans held for resale ....................................................        49,900           --
Loans receivable, net (notes 4, 5 and 8) .................................    71,435,579      66,417,985
Accrued interest receivable ..............................................     1,017,122         867,663
Federal Home Loan Bank stock, at cost ....................................     1,800,000       1,650,000
Real estate ..............................................................       135,438          33,865
Office properties and equipment, net (note 6) ............................     2,630,366       2,587,127
Intangibles, net .........................................................        10,872          12,978
Prepaid expenses and other assets ........................................       191,663         134,051
                                                                             ------------  -------------
                   Total assets ..........................................  $147,516,925     128,016,751
                                                                             ------------  -------------
                                                                             ------------  -------------

                      Liabilities and Stockholders' Equity
Liabilities:
     Deposits (note 7) ...................................................  $ 96,352,659      89,377,718
     Borrowed funds (note 8)..............................................    36,000,000      25,000,000
     Advance payments by borrowers for taxes and insurance ...............       162,572         179,982
     Accrued interest payable.............................................       939,041         945,890
     Accounts payable and accrued expenses ...............................       302,188         452,033
                                                                             ------------  -------------
                   Total liabilities .....................................   133,756,460     115,955,623
                                                                             ------------  -------------
Stockholders' equity (note 11):
     Common stock, $.01 par value; authorized 2,000,000
          shares; 1,741,148 and 1,729,880 shares issued and
          outstanding in 1998 and 1997, respectively .....................        17,411          17,299
     Additional paid-in capital ..........................................     3,147,692       3,040,211
     Retained earnings, partially restricted .............................    10,553,062       9,298,166
     Treasury stock, at cost (51,792 shares in 1997) .....................         --           (325,600)
     Unrealized gain on securities available for
      sale, net of taxes..................................................        42,300          31,052
                                                                             ------------  -------------
                   Total stockholders' equity ............................    13,760,465      12,061,128
                                                                             ------------  -------------

Commitments and contingencies (Note 14)

                   Total liabilities and stockholders' equity ............  $147,516,925     128,016,751
                                                                             ------------  -------------
                                                                             ------------  -------------

          See accompanying notes to consolidated financial statements.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                                                   Years ended September 30,
                                                                      ----------------------------------------------------
                                                                            1998             1997               1996
                                                                            ----             ----               ----
Interest income:
    Loans ........................................................  $        5,788,795        5,309,865         4,880,247
    Securities available for sale ................................             276,202          327,497           259,975
    Securities held to maturity ..................................           3,246,933        3,069,225         2,831,439
    Other ........................................................             494,143          256,768           255,898
                                                                      ----------------- ----------------   ---------------
              Total interest income ..............................           9,806,073        8,963,355         8,227,559
                                                                      ----------------- ----------------   ---------------
Interest expense:
    Deposits (note 7) ............................................           4,102,644        3,787,690         3,710,324
    Borrowed funds ...............................................           1,978,758        1,557,800         1,229,114
                                                                      ----------------- ----------------   ---------------
              Total interest expense .............................           6,081,402        5,345,490         4,939,438
                                                                      ----------------- ----------------   ---------------
              Net interest income ................................           3,724,671        3,617,865         3,288,121
Provision for losses on loans (note 5) ...........................              60,000           81,000            36,000
                                                                      ----------------- ----------------   ---------------
              Net interest income after
                provision for losses on loans ....................           3,664,671        3,536,865         3,252,121
                                                                      ----------------- ----------------   ---------------
Noninterest income:
    Gain on sale of other assets .................................              25,484           24,233            33,227
    Fees and service charges .....................................             394,571          365,413           325,193
    Commissions ..................................................             927,963          852,247           740,527
    Other income .................................................               --             221,000             --
                                                                      ----------------- ----------------   ---------------
              Total noninterest income ...........................           1,348,018        1,462,893         1,098,947
                                                                      ----------------- ----------------   ---------------
Noninterest expense:
    Compensation, payroll taxes,
        and employee benefits (note 10) ..........................           1,301,300        1,191,590         1,119,610
    Office properties and equipment ..............................             379,853          261,599           243,225
    Deposit insurance premiums ...................................              55,714           75,724           188,325
    Special deposit insurance assessment (note 13) ...............              --                --              530,421

    Data processing services .....................................             168,569          147,468           134,574
    Other real estate (income) expense, net ......................             (3,566)         (12,118)             2,340
    Other ........................................................           1,178,976          994,860           896,799
                                                                      ----------------- ----------------   ---------------
              Total noninterest expense ..........................           3,080,846        2,659,123         3,115,294
                                                                      ----------------- ----------------   ---------------
              Income before taxes on income ......................           1,931,843        2,340,635         1,235,774
Taxes on income (note 9) .........................................             600,000          790,800           411,200
                                                                      ----------------- ----------------   ---------------
              Net income .........................................  $        1,331,843        1,549,835           824,574

                                                                      ----------------- ----------------   ---------------
                                                                      ----------------- ----------------   ---------------
Earnings per common share:
    Basic ........................................................  $              .78              .93               .49
                                                                      ----------------- ----------------   ---------------
                                                                      ----------------- ----------------   ---------------
    Diluted ......................................................  $              .73              .89               .47
                                                                      ----------------- ----------------   ---------------
                                                                      ----------------- ----------------   ---------------

          See accompanying notes to consolidated financial statements.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity


                                                                              Recognition
                                                   Additional                     and      Unrealized
                                        Common       paid-in     Retained      retention      gains        Treasury
                                        stock       capital      earnings        plan     (losses), net      stock       Total
                                        ------      --------     --------        ----     -------------     ------       -----
Balance as of September 30, 1995 ..      8,395      3,049,634     7,197,953    (3,672)       8,673            --        10,260,983
Net income ........................       --           --           824,574       --          --              --           824,574
Repurchase of common stock
     (72,700 shares) ..............       --           --             --          --                      (462,950 )      (462,950)
Exercise of options
     (50,328 shares) ..............        503        110,240         --          --          --              --           110,743
Amortization of recognition
      and retention plan ..........       --           --             --        3,672         --              --             3,672
Dividends paid ($.10 per share) ...       --           --          (135,049)      --          --              --          (135,049)
Stock dividend (100%) .............      8,401        (17,251)       (5,400)      --          --            14,250          --
Change in unrealized gain on
     securities available for sale        --           --             --          --          (851)           --              (851)
                                      ---------  -------------  ------------  --------    ----------    ------------   -----------
Balance as of September 30, 1996 ..     17,299      3,142,623     7,882,078       --         7,822        (448,700)     10,601,122
Net income ........................       --           --         1,549,835       --          --              --         1,549,835
Repurchase of common stock
     (7,500 shares) ...............       --           --             --          --          --           (47,812)        (47,812)
Exercise of options
     (27,208 shares) ..............       --         (102,412)        --          --          --           170,912          68,500
Dividends paid ($.08 per share) ...       --           --          (133,747)      --          --              --          (133,747)
Change in unrealized gain on
     securities available for sale        --           --             --          --        23,230            --            23,230
                                      ---------  -------------  ------------  --------    ----------    ------------   -----------
Balance as of September 30, 1997 .. $   17,299      3,040,211     9,298,166       --        31,052        (325,600)     12,061,128
Net income ........................       --           --         1,331,843       --          --              --         1,331,843
Exercise of options
     (63,060 shares) ..............        112        107,481        60,000       --          --           325,600         493,193
Dividends paid ($.08 per share) ...       --           --          (136,947)      --          --              --          (136,947)
Change in unrealized gain on
     securities available for sale        --           --             --          --        11,248            --            11,248
                                      ---------  -------------  ------------  --------    ----------    ------------    -----------
Balance as of September 30, 1998 .. $   17,411      3,147,692    10,553,062       --        42,300            --        13,760,465
                                      ---------  -------------  ------------  --------    ----------    ------------    -----------
                                      ---------  -------------  ------------  --------    ----------    ------------    -----------



See accompanying notes to consolidated financial statements.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


                                                                                         Years ended September 30,
                                                                         ----------------------------------------------------------
                                                                               1998                1997                 1996
                                                                               ----                ----                 ----
Cash flows from operating activities:
     Net income ....................................................   $        1,331,843            1,549,835             824,574
     Origination of loans held for sale ............................             (314,800)               --                  --
     Proceeds from sale of loans held for sale .....................              264,900                --               309,867
     Adjustments to reconcile net income to
          net cash provided by operating activities:
              Depreciation .........................................              167,069              108,104             103,594
              Amortization of recognition
                  and retention plan benefits ......................                --                   --                  3,672
              Amortization of premiums and discounts
                  on loans and mortgage-backed securities ..........              (74,208)             (67,570)            (64,019)
              Provision for losses on loans ........................               60,000               81,000              36,000
              Gain on sale of real estate, net .....................              (22,509)             (23,230)            (33,227)
              Increase in accrued interest receivable ..............             (149,459)             (38,069)            (22,861)
              (Decrease) increase in accrued interest payable ......               (6,849)             101,433              36,267
              (Decrease) increase in current taxes on income .......              (98,237)             (50,795)             49,168
              Deferred taxes on income .............................               11,000              185,905            (153,934)
              Other, net ...........................................             (126,978)            (462,679)            581,330
                                                                         -----------------  -------------------   -----------------
                       Net cash provided by operating activities ...            1,041,772            1,383,934           1,670,431
                                                                         -----------------  -------------------   -----------------
Cash flows from investing activities:
     Securities available for sale:
          Purchases ................................................             (500,000)            (388,439)         (2,607,612)
          Principal repayments of mortgage-backed securities .......              501,736              413,544             545,044
     Securities held to maturity:
          Proceeds from maturities .................................           16,161,677            6,538,323           7,062,151
          Purchases ................................................          (24,712,342)         (13,708,139)        (12,341,227)
          Principal repayments of mortgage-backed securities .......            6,626,807            3,706,386           4,025,149
     Net change in loans ...........................................           (5,191,807)          (4,376,114)         (4,312,278)
     Proceeds from sale of real estate .............................               13,338               26,623              75,000
     Capitalized real estate costs .................................                --                   --                 (5,440)
     Purchase of office properties and equipment, net ..............             (210,308)          (1,727,780)           (208,206)
     Purchase of Federal Home Loan Bank stock ......................             (300,000)            (325,000)           (425,000)
     Proceeds on sale of Federal Home Loan Bank stock ..............              150,000                --                  --
                                                                         -----------------  -------------------   -----------------
                       Net cash used in investing activities .......           (7,460,899)          (9,840,596)         (8,192,419)
                                                                         -----------------  -------------------   -----------------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES


                                                                                         Years ended September 30,
                                                                         ----------------------------------------------------------
                                                                               1998                1997                 1996
                                                                               ----                ----                 ----
Cash flows from financing activities:
     Net change in deposits ........................................   $        6,974,941            6,505,755           4,200,511
     Receipt of borrowed funds .....................................           26,000,000           26,500,000          23,000,000
     Payments on borrowed funds ....................................          (15,000,000)         (22,000,000)        (20,500,000)
     (Decrease) increase in advance payments
          by borrowers for taxes and insurance .....................              (17,410)             (19,939)             39,529
     Stock options exercised .......................................              493,193               68,500             110,743
     Payments to acquire treasury stock ............................                    -              (47,812)           (462,950)
     Dividends paid ................................................             (136,947)            (133,747)           (135,049)
                                                                         -----------------  -------------------   -----------------
                       Net cash provided by financing activities ...           18,313,777           10,872,757           6,252,784
                                                                         -----------------  -------------------   -----------------
                       Net increase (decrease)
                           in cash and cash equivalents ............           11,894,650            2,416,095            (269,204)
Cash and cash equivalents at beginning of year .....................            3,563,299            1,147,204           1,416,408
                                                                         -----------------  -------------------   -----------------
Cash and cash equivalents at end of year ...........................   $       15,457,949            3,563,299           1,147,204
                                                                         -----------------  -------------------   -----------------
                                                                         -----------------  -------------------   -----------------
Supplemental disclosures:
     Cash paid during the year for:
          Interest, net of interest capitalized of $30,872 in 1997 .   $        6,088,251            4,903,171           4,375,153
          Taxes on income                                                         625,513              516,527             460,866
     Noncash investing and financing activities -
          Reclassification of securities from
              held to maturity to available for sale ...............               --                2,079,143               --
                                                                         -----------------  -------------------   -----------------
                                                                         -----------------  -------------------   -----------------



          See accompanying notes to consolidated financial statements.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           September 30, 1998 and 1997


(1)  Summary of Significant Accounting Policies

     Description of the Business

     Mid-Iowa Financial Corp., headquartered in Newton, Iowa, is a savings and loan holding company comprised of a federally chartered stock savings bank operating offices in Central Iowa; a real estate brokerage and development company; and a company which provides credit reporting and collection services, sells investment products, and provides discount securities brokerage. Mid-Iowa Financial Corp. was organized as a Delaware Corporation in June 1992 at the direction of Mid-Iowa Savings Bank for the purpose of becoming a savings and loan holding company, as part of the Mid-Iowa Savings Bank conversion from a mutual to a stock institution.

     Mid-Iowa Financial Corp. is primarily a retail banking operation offering loans, deposits, and related financial services to customers in its market area. Loans primarily consist of single-family residential mortgage loans, commercial loans, and consumer loans.

     Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Mid-Iowa
        Financial Corp. and its wholly owned subsidiaries, Mid-Iowa Security Corporation and Mid-Iowa Savings Bank (the Bank), and the Bank's wholly owned subsidiary, Center of Iowa Investments, Limited (collectively the Company).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentrations of Credit Risk

     The Company originates residential and commercial real estate loans primarily in its central Iowa market area. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market areas.

     Earnings Per Share

     Basic earnings per share computations for the years ended September 30, 1998, 1997 and 1996, were determined by dividing net income by the weighted-average number of common share amounts outstanding during the years then ended. Diluted earnings per common share amounts are computed by dividing net income by the weighted-average number of common shares and all dilutive common shares outstanding during the year.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Earnings Per Share, Continued

     The following was used in the computation of net income per common share on both a basic and diluted basis for the years ended September 30, 1998, 1997, and 1996.

                                                                                          September 30,
                                                                    ----------------------------------------------------------
                                                                           1998                1997                     1996
                                                                           ----                ----                     ----
        Basic EPS computation:
             Net income                                             $      1,331,843             1,549,835              824,574
             Weighted-average common shares outstanding                    1,718,243             1,670,834            1,699,252
             Basic EPS                                              $           0.78                  0.93                 0.49
                                                                    -----------------    -----------------      -----------------
                                                                    -----------------    -----------------      -----------------

        Diluted EPS computation:
             Net income                                             $      1,331,843             1,549,835              824,574
             Weighted-average common shares outstanding                    1,718,243             1,670,834            1,699,252
             Incremental option shares using treasury
                 stock method                                                115,500                66,207               66,590
                                                                    -----------------    -----------------      -----------------
             Diluted shares outstanding                                    1,833,743             1,737,041            1,765,842
                                                                    -----------------    -----------------      -----------------
                                                                    -----------------    -----------------      -----------------

             Diluted EPS                                            $           0.73                  0.89                 0.47
                                                                    -----------------    -----------------      -----------------
                                                                    -----------------    -----------------      -----------------

     Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company includes all short-term investments with original maturities of three months or less at date of purchase in cash and cash equivalents. Amounts of interest bearing deposits included as cash equivalents were $15,071,769 and $3,104,940 at September 30, 1998 and 1997, respectively.

     Securities Available for Sale

     Securities to be held for indefinite periods of time, including securities the Company intends to utilize as part of its asset/liability management strategy and may sell in response to changes in interest rates; changes in prepayment risk; liquidity needs; and when needed to increase regulatory capital or other similar factors, are classified as available for sale.

     Securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax effect, are recorded as a component of stockholders' equity.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Securities Available for Sale, Continued

     Discounts and premiums on securities available for sale are accreted/amortized using the interest method. The timing of the accretion/amortization for mortgage-backed securities is adjusted for actual prepayment experience.

     Gain or loss is recognized using the specific identification method, and is reflected in the statements of operations.

     Securities Held to Maturity

     Securities which the Company intends to hold until maturity are stated at cost, adjusted for accretion of discount and amortization of premiums computed using the interest method. The timing of the amortization and accretion for mortgage-backed securities are adjusted for actual prepayment experience. The Company has the ability, and it is management's intent, to hold these securities to maturity.

     Loans Held for Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to operations.

     Loans Receivable

     Loans are stated at the principal amounts outstanding, net of unearned income, deferred loan fees, and discounts. Unearned income, net deferred loan fees, and discounts on loans which are probable of collection are amortized over the terms of the loans using the interest method.

     Interest on loans is accrued and credited to operations, based primarily on the principal amount outstanding.

     The Company did not adopt Statement of Financial Accounting Standards
        (SFAS) No. 122, "Accounting for Mortgage Servicing Rights," because the adoption would not have a material effect on the financial position or the statement of operations.

     Allowances for Losses on Loans and Real Estate

     The allowances for losses on loans and real estate are maintained at amounts considered adequate to provide for such losses. The allowance for losses on loans is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Allowances for Losses on Loans and Real Estate, Continued

     Realestate, acquired through foreclosure, is carried at the lower of cost or fair value less estimated selling costs. When a property is acquired through foreclosure or a loan is considered impaired, any excess of the loan balance over fair value of the property is charged to the allowance for losses on loans. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.
        An allowance for losses on real estate is provided when it is determined that the investment in real estate is greater than its estimated fair value. There were no provisions and no charge-offs for real estate in the years ended September 30, 1998, 1997, and 1996.

     The accrual of interest income on any loan is discontinued (generally when a loan becomes 90 days delinquent) when, in the opinion of management, there is reasonable doubt as to the timely collection of interest or principal. When interest accruals are discontinued, accrued interest receivable is charged to income. Subsequent interest income is not recognized on such loans until collected.

     Loan Origination Fees and Related Costs

     Mortgage loan origination fees and certain direct loan origination costs, if material, are deferred, and the net fee or cost is recognized in operations using the interest method. Direct loan origination costs for other loans are expensed, as such costs are not material in amount.

     Financial Instruments with Off Balance Sheet Risk

     In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with off balance sheet risk, which principally include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements (see note
        4). The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Carrying Costs of Real Estate Held for Development

     Interest costs and real estate taxes applicable to real estate held for development are capitalized during the period that such real estate is in the process of development. Prior to the time that development activities commence and after such time as the real estate is ready for sale, interest and real estate taxes are charged to operations as incurred. There was no capitalized interest for the years ended September 30, 1998, 1997, and 1996.

     Office Properties and Equipment

     Office properties and equipment are recorded at cost, and depreciation is provided principally using the straight-line method over the estimated useful lives of the related assets, which range from 5 to 40 years.

     Maintenance and repairs are charged against income. Expenditures for improvements are capitalized and subsequently depreciated. The cost and accumulated depreciation of properties retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. Related profit or loss from such transactions is credited or charged to income.

     During the year ended September 30, 1997, approximately $31,000 in interest expense related to the construction of a branch facility was capitalized.

     Taxes on Income

     The Company files a consolidated federal income tax return. Federal income taxes are allocated based on taxable income or loss included in the consolidated return. For state tax purposes, the Bank files a franchise tax return and the other entities file a corporate income tax return.

     The Company utilizes the asset and liability method for taxes on income, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

     Stock Option Plan

     The Company provides pro forma net income and pro forma earnings per share disclosures for material employee stock option grants made after 1996 as if the fair-value-based method, which recognizes as expense over the vesting period the fair value of stock-based awards at the date of grant, had been applied.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Effect of New Accounting Standards

     SFAS No. 130, Reporting Comprehensive Income, will be effective for the
        Company for the year beginning October 1, 1998, and establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net income and certain amounts reported directly in stockholders= equity, such as the net unrealized gain or loss on available-for-sale securities. The Company will adopt SFAS No. 130 when required.

     SFAS No. 131, Disclosure About Segments of an Enterprise and Related
        Information, will be effective for the Company for the year beginning October 1, 1998, and establishes disclosure requirements for segment operations. The Company expects to adopt SFAS No. 131 when required.

     SFAS No. 132, Employers' Disclosures about Pensions and Other
        Postretirement Benefits, will be effective for the Company for the year beginning October 1, 1998, and revises the disclosure requirements for pension and other postretirement benefit plans. The Company expects to adopt SFAS No. 132 when required.

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective for the Company for the year beginning October 1, 1999. Management is evaluating the impact the adoption of SFAS No. 133 will have on the Company=s consolidated financial statements. The Company expects to adopt SFAS No. 133 when required

     Fair Value of Financial Instruments

     The Company's fair value estimates, methods, and assumptions for its financial instruments are set forth below:

         Cash and Cash Equivalents, Accrued Interest Receivable, Advance
             Payments by Borrowers for Taxes and Insurance, and Accrued Interest Payable

         The recorded amount approximates fair value due to the short-term nature of the instruments.

         Securities Available for Sale and Securities Held to Maturity

         The fair value of securities is estimated based on bid prices published in financial newspapers, bid quotations received from securities dealers, or quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

         Loans

         Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, real estate, and installment.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Fair Value of Financial Instruments, Continued

        Loans, continued

        The fair value of a loan is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the subsidiary banks' historical experience with repayments for each loan classification, modified as required by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

        Federal Home Loan Bank (FHLB) Stock

        The value of FHLB stock is equivalent to its carrying value, as the stock is redeemable at par value.

        Deposits

        The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, and NOW accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

        Borrowed Funds

        The fair value of borrowed funds is based on the discounted value of contractual cash flows.

        Off Balance Sheet Instruments

        The fair value of commitments to extend credit and commitments to purchase or sell loans is estimated using the difference between current levels of interest rates and committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements. Management estimates the fair value of commitments to purchase or sell loans approximates the carrying value, as applicable.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Fair Value of Financial Instruments, Continued

     Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the subsidiary bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(2)  Securities Available for Sale

     Securities available for sale at September 30, 1998 and 1997, were as follows:

                                                                         Gross            Gross       Estimated
                                                      Amortized        unrealized      unrealized        fair
                    Description                         cost             gains           losses         value
                    -----------                     ------------      -----------      -----------    ---------
1998:
     Mortgage-backed securities:
         Federal National Mortgage
              Association (FNMA)                    $    729,667        11,962                --        741,629
         Government National Mortgage
              Association (GNMA)                         971,817        17,873             1,797        987,893
         Federal Home Loan Mortgage
              Corporation (FHLMC)                        121,388         3,405                --        124,793
         Government backed collateralized
              mortgage obligations                     2,007,130        16,690                --      2,023,820
     Other investment securities                       1,100,112        23,500             7,500      1,116,112
                                                    ------------   -----------      ------------    -----------
                                                    $  4,930,114        73,430             9,297      4,994,247
                                                    ------------   -----------      ------------    -----------
                                                    ------------   -----------      ------------    -----------
1997:
     Mortgage-backed securities:
         FNMA                                       $    930,039       16,286                 --        946,325
         GNMA                                          1,247,358       28,971                 --      1,276,329
         FHLMC                                           150,508        4,878                 --        155,386
         Government backed collateralized
          mortgage obligations                         2,007,298           --             17,538      1,989,760
     Other investment securities                         600,112       14,750                 --        614,862
                                                    ------------   ----------      ------------    -----------
                                                    $  4,935,315       64,885             17,538      4,982,662
                                                    ------------   ----------       ------------    -----------
                                                    ------------   ----------       ------------    -----------

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(2)  Securities Available for Sale, Continued

     At September 30, 1998 and 1997, the net valuation amount of $42,300 and $31,052, respectively, was reflected as a component of stockholders' equity, including the effect of taxes on income of $21,833 and $16,295, respectively.

     There were no sales of securities available for sale during 1998, 1997, and 1996.

     At September 30, 1998 and 1997, accrued interest receivable for securities available for sale totaled $14,911 and $17,508, respectively.

 (3) Securities Held to Maturity

     Securities held to maturity at September 30, 1998 and 1997, were as follows:

                                                                            Gross           Gross          Estimated
                                                         Amortized        unrealized      unrealized          fair
                    Description                             cost            gains           losses           value
                    -----------                             ----            -----           ------           -----
1998:
     U.S. agency securities                           $  18,929,802        198,778              --         19,128,580
     Mortgage-backed and related securities:
         FNMA                                             3,854,778         61,532           9,017          3,907,293
         GNMA                                             9,691,297        206,239              --          9,897,536
         FHLMC                                            3,234,465         47,459              --          3,281,924
         Government backed collateralized
          mortgage obligations                            9,081,190          5,777         105,619          8,981,348
     Nontaxable municipal bonds                           5,002,257        181,232              --          5,183,489
                                                      -------------  -------------   -------------      -------------
                                                      $  49,793,789        701,017         114,636         50,380,170
                                                      -------------  -------------   -------------      -------------
                                                      -------------  -------------   -------------      -------------
1997:
     U.S. agency securities                           $  18,359,588        105,899          62,302         18,403,185
     Mortgage-backed and related securities:
         FNMA                                             4,414,248         69,766           6,047          4,477,967
         GNMA                                            12,727,233        321,803           5,293         13,043,743
         FHLMC                                            1,633,085          1,264             126          1,634,223
         Government backed collateralized
          mortgage obligations                            7,405,811             --         111,191          7,294,620
     Taxable municipal bonds                                509,552         39,193              --            548,745
     Nontaxable municipal bonds                           2,717,604        117,533           6,047          2,829,090
                                                      -------------  -------------   -------------      -------------
                                                      $  47,767,121        655,458         191,006         48,231,573
                                                      -------------  -------------   -------------      -------------
                                                      -------------  -------------   -------------      -------------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(3)  Securities Held to Maturity, Continued

     The amortized cost and estimated fair value of securities held to maturity at September 30, 1998, are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                          Estimated
                                                                    Amortized               fair
                                                                      cost                  value
                                                                      ----                  -----
Due in 1 year or less                                          $         50,000               50,112
Due after 1 year through 5 years                                      5,230,197            5,328,409
Due after 5 years, but less than 10 years                            15,378,333           15,629,774
Due after 10 years                                                    3,273,529            3,303,774
Mortgage-backed and related securities                               25,861,730           26,068,101
                                                                  -------------         ------------
                                                               $     49,793,789           50,380,170
                                                                  -------------         ------------
                                                                  -------------         ------------

     There were no sales of securities held to maturity during the years ended
        September 30, 1998, 1997, or 1996.

     At September 30, 1998 and 1997, accrued interest receivable for securities held to maturity totaled $500,667 and $381,238, respectively.

(4)  Loans Receivable

     Loans receivable are summarized as follows:

                                                                                      September 30,
                                                                        -------------------------------------------
                                                                               1998                    1997
                                                                               ----                    ----
           Real estate loans:
                One- to four-family                                     $   47,232,641             46,107,239
                Commercial                                                  13,461,213             10,150,075
                Construction                                                 1,057,538              1,338,796
                                                                        --------------           ------------
                                                                            61,751,392             57,596,110
                                                                        --------------           ------------
           Other loans:
                Second mortgages                                             4,966,545              4,497,874
                Commercial business                                          1,600,196              1,394,076
                Automobile                                                   1,736,376              1,405,748
                Home equity                                                  1,536,990              1,176,502
                Student                                                        327,568                306,162
                Unsecured consumer                                             157,019                174,704
                Loans on deposits                                              109,816                180,639
                Other                                                          275,939                352,423
                                                                        --------------           ------------
                                                                            10,710,449              9,488,228
                                                                        --------------           ------------
                                                                            72,461,841             67,084,338

           Less:
                Loans in process                                               647,286                275,553
                Deferred loan fees                                              71,748                 88,848
                Allowance for losses on loans                                  307,228                301,952
                                                                        --------------           ------------
                         Total loans receivable                         $   71,435,579             66,417,985
                                                                        --------------           ------------
                                                                        --------------           ------------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(4)  Loans Receivable, Continued

     At September 30, 1998 and 1997, net accrued interest on loans receivable totaled $499,489 and $473,270, respectively.

     At September 30, 1998, the Bank was committed to originate $915,850 of fixed rate loans at interest rates ranging from 6.8 to 7.5 percent. In addition, the Bank's customers had unused lines of credit totaling approximately $2,822,000 at September 30, 1998.

     Loan customers of the Bank include certain executive officers and directors and their related interests and associates. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. Such loans at September 30, 1998 and 1997, amounted to $238,420 and $258,243, respectively. During the year ended September 30, 1998, repayments totaled $19,823.

     The amount of loans serviced by the Bank for the benefit of others was $1,325,044, $2,401,830, and $2,785,992 at September 30, 1998, 1997, and
        1996, respectively.

 (5) Allowance for Losses on Loans

     A  summary of the allowance for losses on loans follows:


                                                                                   September 30,
                                                                ----------------------------------------------------
                                                                       1998              1997             1996
                                                                       ----              ----             ----
                     Balance at beginning of year                 $    301,952          273,819          248,028

                     Provision for losses                               60,000           81,000           36,000
                     Charge-offs                                       (58,922)         (54,387)         (29,599)
                     Recoveries                                          4,198            1,520           19,390
                                                                    ----------       ----------       ----------
                     Balance at end of year                       $    307,228          301,952          273,819
                                                                    ----------       ----------       ----------
                                                                    ----------       ----------       ----------

     At September 30, 1998, 1997, and 1996, the Company had nonaccrual loans of approximately $126,000; $17,092; and $151,000 and restructured loans of $-0-; $24,000; and $54,000, respectively. The allowance for loan losses related to these impaired loans was approximately $17,300; $4,000; and $7,500, respectively. The average balances of such loans for the years ended September 30, 1998, 1997, and 1996, were $128,750; $95,500; and
        $119,750, respectively. For the years ended September 30, 1998, 1997, and 1996, interest income which would have been recorded under the original terms of such loans was approximately $4,400; $3,200; and $10,300, respectively, with $-0-; $1,900; and $3,250, respectively, recorded.

     As of September 30, 1998, there were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual or restructured.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(6)  Office Properties and Equipment

     At September 30, 1998 and 1997, the cost and accumulated depreciation of office properties and equipment were as follows:


                                                                                        1998                 1997
                                                                                        ----                 ----
                  Land                                                        $        442,399              442,399
                  Buildings and improvements                                         2,856,942            2,708,891
                  Furniture and fixtures                                               868,194              805,936
                                                                                  ------------         ------------
                                                                                     4,167,535            3,957,226
                  Less accumulated depreciation                                      1,537,169            1,370,099
                                                                                  ------------         ------------
                                                                              $      2,630,366            2,587,127
                                                                                  ------------         ------------
                                                                                  ------------         ------------


(7)  Deposits

     A summary of deposits at September 30, 1998 and 1997, is as follows:

                                                                                      1998              1997
                                                                                      ----              ----
                    Balance by account type:
                       NOW accounts                                            $     5,831,078       5,992,220
                       Passbook                                                      5,473,380       5,798,282
                       Money market                                                 17,940,818      17,571,218
                       Certificates of deposit                                      67,107,383      60,015,998
                                                                                   -----------     -----------
                                                                               $    96,352,659      89,377,718
                                                                                   -----------     -----------
                                                                                   -----------     -----------


     At September 30, 1998, the scheduled maturities of certificates of deposit were as follows:

1999                                                     $ 58,111,784
2000                                                        5,179,184
2001                                                        2,235,354
2002                                                        1,328,062
2003 and thereafter                                           252,999
                                                          -----------
                                                         $ 67,107,383
                                                          -----------
                                                          -----------

     The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $14,200,000 and $9,700,000 at September 30, 1998 and 1997, respectively.

     Deposit accounts in excess of $100,000 are not covered by federal deposit insurance.

     Interest expense on deposits consisted of the following:





                                                                                    September 30,
                                                               ----------------------------------------------------
                                                                    1998                1997             1996
                                                                    ----                ----             ----
              NOW accounts                                      $    42,040              39,145          37,278
              Savings accounts                                      647,625             580,565         429,754
              Certificates of deposit                             3,427,566           3,176,534        3,253,557
                                                               ------------        ------------     ------------
                                                                  4,117,231           3,796,244        3,720,589
              Less penalties on early withdrawals                    14,587               8,554           10,265
                                                               ------------        ------------     ------------
                   Net interest expense                        $  4,102,644           3,787,690        3,710,324
                                                               ------------        ------------     ------------
                                                               ------------        ------------     ------------


                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(7)  Deposits, Continued

     At September 30, 1998 and 1997, accrued interest payable on deposits totaled $939,041 and $939,893, respectively.

     At September 30, 1998 and 1997, the Bank had mortgage-backed and other investment securities with a carrying value of approximately $21,717,000 and $24,704,000, respectively, pledged as collateral for deposits.

 (8) Borrowed Funds

       At September 30, 1998 and 1997, borrowed funds consisted of the following:



                                                               Weighted-                     Weighted-
                                                                average                       Average
                                                             interest rate      1998       interest rate       1997
                                                             -------------  -------------  --------------  -------------
FHLB(A):
  Maturity in fiscal year ending September 30:
    1998                                                          --    %   $    --             5.72       $  16,000,000
    1999                                                         5.50           5,000,000       5.48           4,000,000
    2000                                                         5.86           1,000,000       5.83           5,000,000
    2001                                                         5.76           7,000,000        --              --
    2002                                                         5.33           6,000,000        --              --
    2008                                                         5.45          17,000,000        --              --
  Amount drawn on line of credit (B)                              --             --            Variable          --
                                                                            -------------                  -------------
                                                                            $  36,000,000                  $  25,000,000
                                                                            -------------                  -------------
                                                                            -------------                  -------------



     (A) Advances from the FHLB are secured by stock in the FHLB. In addition, the Bank has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 150 percent of outstanding advances.

     (B) Line of credit with the FHLB with a limit of $10,000,000, was cancelled by the Bank on March 31, 1998.

     At September 30, 1998 and 1997, accrued interest payable on advances from the FHLB and other borrowings totaled $-0- and $5,997, respectively.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

     (9) Taxes on Income

     Taxes on income are comprised as follows:

                                                                   Years ended September 30,
                               -------------------------------------------------------------------------------------------------
                                            1998                             1997                             1996
                               -------------------------------  -------------------------------  -------------------------------
                                Federal     State      Total     Federal     State      Total     Federal     State      Total
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Current                        $ 516,000     73,000    589,000    537,800     67,000    604,800    495,000     70,200    565,200
Deferred                           9,000      2,000     11,000    162,000     24,000    186,000   (134,000)   (20,000)  (154,000)
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                               $ 525,000     75,000    600,000    699,800     91,000    790,800    361,000     50,200    411,200
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


     Taxes on income differ from the "expected" amounts computed by applying the federal income tax rate of 34 percent to income before taxes on income for the following reasons:

                                                                                    September 30,
                                                                 ----------------------------------------------------
                                                                      1998             1997              1996
                                                                      ----             ----              ----
         Computed "expected" taxes on income                     $    656,826         795,827           420,170
         State taxes, net of federal benefit                           49,500          60,060            33,146
         Tax-exempt interest                                          (50,000)        (38,000)          (34,000)
         Reduction of valuation allowance                               -             (10,000)          (17,000)
         Other                                                        (56,326)        (17,087)            8,884
                                                                     --------        --------          --------
                                                                 $    600,000         790,800           411,200
                                                                     --------        --------          --------
                                                                     --------        --------          --------
         Effective rate                                                  31.1%           33.8%             33.3%
                                                                     --------        --------          --------
                                                                     --------        --------          --------



                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

     (9) Taxes on Income, Continued

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                             September 30,
                                                                                ----------------------------------------
                                                                                       1998                1997
                                                                                       ----                ----
            Deferred tax assets:
                 Loan and real estate loss allowance                            $      129,000             136,000
                                                                                    ----------          ----------
                     Total gross deferred tax assets                                   129,000             136,000
                 Less valuation allowance                                                   -                   -
                                                                                    ----------          ----------
                     Deferred tax assets net of allowance                              129,000             136,000
                                                                                    ----------          ----------
            Deferred tax liabilities:
                 Unrealized gain on securities held for sale                            21,833              16,295
                 Tax bad debt reserve                                                  179,000             179,000
                 Other                                                                  11,000               7,000
                                                                                    ----------          ----------
                     Total gross deferred tax liabilities                              211,833             202,295
                                                                                    ----------          ----------
                     Net deferred tax liability                                 $      (82,833)            (66,295)
                                                                                    ----------          ----------
                                                                                    ----------          ----------

     Based upon the Company's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

     (10) Employee Benefit Plans

     Defined Contribution Retirement Plan

     The Bank and its subsidiaries maintain two defined contribution retirement plans for their employees. Under one plan, the Bank contributes 9 percent of the participants' earnings. Under the second plan, the participants contribute from 0 to 12 percent and the Bank matches 50 percent of the contribution up to 3 percent. Plan expense for the years ended September 30, 1998, 1997, and 1996, was $111,871, $112,822, and
        $79,247, respectively.

     Management Recognition and Retention Plan

     In connection with its stock conversion, the Bank established a management recognition and retention plan as a method of providing directors and key officers of the Bank with a proprietary interest in the Bank in a manner designed to encourage such persons to remain with the Bank. The Bank contributed funds to the plan to acquire in the aggregate up to 3 percent of the common stock issued in the offering. During 1996, all rights in the plan became fully vested.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(10) Employee Benefit Plans, Continued

     Stock Incentive Plan

     The Company has a stock incentive plan under which up to 211,047 shares of common stock are reserved for issuance pursuant to options or other awards which may be granted to officers, key employees, and certain nonaffiliated directors of the Company. The exercise price of each option equals the market price of the Company's stock on the date of grant. The option's maximum term is ten years, with vesting occurring at the time the options are granted.

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the Company's stock incentive plan been determined consistent with SFAS 123, the Company's net income and earnings per share for options granted in 1997 would have been reduced to the pro forma amounts indicated below:

                                                   1998                1997
                                                   ----                ----
Net income:
     As reported                            $      1,331,843           1,549,835
     Pro forma                                     1,331,843           1,177,397

Basic earnings per share:
     As reported                            $            .78                 .93
     Pro forma                                           .78                 .68

Diluted earnings per share:
     As reported                            $            .73                 .89
     Pro forma                                           .73                 .64

     The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of 1.00 percent; expected volatility of 26.00 percent; risk free interest rate of 6.10 percent; and expected life of 6 years. There were no options granted in 1998.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(10) Employee Benefit Plans, Continued

     Stock Incentive Plan, Continued

     A summary of the status of the Company's stock incentive plan as of September 30, 1998, 1997, and 1996, and the activity during the years ended on those dates is presented below:

                                              1998                   1997                   1996
                                      ---------------------    ---------------------    ------------------
                                                  Weighted-                Weighted-             Weighted-
                                                  average                  average               average
                                                  exercise                 exercise              exercise
                                       Shares      price        Shares      price        Shares    price
                                      --------    ---------    --------    ---------    --------   ---------
Balance at beginning of year          260,756      $6.58         78,964     $2.08       137,088      $2.08

Granted                                    --         --        209,000      7.75            --         --

Exercised                             (63,060)      4.20        (27,208)     2.52       (53,228)      2.08

Repurchased and canceled
                                       (4,000)      7.75             --        --        (4,896)      2.08
                                      --------                 --------                --------
   Outstanding at end of year         193,696       6.46        260,756      6.58        78,964       2.08
                                      -------      -----        -------     -----      --------      -----
                                      -------      -----        -------     -----      --------      -----

Weighted-average fair
     value of options granted
     during the year                               $  --                    $2.70                    $  --
                                                   -----                    -----                    -----
                                                   -----                    -----                    -----


(11) Stockholders' Equity

     In order to grant a priority to eligible account holders in the event of future liquidation, the Bank, at the time of its stock conversion, established a liquidation account in an amount equal to the regulatory capital as of December 31, 1991. In the event of future liquidation of the Bank, eligible account holders who continue to maintain their deposit accounts shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balances of eligible account holders are reduced subsequent to the conversion, based on an annual determination of such balances.

     Regulatory Capital Requirements

     The Financial Institution Reform, Recovery, and Enforcement Act of 1989
        (FIRREA) and the capital regulations of the Office of Thrift Supervision
        (OTS) promulgated thereunder require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets; a minimum 3 percent core capital ratio; and, after December 31, 1992, a minimum 8 percent risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution. The Bank met the regulatory capital requirements at September 30, 1998 and 1997.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(11) Stockholders' Equity, Continued

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. Institutions such as the Bank, which are defined as well capitalized, must generally have a leverage capital (core) ratio of at least 5 percent, a tier 1 risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent. FDICIA also provides for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions, and other changes in the legal and regulatory environment for such institutions. The Bank met the regulatory capital requirements at September 30, 1998 and 1997.

     The Bank's capital amounts and ratios as of September 30, 1998, were as follows:

                                                                           For capital                To be well capitalized
                                                                            adequacy                 under prompt corrective
                                          Actual                            purposes                    action provisions
                               ------------------------------    ----------------------------    ----------------------------
                                    Amount          Ratio             Amount         Ratio            Amount         Ratio
                                    ------          -----             ------         -----            ------         ------
        Tangible capital        $ 11,157,881         7.68%       $  2,180,742        1.5%        $   7,269,141         5.0%

        Core capital              11,157,881         7.68           4,361,484        3.0            7,269,141          5.0

        Risk-based capital        11,483,337        19.21           4,782,440        8.0            5,978,051         10.0

     A reconciliation of the Bank's regulatory capital to capital using generally accepted accounting principles (GAAP) as of September 30, 1998 (unaudited) follows:

                                                                    Tangible            Core          Risk-based
                                                                     Capital          Capital           Capital
                                                                   -----------       ----------       ----------
GAAP capital                                                       $11,203,705       11,203,705       11,203,705

Capital adjustments:
 Allowance for loan losses                                                  --               --          307,228
 Intangible assets                                                      (5,316)          (5,316)          (5,316)
 Unrealized gains on securities available for sale, net of taxes       (40,508)         (40,508)         (22,280)
                                                                    ------------      ----------       ----------
Regulatory capital                                                 $11,157,881       11,157,881       11,483,337



     At September 30, 1998 and 1997, the Bank had federal income tax bad debt reserves of approximately $1,785,000, which constitute allocations to bad debt reserves for federal income tax purposes for which no provision for taxes on income had been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges. The Bank's retained earnings at September 30, 1998 and 1997, were partially restricted because of the effect of these tax bad debt reserves.

     Dividend Restrictions

     Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. Under the regulations, a savings institution, such as the Bank, that will meet the fully phased-in capital requirements (as defined by the OTS regulations) subsequent to a capital distribution is generally permitted to make such capital distribution without OTS approval so long as they have not been notified of the need for more than normal supervision by the OTS. The Bank has not been so notified and, therefore, may make capital distributions during a calendar year equal to net income plus 50 percent of the amount by which the Bank's capital exceeds the fully phased-in capital requirement as measured at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements is permitted by the new regulations to make, without OTS approval, capital distributions of between 25 and 75 percent of its net income for the previous four quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OTS.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(12) Fair Value of Financial Instruments

     The estimated fair values of the Bank's financial instruments (as described in note 1) at September 30, 1998 and 1997, were as follows:

                                                                 1998                        1997
                                                     --------------------------    -----------------------
                                                       Recorded          Fair       Recorded      Fair
                                                       amount            value       amount       value
                                                     -----------     ----------    ----------  -----------
Financial assets:
  Cash and cash equivalents                        $  15,457,949     15,457,949    3,563,299    3,563,299
  Securities available for sale                        4,994,247      4,994,247    4,982,662    4,982,662
  Securities held to maturity                         49,793,789     50,380,170   47,767,121   48,231,573
  Loans, net                                          71,435,479     72,972,766   66,417,985   67,619,505
  FHLB stock                                           1,800,000      1,800,000    1,650,000    1,650,000
  Accrued interest receivable                          1,017,122      1,017,122      867,663      867,663

Financial liabilities:
  Deposits                                            96,352,659     96,448,925   89,377,718   89,434,588
  Borrowed funds                                      36,000,000     35,469,911   25,000,000   24,857,404
  Advanced payments by borrowers
     for taxes and insurance                             162,572        162,572      179,982      179,982
Accrued interest payable                                 939,041        939,041      945,890      945,890
                                                    ------------   ------------  ------------   ------------
                                                    ------------   ------------  ------------   ------------


                                                      Notional       Unrealized     Notional     Unrealized
                                                       value         gain (loss)     value      gain (loss)
                                                       -----         -----------     ------     -----------
Off balance sheet instruments:
  Commitments to extend credit                    $   915,850                 --    1,626,000          --
  Line of credit to customers                       2,822,000                 --    2,614,000          --
  Line of credit unused by the Company                     --                 --   10,000,000          --
                                                  -----------        -----------   ----------   -----------
                                                  -----------        -----------   ----------   -----------


(13) Special Deposit Insurance Assessment

     On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the Act) was signed into law. The Act imposed a one-time special assessment of
        65.7 basis points of the deposits held as of March 31, 1995, to capitalize the Savings Association Insurance Fund (SAIF). All of the deposits of the Bank are SAIF-insured. The Bank incurred a one-time pre-tax expense of $530,421 that is recorded in the Bank's statement of operations for the year ended September 30, 1996.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(14)   Commitments and Contingencies

       The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

(15)   Mid-Iowa Financial Corp. (Parent Company Only) Financial Information

       The Parent Company's principal asset is its 100 percent ownership of the Bank and its subsidiary. Following are the condensed financial statements for the Parent Company:


                                                                                             September 30,
                                                                          -----------------------------------------
                             Condensed Balance Sheets                          1998                  1997
                             ------------------------                          ----                  ----
         Cash                                                              $   790,539              781,075
         Securities available for sale                                       1,318,866            1,065,257
         Securities held to maturity                                           200,000              200,000
         Accrued interest receivable                                            10,441               11,261
         Investment in nonbank subsidiary                                      260,301              206,184
         Investment in Bank                                                 11,203,704            9,846,219
         Prepaid expenses and other assets                                       4,999                5,218
                                                                          -------------         -----------
                  Total assets                                             $13,788,850           12,115,214
                                                                           -------------        -----------
                                                                           -------------        -----------

         Accrued expenses and other liabilities                            $    28,385               54,086
                                                                           -------------        -----------

         Common stock                                                           17,411               17,299
         Additional paid-in capital                                          3,147,692            3,040,211
         Retained earnings                                                  10,553,062            9,298,166
         Treasury stock                                                             --             (325,600)
         Unrealized gain on securities available for sale, net                  42,300               31,052
                                                                           -------------        -----------
                  Total stockholders' equity                                13,760,465           12,061,128
                                                                           -------------        -----------
                  Total liabilities and stockholders' equity               $13,788,850           12,115,214
                                                                           -------------        -----------
                                                                           -------------        -----------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(15)     Mid-Iowa Financial Corp. (Parent Company Only)
         Financial Information, Continued




                                                                  Years ended September 30,
                                                      -------------------------------------------------
Condensed Statements of Operations                         1998              1997              1996
----------------------------------                        -----             ------            ------
Interest income                                       $    90,826           109,130           103,040
Other income                                               33,316           221,000              --
Equity in net income of subsidiaries                    1,329,399         1,383,352           816,027
Other expenses                                           (149,525)          (80,772)          (97,993)
                                                      -----------         ---------           -------
      Income before income tax expense (benefit)        1,304,016         1,632,710           821,074
Income tax (benefit) expense                              (27,827)           82,875            (3,500)
                                                      -----------         ---------           -------
      Net income                                      $ 1,331,843         1,549,835           824,574
                                                      -----------         ---------           -------
                                                      -----------         ---------           -------





                                                                  Years ended September 30,
                                                      -------------------------------------------------
Condensed Statements of Cash Flows                               1998               1997              1996
----------------------------------                            ----------         ---------            ------

Operating activities:
    Net income                                                $ 1,331,843         1,549,835           824,574
    Equity in net income of subsidiaries                       (1,329,399)       (1,383,352)         (816,027)
    Amortization                                                      420               (88)             (248)
    Change in assets and liabilities:
         Decrease in accrued interest                                 820               344             3,178
         (Decrease) increase in current taxes on income            (7,703)           26,766            27,412
          Other, net                                              (11,878)           (4,670)            6,642
                                                               -----------         ---------           -------
          Net cash (used in) provided by operation activities     (15,897)          188,835            (9,293)
                                                               -----------         ---------           -------
Investing activies:
     Securities available for sale:
          Purchase of securities available for sale              (500,000)         (388,439)         (100,000)
          Proceeds from sale of subsidiary stock                       --           200,000              --
          Principal repayments on mortgage-backed
                securities available for sale                      229,114          140,600           126,456
     Net change in loans                                                --          155,000              --
                                                               -----------         ---------         ---------
          Net cash (used in) provided by investing activities     (270,886)         107,161            26,456
                                                               -----------         ---------         ---------
Financing activities:
    Payments to acquire treasury stock                                  --          (47,812)         (462,950)
    Stock options exercised                                        433,193           68,500           110,743
    Net dividends (paid) received                                 (136,946)         366,253           164,951
                                                               -----------         ---------         ---------
        Net cash provided by (used in) financing activities        296,247          386,941          (187,256)
                                                               -----------         ---------         ---------
            Net increase (decrease) in cash                          9,464          682,937          (170,093)

Cash at beginning of year                                          781,075           98,138           268,231
                                                               -----------         ---------         ---------
Cash at end of year                                            $   790,539           781,075           98,138
                                                               -----------         ---------         ---------
                                                               -----------         ---------         ---------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(16)   Proposed Transaction

       On August 17, 1998 the Company announced the execution of a definitive agreement to be acquired by a newly formed holding company that will be the successor of First Federal Savings Bank of Siouxland and First Federal Bankshares, M.H.C. The transaction is subject to regulatory and shareholder approvals and is anticipated to result in payment to Mid-Iowa Financial Corp. shareholders of approximately $29,000,000.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

         Mid-Iowa Financial Corp. ("Mid-Iowa" or the "Company") was formed in June of 1992 by Mid-Iowa Savings Bank, F.S.B. (the "Bank") to become the thrift institution holding company of the Bank. The acquisition of the Bank by the Company was consummated on October 13, 1992 in connection with the Bank's conversion from the mutual to the stock form (the "Conversion").

         The primary business of the Company has historically consisted of attracting deposits from the general public and providing financing for the purchase of residential properties. The operations of the Company are significantly affected by prevailing economic conditions as well as by government policies and regulations relating to monetary and fiscal affairs, housing and financial institutions.

         The Company's net income is primarily dependent upon the difference (or "spread") between the average yield earned on loans, mortgage-backed and related securities and investments, and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

         The Company's net income is also affected by, among other things, gains and losses on sales of loans and foreclosed assets, provisions for possible loan losses, service charges and other fees, commissions received from subsidiary operations, operating expenses and income taxes. Mid-Iowa Security Corporation, a wholly-owned subsidiary of the Company, generates revenues primarily by providing real estate brokerage services. Center of Iowa Investments, Limited, a wholly-owned subsidiary of the Bank, generates revenues by providing credit reporting, collection services and by sale of insurance, annuities, mutual fund and other investment products to its customers as well as providing discount securities brokerage services. The Company also opened a new branch at 39th and Westown Parkway in West Des Moines, Iowa during the fiscal year ended September 30, 1997.

Recent Developments

         On August 17, 1998, the Company and the Bank entered into a definitive agreement to be acquired by First Federal Bankshares, M.H.C. ("Bancorp")( a federally-chartered mutual holding company) and First Federal Savings Bank of Siouxland ("First Federal") (53.8% owned by Bancorp), headquartered in Sioux City, Iowa. The terms of the acquisition call for First Federal to pay $15.00 in cash, subject to upward price adjustment, for each outstanding share of Company common stock. The transaction, with an aggregate value of approximately $29.0 million, will be accounted for as a purchase. The acquisition is subject, among other conditions, to regulatory approval, the approval of the Company's stockholders and the successful completion of First Federal's second step conversion.

Financial Condition

         Total assets increased by $19.5 million to $147.5 million for the year ended September 30, 1998 compared to $128.0 million for the year ended September 30, 1997. Total loans receivable increased to $71.4 million at September 30, 1998 from $66.4 million at September 30, 1997. In response to customer demand, the Company originated $27.4 million of loans during fiscal year 1998, including $18.1 million in fixed-rate mortgage loans and $9.3 million in adjustable-rate mortgage ("ARM") loans. The Company's customers refinancing existing mortgage loans accounted for approximately $5.5 million of these originations. Total mortgage-backed and related securities decreased to $29.7 million (including mortgage-backed securities available for sale) at September 30, 1998, from $30.5 million at September 30, 1997. Investment securities increased $2.8 million to $25.0 million at September 30, 1998 from $22.2 million at September 30, 1997. The increases in loans receivable and investment securities were funded primarily by proceeds received from an increase in deposits of $7.0 million from $89.4 million at September 30, 1997 to $96.4 million at September 30, 1998 and by an increase in Federal Home Loan Bank (FHLB) borrowings of $9.0 million from $25.0 million at September 30, 1997 to $36.0 million at September 30, 1998.

         Stockholders' equity increased $1.7 million to $13.8 million at September 30, 1998 from $12.1 million at September 30, 1997.

Results of Operations

         The Company's results of operations depend primarily on the level of its net interest income and noninterest income and the level of its operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and interest rates earned or paid on them.

         During the year ended September 30, 1998, the Company's operating strategy to improve its profitability and capital position continued to emphasize (i) maintenance of the Company's asset quality, (ii) asset-liability management, (iii) management of operating expenses to improve operating income, and (iv) expanding loan originations.

Comparison of Fiscal Years Ended September 30, 1998 and September 30, 1997

         General. The Company's net income decreased by $218,000 to $1.3 million in fiscal year 1998 from net income of $1.5 million in fiscal 1997. The primary reasons for this decrease were the increase in non-interest expense of $422,000, a decrease of $115,000 in non-interest income offset by an increase of $107,000 in net interest income. The increase in non-interest expense was due primarily to additional operating expense for the West Des Moines branch which opened in September of 1997 and an increase in legal and accounting expenses relating to the merger with First Federal of Siouxland.

         Interest Income. Interest income increased $843,000 to $9.8 million for fiscal 1998 from $9.0 million for fiscal 1997 primarily as a result of an increase in interest-earning assets of $10.8 million at September 30, 1998. The increase was partially offset by a decrease in the average yield on interest earning assets from 7.52% at September 30, 1997 to 7.28% at September 30, 1998.

         Interest Expense. Interest expense increased $736,000 to $6.1 million in fiscal 1998 from $5.3 million in fiscal 1997 due primarily to an increase in the average balances of the Company's deposits and FHLB borrowings and an increase in interest rates paid on deposits to 4.54% at September 30, 1998 from 4.50% at September 30, 1997.

         Net Interest Income. Net interest income increased $107,000 to $3.7 million at September 30, 1998 from $3.6 million at September 30, 1997. The Company's average spread (the mathematical difference between the yield on interest-earning assets and the cost of interest-bearing liabilities) decreased to 2.38% for the year ended September 30, 1998 from 2.63% for the year ended September 30, 1997. The Company's net interest margin (net interest income divided by average interest-earning assets) decreased to 2.77% at September 30, 1998 from 3.04 at September 30, 1997.

         While the interest rate environment of recent years has proven beneficial to most financial institutions, including the Company, increases in market rates of interest generally adversely affect the net income of most financial institutions. Because the Company's assets reprice more quickly than its liabilities, interest margins will likely decrease if interest rates fall.

         Non-Performing Assets and Provision for Losses on Loans. Management establishes specific reserves for estimated losses on loans when it determines that losses are anticipated on these loans. The Company calculates any allowance for possible loan losses based upon its ongoing evaluation of pertinent factors underlying the types and quality of its loans. These factors include but are not limited to the current and anticipated economic conditions, including uncertainties in the national real estate market which may affect the Company's purchased loans, the level of classified assets, historical loan loss experience, a detailed analysis of individual loans for which full collectibility many not be assured, a determination of the existence and fair value of the collateral, the ability of the borrower to repay and the guarantees securing such loans.

         Management, as a result of this review process, recorded provisions for losses on loans in the amount of $60,000 for the year ended September 30, 1998 as compared to $81,000 for the year ended September 30, 1997. The Company's allowance for losses on loans at September 30, 1998 was $307,000 as compared to $302,000 at September 30, 1997. Total non-performing assets at September 30, 1998 increased to $218,000, or 0.15% of total assets, from $17,000, or .01% of total assets, at September 30, 1997. Subsequent to September 30, 1998 the Company sold a residential non-performing property at a gain of $11,000 reducing total non-performing assets to $126,000.

         The Company will continue to monitor and adjust its allowance on loans as management's analysis of its loan portfolio and economic conditions dictate. However, although the Company maintains its allowance for losses on loans at a level which it considers to be adequate to provide for potential losses, in view of the continued uncertainties in the economy generally and the regulatory uncertainty pertaining to reserve levels for the thrift industry generally, there can be no assurance that such losses will not exceed the estimated amounts or that the Company will not be required to make additional substantial additions to its allowance for losses on loans in the future.

         Noninterest Income. Noninterest income, consisting primarily of income generated from the Bank's subsidiaries, decreased $115,000 to 1.3 million for the year ended September 30, 1998 from $1.5 million for the year ended September 30, 1997. The decrease was due primarily to restitution paid in the year ended September 30, 1997 in the amount of $221,000 paid to the Company from certain outside investors found by the Office of Thrift Supervision to have violated the OTS Change in Control Laws and Regulations partially offset by increased commissions income of the real estate brokerage operation conducted through a subsidiary of the Company for the fiscal year ending September 30, 1998. Other noninterest income generated by the subsidiaries totaled $854,000 and $820,000 for the years ended September 30, 1998 and 1997, respectively.

         Noninterest Expenses. Noninterest expenses increased $420,000 to $3.1 million for the year ended September 30, 1998 as compared to $2.7 million for the year ended September 30, 1997. The increase was primarily due to increased operating expense for the West Des Moines branch which opened in September of 1997 of approximately $300,000 and an increase in legal and other merger related expenses of $65,000 in the year ended September 30, 1998. Non-interest expense attributable to the Bank's subsidiaries totaled $736,000 and $702,000 in fiscal 1998 and 1997, respectively.

         Income Taxes. Income taxes for fiscal year 1998 decreased to $600,000 due to a $235,000 decrease in taxable income.

Comparison of Fiscal Years Ended September 30, 1997 and September 30, 1996

         General. The Company's net income increased by $725,000 to $1.5 million in fiscal year 1997 from net income of $825,000 in fiscal 1996. The primary reasons for this increase were the decrease in non-interest expense of $455,000, an increase of $330,000 in net interest income and an increase of $360,000 in non-interest income. The decrease in non-interest expense was due primarily to a one time FDIC assessment of $530,000 in the year ended September 30, 1996 and a decrease in the FDIC insurance rate from .23% of deposits to .06% of deposits effective January 1, 1997.

         Interest Income. Interest income increased $800,000 to $9.0 million for fiscal 1997 from $8.2 million for fiscal 1996 primarily as a result of an increase in interest-earning assets of $10.1 million at September 30, 1997. The increase was partially offset by a decrease in the average yield on interest earning assets from 7.62% at September 30, 1996 to 7.52% at September 30, 1997.

         Interest Expense. Interest expense increased $400,000 to $5.3 million in fiscal 1997 from $4.9 million in fiscal 1996 due primarily to an increase in the average balances of the Company's deposits and FHLB borrowings and an increase in interest rates paid on deposits to 4.89% at September 30, 1997 from 4.48% at September 30, 1996.

         Net Interest Income. Net interest income increased $300,000 to $3.6 million at September 30, 1997 from $3.3 million at September 30, 1996. The Company's average spread (the mathematical difference between the yield on interest-earning assets and the cost of interest-bearing liabilities) decreased to 2.63% for the year ended September 30, 1997 from 2.64% for the year ended September 30, 1996. The Company's net interest margin (net interest income divided by average interest-earning assets) increased to 3.04% at September 30, 1997 from 3.01% at September 30, 1996.

         While the interest rate environment of recent years has proven beneficial to most financial institutions, including the Company, increases in market rates of interest generally adversely affect the net income of most financial institutions. Because the Company's liabilities generally reprice more quickly than its assets, interest margins will likely decrease if interest rates rise.

         Non-Performing Assets and Provision for Losses on Loans. Management establishes specific reserves for estimated losses on loans when it determines that losses are anticipated on these loans. The Company calculates any allowance for possible loan losses based upon its ongoing evaluation of pertinent factors underlying the types and quality of its loans. These factors include but are not limited to the current and anticipated economic conditions, including uncertainties in the national real estate market which may affect the Company's purchased loans, the level of classified assets, historical loan loss experience, a detailed analysis of individual loans for which full collectibility may not be assured, a determination of the existence and fair value of the collateral, the ability of the borrower to repay and the guarantees securing such loans.

         Management, as a result of this review process, recorded provisions for losses on loans in the amount of $81,000 for the year ended September 30, 1997 as compared to $36,000 for the year ended September 30, 1996. The Company's allowance for losses on loans on September 30, 1997 was $302,000 as compared to $274,000 at September 30, 1996. Total nonperforming assets at September 30, 1997 decreased to $17,000, or .1% of total assets, from $151,000, or .13% of total assets, at September 30, 1996.

         The Company will continue to monitor and adjust its allowance on loans as management's analysis of its loan portfolio and economic conditions dictate. However, although the Company maintains its allowance for losses on loans at a level which it considers to be adequate to provide for potential losses, in view of the continued uncertainties in the economy generally and the regulatory uncertainty pertaining to reserve levels for the thrift industry generally, there can be no assurance that such losses will not exceed the estimated amounts or that the Company will not be required to make additional substantial additions to its allowance for losses on loans in the future.

         Noninterest Income. Noninterest income, consisting primarily of income generated from the Bank's subsidiaries, increased $400,000 to $1.5 million for the year ended September 30, 1997 from $1.1 million for the year ended September 30, 1996. The increase was due primarily to restitution in the amount of $221,000 paid to the Company from certain outside investors found by the Office of Thrift Supervision to have violated the OTS Change in Control Laws and Regulations and from increased commissions income of the real estate brokerage operation conducted through a subsidiary of the Company. Other noninterest income generated by the subsidiaries totaled $820,000 and $692,000 for the years ended September 30, 1997 and 1996, respectively.

         Noninterest Expenses. Noninterest expenses decreased $400,000 to $2.7 million for the year ended September 30, 1997 as compared to $3.1 million for the year ended September 30, 1996. The decrease was primarily due to a one time assessment of $530,000 by the FDIC in the year ended September 30, 1996 and a $130,000 increase in other noninterest expense in the year ended September 30, 1997. The assessment was levied by the FDIC on all institutions with deposits insured by the Savings Association Insurance Fund (the "SAIF") in order to recapitalize the SAIF. The assessment, set by the FDIC at .65% of SAIF-insured deposits as of March 31, 1995, was paid on November 27, 1996. As a result of the SAIF recapitalization legislation, the Company's deposit insurance premiums declined from the current
 .23% of insured deposits to .06% of insured deposits commencing on January 1, 1997. Noninterest expense attributable to the Bank's subsidiaries totaled $702,000 and $625,000 in fiscal 1997 and 1996, respectively.

         Income Taxes. Income taxes for fiscal 1997 increased to $791,000 due to a $1.1 million increase in taxable income.

Asset Liability Management

         Interest Rate Gap. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceed the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. Management believes that the Company will experience more favorable results during periods of declining (or low) interest rates than during periods of rising (or high) interest rates.

         Since the mid 1980's, the Company's asset-liability management strategy has been directed toward reducing the Company's exposure to fluctuations in interest rates. In order to properly monitor interest rate risk, the Board of Directors in 1989 created an Asset/Liability Committee composed principally of its President and savings and finance department officers, which meets quarterly to review the Company's interest rate risk position. The principal responsibilities of this Committee are to assess the Company's asset/liability mix and recommend strategies to the Board that will enhance income while managing the Company's vulnerability to changes in interest rates.

         At September 30, 1998, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $4.3 million, representing a positive cumulative one-year gap ratio of 2.94% as compared to a negative cumulative gap ratio of 7.65% and 1.10% at September 30, 1997 and 1996, respectively.

         The Company's asset liability management strategy emphasizes the purchase of mortgage-backed and related securities and investment securities with adjustable rates or estimated maturities of seven years or less, and the origination of adjustable rate loans and short- and intermediate-term non-residential loans. These types of loans and investment products have shorter terms to maturity and tend to reprice more frequently than do longer term fixed-rate mortgage loans, yet can provide a positive margin over the Company's cost of funds.

         In the future, the Company intends, subject to market conditions, to continue to stress the origination of intermediate-term and ARM loans and commercial business and consumer loans.

         As part of its asset-liability management strategy, the Company has also emphasized low-rate, long-term core deposits. Consumer passbook savings accounts, money market deposit accounts and NOW accounts amounted to $29.2 million, or 30.4% of the Company's total deposits, as of September 30, 1998. Based on its experience, the Company's certificates of deposit have been a relatively stable source of long-term funds as such certificates are generally renewed upon maturity since the Company has established long-term banking relationships with its customers. The Company also maintains a substantial portfolio of short-term liquid assets. As of September 30, 1998, the Company had $40.0 million of investment securities and interest-bearing deposits with other financial institutions that mature within one year.

         In managing its asset-liability mix, Mid-Iowa may, at times, depending on the relationship between long and short term interest rates, market conditions and consumer preference, place greater emphasis on maximizing its net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to improve its spread. Management believes that the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased vulnerability to sudden and unexpected increases in interest rates which can result from such a mismatch.

         The following table sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at September 30, 1998. The Company's interest rate sensitivity "gap" is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. One- to four-family fixed-rate mortgage loans are assumed to prepay at an annual rate of 6% for the first five years and from 7% to 30% per year during the subsequent periods, depending on the stated interest rate. Adjustable-rate mortgage loans are assumed to prepay at a rate of 12% per year. Second mortgage loans and all other loans are assumed to prepay at annual rates of 12%. Passbook accounts are assumed to be withdrawn at annual rates of 17%, 17%, 17% and 17%, respectively, during the period shown. Money market deposit accounts are assumed to decay at annual rates of 79% in the first period shown and 31% per period during the subsequent periods. Finally, transaction accounts are assumed to decay at annual rates of 37%, 32%, 17% and 17% respectively, in each of the periods shown.


                                                                        Maturing or Repricing
                                                                       Over 1-3      Over 3-5        Over
                                                Within One Year       Years          Years         5 Years   Total
                                             ---------------------  ---------       ---------      -------   -----
                                             Amount         Rate      Amount        Amount         Amount    Amount
                                             ------         ----      ------        ------         ------    ------
                                                                         (Dollars in thousands)
Fixed rate one- to four-family (including
mortgage-backed and related securities),
commercial real estate and construction
loans ....................................   $   3,003      8.21% $  8,405    $  11,185     $  11,838    $  34,431
Adjustable rate one- to four- family
 (including mortgage-backed and related
 securities), mortgage-backed securities
 held for sale, commercial real estate and
 construction loans ......................      50,761      7.41     6,350         --            --         57,111
Other securities .........................      26,006      6.45     2,684        3,485         2,871       35,048
Commercial loans .........................         448      9.32       478          448           226        1,600
Consumer loans ...........................       4,712      8.71     4,395           28          --          9,135
                                                ------      ----    ------       ------        ------      -------
     Total interest-earning assets .......      84,930      7.22    22,314       15,146        14,935      137,325


Transaction accounts .....................       2,158       .88     2,216          879           579        5,832
Savings deposits .........................      15,284      3.40     3,427        1,850         2,853       23,414
Certificates of Deposit ..................      58,155      5.46     7,362        1,472           118       67,107
Borrowings ...............................       5,000      5.55     8,000        6,000        17,000       36,000
                                                ------      ----    ------       ------        ------      -------
    Total interest-bearing liabilities ...      80,597      4.95    21,005       10,201        20,550      132,353
                                                ------      ----    ------       ------        ------      -------


Interest-earning assets less
 interest-bearing liabilities ............   $   4,333      2.27% $  1,309    $   4,945     $  (5,615)   $   4,972
                                             ---------            --------     ---------    ---------    ---------
                                             ---------            --------     ---------    ---------    ---------
Difference as a percent of interest-
 earning assets ..........................        3.16%                .95         3.60%        (4.09)%       3.62%
                                             ---------            --------     ---------    ---------    ---------
                                             ---------            --------     ---------    ---------    ---------
Cumulative interest rate sensitivity gap .   $   4,333            $  5,642     $  10,587    $   4,972    $   4,972
                                             ---------            --------     ---------    ---------    ---------
                                             ---------            --------     ---------    ---------    ---------
Cumulative interest rate sensitivity gap
 as a percent of total assets ............        2.94%               3.82%          7.18%       3.37%         3.37%
                                             ---------            --------     ---------    ---------    ---------
                                             ---------            --------     ---------    ---------    ---------


         The following table sets forth the interest rate sensitivity of the Company's assets and liabilities, at the periods presented on the basis of the factors and assumptions set forth above.


                                                                                September 30,
                                                                 -------------------------------------------
                                                                  1998               1997               1996
                                                                 ------             ------             -----
                                                                               (Dollars in thousands)
Fixed rate residential (including mortgage-
 backed and related securities), commercial
 real estate and construction loans...........................  $   3,003          $  3,040         $    3,103
Adjustable rate residential (including
 mortgage-backed and related securities and
 mortgage-backed securities held for sale),
 commercial real estate and construction
 loans........................................................     50,761            55,989              56,836
Commercial business loans.....................................        448             1,612                 570
Consumer loans................................................      4,712             4,412               3,331
Investment securities and other...............................     26,006             6,155               4,930
                                                                ---------          --------          ----------

     Total interest rate sensitive assets
      repricing within one year...............................     84,930            71,208              68,770
                                                                ---------          --------          ----------

NOW accounts..................................................      2,158             2,213               2,970
Savings deposits..............................................     15,284            14,315              10,522
Certificates of deposit.......................................     58,155            48,479              45,049
                                                                ---------          --------          ----------
     Total deposits...........................................     75,597            65,007              58,541

Borrowings....................................................      5,000            16,000              11,500
                                                                ---------          --------          ----------

     Total interest rate sensitive
      liabilities repricing within one year...................     80,597            81,007              70,041
                                                                ---------          --------          ----------

Gap...........................................................  $   4,333          $ (9,799)         $   (1,271)
                                                                ---------          --------          ----------
                                                                ---------          --------          ----------

Interest rate sensitive assets repricing
 within one year/interest rate sensitive
 liabilities repricing within one year........................     105.38%           87.90%               98.19%
Gap as a percent of total interest-earning assets.............       3.16%           (8.61)%              (1.12)%
Gap as a percent of total assets..............................       2.94%           (7.65)%              (1.10)%


         Net Portfolio Value. The Office of Thrift Supervision (the "OTS") provides a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts.

         OTS regulations use net market value methodology to measure the interest rate risk exposure of thrift institutions. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (i) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (ii) its "normal" level of exposure which is 2% of the present value of its assets. Because of the Bank's asset size and level of risk-based capital, the Bank is exempt from this requirement. As of September 30, 1998, a change in interest rates of positive 200 basis points would have resulted in a 3% increase in NPV (as a percentage of the net present value of the Bank's assets), while a change in interest rates of negative 200 basis points would have resulted in a 7% decrease in NPV (as a percentage of the net present value of the Bank's assets).

         Presented below, as of September 30, 1998, is an analysis of the Bank's interest rate risk as calculated by the OTS, measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points. As illustrated in the table, NPV is more sensitive to rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates.


                       Change in
                     Interest Rate                      At September 30, 1998
                    (Basis Points)                 $ Change                  % Change
                    ---------------                ---------                 ----------
                                              (Dollars in Thousands)

                         +400                          $(404)                   (3)
                         +300                            116                     1
                         +200                            384                     3
                         +100                            313                     3
                           0
                         -100                           (461)                   (4)
                         -200                           (832)                   (7)
                         -300                         (1,061)                   (9)
                         -400                         (1,221)                  (10)


         Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

         Certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         In addition, the previous tables do not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Company's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

         The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances.


                                                                          Year Ended September 30,
                                                           1998                      1997                       1996
                                              ------------------------------------------------------------------------------------
                               Yield/Rate at   Average     Interest          Average     Interest          Average   Interest
                               September 30,  Outstanding  Earned/  Yield/  Outstanding  Earned/ Yield/ Outstanding  Earned/  Yield/
                                   1998        Balance     Paid     Rate     Balance      Paid    Rate    Balance    Paid     Rate
                               ---------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Interest-earning assets:
 Loans receivable ...............  8.09%      $ 70,376   $  5,789  8.23%  $ 64,474     $  5,310   8.24%  $ 60,104   $  4,880   8.12%
 Mortgage-backed and related
  securities (including
  securities available
  for sale) .....................  6.38         29,581      1,863  6.30     29,628        1,967   6.64     28,238      1,896   6.71
 Investment securities ..........  6.57         28,017      1,852  6.61     23,616        1,572   6.66     18,747      1,195   6.37
 Other interest-earning assets ..  5.50          6,708        302  4.50      1,455          115   7.90      2,194        256  11.67


 Total interest-earning assets ..  7.26%      $134,682   $  9,806  7.28   $119,173     $  8,964   7.52%  $109,283   $  8,227   7.53
                                   ----        -------      -----  ----    -------        -----   ----   --------    -------   ----

Interest-bearing liabilities:
 NOW accounts ...................  0.68%      $  6,068   $     42  0.69%  $  5,627     $     39   0.69%  $  4,694   $     37   0.79%
 Savings deposits ...............  3.60         21,594        648  3.00     19,410          581   2.99     15,112        430   2.85
 Certificates of deposit ........  5.42         62,788      3,413  5.44     59,048        3,168   5.37     60,402      3,243   5.37
                                   ----        -------      -----  ----    -------        -----   ----   --------    -------   ----
  Total deposits ................  4.68         90,450      4,103  4.54     84,085        3,788   4.50     80,208      3,710   4.63
Borrowings ......................  5.50         33,600      1,979  5.89     25,300        1,558   6.16     20,917      1,229   5.88
                                   ----        -------      -----  ----    -------        -----   ----   --------    -------   ----
Total interest-bearing
 liabilities ....................  4.90        124,050      6,082  4.90    109,385        5,346   4.89    101,125      4,939   4.88
                                   ----        -------      -----  ----    -------        -----   ----   --------    -------   ----

Net interest income; interest
 rate spread ....................  2.36%                 $  3,724  2.38%               $   3,618  2.63%            $   3,288   2.64%
                                   ----                  --------  ----                ---------  -----              -------   ----
                                   ----                  --------  ----                ---------  -----              -------   ----
Net earning assets/net yield on
 average interest earning assets .            $ 10,632             2.77%  $  9,788                3.04%  $  8,158              3.01%
                                              --------             ----   --------                ----   --------              ----
                                              --------             ----   --------                ----   --------              ----
Average interest-earning assets
 to average interest-bearing
 liabilities......................                               108.57%                        108.95                       108.07%
                                                                 ------                         ------                       ------
                                                                 ------                         ------                       ------


Rate/Volume Analysis of Net Interest Income

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


                                                                             Year Ended September 30,
                                               -------------------------------------------------------------------------------
                                                 1998            vs.      1997                      1997      vs.       1996
                                               ----------------------------------             --------------------------------
                                               Increase (Decrease)                            Increase (Decrease)
                                                     Due to              Total                     Due to              Total
                                               -------------------                             ------------------
                                                                        Increase                                      Increase
                                               Rate        Volume      (Decrease)             Rate        Volume     (Decrease)
                                               ----        ------     -----------             ----        ------     -----------
                                                                     (Dollars in thousands)

Interest-earning assets:
 Loans ................................      $    (6)      $   485       $   479       $   191       $    75       $   265
 Mortgage-backed and related securities
  (including mortgage-backed securities
  available for sale) .................         (101)           (3)         (104)           86           (20)           66
 Investment securities ................         (183)          463           280           176            60           236
 Other interest earning assets ........          (10)          197           187           (68)          (77)         (145)
                                             -------       -------       -------       -------       -------       -------

     Total interest-earning assets ....      $  (300)      $ 1,142       $   842       $   385       $    38       $   423
                                             -------       -------       -------       -------       -------       -------
                                             -------       -------       -------       -------       -------       -------

Interest-bearing liabilities:
 NOW accounts .........................      $  --         $     3       $     3       $     5       $    (5)      $  --
 Savings deposits .....................            2            65            67           (11)           28            17
 Certificates of deposit ..............           42           203           245            32          --              32
 Borrowings ...........................          (65)          486           420           282            57           340
                                             -------       -------       -------       -------       -------       -------

     Total interest-bearing
      liabilities .....................      $    21       $   757       $   735       $   308       $    80       $   388
                                             -------       -------       -------       -------       -------       -------
                                             -------       -------       -------       -------       -------       -------

Change net interest income ............                                  $   107                                   $    35
                                                                         -------                                   -------
                                                                         -------                                   -------


Liquidity and Capital Resources

         The Company's sources of funds are deposits, sales of mortgage loans, amortization and repayment of loan principal and mortgage-backed and related securities and, to a lesser extent, maturation of investments and funds from other operations. While maturing investments are predictable, deposit flows and loan repayments are influenced by interest rates, general economic conditions, and competition making it less predictable. The Company attempts to price its deposits to achieve its asset/liability objectives discussed above, giving consideration to local market conditions. The Company also has the ability to supplement deposits with longer term and/or less expensive alternate sources of funds including FHLB advances. In this regard, the Company had outstanding advances from the FHLB of Des Moines in the amount of $36.0 million at September 30, 1998 compared to $25.0 million at September 30, 1997, and had the capacity to borrow up to an additional $22.0 million.

         Federal regulations historically have required the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time to time based on economic conditions and savings flows, and is currently 4% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. government and certain corporate securities and other obligations generally having remaining maturities of less than five years. The Bank has historically maintained its liquidity ratio at levels in excess of those required. At September 30, 1998, the amount of the Bank's liquidity was $39.4 million, resulting in a liquidity ratio of 42.4%. At September 30, 1997, the Bank's liquidity totaled $5.9 million, resulting in a liquidity ratio of 6.5%.

         The primary investing activities of the Company are lending and purchasing mortgage-backed and related securities and investment securities.

         Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If the Company requires additional funds, beyond its internal ability to generate, it has additional borrowing capacity with the FHLB of Des Moines and collateral eligible for repurchase agreements.

         The Company uses its liquidity resources principally to meet on-going commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses.

         At September 30, 1998, the Company had $918,000 of loan commitments and an additional $2.8 million available to customers under existing lines of credit.

         Certificates of deposit scheduled to mature in one year or less at September 30, 1998, totaled $58.2 million. Based on historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits.

         Management believes that loan repayments and other sources of funds will be adequate to meet and exceed the Company's foreseeable short- and long-term liquidity needs.

         The Company's liquidity, represented by cash, is a combination of its operating, investing, and financing activities. These activities are summarized below for the years indicated.


                                                                               September 30,
                                                                 ---------------------------------------
                                                                   1998           1997            1996
                                                                 -------         ------          -------
                                                                             (Dollars in thousands)
Operating Activities:
Net Income....................................................   $   1,332       $  1,550       $    825
Adjustment to reconcile net income to net cash
  provided by (used in) operating activities ..................       (290)          (166)           845
                                                                 ---------       --------       --------
Net cash provided by (used in) operating activities ...........      1,042          1,384          1,670
Net cash provided by (used in) investment activities ..........     (7,461)        (9,841)        (8,192)
Net cash provided by (used in) financing activities ...........     18,314         10,873          6,253
                                                                 ---------       --------       --------
Net increase (decrease) in cash and cash equivalents ..........     11,895          2,416           (269)
Cash at beginning of year .....................................      3,563          1,147          1,416
                                                                 ---------       --------       --------
Cash at end of year...........................................   $  15,458       $  3,563       $  1,147
                                                                 ---------       --------       --------
                                                                 ---------       --------       --------


         The primary investing activities of the Company include investing in loans, investment securities and mortgage-backed and related securities. The purchases are funded primarily from loan repayments, maturities of securities and deposits and increases in customer deposit liabilities. During the year ended September 30, 1998, purchases of investment securities totaled $24.7 million, while loans receivable increased $5.0 million. Customer deposits increased $7.0 million in fiscal 1998. During the year ended September 30, 1997, purchases of investment securities totaled $15.0 million, while loans receivable increased $4.3 million. Customer deposits increased $6.5 million in fiscal 1997. In the event that investment and mortgage-backed and related securities purchases increase in the future, the Company's net interest spread and income may be adversely affected as these assets typically yield less than loans receivable.

         At September 30, 1998, the Bank had tangible and core capital of $11.2 million, or 7.7% of adjusted total assets, respectively, which was approximately $9.0 million and $6.8 million above the minimum requirements of 1.5% and 3.0%, respectively, of adjusted total assets in effect on that date. On September 30, 1998, the Bank had risk-based capital of $11.5 million (including $11.2 million in core capital), or 19.2% of risk-weighted assets of $59.8 million. This amount was $6.7 million above the 8% requirement in effect on that date. The Bank is presently in compliance with the fully phased-in capital requirements.

         The Company paid a quarterly cash dividend of $.02 per share in each of the quarters of fiscal year 1998. For a tabular presentation of the dividends declared on the Company's common stock for the past two fiscal years, see "Price Range of and Dividends on Common Stock" below. To the extent future dividends are considered by the Board of Directors, the availability of funds to pay such dividends are subject to regulatory and other restrictions and considerations.

Impact of Year 2000 Issue

         A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Company. Data processing is also essential to most other financial institutions and many other companies.

         The Company began its Year 2000 efforts in the Spring of 1997 with the sponsorship of its executive management and guidance of legal counsel. A Year 2000 committee was formed with representation from management of every area of the Company and chaired by the Executive Vice President. The Year 2000 issue has been identified as a top priority. The Company has dedicated resources to assess, repair and test programs, applications, equipment and facilities. The Company's Year 2000 Program is coordinating with each vendor and supplier of the Company to ensure Year 2000 Compliance. The Company has substantially completed its assessment of the Year 2000 issue, and is currently repairing systems, developing test strategies and working with its customers and vendors. At this time, the Company anticipates that remediation and internal testing of its mission critical applications will be completed by March 31, 1999.

         Management anticipates that the enhancements necessary to prepare its mission-critical systems for the year 2000 will be completed in early 1999. Although the efforts to prepare for the Year 2000 is intended to address all Year 2000 issues, the Bank's disaster recovery/contingency plan will encompass Year 2000 elements and address potential Year 2000 issues in the year 2000. The Bank's contingency plan was developed to mitigate the risk associated with the failure of any of the Bank's computer systems as well as mission critical systems of outside software vendors and third-party service providers.

         The Bank anticipates that it will incur internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare its systems for Year 2000. Based on the Bank's current estimate, fiscal 1999 expenses of the Year 2000 project are not expected to exceed $100,000. The expenses incurred to date are not material to the financial statements.

         In addition to expenses related to its own computer systems, the Bank is aware of potential Year 2000 risks to third parties, including vendors (and to the extent appropriate, depositors and borrowers) and the possible adverse impact on the Bank resulting from failures by those parties to adequately address the Year 2000 problem. The Bank could incur losses if loan payments are delayed due to Year 2000 problems affecting borrowers or impairing the payroll systems of large employers in the Bank's market area. To date, the Bank has not been advised by such parties that they do not have plans in place to address and correct the issues associated with the Year 2000 problem; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation.

         The actual costs of Year 2000 compliance and the impact of Year 2000 issues could differ materially from what is currently anticipated. Factors that might result in such differences include incomplete inventory and assessment results, higher than anticipated costs to update software and hardware and vendors', customers' and other third parties' inability to effectively address the Year 2000 issue.

Impact of Inflation and Changing Prices

         The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, however, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

         Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 is not expected to have a material impact on the Company's financial statements.

         Business Segments. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, SFAS No. 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements and also requires that selected information be reported in interim financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 is not expected to have a material impact on the Company's financial statements.

         Derivatives and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting.

         The definition of a derivative financial instrument is complex, but in general it is an instrument with one or more underlyings, such as an interest rate or foreign exchange rate, that is applied to a notional amount, such as an amount of currency, to determine the settlement amount(s). It generally requires no significant initial investment and can be settled net or by delivery of an asset that is readily convertible to cash. SFAS No. 133 applies to derivatives embedded in other contracts, unless the underlying of the embedded derivative is clearly and closely related to the host contract.

         SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale category or trading category without calling into question their intent to hold other debt securities to maturity in the future. Management is evaluating the effect of SFAS No. 133 on the Company's financial statements.

Item 1.   Description of Business

General

          Mid-Iowa Financial Corp. (the "Company" or "Mid-Iowa") is a Delaware corporation which was organized in 1992 by Mid-Iowa Savings Bank, FSB (the "Bank") for the purpose of becoming a savings and loan holding company. The Company owns all of the outstanding stock of the Bank issued on October 13, 1992, in connection with the completion of the Bank's conversion from the mutual to the stock form of organization (the "Conversion"). The Company issued 408,000 (not restated for stock dividends) shares of Common Stock at a price of $10.00 per share in the Conversion. The Bank was initially chartered as an Iowa state chartered savings and loan association in 1913. The Bank converted to a federal mutual charter in 1991 and changed its name to Mid-Iowa Savings Bank, FSB. The Bank amended its charter in October 1992 in connection with the Conversion to become a federal stock savings bank. All references to the Company, unless otherwise indicated refer to the Bank and its subsidiaries on a consolidated basis. The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "MIFC".

          The Company and the Bank are subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision, Department of the Treasury ("OTS") and by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Home Loan Bank ("FHLB") System and its deposits are backed by the full faith and credit of the United States Government and are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by the FDIC.

          Mid-Iowa's primary market area of Jasper County and West Des Moines, Iowa is serviced by its two offices in Newton and offices in Baxter, Colfax, Monroe, Prairie City and West Des Moines. The Company opened a branch facility in West Des Moines, Iowa in September of 1997. At September 30, 1998, Mid-Iowa had assets of $147.5 million, deposits of $96.4 million and stockholders' equity of $13.8 million.

          The Company, through its wholly-owned subsidiary, Mid-Iowa Security Corporation ("Mid-Iowa Security") offers real estate brokerage services and is involved in the development of a residential subdivision located in Newton, Iowa. The Bank, through its wholly-owned subsidiary, Center of Iowa Investments, Limited ("CII"), offers mutual funds, annuities, discount securities brokerage services, credit reporting and collection services. See "-- Subsidiary Activities."

          Mid-Iowa has been, and intends to continue to be, a financial corporation that offers a variety of financial services to meet the needs of the families in the communities it serves. The Company attracts retail deposits from the general public and uses such deposits, together with borrowings and other funds, to invest in primarily one- to four-family residential mortgage loans and mortgage-backed and related securities, and to a lesser extent, consumer, commercial real estate, and commercial business loans. Most loans are presently originated in the Company's primary market area, Jasper County and West Des Moines, Iowa; to a lesser extent loans are also originated in other parts of Iowa. See "-- Lending Activities" and "-- Non-Performing Assets and Classified Loans."

          The Company also invests in U.S. Government and agency obligations and other permissible investments and occasionally purchases loan participations.

          The Company's revenues are derived from interest on mortgage loans, mortgage-backed and related securities, investments and consumer loans, income from service charges and loan originations, loan servicing fee income and income from the sale of mutual funds, annuities, discount securities brokerage services, real estate brokerage services, real estate development and credit reporting and collection services through the service corporation subsidiaries of the Company and the Bank. Mid-Iowa's operations are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the policies of the various regulatory authorities, including the OTS and the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Its results of operations are largely dependent upon its net interest income, which is the difference between the interest it receives on its loan portfolio and its investment securities portfolio and the interest it pays on its deposit accounts and borrowings.

          Mid-Iowa's main office is located at 123 West Second Street North, Newton, Iowa. The Company's telephone number is (515) 792-6236.


Recent Developments

          On August 17, 1998, the Company and the Bank entered into a definitive agreement to be acquired by First Federal Bankshares, M.H.C. ("Bancorp")( a federally-chartered mutual holding company) and First Federal Savings Bank of Siouxland ("First Federal") (53.8% owned by Bancorp), headquartered in Sioux City, Iowa. The terms of the acquisition call for First Federal to pay $15.00 in cash, subject to upward price adjustment, for each outstanding share of Company common stock. The transaction, with an aggregate value of approximately $29.0 million, will be accounted for as a purchase. The acquisition is subject, among other conditions, to regulatory approval, the approval of the Company's stockholders and the successful completion of First Federal's second step conversion.

Market Area

          Mid-Iowa offers a range of retail banking services primarily to the residents of Jasper County and West Des Moines, Iowa, through the Company's two offices located in Newton and offices in Baxter, Colfax, Monroe, Prairie City and West Des Moines. Mid-Iowa considers its primary market area to be Jasper County and West Des Moines.

          Newton, Iowa, is a city located approximately 35 miles east of the Iowa capital of Des Moines, in the center of Jasper County, Iowa. Jasper County has a population of approximately 35,000 persons. Newton is an industrial community with a population of approximately 15,000 people. The major employer is the Maytag Corporation, headquartered in Newton, which employs approximately 3,000 employees in Newton. Other major employers are Newton Manufacturing Company, the Vernon Company, Cline Tool and Service Company, Thombert, Inc., Walmart and Skiff Medical Center.

          At September 30, 1998, 84.8% of the Company's real estate mortgage loans (excluding mortgage-backed and related securities) were secured by properties located in Iowa. The remaining loans, a mix of single family and commercial real estate loans, are primarily located throughout the United States, including the midwest, the northwest, the middle-Atlantic states, and the pacific northwest. At September 30, 1998, all of these out-of-state loans and loan participations were performing in accordance with their repayment terms. See "- Non-Performing Assets and Classified Assets" and "- Originations, Purchases, Sales and Servicing of Loans and Mortgage-Backed and Related Securities."

Recent Developments

          Proposed Regulatory and Legislative Changes. On May 13, 1998, the U.S. House of Representatives passed H.R. 10 (the "Act"), the "Financial Services Competition Act of 1998," which calls for a sweeping modernization of the banking system that would permit affiliations between commercial banks, securities firms, insurance companies and, subject to certain limitations, other commercial enterprises. The stated purposes of the Act are to enhance consumer choice in the financial services marketplace, level the playing field among providers of financial services and increase competition.

          H.R. 10 removes the restrictions contained in the Glass-Steagall Act of 1933 and the Bank Holding Company Act of 1956, thereby allowing qualified financial holding companies to control banks, securities firms, insurance companies, and other financial firms. Conversely, securities firms, insurance companies and financial firms would be allowed to own or affiliate with a commercial bank. Under the new framework, the Federal Reserve would serve as an umbrella regulator to oversee the new financial holding company structure. Securities affiliates would be required to comply with all applicable federal securities laws, including registration and other requirements applicable to broker-dealers. The Act also provides that insurance affiliates be subject to applicable state insurance regulations and supervision. The Act preserves the thrift charter and all existing thrift powers, but restricts the activities of new unitary thrift holding companies.

          The Senate is now considering the legislation and has further modified the Act. At the adjournment of Congress in October 1998, the Act had been recommitted to the Senate Banking Committee. At this time, it is unknown whether the Act will be enacted, or if enacted, what form the final version of such legislation might take.

Lending Activities

          General. Historically, the Company has originated fixed-rate one- to four-family mortgage loans. In the mid 1980s, the Company introduced adjustable rate mortgage ("ARM") loans and short-term loans for retention in its portfolio, in order to increase the percentage of loans with more frequent repricing or shorter maturities, and in some cases higher yields, than fixed-rate mortgage loans. The Company has continued, however, to originate fixed-rate mortgage loans in response to customer demand.

          While the Company primarily focuses its lending activities on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences, it also originates consumer, commercial real estate, commercial business, and a limited amount of residential construction loans in its primary market area. At September 30, 1998, the Company's gross real estate loan and mortgage-backed and related securities portfolio totaled $102.3 million, of which $47.3 million were comprised of one- to four- family first mortgage loans and $29.7 million were comprised of mortgage-backed and related securities held for investment and available for sale.

          Senior lending officers have authority to approve up to $10,000 of consumer and commercial business loans. Otherwise, the approval of the reviewing loan officer and one of two senior officers of the Company is required. First mortgage residential mortgage loans require the approval of two officers, one of whom must be the Company's President or Executive Vice President. Loans in excess of $100,000, up to the Company's lending limit, require the approval of the reviewing loan officer and the President. Loans in excess of $500,000 require the approval of the Board of Directors.

          The aggregate amount of loans that the Company is permitted to make under applicable federal regulations to any one borrower, including related entities, is generally the greater of 15% of unimpaired capital and surplus or $500,000. See "Regulation -- Federal Regulation of Savings Associations." At September 30, 1998, the maximum amount which the Company could have lent to any one borrower and the borrower's related entities was approximately $2.0 million. At September 30, 1998, the Company had no loans with outstanding balances in excess of this amount. At September 30, 1998, the principal balance of the largest amount outstanding to any one borrower, or group of related borrowers, was approximately $1.1 million which consisted of one commercial real estate loan secured by property located in the Company's primary market area. Each of these loans was performing in accordance with its respective repayment terms at September 30, 1998. At that date, there was one other loan with a principal balance in excess of $500,000.

          Loan Portfolio Composition. The following information sets forth the composition of the Company's loan and mortgage-backed and related securities portfolios in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowance for losses on loans) as of the dates indicated.


                                                                        At September 30,
                                                -----------------------------------------------------------------
                                                      1998                      1997                  1996
                                                ------------------      ------------------     ------------------
                                                 Amount        %         Amount        %        Amount       %
                                                ---------    -----      ---------    -----     ---------    -----
                                                                         (Dollars in thousands)
Real Estate Loans and mortgage-
backed and related securities:
 One- to four-family........................   $  47,283     46.2%    $  46,107      47.2%    $  45,986     50.4%
 Commercial.................................      13,461     13.2        10,150      10.4         7,708      8.5
 Construction...............................       1,058      1.0         1,339       1.4           884      1.0
 Mortgage-backed securities available for
  sale......................................       3,878      3.8         4,368       4.5         4,373      4.8
 Mortgage-backed and related securities.....      25,862     25.3        26,180      26.8        23,974     26.3
                                               --------- ---------    ---------   ---------   ---------  ---------
     Total real estate loans and mortgage-
        backed and related securities held
        for investment......................      91,542     89.5        88,144      90.3        82,925     90.9
                                               --------- ---------    ---------   ---------   ---------  ---------

Other Loans:
 Consumer Loans:
  Second mortgage...........................       4,967      4.9         4,498       4.6         3,143      3.4
  Automobile................................       1,736      1.7         1,407       1.4         1,342      1.5
  Home equity...............................       1,537      1.5         1,177       1.2           740       .8
  Student...................................         328       .3           306        .3           479       .5
  Unsecured.................................         156       .2           175        .2           161       .2
  Deposit account...........................         110       .1           181        .2           142       .2
  Other.....................................         276       .3           351        .4           297       .3
                                               --------- ---------    ---------   ---------   ---------  ---------
     Total consumer loans...................       9,110      8.9         8,095       8.3         6,304      6.9
 Commercial business loans..................       1,600      1.6         1,394       1.4         1,982      2.2
                                               --------- ---------    ---------   ---------   ---------  ---------
     Total other loans......................      10,710     10.5         9,489       9.7         8,286      9.1
                                               --------- ---------    ---------   ---------   ---------  ---------
     Total loans and mortgage-backed and
        related securities..................     102,277    100.0%                  100.0%                 100.0%
                                                         ---------                ---------              ---------
                                                         ---------                ---------              ---------
Less:
----
 Loans in process...........................         647                    276                     550
 Deferred fees and discounts................          72                     89                      72
 Allowance for losses on loans..............         337                    302                     274
                                               ---------              ---------                --------
     Total loans and mortgage-backed
      securities receivable, net............   $ 101,252              $  96,966               $  90,315
                                               ---------              ---------                --------
                                               ---------              ---------                --------

          The following table shows the composition of the Company's loan and mortgage-backed and related securities portfolios by fixed and adjustable rate at the dates indicated.


                                                                        At September 30,
                                                -----------------------------------------------------------------
                                                      1998                      1997                  1996
                                                ------------------      ------------------     ------------------
                                                 Amount        %         Amount        %        Amount        %
                                                ---------    -----      ---------    -----     ---------    -----
                                                                         (Dollars in thousands)

Fixed-Rate Loans:
 Real Estate:
  One- to four-family.......................   $  17,863     17.5%     $  15,526      15.9%    $  12,340     13.5%
  Commercial................................       6,378      6.2          5,280       5.4         6,319      6.9
  Mortgage-backed and related securities....       4,507      4.4          2,256       2.3         1,873      2.1
                                               ---------    -----      ---------     -----     ---------    -----
     Total fixed-rate real estate loans and
     mortgage-backed and related securities       28,748     28.1         23,062      23.6        20,532     22.5
 Consumer...................................       7,573      7.4          6,918       7.1         5,403      5.9
 Commercial business........................       1,600      1.6          1,394       1.4         1,982      2.2
                                               ---------    -----      ---------     -----     ---------    -----

     Total fixed-rate loans and mortgage-
      backed and related securities.........      37,921     37.1         31,374      32.1        27,917     30.6
                                               ---------    -----      ---------     -----     ---------    -----


Adjustable-Rate Loans:
 Real estate:
  One- to four-family.......................      29,420     28.8         30,581      31.3        33,646     36.9
  Commercial................................       7,083      6.9          4,870       5.0         1,389      1.5
  Construction..............................       1,058      1.0          1,339       1.4           884      1.0
  Mortgage-backed securities held for sale         3,878      3.8          4,368       4.5         4,373      4.8
  Mortgage-backed and related securities
   held for investment......................      21,355     20.9         23,924      24.5        22,101     24.2
                                               ---------    -----      ---------     -----     ---------    -----

   Total adjustable-rate real estate loans
    and mortgage-backed and related
    securities..............................      62,794     61.4         65,082      66.7        62,393     68.4
                                               ---------    -----      ---------     -----     ---------    -----

 Consumer...................................       1,537      1.5          1,177       1.2           901      1.0
                                               ---------    -----      ---------     -----     ---------    -----

    Total adjustable-rate loans
      and mortgage-backed and
      related securities....................      64,331     62.9         66,259      67.9        63,294     69.4
                                               ---------    -----      ---------     -----     ---------    -----

    Total loans and mortgage-backed
      and related securities................     102,252    100.0%        97,633     100.0%       91,211    100.0%
                                               ---------    -----      ---------     -----     ---------    -----
                                                            -----                    -----                  -----
Less:
 Loans in process...........................         647                     276                     550
 Deferred fees and discounts                          72                      89                      72
 Allowance for losses on loans                       307                     302                     274
                                               ---------               ---------               ---------
   Total loans and mortgage-backed
     securities receivable, net                $ 101,226               $  96,966               $  90,315
                                               ---------               ---------               ---------
                                               ---------               ---------               ---------

          The following schedule illustrates the interest rate sensitivity of the Company's gross loan and mortgage-backed and related securities portfolio at September 30, 1998. Mortgages and mortgage-backed and related securities which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                        Real Estate
                        -------------------------------------------
                         One- to four-family
                            and mortgage-
                         backed securities          Commercial            Construction             Consumer
                        --------------------    -------------------    -------------------    ---------------------
                                   Weighted               Weighted               Weighted                 Weighted
                                    Average                Average                Average                  Average
                        Amount       Rate       Amount      Rate       Amount      Rate       Amount        Rate
                        ------    ----------    ------   ----------    ------   ----------    ------     ----------
     Due During
    Years Ending
    September 30,
---------------------
1999 (1).............   $  1,685     8.21%     $    192     9.57%      $   1,058    8.61%     $  2,722      9.06%
2000 and 2001........        346     6.92           477     9.75              --      --         1,784      9.07
2002 and 2003........      2,910     8.30           568     8.49              --      --         3,875      8.69
2004 to 2008.........      7,475     7.95         1,941     8.74              --      --           313      8.87
2009 to 2018.........     20,842     7.57         7,665     8.73              --      --           441      9.53
2019 and thereafter..     43,765     7.66         2,618     8.70              --      --            --        --
                        --------               --------                ---------              ---------
                        $ 77,023               $ 13,461                $   1,058              $   9,135
                        --------               --------                ---------              ---------
                        --------               --------                ---------              ---------




                                     Commercial
                                      Business                 Total
                                ---------------------     ------------------
     Due During                             Weighted              Weighted
    Years Ending                            Average               Average
    September 30,              Amount        Rate        Amount    Rate
---------------------          ------     ----------     ------   -------
1999 (1).............           $   659       9.37%      $  6,316     8.81%
2000 and 2001........               302       9.16          2,909     8.94
2002 and 2003........               345       8.94          7,698     8.54
2004 to 2008.........               294       9.55         10,023     8.18
2009 to 2018.........                --         --         28,948     7.91
2019 and thereafter..                --         --         46,383     7.72
                                -------                  --------
                                $ 1,600                  $102,277
                                -------                  --------
                                -------                  --------

-------------------
(1) Includes demand loans, loans having no stated maturity and overdraft loans.

          The total amount of loans and mortgage-backed securities due after September 30, 1998 which have predetermined interest rates is $43.6 million, while the total amount of loans due after such dates which have floating or adjustable interest rates is $58.6 million.

          One- to Four-Family Residential Mortgage Lending. Residential loan originations are generated by the Company's marketing efforts, its present customers, walk-in customers and referrals from real estate agents, builders and loan brokers. The Company focuses its lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences See "- Originations, Purchases, Sales and Servicing of Loans and Mortgage-Backed and Related Securities." At September 30, 1998, the Company's one- to four-family residential mortgage loans and mortgage-backed and related securities (all of which are collateralized by one- to four-family loans) totaled $47.3 million, or approximately 46.2%, of the Company's gross loan and mortgage-backed and related securities portfolio.

          The Company currently originates fixed-rate monthly payment loans and ARM loans. During the year ended September 30, 1998, the Company originated $9.6 million of fixed-rate real estate loans. During the same period, the Company originated $4.9 million of adjustable-rate, one- to four-family real estate loans. The Company's one- to four-family residential mortgage originations are primarily in its market area.

          The Company generally makes ARMs in amounts up to 80% of the appraised value of the security property although the Company will loan in amounts up to 97% provided that private mortgage insurance is obtained in an amount sufficient to reduce the Company's exposure at or below the 80% loan-to-value level. The Company currently offers one, three and five year ARM loans with an interest rate margin over the one-year Treasury Bill Index. These loans provide for up to a 2.0% annual cap and a lifetime cap and floor of 6.0% from the initial rate. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is the Company's cost of funds. Historically, the initial rate used for the loan has been below the fully-indexed rate and is established by the Company in accordance with market and competitive factors. The Company has not experienced difficulty with the payment history for these loans.

          From time to time the Company has originated ARMs which are convertible into fixed-rate loans during stated time periods. Presently, the Company originates only nonconvertible ARMs. The Company's ARMs do not permit negative amortization of principal. Borrowers of adjustable rate loans are qualified at the fully-indexed rate.

          Due to consumer demand, the Company also offers fixed-rate, 15- and 30-year mortgage loans that conform to secondary market sales standards (i.e., Federal National Mortgage Association ("FNMA"), Government National Mortgage Association ("GNMA") or Federal Home Loan Mortgage Corporation ("FHLMC") standards). Interest rates charged on these fixed-rate loans are competitively priced on a daily basis according to market conditions. Residential loans generally do not include prepayment penalties. Federal Housing Administration ("FHA") and Veterans' Administration ("VA") fixed rate loans have been originated to be sold in the secondary market. The Company generally sells such loans servicing released. The Company reserves the right to discontinue, adjust or create new lending programs to respond to its needs and to competitive factors.

          In underwriting one- to four-family residential real estate loans, Mid-Iowa evaluates (among other factors) both the borrower's ability to make monthly payments and the value of the property securing the loan. Most properties securing real estate loans made by Mid-Iowa are appraised by an independent fee appraiser approved and qualified by management. Mid-Iowa generally requires borrowers to obtain an attorney's title opinion, and fire and casualty insurance in an amount not less than the amount of the loan. Real estate loans originated by the Company generally contain a "due on sale" clause allowing the Company to declare the unpaid principal balance due and payable upon the sale of the security property.

          Construction Lending. The Company engages in limited amounts of construction lending to individuals for the construction of their residences and, on rare occasions, to builders for the construction of single family homes in the Company's primary market area. At September 30, 1998, the Company had $1.1 million of outstanding construction loans.

          Construction loans to individuals for their residences are structured to be converted to permanent loans at the end of the construction phase, which typically runs for six to 12 months. During the construction phase, the borrower pays interest only. These construction loans have rates and terms which match the one- to four-family permanent loans then offered by the Company, except that a higher loan fee is typically charged to the construction borrower. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At September 30, 1998, the Company had seven construction loans for one- to four-family residences totaling $590,000 and one construction loans for commercial real estate totaling $468,000.

          Construction loans are generally made up to a maximum loan-to-value ratio of 80% based upon an appraisal. Because of the uncertainties inherent in estimating construction costs and the market for the project upon completion, however, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. Construction loans to borrowers other than owner occupants also involve many of the same risks discussed below regarding commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans.

          Prior to making a commitment to fund a construction loan, the Company requires an appraisal of the property. The Company's construction loan policy provides for the inspection of properties by Company personnel at the commencement of construction and prior to disbursement of funds during the term of the construction loan.

          Mortgage-backed and related securities. Mid-Iowa has a substantial portfolio of mortgage-backed and related securities which it holds for investment. Such securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. For information regarding the carrying and market values of Mid-Iowa's mortgage-backed and related securities portfolio, see Notes 2 and 3 of the Notes to Consolidated Financial Statements in the Annual Report to Stockholders attached hereto as Exhibit 13. Under the Company's risk-based capital requirement, mortgage-backed and related securities have a risk weight of 20% (or 0% in the case of GNMA securities) in contrast to the 50% risk weight assigned to residential loans. See "Regulation -- Regulatory Capital Requirements."

          At September 30, 1998, the Company's holdings of mortgage-backed and related securities, including those available for sale, totaled $29.7 million, or 29.1%, of the Company's gross loan and mortgage-backed and related securities portfolio. Consistent with the Company's asset/liability policy, most of the mortgage-backed and related securities purchased by the Company in recent periods carry adjustable interest rates or are for short or intermediate effective terms.

          As part of its mortgage-backed and related security portfolio, the Company has also purchased investment grade or federal agency guaranteed collateralized mortgage obligations ("CMOs") and real estate mortgage investment conduits ("REMICs") having adjustable interest rates or effective terms to maturity of seven years or less. Such securities are derived by reallocating cash flows from mortgage pass-through securities or from pools of mortgage loans. The CMOs and REMICs acquired by the Company are not interest only, or principal only or residual interests.

          Because federal agency mortgage-backed and related securities generally carry a yield approximately 50 to 100 basis points below that of the corresponding type of residential loan, in the event that these purchases increase, the Company's asset yields could be adversely affected. Due to the existence of the federal agency guarantee on the Company's mortgage-backed and related securities and the availability of adjustable rate mortgage-backed and related securities, the Company's interest rate risk and credit risk would not necessarily be increased by a future increase in mortgage-backed and related securities volume. The Company will evaluate mortgage-backed and related securities acquisitions in the future based on its asset/liability objectives, market conditions and its alternate investment opportunities.

          The following table sets forth the balance outstanding on the Company's mortgage-backed and related securities at the dates indicated.

                                                                                  At September 30,
                                                                    -------------------------------------------
                                                                     1998               1997               1996
                                                                    ------             ------             -----
                                                                                  (In thousands)
         Federal Home Loan Mortgage Corporation...............    $  3,359           $   1,788         $   1,163
         Federal National Mortgage Association................       4,597               5,360             6,251
         Government National Mortgage Association.............      10,679              14,004            10,785
         Collateralized Mortgage Obligations..................      11,105               9,396            10,148
                                                                  --------           ---------         ---------
            Total.............................................    $ 29,740           $  30,548         $  28,347
                                                                  --------           ---------         ---------
                                                                  --------           ---------         ---------


          Commercial Real Estate Lending. The Company has from time to time engaged in commercial real estate lending, including multi-family lending, in its market area and has purchased whole commercial loans and participation interests in loans from other financial institutions secured by properties located in Iowa, Colorado, Tennessee and Wisconsin. At September 30, 1998, the Company had $13.5 million of commercial real estate loans, which represented 13.2% of the Company's gross loan and mortgage-backed and related securities portfolio. At September 30, 1998, all of the Company's commercial real estate portfolio was performing in accordance with its terms. At September 30, 1998, 76.0% of the Company's commercial real estate loan portfolio was secured by properties located in the State of Iowa.

          The Company originates commercial real estate loans and purchases whole loans and participation interests in commercial real estate loans. The Company's commercial real estate loan portfolio is secured primarily by apartment buildings, office buildings, retail stores, nursing homes, churches and warehouses. Commercial real estate loans may have terms up to 30 years. Generally, the loans are made in amounts up to 75% of the appraised value of the security property. The underwriting standards employed by the Company for commercial real estate loans include a review of the financial condition of the borrower, the borrower's credit history, and the reliability and predictability of the net income generated by the property securing the loan. The Company generally requires the submission of personal financial statements and personal guarantees of the borrowers. Appraisals on properties securing commercial real estate loans originated by the Company are performed by independent appraisers selected by Mid-Iowa.

          Loans secured by commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

          Consumer Lending. Mid-Iowa offers a variety of secured consumer loans, including home equity, second mortgage (including home improvement) and automobile loans and loans secured by savings deposits. In addition, Mid- Iowa offers other secured and unsecured consumer loans, including Visa and Mastercard credit cards. At September 30, 1998, the Company's consumer loan portfolio totaled $9.1 million, or 8.9%, of its gross loan and mortgage-backed and related securities portfolio. The Company currently originates most of its consumer loans in its primary market area. The Company originates consumer loans on both a direct and indirect basis. Direct loans are made when the Company extends credit directly to the borrower. Indirect loans are obtained when the Company purchases loan contracts from retailers of goods or services which have extended credit to their customers. The only indirect lending by Mid-Iowa is with selected automobile dealers located in the Company's lending area. The Company underwrites each indirect loan in accordance with its normal consumer loan standards.

          Consumer loan terms vary according to the type and value of collateral. The underwriting standards employed by the Company for consumer loans include an application, a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

          The largest component of Mid-Iowa's consumer loan portfolio consists of second mortgage loans. At September 30, 1998, second mortgage loans totaled $5.0 million, or approximately 4.9%, of the Company's gross loan and mortgage-backed and related securities portfolio. Loans secured by second mortgages, together with loans secured by all prior liens, are limited to 100% or less of the appraised value of the property securing the loan and generally have maximum terms that do not exceed seven years.

          Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At September 30, 1998, $43,000, or .47%, of the consumer loan portfolio was non-performing. There can be no assurance that delinquencies will not increase in the future.

          Commercial Business Lending. The Company originates a limited number of commercial business loans. At September 30, 1998, approximately $1.6 million, or 1.6%, of the Company's total loans and mortgage-backed and related securities portfolio was comprised of commercial business loans. Mid-Iowa's commercial business lending activities consist primarily of loans to agricultural borrowers in its primary market area.

          The Company recognizes the generally increased risks associated with commercial business lending. Mid- Iowa's commercial business lending policy emphasizes credit file documentation and analysis of the borrower's character, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of the industry conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of Mid-Iowa's credit analysis.

          Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is likely to be dependent upon the general economic environment). The Company's commercial business loans are generally secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. At September 30, 1998, all of Mid-Iowa's commercial business loan portfolio was performing in accordance with its terms.

Originations, Purchases, Sales and Servicing of Loans and Mortgage-backed and
 Related Securities

          Real estate loans are primarily originated by Mid-Iowa's staff of salaried loan officers. In addition, Mid-Iowa originates residential loans through brokers secured by properties located in other markets. The Company reviews the underlying documentation and relies on its own underwriting process in determining whether to grant or deny a loan.

          While the Company originates both adjustable-rate and fixed-rate loans, its ability to generate loans is dependent upon the relative customer demand for loans in its market. Customer demand is affected primarily by the interest rate environment.

          Mid-Iowa has a substantial portfolio of fixed-rate and adjustable-rate mortgage-backed and related securities which it purchases and holds for investment consistent with its asset/liability objectives. At September 30, 1998, mortgage-backed and related securities, including securities held for sale, totaled $29.7 million, or 29.1% of Mid-Iowa's total loan and mortgage-backed and related securities portfolio. See "- Mortgage-backed and related securities."

          At September 30, 1998, the Company had 19 groups of whole loans and loan participations totaling $9.5 million secured by property primarily located outside the Company's primary market area. These loans and participation interests are secured primarily by properties located in the midwest, Colorado and Wisconsin. At September 30, 1998, none of these loans was included in the Company's non-performing assets as a non-performing loan. See "- NonPerforming Assets and Classified Assets."

          From time to time, the Company has sold whole loans and loan participations. Sales of whole loans and loan participations generally have been beneficial to the Company since these sales usually generate income at the time of sale and provide funds for additional lending and other investments. Otherwise, the Company typically retains its fixed rate one- to four-family loans because such loans are originated for retention consistent with the Company's asset/liability objectives.

          With the exception of FHA and VA loans, when loans are sold the Company typically retains the responsibility for collecting and remitting loan payments, making certain that real estate tax payments are made on behalf of borrowers, and otherwise servicing the loans. The Company receives a servicing fee for performing these services. The amount of servicing fees received by the Company varies but is generally calculated on the basis of the outstanding principal amount of the loans serviced. The servicing fees are earned and recognized as income as each loan payment is received. The Company services for others mortgage loans that it originated and sold amounting to approximately $1.3 million at September 30, 1998.

          In periods of economic uncertainty, the Company's ability to originate large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in related loan origination fees, other fee income and operating earnings.

          The following table shows the loan origination, purchase and repayment activities of the Company for the periods indicated.

                                                                               Year Ended September 30,
                                                                   ----------------------------------------------
                                                                     1998               1997               1996
                                                                    ------             ------             ------
                                                                                    (In thousands)
Originations by type:
 Adjustable rate:
  Real estate - one- to four-family...........................   $   4,872          $   3,944          $    7,397
                    - commercial..............................       3,013                 --                 80
  Non-real estate consumer....................................       1,458              1,117                630
         Total adjustable-rate................................       9,343              5,061              8,107
 Fixed rate:
  Real estate - one- to four-family...........................       9,597              5,977              4,149
              - commercial....................................       1,423              2,284              2,155
  Non-real estate - consumer..................................       6,068              5,602              3,831
                  - commercial business.......................         978              2,137              2,535
         Total fixed-rate.....................................      18,066             16,000             12,670
         Total loans originated...............................      27,409             21,061             20,777

Purchases:
 Fixed rate mortgage-backed and  related securities...........       3,307              1,010                 --
 Adjustable rate mortgage-backed and related securities.......       2,999              4,861              3,937
         Total purchased......................................       6,307              5,871              3,937

Sales and Repayments:
  Real estate loans...........................................         265                 --              2,415
  Mortgage-backed and related  securities.....................          --                 --                 --
         Total sales..........................................         265                 --              2,415
  Principal repayments........................................          --             20,965             18,822
         Total reductions.....................................          --             20,965             21,237
  Increase (decrease) in other items, net.....................          --                684                 16
                                                                 ---------          ---------          ---------
         Net increase.........................................   $   4,260          $   6,651          $   3,493
                                                                 ---------          ---------          ---------
                                                                 ---------          ---------          ---------

Non-Performing Assets and Classified Assets

          When a borrower fails to make a required payment on real estate secured loans, consumer loans and commercial business loans within 20, 11 and ten days, respectively, after the payment is due, the Company generally institutes collection procedures by mailing a notice and calling the customer. The customer is contacted again when the payment continues to be an additional five to ten days past due and in the case of real estate loans, when 60 days past due, a "right-to-cure" notice is sent. In most cases, delinquencies are cured promptly; however, the Company will meet with the borrower in order to determine the reason for the delinquency and to effect a cure, and, where appropriate, review the condition of the property and the financial circumstances of the borrower. Based upon the results of any such investigation, the Company may: (i) accept a repayment program which under appropriate circumstances could involve an extension for the arrearage from the borrower;
(ii) seek evidence, in the form of a listing contract, of efforts by the borrower to sell the property if the borrower has stated that he is attempting to sell; (iii) attempt to involve the private mortgage insurer in a work-out of the loan; or (iv) initiate foreclosure proceedings.

          Generally, when a loan becomes delinquent 90 days or more or when the collection of principal and/or interest become doubtful, the Company will place the loan on a non-accrual status and, as a result, interest income receivable is charged to an allowance which is established by a charge to interest income. Future interest income is recognized on a cash basis only, until, in management's opinion, the borrower's ability to make periodic interest and principal payments has been normalized.

          The following table sets forth information concerning delinquent mortgage and other loans at September 30, 1998. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue and are reflected as a percentage of loans in the related portfolio.

                                                                Loans Delinquent For:
                        -------------------------------------------------------------------------------------------------
                                   30-59 days                         60-89 days                     90 days and over
                        ------------------------------      ----------------------------     ----------------------------
                         Number     Amount     Percent      Number     Amount    Percent     Number     Amount    Percent
                         ------     ------     -------      ------     ------    -------     ------     ------    -------
                                                                     (Dollars in thousands)
One- to four-family..        5      $   124       .26 %         --    $   --       --  %         1      $   83      .18 %
Consumer.............       10           71       .78            5         7      .01           13          43      .47
                        -------     -------                -------    -------                -------    -------
 Total...............       15      $   195       .35 %          5    $    7       --  %        14      $  126      .22 %
                        -------     -------                -------    -------                -------    -------
                        -------     -------                -------    -------                -------    -------

          The table below sets forth the gross amounts and categories of non-performing assets in the Company's loan portfolio. For all years presented, the Company has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates) or accruing loans delinquent more than 90 days. Foreclosed assets include assets acquired in settlement of loans.


                                                                     At September 30,
                                                -------------------------------------------------------------
                                                   1998        1997         1996          1995        1994
                                                --------     --------     --------      --------    ---------
                                                                  (Dollars in thousands)
Non-performing assets
Non-accruing loans:
 One- to four-family.........................   $     83     $     --     $   142      $    138    $      --
 Commercial real estate......................         --           --          --            --           --
 Consumer....................................         43           17           9             3           33
                                                --------     --------     -------      --------    ---------
   Total.....................................        126           17         151           141           33
                                                --------     --------     -------      --------    ---------

Foreclosed assets:
 One- to four-family.........................         92           --          --            --           --
 Commercial real estate......................         --           --          --            --           --
                                                --------     --------     -------      --------    ---------
   Total.....................................         92           --          --            --           --
                                                --------     --------     -------      --------    ---------

   Total non-performing assets...............   $    218     $    17      $    151     $    141    $      33
                                                --------     --------     --------     --------    ---------
                                                --------     --------     --------     --------    ---------

Total non-performing assets as a
   percentage of total assets................        .15%        .01%          .13%         .13%        .03%
                                                --------     --------     --------     --------    ---------
                                                --------     --------     --------     --------    ---------


          For the year ended September 30, 1998, net interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $4,400. No interest income was recognized on such loans for the year ended September 30, 1998.

          Non-accruing loans. As of September 30, 1998, the Company had $126,000 in net book value of non-accruing loans consisting of one- to four-family and consumer loans.

          Foreclosed Assets. The Company had one foreclosed loan in real estate owned totaling $92,000 at September 30, 1998.

          Other Loans of Concern. In addition to the non-performing loans set forth in the tables above, as of September 30, 1998 there was also an aggregate of $165,000 in net book value of loans classified by the Company with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. The balance of these loans "of concern" consisted of consumer loans.

          As of September 30, 1998, there were no other loans not included on the table or discussed above where known information about the possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

          Classified Assets. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current retained earnings and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings association will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

          When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the savings association's Regional Director at the regional OTS office, who may order the establishment of additional general or specific loss allowances.

          In accordance with its classification of assets policy, the Company regularly reviews the loans and other assets in its portfolio to determine whether any loans require classification in accordance with applicable regulations. On the basis of management's monthly review of its assets, at September 30, 1998, the Company had classified $165,000 of its assets as substandard, no assets classified as doubtful and $25,000 of assets classified as loss. Such classified assets at September 30, 1998 included $126,000 of non-performing loans and $14,000 of the other loans of concern, discussed above.

          Allowance for Losses on Loans. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan allowance.

          Real estate properties acquired through foreclosure are recorded at the lower of the related loan balance, net of any specific loan loss provision (which is charged-off at the time of transfer), or fair value at the date of foreclosure. Valuations are periodically updated by management and a specific provision for losses on such property is established by a charge to operations if the carrying value of the property exceeds its estimated fair value.

          Although management believes that it uses the best information available to determine the allowances, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to the Company's allowances are the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. At September 30, 1998, the Company had a total allowance for losses on loans of $307,000, or .46%, of total loans (excluding mortgage-backed and related securities). See "Regulation - Federal Regulation of Savings Associations".

          The following table sets forth an analysis of the Company's allowance for loan losses.

                                                                             Year Ended September 30,
                                                                    --------------------------------------------
                                                                     1998               1997               1996
                                                                    ------             ------             ------
                                                                                   (In thousands)
Balance at beginning  of period...............................   $  301,952          $  273,819          $  248,028

Charge-offs:
  One- to four-family.........................................           --                 --                 --
  Commercial..................................................       16,287                 --                 --
  Consumer....................................................       42,635             54,387             19,390
                                                                 ----------          ---------          ---------
 Total Chargeoffs.............................................       58,922             54,387             19,390

Recoveries:
  One- to four-family.........................................           --                 --                 --
  Consumer....................................................        4,198              1,520              9,181
                                                                 ----------          ---------          ---------
  Total Recoveries............................................        4,198              1,520              9,181
                                                                 ----------          ---------          ---------
Net charge-offs...............................................       54,724             52,867             10,209
Additions charged to operations...............................       60,000             81,000             36,000
                                                                 ----------          ---------          ---------
Balance at end of period......................................   $  307,228          $ 301,952          $ 273,819
                                                                 ----------          ---------          ---------
                                                                 ----------          ---------          ---------
Ratio of net charge-offs during the period to
 average loans outstanding during the period..................          .08%               .09%               .02%

Allowance for loan losses to  total
 non-performing assets  at end of period......................       152.29%          1,776.19             181.34

Allowance for loan losses to non-performing
 loans at end of period.......................................       263.49           1,766.19             181.34

Allowance for loan losses to total loans at
 end of  period...............................................          .46                .45                .44


          The distribution of the Company's allowance for losses on loans at the dates indicated is summarized as follows:

                                                                       At September 30,
                                          -------------------------------------------------------------------------
                                                 1998                      1997                     1996
                                          ---------------------     ---------------------     ---------------------
                                                    Percent of                 Percent of                Percent of
                                                     Loans in                   Loans in                  Loans in
                                                    Category to                Category to               Category to
                                           Amount   Total Loans     Amount     Total Loans    Amount     Total Loans
                                           ------   -----------     ------     -----------    ------     ------------
                                                                    (Dollars in thousands)

One- to four-family.....................  $167,691      65.18%     $160,142       68.73%     $139,173       73.17%
Commercial real estate..................    54,787      18.56        55,869       15.13        50,943       12.26
Construction or development.............     1,000       1.46         1,000        2.00         1,000        1.41
Consumer................................    71,350      12.59        73,399       12.07        68,571       10.03
Commercial business.....................    12,400       2.21        11,542        2.08        14,132        3.13
                                          --------    --------     --------     --------     --------      --------
    Total...............................  $307,228     100.00%     $301,952      100.00%     $273,819      100.00%
                                          --------    --------     --------     --------     --------      --------
                                          --------    --------     --------     --------     --------      --------

Investment Activities

          Mid-Iowa must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Company has maintained its liquid assets above the minimum requirements imposed by the OTS regulations and at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. As of September 30, 1998, the Company's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 42.4%. See "Regulation
- Liquidity."

          Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

          Generally, the investment policy of the Company is to invest funds among various categories of investments and maturities based upon the Company's asset/liability management policies, investment quality and marketability, liquidity needs and performance objectives.

          At September 30, 1998, the Company's interest-bearing deposits in other financial institutions totaled $15.1 million, or 10.2% of its total assets, and investment securities totaled $25.0 million, or 16.9% of its total assets. As of such date, the Company also had a $1.8 million investment in the common stock of the FHLB of Des Moines in order to satisfy the requirement for membership in such institution. It is the Company's general policy to purchase investment securities which are U.S. Government securities and federal agency obligations, state and local government obligations, commercial paper, short-term corporate debt securities and overnight federal funds. At September 30, 1998, the average term to maturity or repricing of the investment securities portfolio was 2.0 years.

          The following table sets forth the composition of the Company's investment portfolio at the dates indicated.

                                                                        At September 30,
                                            -------------------------------------------------------------------------
                                                  1998                          1997                     1996
                                            --------------------       ---------------------     --------------------
                                              Book        % of           Book        % of         Book        % of
                                              Value       Total          Value       Total        Value       Total
                                            ----------  ---------     ----------   ---------    ---------   ---------
                                                                    (Dollars in thousands)
Interest-bearing deposits with other
 financial institutions.................    $  15,072     100.00%      $  3,445      100.00%    $    810     100.0%
                                            ----------  ---------     ----------   ---------    ---------   ---------
                                            ----------  ---------     ----------   ---------    ---------   ---------

Investment securities:
 Federal agency obligations                 $  20,046      74.66%      $ 18,974       79.55%    $ 17,991      81.1%
 State and local government obligations.        5,002      18.63          3,227       13.53        2,867      12.9
                                            ----------  ---------     ----------   ---------    ---------   ---------

     Subtotal...........................       25,048      93.30         22,201       93.08       20,858      94.0

FHLB stock..............................        1,800       6.70          1,650        6.92        1,325       6.0
                                            ----------  ---------     ----------   ---------    ---------   ---------

Total investment securities
   and FHLB stock.......................    $  26,848     100.00%      $ 23,851      100.00%    $ 22,183     100.0%
                                            ----------  ---------     ----------   ---------    ---------   ---------
                                            ----------  ---------     ----------   ---------    ---------   ---------
Average remaining life or term to
 repricing, excluding FHLB stock and
 other marketable equity securities.....    2.0 years                 4.1 years                 3.8 years

          The composition and maturities of the investment securities portfolio, excluding FHLB of Des Moines stock are indicated in the following table.

                                                               At September 30, 1998
                               ----------------------------------------------------------------------------------------
                                                Over        Over
                                 1 Year       1 to 5       5 to 10           Over             Total Investment
                                or Less        Years        Years          10 Years               Securities
                               ----------    ----------   ----------      ----------     ------------------------------
                               Book Value    Book Value   Book Value      Book Value     Book Value        Market Value
                               ----------    ----------   -----------     ----------     ----------        ------------
                                                                (Dollars in thousands)

Federal agency obligations...  $  15,956     $  3,104      $    986       $      --      $    20,046       $     20,245
State and local government
  obligations................         50        1,883         2,484             585            5,002              5,183
                               ---------     --------      --------       ---------      -----------       ------------
Total investment securities..  $  16,006     $  4,987      $  3,470       $     585      $    25,048       $     25,428
                               ---------     --------      --------       ---------      -----------       ------------
                               ---------     --------      --------       ---------      -----------       ------------

Weighted average yield.......       6.01%        5.95%         6.00%           5.95%            6.00%
                               ---------     --------      --------       ---------      -----------
                               ---------     --------      --------       ---------      -----------

          The Company's investment securities portfolio at September 30, 1998 contained neither tax-exempt securities nor securities of any issuer with an aggregate book value in excess of 10% of the Company's stockholder equity, excluding those issued by the United States Government, or its agencies.

          Mid-Iowa's investment security portfolio is managed in accordance with a written investment policy adopted by the Board of Directors and implemented by its Investment Committee, consisting of the Company's President and Treasurer. At the present time, Mid-Iowa does not have any investments that are held for trading purposes.

          The OTS maintains guidelines regarding management oversight and accounting treatment for securities, including investment securities, loans, mortgage-backed and related securities and derivative securities. The guidelines require thrift institutions to reduce the carrying value of securities to the lesser of cost or market value unless it can be demonstrated that a class of securities is intended to be held to maturity. As of September 30, 1998, the Company held $25.9 million and $23.9 million, respectively, of principal amount of mortgage-backed and related securities and investment securities which the Company intends to hold until maturity. As of such date, these securities had a market value of $26.1 million and $24.3 million, respectively.

Sources of Funds

          General. The Company's primary sources of funds are deposits, amortization and prepayment of loan principal (including interest earned on mortgage-backed and related securities), interest earned on or maturation of investment securities and short-term investments, and funds provided from operations.

          Borrowings will be used to compensate for reductions in deposits or deposit inflows at less than projected levels, and may be used on a longer-term basis to support expanded lending activities.

          Deposits. Mid-Iowa offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits consist of passbook accounts, club accounts, money market deposit accounts, NOW and checking accounts, and certificate accounts ranging in terms from three months to eight years. The Company primarily solicits deposits from its market area and does not use brokers to obtain deposits. The Company relies primarily on competitive pricing policies, advertising, and customer service to attract and retain these deposits.

          The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition.

          The variety of deposit accounts offered by the Company has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Company has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The Company manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, the Company believes that its passbook savings, money market deposit accounts, and NOW accounts are relatively stable sources of deposits. However, the ability of the Company to attract and maintain certificates of deposits, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

          The following table sets forth the savings flows of the Company during the periods indicated.

                                                                              Year Ended September 30,
                                                                -------------------------------------------------
                                                                   1998                1997               1996
                                                                ----------          ---------          ----------
                                                                                  (In thousands)
Opening balance...............................................  $   89,378          $  82,872          $  78,671
Deposits......................................................     195,532            165,470            130,584
Withdrawals...................................................     191,374            161,419            128,746
Interest credited.............................................       2,817              2,455              2,363
                                                                ----------          ---------          ---------

Ending balance................................................  $   96,353          $  89,378          $  82,872
                                                                ----------          ---------          ---------
                                                                ----------          ---------          ---------

Net increase (decrease).......................................  $    6,975          $   6,506          $   4,201
                                                                ----------          ---------          ---------
                                                                ----------          ---------          ---------

Percent increase (decrease)...................................        7.80%              7.85%              5.34%
                                                                ----------          ---------          ---------
                                                                ----------          ---------          ---------

          The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Company for the periods indicated.

                                                                      At September 30,
                                          ------------------------------------------------------------------------
                                                  1998                       1997                    1996
                                          --------------------       --------------------     --------------------
                                          Amount         %           Amount          %        Amount          %
                                         ---------    --------       --------    --------     --------    --------
                                                                    (Dollars in thousands)
Interest Rate Range:
Market Rate Accounts...................  $  17,941      18.62%     $ 17,572        19.66      $ 13,421      16.10%
Passbook Accounts 2.15-2.25%...........      5,473       5.68         5,798         6.49         6,050       7.30
NOW Accounts 0-1.05%...................      5,832       6.05         5,992         6.70         4,951       6.07
                                         ---------    --------       --------    --------     --------    --------

Total Non-Certificates.................     29,246      30.35        29,362        32.85        24,422      29.47
                                         ---------    --------       --------    --------     --------    --------
Certificates of Deposit:

 0.00 -  3.99%.........................      4,187       4.35         4,590         5.14         6,408       7.73
 4.00 -  5.99%.........................     46,737      48.50        43,982        49.21        49,285      59.47
 6.00 -  7.99%.........................     16,183      16.80        11,444        12.81         2,756       3.33
 8.00 -  9.99%.........................         --         --            --           --             1         --
                                         ---------    --------       --------    --------     --------    --------
Total Certificates of Deposit..........     67,107      69.65        60,016        67.15        58,450      70.53
                                         ---------    --------       --------    --------     --------    --------
Total Deposits.........................  $  96,353     100.00%     $ 89,378       100.00%     $ 82,872     100.00%
                                         ---------    --------       --------    --------     --------    --------
                                         ---------    --------       --------    --------     --------    --------


          The following table shows rate and maturity information for the Company's certificates of deposit as of September 30, 1998.

                                                0.00-       4.00-       6.00-       8.00-                Percent
                                                3.99%       5.99%       7.99%       9.99%      Total     of Total
                                                -----       -----       -----       -----      -----     --------
                                                                     (Dollars in thousands)

December 31, 1998.........................    $  1,222    $  14,789   $   4,581   $    --     $20,592      30.69%
March 31, 1999............................       1,409       15,813       3,484        --      20,706      30.86
June 30, 1999.............................         471        4,093       4,359        --       8,923      13.30
September 30, 1999........................         730        4,448       2,714        --       7,892      11.76
December 31, 1999.........................          13        2,111         168        --       2,292       3.42
March 31, 2000............................          93        1,245         112        --       1,450       2.16
June 30, 2000.............................          50          743          62        --         855       1.27
September 30, 2000........................         148          418          16        --         582        .87
December 31, 2000.........................          16          267          73        --         356        .53
March 31, 2001............................           7          470          84        --         561        .84
June 30, 2001.............................           3           29         422        --         454        .68
September 30, 2001........................          25          838          --        --         863       1.29
December 31, 2001.........................          --          341          28        --         369        .55
Thereafter................................          --        1,132          80        --       1,212       1.81
                                              --------    ---------   ---------   --------   --------    --------
     Total................................    $  4,187    $  46,737   $  16,183   $    --     $67,107     100.00%
                                              --------    ---------   ---------   --------   --------    --------
                                              --------    ---------   ---------   --------   --------    --------

     Percent of total.....................        6.24%       69.65%      24.12%       --%
                                              --------    ---------   ---------   --------
                                              --------    ---------   ---------   --------

          The following table indicates the amount of the Company's certificates of deposit by time remaining until maturity as of September 30, 1998.

                                                                 Over          Over
                                                 3 Months        3 to 6        6 to 12         Over
                                                  or Less        Months        Months         12 Months      Total
                                                ----------     ----------     ----------    -----------    ---------
                                                                    (Dollars in thousands)
Certificates of deposit less than $100,000...   $  15,688       $  14,491     $  14,445      $   8,274     $  52,898
Certificates of deposit of $100,000 or more..       3,569           4,909         2,270            720        11,468
Public funds (1).............................       1,335           1,306           100             --         2,741
                                                ---------       ---------     ---------     ----------     ---------
Total certificates of deposit................   $  20,592       $  20,706     $  16,815      $   8,994     $  67,107
                                                ---------       ---------     ---------     ----------     ---------
                                                ---------       ---------     ---------     ----------     ---------

---------------
(1)  Deposits from governmental and other public entities.

          The following tables sets forth the maximum month-end balance and average balance of FHLB advances and other borrowings during the periods indicated.


                                                                             Year Ended September 30,
                                                                 -----------------------------------------------
                                                                    1998               1997                1996
                                                                 ----------         ----------           -------
                                                                               (Dollars in thousands)
Maximum Balance:
FHLB advances and other borrowings.............................  $  36,000           $  25,000          $  20,500

Average Balance:
FHLB advances and other borrowings.............................  $  33,600           $  27,625          $  19,250

Weighted average interest rate of FHLB advances................       5.52%               5.64%              5.61%



          The following table sets forth certain information as to the Company's FHLB advances and other borrowings at the dates indicated.

                                                                               Year Ended September 30,
                                                                    1998               1997               1996
                                                                 ---------          ---------          ---------
                                                                             (Dollars in thousands)
FHLB advances..................................................  $  36,000          $  25,000          $  20,500
                                                                 ---------          ---------          ---------

  Total borrowings.............................................  $  36,000          $  25,000          $  20,500
                                                                 ---------          ---------          ---------
                                                                 ---------          ---------          ---------
Weighted average interest rate
  of FHLB advances.............................................       5.50%              5.70%              5.64%


Subsidiary Activities

          As a federally chartered savings bank, the Bank is permitted by OTS regulations to invest up to 2% of its assets, or $2.9 million at September 30, 1998, in the stock of, or loans to, service corporation subsidiaries. As of such date, the net book value of the Bank's investment in and loans to its service corporations was approximately $92,000. The Bank may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes.

          Center of Iowa Investments ("CII"), the Bank's wholly owned subsidiary, markets mutual funds, annuities, and discount securities brokerage services to the Company's customer. CII recognized net income of $29,000, for the 1998 fiscal year.

          In addition to the Bank, the Company directly owns Mid-Iowa Security Corp., which conducts real estate brokerage services and owns Quail Ridge development, a single-family residential development located in Newton, Iowa, consisting of 36 developed residential lots and 15 acres of additional land. At September 30, 1998, residential lots and 4.5 acres of land remain to be sold. At September 30, 1998, Mid-Iowa Security's investment in Quail Ridge development was $90,000. Mid-Iowa Security maintains a $12,000 general valuation allowance allocated to Quail Ridge. Mid-Iowa Security recognized net income of $54,000 for the 1998 fiscal year.

Competition

          Mid-Iowa faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other commercial banks, savings associations, credit unions and mortgage bankers making loans secured by real estate located in the Company's market area. Commercial banks and finance companies provide strong competition in consumer lending. The Company competes for real estate and other loans principally on the basis of the quality of services it provides to borrowers, interest rates and loan fees it charges, and the types of loans it originates.

          The Company attracts nearly all of its deposits through its retail banking offices, primarily from the communities in which those retail banking offices are located; therefore, competition for those deposits is principally from other commercial banks, savings associations and credit unions located in the same communities. The Company competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations with interbranch deposit and withdrawal privileges at each branch.

          The Company serves primarily Jasper County and West Des Moines, Iowa. There are ten commercial banks and no other savings associations which compete for deposits and loans in Jasper Country. Mid-Iowa estimates its share of the residential mortgage loan market to be approximately 30% and its share of the savings deposit base to be approximately 20% in Jasper County. The market share in West Des Moines has not been determined.

Regulation

          General. The Bank is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Bank is subject to broad federal regulation and oversight extending to all its operations. The Bank is a member of the FHLB of Des Moines and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of the Bank, the Company also is subject to federal regulation and oversight. The purpose of the regulation of the Company and other holding companies is to protect subsidiary savings associations. The Bank is a member of the SAIF and the deposits of the Bank are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank.

          Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

          Federal Regulation of Savings Associations. The OTS has extensive authority over the operations of savings associations. As part of this authority, the Bank is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. All federal savings associations are subject to a semi-annual assessment, based upon the association's total assets, to fund the operations of the OTS. The Bank's OTS assessment for the fiscal year ended September 30, 1998 was $41,532.

          The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank and the Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

          In addition, the investment, lending and branching authority of the Bank is prescribed by federal laws, and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. At September 30, 1998, the Bank was in compliance with the noted restrictions.

          The Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At September 30, 1998, the Bank's lending limit under this restriction was $1.7 million. The Bank is in compliance with the loans-to-one-borrower limitation.

          The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action.

          Insurance of Accounts and Regulation by the FDIC. The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

          Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances raising a significant risk of substantial future losses to the SAIF.

          Under the risk-based deposit insurance assessment system adopted by the FDIC, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Mid-Iowa currently is classified as well capitalized under this assessment system.

          Regulatory Capital Requirements. Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

          The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital. At September 30, 1998, CII, a wholly owned subsidiary of the Bank, had $5,000 of goodwill qualifying as an intangible asset and which was deducted from the Bank's tangible capital.

          The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital. As of September 30, 1998, the Bank did not have any investments or advances to its subsidiaries that are excluded from regulatory capital.

          At September 30, 1998, the Bank had tangible capital of $11.2 million, or 7.7%, of adjusted total assets, which is approximately $9.0 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

          The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At September 30, 1998, the Bank had no intangibles which were subject to these tests.

          At September 30, 1998, the Bank had core capital equal to $11.2 million, or 7.7%, of adjusted total assets, which is $6.8 million above the minimum leverage ratio requirement of 3% as in effect on that date.

          The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk- weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS also is authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At September 30, 1998, the Bank had $11.1 million of capital instruments (none of which qualify as supplementary capital) and $307,000 of general loss reserves, which was 19.0% of risk-weighted assets.

          Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. The Bank did not have any such exclusions from capital and assets at September 30, 1998.

          In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by FNMA or FHLMC.

          OTS risk-based capital requirements require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution is considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk is required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

          The OTS calculates the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. Institutions with less than $300 million in assets and a risk-based capital ratio above 12%, like the Bank, generally are exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers.

          On September 30, 1998, the Bank had total capital of $11.5 million (including $11.2 million in core capital and $307,000 in qualifying supplementary capital) and risk-weighted assets of $59.8 million; or total capital of 19.0% of risk-weighted assets. This amount was $6.6 million above the 8% requirement in effect on that date.

          The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS generally is required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          Limitations on Dividends and Other Capital Distributions. OTS regulations impose various restrictions or requirements on associations with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

          The OTS utilizes a three-tiered approach to permit associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account (see "-- Regulatory Capital Requirements").

          Generally, Tier 1 associations, which are associations that before and after the proposed distribution meet their fully phased-in capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. The Bank meets the requirements for a Tier 1 association and has not been notified of a need for more than normal supervision. Tier 2 associations, which are associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75% of net income over the most recent four quarter period.

          Tier 3 associations (which are associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. As a subsidiary of the Company, the Bank also is required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. See "-- Regulatory Capital Requirements."

          Liquidity. All savings associations, including the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 4%.

          Penalties may be imposed upon associations for violations of liquid asset ratio requirement. At September 30, 1998, the Bank was in compliance with an overall liquid asset ratio of 42.4%.

          Qualified Thrift Lender Test. All savings associations, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At September 30, 1998, the Bank met the test and has always met the test since its inception.

          Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured unless it determines to become a BIF member. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "-- Holding Company Regulation."

          Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

          The federal banking agencies, including the OTS, have revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community. The Bank was last examined for CRA compliance in June 1998 and received a rating of "satisfactory."

          Transactions with Affiliates. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of the Bank include the Company and any company which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Bank's subsidiaries are not deemed affiliates, however; the OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

          Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

          Holding Company Regulation. The Company is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

          As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Company and any of its subsidiaries (other than the Bank or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

          If the Bank fails the QTL test, the Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

          The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

          Federal Securities Law. The stock of the Company is registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

          Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

          Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At September 30, 1998, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-- Liquidity."

          Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

          Federal Home Loan Bank System. The Bank is a member of the FHLB of Des Moines, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

          Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

          As a member of the FHLB, the Bank is required to purchase and maintain stock in the FHLB of Des Moines. At September 30, 1998, the Bank had $1.8 million in FHLB stock, which was in compliance with this requirement. For the year ended September 30, 1998, dividends paid by the FHLB of Des Moines to the Bank totaled $122,650.

          Federal and State Taxation. Savings associations such as the Bank that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes (for taxable years beginning before December 31, 1995) the amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election).

          Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

          The percentage of specially computed taxable income that is used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

          Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year or the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for "non-qualifying loans" equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. At September 30, 1996, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to the Bank.

          Legislation enacted in August 1996 repealed the percentage of taxable income method of calculating the bad debt reserve. Savings institutions, like the Bank, which have previously used that method are required to recapture into taxable income post-1987 reserves in excess of the reserves calculated under the experience method over a six-year period beginning with the first taxable year beginning after December 31, 1995. The Bank will recapture approximately $480,000 of its tax bad debt reserves. The recapture will not have any effect on the Company's net income because the related tax expense has already been accrued.

          The start of such recapture may be delayed until the third taxable year beginning after December 31, 1995 if the dollar amount of the institution's residential loan originations in each year is not less than the average dollar amount of residential loan originated in each of the six most recent years disregarding the years with the highest and lowest originations during such period. For purposes of this test, residential loan originations would not include refinancings and home equity loans.

          Beginning with the first taxable year beginning after December 31, 1995, savings institutions, such as the Bank, are being treated the same as commercial banks. Institutions with $500 million or more in assets will be able to take a tax deduction only when a loan is actually charged off. Institutions with less than $500 million in assets will still be permitted to make deductible bad debt additions to reserves, but only using the experience method.

          In addition to the regular income tax, corporations, including savings associations such as the Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as the Bank, are also subject to an environmental tax equal to .12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

          To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of September 30, 1998, the Bank's excess for tax purposes totaled approximately $1.8 million.

          The Company and its subsidiaries, including the Bank, file consolidated federal income tax returns on a fiscal year basis using the accrual method of accounting. Savings associations, such as the Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

          The tax returns of the Company and its subsidiaries have not been audited by the IRS with respect to consolidated federal income tax returns subsequent to 1988. With respect to prior years examined by the IRS, all deficiencies have been satisfied. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, the Company) would not result in a deficiency which could have a material adverse effect on the financial condition of the Bank and its consolidated subsidiaries.

          Iowa Taxation. The Bank currently files an Iowa franchise tax return. The Company, its non-bank subsidiary and the Bank's subsidiary file Iowa corporation tax returns on a fiscal year end basis.

          Iowa imposes a franchise tax on the taxable income of stock savings banks. The tax rate is 5%, which may effectively be increased, in individual cases, by application of a minimum tax provision. Taxable income under the franchise tax is generally similar to taxable income under the federal corporate income tax, except that, under the Iowa franchise tax, no deduction is allowed for Iowa franchise tax payments and taxable income includes interest on state and municipal obligations. Interest on U.S. obligations is taxable under the Iowa franchise tax and under the federal corporate income tax.

          Taxable income under the Iowa corporate income tax is generally similar to taxable income under the federal corporate income tax, except that, under the Iowa tax, no deduction is allowed for Iowa income tax payments; interest from state and municipal obligations is included in income; interest from U.S. obligations is excluded from income; and 50% of federal corporate income tax is excluded from income. The Iowa corporate income tax rates range from 6% to 12% and may be effectively increased, in individual cases, by application of a minimum tax provision.

          Delaware Taxation. As a Delaware holding company, the Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Company is also subject to an annual franchise tax imposed by the State of Delaware.

Employees

         At September 30, 1998, the Company and its subsidiaries had a total of 42 employees, including eight part-time employees. The Company's employees are not represented by any collective bargaining group. Management considers its employee relations to be satisfactory.

Executive Officers of the Company

          The executive officers of the Company, each of whom is currently an executive officer of the Bank, are identified below. The executive officers of the Company are elected annually by the Company's Board of Directors. The Bank has entered into employment agreements with both of its executive officers.

    Name                             Position With Holding Company
-----------------              -------------------------------------------------
Kevin D. Ulmer                 President and Chief Executive Officer
Gary R. Hill                   Executive Vice President, Secretary and Treasurer

--------------------------------------------------------------------------------

No person has been authorized to give any information or to make any representation other than as contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by First Federal Bankshares, Inc., First Federal Savings Bank of Siouxland, Sandler O'Neill & Partners, L.P. or Investment Bank Services, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of First Federal Bankshares, Inc. or First Federal Savings Bank of Siouxland since any of the dates as of which information is furnished herein or since the date hereof.

                                ---------------

                             UP TO 3,565,000 SHARES
                              (ANTICIPATED MAXIMUM)


                         First Federal Bankshares, Inc.


                          (Proposed Holding Company for
                              First Federal Savings
                               Bank of Siouxland,
                         to be named First Federal Bank)



                                  COMMON STOCK
                            Par Value $.01 per share



                                   ----------
                                   PROSPECTUS
                                   ----------



                        SANDLER O'NEILL & PARTNERS, L.P.
                         INVESTMENT BANK SERVICES, INC.


                                February 12, 1999

                                ---------------

                These securities are not deposits or accounts and are not federally insured or guaranteed.

                                ---------------

Until March 19 , 1999 or 25 days after commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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